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As filed with the Securities and Exchange Commission on July 26, 2007

Registration No. 333-142897

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE ENSIGN GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	8051 (Primary Standard Industrial Classification Code Number)	33-0861263 (I.R.S. Employer Identification No.)
27101 Puerta Real, Suite 450 Mission Viejo, CA 92691 (949) 487-9500 (Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Gregory K. Stapley, Esq.
Vice President and General Counsel
The Ensign Group, Inc.
27101 Puerta Real, Suite 450
Mission Viejo, CA 92691
(949) 487-9500
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Nolan S. Taylor, Esq. Ellen S. Bancroft, Esq. Parker A. Schweich, Esq. David F. Marx, Esq. Dorsey & Whitney LLP 38 Technology Drive Irvine, CA 92618 (949) 932-3600	Kirt W. Shuldberg, Esq. Shana C. Hood, Esq. Heller Ehrman LLP 4350 La Jolla Village Drive, 7th Floor San Diego, CA 92122-1246 (858) 450-8400

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common Stock, $0.001 par value per share	$95,000,000	$2,917(3)

(1)
Includes the offering price attributable to shares that the underwriters have the option to purchase solely to cover over-allotments, if any.

(2)
Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(3)
Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We and the selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated July 26, 2007

PROSPECTUS

                                     Shares

Common Stock

This is an initial public offering of shares of common stock of The Ensign Group, Inc. We are offering                        shares of our common stock in this offering.

Prior to this offering, there has been no public market for our common stock. We expect the public offering price to be between $                        and $                        per share. We have applied to list our common stock on the NASDAQ Global Market under the symbol "ENSG."

Investing in our common stock involves risks. See "Risk Factors" beginning on page 10.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discounts and Commissions	$	$
Proceeds, before Expenses, to The Ensign Group, Inc.	$	$

The underwriters have a 30-day option to purchase up to                        additional shares of our common stock from the selling stockholders identified in this prospectus to cover over-allotments, if any. We will not receive any proceeds from the sale of common stock by the selling stockholders.

The underwriters expect to deliver the shares to purchasers on or about                        , 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

D.A. DAVIDSON & CO.	STIFEL NICOLAUS

The date of this Prospectus is                        , 2007

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Locations: Northern California

1	Willits	4	Santa Rosa
2	Ukiah	5	Santa Rosa
3	Cloverdale	6	Sonoma

Locations: Southern California

7	Ventura	16	Upland	25	Costa Mesa
8	Oxnard	17	Redlands	26	Laguna Hills
9	Camarillo	18	Downey	27	Vista
10	Panorama City	19	Norwalk (1)	28	Escondido
11	Rosemead	20	Bellflower	29	Lemon Grove
12	Glendora	21	Palm Springs	30	San Diego
13	Whittier	22	Long Beach	31	San Diego
14	Whittier	23	Long Beach		
15	Pomona	24	Huntington Beach (1)		

(1) Assisted living services provided at this facility

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Locations: National

32	Walla Walla, WA	42	Phoenix, AZ	52	Lewisville, TX
33	Lynwood, WA	43	Phoenix, AZ	53	Carrollton, TX
34	Hoquiam, WA	44	Phoenix, AZ	54	Mesquite, TX
35	Pocatello, ID	45	Mesa, AZ (1)	55	Temple, TX
36	Ogden, UT	46	Mesa, AZ (1)	56	Livingston, TX
37	Salt Lake City, UT	47	Mesa, AZ	57	San Antonio, TX
38	Salt Lake City, UT	48	Tucson, AZ	58	Richmond, TX
39	Glendale, AZ (1)	49	Tucson, AZ	59	Rosenberg, TX (1)
40	Scottsdale, AZ	50	Tucson, AZ	60	McAllen, TX
41	Phoenix, AZ	51	Abilene, TX	61	Draper, UT (1)

(1) Assisted living services provided at this facility

Note: As of July 20, 2007

        You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different or additional information. If anyone provides you different or inconsistent information, you should not rely on it. We and the selling stockholders (solely to the extent the over-allotment option is exercised) are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers or sales are permitted. The information in this prospectus is only accurate as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

        For investors outside the United States:    Neither we nor any of the selling stockholders, nor any of the underwriters for the offering of our common stock, have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about, and to observe any restrictions relating to, this offering and the distribution of this prospectus.

PROSPECTUS SUMMARY

        This summary highlights selected information contained in greater detail elsewhere in this prospectus and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock, which we discuss under "Risk Factors" and our consolidated financial statements and related notes. In this prospectus, the terms "Ensign," "we," "us" and "our" refer to The Ensign Group, Inc. and its separate, wholly-owned independent subsidiaries, unless otherwise stated.

The Ensign Group, Inc.

        We are a provider of skilled nursing and rehabilitative care services through the operation of facilities located in California, Arizona, Texas, Washington, Utah and Idaho. As of July 20, 2007, we owned or leased 61 facilities. All of our facilities are skilled nursing facilities, except for four facilities that offer both skilled nursing and assisted living arrangements in a campus setting, and three stand-alone assisted living facilities. At our facilities, each of which strives to be the facility of choice in the community it serves, we provide a broad spectrum of skilled nursing and assisted living services, physical, occupational and speech therapies, and other rehabilitative and healthcare services, for both long-term residents and short-stay rehabilitation patients. Our facilities have a collective capacity of over 7,400 skilled nursing, assisted living and independent living beds. As of July 20, 2007, we owned 23 of our facilities and operated an additional 38 facilities under long-term lease arrangements with options to purchase 12 of those 38 facilities. For the year ended December 31, 2006 and the three months ended March 31, 2007, our skilled nursing services, including our integrated rehabilitative therapy services, generated approximately 97% of our revenue.

        We have increased our revenue from $102.1 million in 2002 to $358.6 million in 2006. Over the same period, we have increased our net income from $3.6 million in 2002 to $22.5 million in 2006. We believe that much of our historical growth can be attributed to our expertise in acquiring underperforming facilities and transforming them into what we believe are market leaders in clinical quality, staff competency, employee loyalty and financial performance.

        We were formed with the goal of establishing a new standard of quality care within the skilled nursing industry. Our organizational structure is centered around local leadership, with most key decisions residing at the facility level. Facility leaders and staff are trained and incentivized to pursue superior clinical outcomes, operating efficiencies and financial performance at their individual facility. In addition, our facility leaders are incentivized and enabled to share real-time operating data and to assist other facility leaders on ways to improve clinical care, maximize patient satisfaction and augment operational efficiencies, resulting in a high level of interdependence and sharing of best practices.

Competitive Strengths

        We believe our success in acquiring, integrating and improving our facilities is a direct result of the following key competitive strengths:

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  experienced and dedicated employees;

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  reputation for quality care;

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  unique incentive programs;

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  staff and leadership development;

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  innovative "Service Center" approach, which provides centralized services for our facilities;

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  community focused approach;

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  attractive asset base; and

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  investment in information technology.

Growth Strategy

        Much of our historical growth can be attributed to our expertise in acquiring underperforming facilities and transforming them into successful standalone facilities with strengths in clinical quality, staff competency, employee loyalty and financial performance. We believe our competitive strengths position us well for future revenue and earnings growth. Key elements of our growth strategy include:

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  continue to grow our talent base and develop future leaders;

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  increase our mix of high acuity patients;

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  focus on organic growth and internal operating efficiencies;

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  continue to acquire additional facilities, in existing and new markets; and

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  expand and renovate our existing facilities, and potentially begin constructing new facilities.

Our Industry

        The senior living and long-term care industries consist of three primary living arrangement alternatives, with varying degrees of healthcare offerings depending upon the type of living arrangement and the health status of the patient or resident. The three primary living arrangement alternatives include independent living facilities, assisted living facilities and skilled nursing facilities. In addition, these alternatives are sometimes combined on a single campus, creating continuing care retirement communities. We predominantly focus on skilled nursing facilities, which provide both short-term post-acute rehabilitative care for patients and long-term custodial care for residents who require skilled nursing and therapy care on an inpatient basis. We estimate the skilled nursing market in the United States represented approximately $100 billion in revenue in 2005.

        Some of the major trends that have impacted the long-term care industry include:

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  shift of patient care to lower cost alternatives by federal and state governments as a result of increasing healthcare costs;

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  fragmentation in the senior living industry, and in particular in the skilled nursing market, providing significant acquisition and consolidation opportunities; and

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  increased demand for skilled nursing services resulting from increasing life expectancies and the aging population, as well as the modest decrease in the number of skilled nursing facilities in the United States over the past five years.

Acquisitions in 2006 and 2007

        Since January 1, 2006, we have added an aggregate of 15 facilities located in Texas, Washington, Utah, Idaho, Arizona and California that we had not operated previously, 11 of which we purchased and four of which we acquired under long-term lease arrangements. Three of the long-term lease arrangements include purchase options. Thirteen of these acquisitions were skilled nursing facilities, one was an assisted living facility and one was a campus that offers both skilled nursing and assisted living services. These facilities contribute 1,657 beds to our operations, increasing our total capacity by 29%. With these acquisitions, we entered two new markets, Utah and Idaho. In Texas, we increased our capacity by 684 beds, or approximately 146%, and more than doubled the number of our facilities in that state.

        In 2006, we purchased eight facilities for an aggregate purchase price of $31.1 million, of which $29.0 million was paid in cash, and $2.1 million was financed with the assumption of a loan on one of the facilities. In 2006, we also purchased the underlying assets of three facilities that we were operating under long-term lease arrangements for an aggregate purchase price of $11.1 million, which ultimately was financed pursuant to our Third Amended and Restated Loan Agreement with General Electric Capital Corporation.

        In 2007, we have acquired four additional long-term care facilities. Three of these facilities were acquired for an aggregate purchase price of $9.4 million in cash, which included two skilled nursing facilities in Texas and one skilled nursing facility in Utah. In July 2007, we acquired a long-term care facility in Utah that offers both skilled nursing and assisted living services, by assuming the operations of that facility under an operating lease agreement. No amounts were paid to the prior facility operators and we did not acquire any assets or assume any liabilities as part of this transaction. In addition, in July 2007, we exercised an option to purchase one of our leased facilities for $3.3 million in cash, bringing the total of our owned facilities to 23.

Risks Relating to our Company

        Investing in our common stock involves risks. As part of your evaluation of our company, you should consider the risks associated with our industry, our business, and this offering. See "Risk Factors" beginning on page 10 of this prospectus for a discussion of these risks, including, among others:

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  the impact of federal and state changes to reimbursement and other aspects of Medicaid and Medicare, from which we derive a significant portion of our revenue;

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  continuing cost containment pressures on Medicare and Medicaid spending;

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  the costs of complying with extensive and complex federal and state government laws and regulations;

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  preclusion from participating in federal or state healthcare programs, including Medicare and Medicaid;

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  changes in the acuity mix of patients in our facilities as well as payor mix and payment methodologies;

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  increased competition for, or a shortage of, nurses and other skilled personnel;

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  litigation that could result in significant legal costs and large settlement amounts or damage awards;

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  difficulties in completing future facility acquisitions and efficiently integrating our acquisitions;

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  our dependence upon receiving funds from multiple independent operating subsidiaries; and

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  the high ownership concentration of our common stock among affiliates of ours, which may prevent other stockholders from influencing significant corporate decisions.

Corporate Information

        The Ensign Group, Inc. is a holding company. All of our facilities are operated by separate, wholly-owned, independent subsidiaries that have their own management, employees and assets. The use of "we," "us" and "our" throughout this prospectus is not meant to imply that our facilities are operated by the same entity. In addition, one of our wholly-owned subsidiaries, which we call our Service Center, provides centralized accounting, payroll, human resources, information technology, legal, risk management and other centralized services to each operating subsidiary through contractual relationships between the Service Center and such subsidiaries. We were incorporated in 1999 in Delaware. Our executive offices are located at 27101 Puerta Real, Suite 450, Mission Viejo, CA 92691, and our telephone number is (949) 487-9500. Our corporate website is located at www.ensigngroup.net. The information contained in, or that can be accessed through, our website does not constitute a part of this prospectus.

        Ensign™ is our United States trademark. All other trademarks and trade names appearing in this prospectus are the property of their respective owners.

        Except as otherwise indicated, the market data and industry statistics in this prospectus are based upon independent industry publications and other publicly available information. While we believe these publications to be reliable and appropriate, we have not independently verified such data and statistics, and we do not make any representation as to the accuracy of such information.

The Offering

Common stock offered by Ensign	shares
Common stock to be outstanding after this offering	shares
Common stock offered by the selling stockholders pursuant to the over-allotment option	shares
Use of proceeds
We expect to use the net proceeds from the sale of the shares of common stock we are offering to acquire additional facilities, to upgrade existing facilities, and for working capital and other general corporate purposes. See "Use of Proceeds." We will not receive any proceeds from the sale of shares of common stock offered by the selling stockholders pursuant to the exercise by the underwriters of their over-allotment option.
Dividend policy
We have paid annual cash dividends since 2002, and quarterly cash dividends for each quarter since the first quarter of 2004. For the first and second quarters of 2007, we paid or will pay cash dividends to our stockholders of $0.04 per share, for an aggregate dividend of approximately $1,316,000. For 2006, we paid cash dividends to our stockholders of $0.03 per share for the first three quarters, and $0.04 per share for the fourth quarter, for an aggregate dividend of approximately $2,132,000. For 2005, we paid cash dividends to our stockholders of $0.02 per share for the first three quarters, and $0.03 per share for the fourth quarter, for an aggregate dividend of approximately $1,502,000. For 2004, we paid cash dividends to our stockholders of $0.01 per share for the first two quarters, and $0.015 per share for each of the third and fourth quarters, for an aggregate dividend of approximately $835,000. For 2002 and 2003, we paid annual cash dividends to our stockholders of an aggregate of approximately $240,000 and $408,000, respectively. We currently intend to continue to pay regular quarterly dividends to the holders of our common stock. The payment of dividends is subject to the discretion of our board of directors and will depend on many factors, including our results of operations, financial condition and capital requirements, earnings, general business conditions, restrictions imposed by financing arrangements, legal restrictions on the payment of dividends and other factors the board of directors deems relevant.
Risk factors	See "Risk Factors" and the other information included in this prospectus for a discussion of factors you should consider carefully before investing in shares of our common stock.
Proposed NASDAQ Global Market symbol	ENSG

        The number of shares of common stock to be outstanding after this offering is based on 16,446,380 shares outstanding as of March 31, 2007, which assumes the conversion of all of our outstanding preferred stock into 2,741,180 shares of common stock upon the completion of this offering, and does not include, as of such date:

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  1,164,400 shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $6.20 per share; and

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  shares of common stock reserved for future grant or issuance under our 2007 Omnibus Incentive Plan, which will become effective in connection with the completion of this offering.

        Unless otherwise indicated, all information in this prospectus assumes:

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  the underwriters will not exercise their over-allotment option to purchase up to                        additional shares of common stock from the selling stockholders;

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  no exercise of outstanding options;

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  the initial public offering price will be $                        per share; and

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  the effectiveness of our amended and restated certificate of incorporation and amended and restated bylaws upon completion of the offering.

Summary Consolidated Financial Data

        The following tables summarize our consolidated financial data for the periods presented and should be read together with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial data and related notes appearing elsewhere in this prospectus. The summary consolidated statement of income data for the years ended December 31, 2004, 2005 and 2006 and the consolidated balance sheet data as of December 31, 2005 and 2006 included in this prospectus have been derived from our audited consolidated financial statements included herein. Our summary consolidated balance sheet data as of December 31, 2004 has been derived from our audited consolidated financial statements that are not included in this prospectus. Our summary consolidated statement of income data for the three months ended March 31, 2006 and 2007 and the consolidated balance sheet data as of March 31, 2007 are derived from our unaudited consolidated financial statements included herein. Our historical results are not necessarily indicative of the results that may be expected in the future.

	Year Ended December 31,			Three Months Ended March 31,
	2004	2005	2006	2006	2007
	(in thousands, except share and per share data)
Consolidated Statement of Income Data:
Revenue	$244,536	$300,850	$358,574	$83,352	$97,978
Expenses:
Cost of services (exclusive of facility rent and depreciation and amortization shown separately below)	199,986	239,379	284,847	65,601	80,847
Facility rent—cost of services	14,773	16,118	16,404	4,055	4,155
General and administrative expense	8,537	10,909	14,210	3,260	3,746
Depreciation and amortization	1,934	2,458	4,221	752	1,532

Total expenses	225,230	268,864	319,682	73,668	90,280
Income from operations	19,306	31,986	38,892	9,684	7,698
Other income (expense):
Interest expense	(1,565)	(2,035)	(2,990)	(578)	(1,169)
Interest income	85	491	772	162	392

Other expense, net	(1,480)	(1,544)	(2,218)	(416)	(777)
Income before provision for income taxes	17,826	30,442	36,674	9,268	6,921
Provision for income taxes	6,723	12,054	14,125	3,661	2,784

Net income	$11,103	$18,388	$22,549	$5,607	$4,137

Net income per share(1):
Basic	$0.83	$1.35	$1.66	$0.41	$0.30

Diluted	$0.63	$1.05	$1.34	$0.33	$0.24

Weighted average common shares outstanding(1):
Basic	13,284,902	13,468,060	13,365,682	13,529,822	13,419,764

Diluted	17,519,032	17,505,040	16,823,242	16,929,017	16,904,196

(See footnotes on following pages)

	As of December 31,			As of March 31, 2007	As of March 31, 2007 Pro Forma As Adjusted(2)
	2004	2005	2006
	(in thousands, except per share data)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$14,755	$11,635	$25,491	$16,409
Working capital	21,526	19,087	28,281	19,936
Total assets	80,255	119,390	190,531	194,319
Long-term debt, less current maturities	24,820	25,520	63,587	63,190
Redeemable, convertible preferred stock	2,725	2,725	2,725	2,725
Stockholders' equity	17,828	32,634	51,147	54,623
Cash dividends declared per common share	$0.05	$0.09	$0.13	$0.04
	Year Ended December 31,			Three Months Ended March 31,
	2004	2005	2006	2006	2007
Other Non-GAAP Financial Data:
EBITDA(3)	$21,240	$34,444	$43,113	$10,436	$9,230
EBITDAR(3)	36,013	50,562	59,517	14,491	13,385

(footnotes to prior page)

(1)
See Note 2 of the Notes to the Consolidated Financial Statements.

(2)
Gives effect to the conversion of all of our outstanding preferred stock into 2,741,180 shares of our common stock upon the closing of this offering and the receipt of the estimated proceeds from the sale of the                                    shares offered by this prospectus at the assumed initial offering price of $                        per share (the midpoint of the range set forth on the cover of this prospectus), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, as described in "Underwriting."

(3)
EBITDA and EBITDAR are supplemental non-GAAP financial measures. GAAP means generally accepted accounting principles in the United States. Regulation G, "Conditions for Use of Non-GAAP Financial Measures" and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for use of certain non-GAAP financial information. We calculate EBITDA as net income before (a) interest expense, net, (b) provision for income taxes, and (c) depreciation and amortization. We calculate EBITDAR by adjusting EBITDA for facility rent—cost of services. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These non-GAAP financial measures should not be relied upon to the exclusion of GAAP financial measures. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business.

  We believe EBITDA and EBITDAR are useful to investors and other external users of our financial statements in evaluating our operating performance because:

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  they are widely used by investors and analysts in our industry as a supplemental measure to evaluate the overall operating performance of companies in our industry without regard to items such as interest expense, net and depreciation and amortization, which can vary substantially from company to company depending on the book value of assets, capital structure and the method by which assets were acquired; and

(See footnotes continued on the following page)

(footnotes to prior pages)

  •
  they help investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure and asset base from our operating results.

  We use EBITDA and EBITDAR:

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  as measurements of our operating performance to assist us in comparing our operating performance on a consistent basis;

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  to design incentive compensation and goal setting;

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  to allocate resources to enhance the financial performance of our business;

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  to evaluate the effectiveness of our operational strategies; and

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  to compare our operating performance to that of our competitors.

  We typically use EBITDA and EBITDAR to compare the operating performance of each skilled nursing and assisted living facility. EBITDA and EBITDAR are useful in this regard because they do not include such costs as net interest expense, income taxes, depreciation and amortization expense, and, with respect to EBITDAR, facility rent—cost of services which may vary from period to period depending upon various factors, including the method used to finance facilities, the amount of debt that we have incurred, whether a facility is owned or leased, the date of acquisition of a facility or business, or the tax law of the state in which a business unit operates. As a result, we believe that the use of EBITDA and EBITDAR provides a meaningful and consistent comparison of our business performance between periods and between facilities by eliminating certain items required by GAAP.

  We also establish compensation programs and bonuses for our facility level employees that are based upon the achievement of EBITDA and EBITDAR targets.

  Despite the importance of these measures in analyzing our underlying business, designing incentive compensation and for our goal setting, EBITDA and EBITDAR are non-GAAP financial measures that have no standardized meaning defined by GAAP. Therefore, our EBITDA and EBITDAR measures have limitations as analytical tools, and they should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

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  they do not reflect our current or future cash requirements for capital expenditures or contractual commitments;

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  they do not reflect changes in, or cash requirements for, our working capital needs;

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  they do not reflect the net interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

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  they do not reflect any income tax payments we may be required to make;

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  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and EBITDAR do not reflect any cash requirements for such replacements; and

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  other companies in our industry may calculate these measures differently than we do, which may limit their usefulness as comparative measures.

(See footnotes continued on the following page)

(footnotes to prior pages)

  We compensate for these limitations by using them only to supplement net income as calculated in accordance with GAAP in order to provide a more complete understanding of the factors and trends affecting our business.

  Management strongly encourages investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure. Because these non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. For information about our financial results as reported in accordance with GAAP, see our consolidated financial statements and related notes included elsewhere in this prospectus.

  The table below reconciles net income to EBITDA and EBITDAR for the periods presented:

	Year Ended December 31,			Three Months Ended March 31,
	2004	2005	2006	2006	2007
	(in thousands)
Consolidated Statement of Income Data:
Net income	$11,103	$18,388	$22,549	$5,607	$4,137
Interest expense, net	1,480	1,544	2,218	416	777
Provision for income taxes	6,723	12,054	14,125	3,661	2,784
Depreciation and amortization	1,934	2,458	4,221	752	1,532

EBITDA	21,240	34,444	43,113	10,436	9,230

Facility rent—cost of services	14,773	16,118	16,404	4,055	4,155

EBITDAR	$36,013	$50,562	$59,517	$14,491	$13,385

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should consider carefully the following risk factors, as well as the other information in this prospectus, including our consolidated financial statements and the related notes, before deciding whether to invest in shares of our common stock. The risks described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the following risks actually occurs, our business, financial condition and results of operations would be materially adversely affected. In this case, the trading price of our common stock would likely decline and you might lose all or part of your investment in our common stock.

Risks Related to Our Industry

Our revenue could be impacted by federal and state changes to reimbursement and other aspects of Medicaid and Medicare.

        For the years ended December 31, 2005 and 2006 and the three months ended March 31, 2006 and 2007, we derived approximately 44%, 42%, 41% and 44% of our revenue from the Medicaid program, respectively. For the years ended December 31, 2005 and 2006 and for the three months ended March 31, 2006 and 2007, we derived approximately 32%, 33%, 34% and 31% of our revenue from the Medicare program, respectively. If reimbursement rates under these programs are reduced or fail to increase as quickly as our costs, or if there are changes in the way these programs pay for services, our business and results of operations could be adversely affected. The services for which we are currently reimbursed by Medicaid and Medicare may not continue to be reimbursed at adequate levels or at all. Further limits on the scope of services being reimbursed, delays or reductions in reimbursement or changes in other aspects of reimbursement could impact our revenue. For example, in the past, the enactment of the Deficit Reduction Act of 2005 (or "DRA"), the Medicaid Voluntary Contribution and Provider-Specific Tax Amendments of 1991 and the Balanced Budget Act of 1997 (or "BBA") caused changes in government reimbursement systems, which, in some cases, made obtaining reimbursements more difficult and costly and lowered or restricted reimbursement rates for some of our residents.

        The Medicaid and Medicare programs are subject to statutory and regulatory changes affecting base rates or basis of payment, retroactive rate adjustments, administrative or executive orders and government funding restrictions, all of which may materially adversely affect the rates and frequency at which these programs reimburse us for our services. Implementation of these and other measures to reduce or delay reimbursement could result in substantial reductions in our revenue and profitability. Payors may disallow our requests for reimbursement based on determinations that certain costs are not reimbursable or reasonable because either adequate or additional documentation was not provided or because certain services were not covered or considered reasonably necessary. Additionally, revenue from these payors can be retroactively adjusted after a new examination during the claims settlement process or as a result of post-payment audits. New legislation and regulatory proposals could impose further limitations on government payments to healthcare providers. These and other changes to the reimbursement and other aspects of Medicaid could adversely affect our revenue.

Our future revenue, financial condition and results of operations could be impacted by continued cost containment pressures on Medicaid spending.

        Medicaid, which is largely administered by the states, is a significant payor for our skilled nursing services. Rapidly increasing Medicaid spending, combined with slow state revenue growth, has led many states to institute measures aimed at controlling spending growth. We expect continuing cost containment pressures on Medicaid outlays for skilled nursing facilities.

        To generate funds to pay for the increasing costs of the Medicaid program, many states utilize financial arrangements such as provider taxes. Under provider tax arrangements, states collect taxes or fees from healthcare providers and then return the revenue to these providers as a Medicaid expenditure. Congress, however, has placed restrictions on states' use of provider tax and donation programs as a source of state matching funds. Under the Medicaid Voluntary Contribution and Provider-Specific Tax Amendments of 1991, the federal medical assistance percentage available to a state was reduced by the total amount of healthcare related taxes that the state imposed, unless certain requirements are met. The federal medical assistance percentage is not reduced if the state taxes are broad-based and not applied specifically to Medicaid reimbursed services. In addition, the healthcare providers receiving Medicaid reimbursement must be at risk for the amount of tax assessed and must not be guaranteed to receive reimbursement through the applicable state Medicaid program for the tax assessed. Lower Medicaid reimbursement rates would adversely affect our revenue, financial condition and results of operations.

If Medicare reimbursement rates decline, our revenue, financial condition and results of operations could be adversely affected.

        Over the past several years, the federal government has periodically changed various aspects of Medicare reimbursements for skilled nursing facilities. Medicare Part A covers inpatient hospital services, skilled nursing care and some home healthcare. Medicare Part B covers physician and other health practitioner services, some supplies and a variety of medical services not covered under Medicare Part A.

        Medicare coverage of skilled nursing services is available only if the patient is hospitalized for at least three consecutive days, the need for such services is related to the reason for the hospitalization, and the patient is admitted to the facility within 30 days following discharge from a Medicare participating hospital. Medicare coverage of skilled nursing services is limited to 100 days per benefit period after discharge from a Medicare participating hospital or critical access hospital. The patient must pay coinsurance amounts for the twenty-first day and each of the remaining days of covered care per benefit period.

        Medicare payments for skilled nursing services are paid on a case-mix adjusted per diem prospective payment system ("PPS") for all routine, ancillary and capital-related costs. The prospective payment for skilled nursing services is based solely on the adjusted federal per diem rate. Although Medicare payment rates under the skilled nursing facility PPS increased temporarily for federal fiscal years 2003 and 2004, new payment rates for federal fiscal year 2005 took effect for discharges beginning October 1, 2004. A proposed regulation by the Centers for Medicaid and Medicare Services ("CMS") sets forth a schedule of prospective payment rates applicable to Medicare Part A skilled nursing services which took effect October 1, 2006, including a full market basket increase of 3.1%. There can be no assurance that the skilled nursing facility PPS rates will be sufficient to cover our actual costs of providing skilled nursing facility services.

        Skilled nursing facilities are also required to perform consolidated billing for items and services furnished to patients and residents during a Part A covered stay and therapy services furnished during Part A and Part B covered stays. The consolidated billing requirement essentially confers on the skilled nursing facility itself the Medicare billing responsibility for the entire package of care that its residents receive in these situations. The BBA also affected skilled nursing facility payments by requiring that post-hospitalization skilled nursing services be "bundled" into the hospital's Diagnostic Related Group ("DRG") payment in certain circumstances. Where this rule applies, the hospital and the skilled nursing facility must, in effect, divide the payment which otherwise would have been paid to the hospital alone for the patient's treatment, and no additional funds are paid by Medicare for skilled nursing care of the patient. At present, this provision applies to a limited number of DRGs, but already is apparently having a negative effect on skilled nursing facility utilization and payments, either because hospitals are finding it difficult to place patients in skilled nursing facilities which will not be paid as before or because hospitals are reluctant to discharge the patients to skilled nursing facilities and lose part of their payment. This bundling requirement could be extended to more DRGs in the future, which would accentuate the negative impact on skilled nursing facility utilization and payments.

        Skilled nursing facility prospective payment rates, as they may change from time to time, may be insufficient to cover our actual costs of providing skilled nursing services to Medicare patients. In addition, we may not be fully reimbursed for all services for which each facility bills through consolidated billing. If Medicare reimbursement rates decline, it could adversely affect our revenue, financial condition and results of operations.

We are subject to various government reviews, audits and investigations that could adversely affect our business, including an obligation to refund amounts previously paid to us, potential criminal charges, the imposition of fines, and/or the loss of our right to participate in Medicare and Medicaid programs.

        As a result of our participation in the Medicaid and Medicare programs, we are subject to various governmental reviews, audits and investigations to verify our compliance with these programs and applicable laws and regulations. Private pay sources also reserve the right to conduct audits. An adverse review, audit or investigation could result in:

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  an obligation to refund amounts previously paid to us pursuant to the Medicare or Medicaid programs or from private payors, in amounts that could be material to our business;

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  state or federal agencies imposing fines, penalties and other sanctions on us;

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  loss of our right to participate in the Medicare or Medicaid programs or one or more private payor networks;

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  an increase in private litigation against us; and

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  damage to our reputation in various markets.

        In 2004, our Medicare fiscal intermediary began to conduct selected reviews of claims previously submitted by and paid to certain of our facilities. While we have always been subject to post-payment audits and reviews, these new, more intensive "probe reviews" are relatively new and appear to be a permanent procedure with our intermediary.

        In some cases, probe reviews can also result in a facility being temporarily placed on prepayment review of reimbursement claims, requiring additional documentation and adding additional steps and time to the reimbursement process for the affected facility. Payment delays resulting from the prepayment review process could have an adverse effect on our cash flow, and such adverse effect could be material if multiple additional facilities were placed on prepayment review simultaneously.

        Failure to meet claim filing and documentation requirements during the initial review could subject a facility to an even more intensive "focus review," where a corrective action plan addressing perceived deficiencies must be prepared by the facility and approved by the fiscal intermediary. During a focus review, additional claims are reviewed post-payment to ensure that the prescribed corrective actions are being followed. Failure to make corrections or to otherwise meet the claim documentation and submission requirements could eventually result in Medicare decertification.

The reduction in overall Medicaid and Medicare spending pursuant to the Deficit Reduction Act of 2005 and the increased costs to comply with the Deficit Reduction Act of 2005 could adversely affect our revenue, financial condition or results of operations.

        The DRA provides for a reduction in overall Medicaid and Medicare spending by approximately $11.0 billion over five years. Under the DRA, individuals who transferred assets for less than fair market value during a five year look-back period will be ineligible for Medicaid for so long as they would have been able to fund their cost of care absent the transfer or until the transfer would no longer have been made during the look-back period. This period is referred to as the penalty period. The DRA also changes the calculation for determining when the penalty period begins, and prohibits states from ignoring small asset transfers and other asset transfer mechanisms. In addition, the legislation reduces Medicare skilled nursing facility bad debt payments by 30% for those individuals who are not dually eligible for Medicaid and Medicare. If any of our existing Medicaid patients become ineligible under the DRA during their stay, it would be difficult for us to collect from them or transfer them, and our revenue could decrease without a corresponding decrease in expenses related to the care of those patients. The loss of revenue associated with potential reductions in skilled nursing facility payments could adversely affect our revenue, financial condition or results of operations. The DRA also requires entities which receive at least $5.0 million in annual Medicaid dollars each year to provide education to their employees concerning false claims laws and protections for whistleblowers. The DRA also requires those entities to provide contractors and vendors with similar information. As a result, we have and will continue to expend resources to meet these requirements. Further, the requirement that we provide education to employees and contractors regarding false claims laws and other fraud and abuse laws may result in increased investigations into these matters.

        On February 5, 2007, the Bush Administration released its fiscal year 2008 budget proposal, which, if enacted, would reduce Medicare spending by approximately $5.3 billion in fiscal year 2008 and $75.9 billion over five years. In particular, the budget proposal is expected to freeze payments in fiscal year 2008 for skilled nursing facilities, and the payment update would be 0.65% less than the routine inflation update (or market basket increase) annually thereafter. The budget also would move toward site-neutral post-hospital payments to limit what the Administration characterizes as inappropriate incentives for five conditions commonly treated in both skilled nursing facilities and inpatient rehabilitation facilities. All bad debt reimbursement for unpaid beneficiary cost-sharing would be eliminated over four years. In addition, a budget mechanism would be established to automatically reduce Medicare spending if the portion of Medicare expenditures funded through general revenue is projected to exceed 45% within the next seven years. The budget also includes a series of proposals having an impact on Medicaid, including legislative and administrative changes that would reduce Medicaid payments by almost $26 billion over five years. Many of the proposed policy changes would require congressional approval to implement.

Annual caps that limit the amounts that can be paid for outpatient therapy services rendered to any Medicare beneficiary may reduce our future revenue and profitability or cause us to incur losses.

        Some of our rehabilitation therapy revenue is paid by the Medicare Part B program under a fee schedule. Congress has established annual caps that limit the amounts that can be paid (including deductible and coinsurance amounts) for rehabilitation therapy services rendered to any Medicare beneficiary under Medicare Part B. The BBA, requires a combined cap for physical therapy and speech-language pathology and a separate cap for occupational therapy. Due to a series of moratoria enacted subsequent to the BBA, the caps were only in effect in 1999 and for a few months in 2003. With the expiration of the most recent moratorium, the caps were reinstated on January 1, 2006 at $1,740 for physical therapy and speech therapy, and $1,740 for occupational therapy. Each of these caps increased to $1,780 on January 1, 2007.

        The DRA directs CMS to create a process to allow exceptions to therapy caps for certain medically necessary services provided on or after January 1, 2006 for patients with certain conditions or multiple complexities whose therapy services are reimbursed under Medicare Part B. The majority of the residents in our skilled nursing facilities and patients served by our rehabilitation therapy programs whose therapy is reimbursed under Medicare Part B have qualified for the exceptions to these reimbursement caps. The Tax Relief and Health Care Act of 2006 extended the exceptions through the end of 2007. Unless further extended, these exceptions will expire on December 31, 2007.

        The application of annual caps, or the discontinuation of exceptions to the annual caps, could have an adverse effect on our rehabilitation therapy revenue. Additionally, the exceptions to these caps may not be extended beyond December 31, 2007, which would have an even greater adverse effect on our revenue.

We are subject to extensive and complex federal and state government laws and regulations which could change at any time and increase our cost of doing business and subject us to enforcement actions.

        We, along with other companies in the healthcare industry, are required to comply with extensive and complex laws and regulations at the federal, state and local government levels relating to, among other things:

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  facility and professional licensure, certificates of need, permits and other government approvals;

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  adequacy and quality of healthcare services;

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  qualifications of healthcare and support personnel;

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  quality of medical equipment;

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  confidentiality, maintenance and security issues associated with medical records and claims processing;

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  relationships with physicians and other referral sources and recipients;

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  constraints on protective contractual provisions with patients and third-party payors;

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  operating policies and procedures;

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  certification of additional facilities by the Medicare program; and

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  payment for services.

        The laws and regulations governing our operations, along with the terms of participation in various government programs, regulate how we do business, the services we offer, and our interactions with patients and other healthcare providers. These laws and regulations are subject to frequent change. We believe that such regulations may increase in the future and we cannot predict the ultimate content, timing or impact on us of any healthcare reform legislation. Changes in existing laws or regulations, or the enactment of new laws or regulations, could negatively impact our business. If we fail to comply with these applicable laws and regulations, we could suffer civil or criminal penalties and other detrimental consequences, including denial of reimbursement, imposition of fines, temporary suspension of admission of new patients, suspension or decertification from the Medicaid and Medicare programs, restrictions on our ability to acquire new facilities or expand or operate existing facilities, the loss of our licenses to operate and the loss of our ability to participate in federal and state reimbursement programs.

        We are subject to federal and state laws, such as the Federal False Claims Act, state false claims acts, the illegal remuneration provisions of the Social Security Act, the federal anti-kickback laws, state anti-kickback laws, and the federal "Stark" laws, that govern financial and other arrangements among healthcare providers, their owners, vendors and referral sources, and that are intended to prevent healthcare fraud and abuse. Among other things, these laws prohibit kickbacks, bribes and rebates, as well as other direct and indirect payments or fee-splitting arrangements that are designed to induce the referral of patients to a particular provider for medical products or services payable by any federal healthcare program, and prohibit presenting a false or misleading claim for payment under a federal or state program. They also prohibit some physician self-referrals. Possible sanctions for violation of any of these restrictions or prohibitions include loss of eligibility to participate in federal and state reimbursement programs and civil and criminal penalties. Changes in these laws could increase our cost of doing business. If we fail to comply, even inadvertently, with any of these requirements, we could be required to alter our operations, refund payments to the government, enter into corporate integrity agreements with state or federal government agencies, and become subject to significant civil and criminal penalties.

        We are also required to comply with state and federal laws governing the transmission, privacy and security of health information. The Health Insurance Portability and Accountability Act of 1996 ("HIPAA") requires us to comply with certain standards for the use of individually identifiable health information within our company, and the disclosure and electronic transmission of such information to third parties, such as payors, business associates and patients. These include standards for common electronic healthcare transactions and information, such as claim submission, plan eligibility determination, payment information submission and the use of electronic signatures; unique identifiers for providers, employers and health plans; and the security and privacy of individually identifiable health information. In addition, some states have enacted comparable or, in some cases, more stringent privacy and security laws. If we fail to comply with these state and federal laws, we could be subject to criminal penalties and civil sanctions and be forced to modify our policies and procedures.

        We are unable to predict the future course of federal, state and local regulation or legislation, including Medicaid and Medicare statutes and regulations. Changes in the regulatory framework, our failure to obtain or renew required regulatory approvals or licenses or to comply with applicable regulatory requirements, the suspension or revocation of our licenses or our disqualification from participation in federal and state reimbursement programs, or the imposition of other harsh enforcement sanctions could increase our cost of doing business and expose us to potential sanctions. Furthermore, if we were to lose licenses or certifications for any of our facilities as a result of regulatory action or otherwise, we could be deemed to be in default under some of our agreements, including agreements governing outstanding indebtedness and lease obligations.

Any changes in the interpretation and enforcement of the laws or regulations governing our business could cause us to modify our operations, increase our cost of doing business and subject us to potential regulatory action.

        The interpretation and enforcement of federal and state laws and regulations governing our operations, including, but not limited to, laws and regulations relating to Medicaid and Medicare, the Federal False Claims Act, state false claims acts, the illegal remuneration provisions of the Social Security Act, the federal anti-kickback laws, state anti-kickback laws, the federal Stark laws, and HIPAA, are subject to frequent change. Governmental authorities may interpret these laws in a manner inconsistent with our interpretation and application. If we fail to comply, even inadvertently, with any of these requirements, we could be required to alter our operations and reduce, forego or refund reimbursements to the government, or incur other significant penalties. We could also be compelled to divert personnel and other resources to responding to an investigation or other enforcement action under these laws or regulations, or to ongoing compliance with a corporate integrity agreement, court order or similar agreement. The diversion of these resources, including our management team, clinical and compliance staff, and others, would take away from the time and energy these individuals devote to routine operations. Furthermore, federal, state and local officials are increasingly focusing their efforts on enforcement of these laws, particularly with respect to providers who share common ownership or control with other providers. The increased enforcement of these requirements could affect our ability to expand into new markets, to expand our services and facilities in existing markets and, if any of our presently licensed facilities were to operate outside of its licensing authority, may subject us to penalties, including closure of the facility. Changes in the interpretation and enforcement of existing laws or regulations could increase our cost of doing business.

        We are unable to predict the intensity of federal and state enforcement actions or the areas in which regulators may choose to focus their investigations in any given year. Changes in government agency interpretation of applicable regulatory requirements, or changes in enforcement methodologies, including increases in the scope and severity of deficiencies determined by survey or inspection officials, could increase our cost of doing business. Furthermore, should we lose licenses or certifications for any of our facilities as a result of changing regulatory interpretations, enforcement actions or otherwise, we could be deemed to be in default under some of our agreements, including agreements governing outstanding indebtedness and lease obligations.

Increased civil and criminal enforcement efforts of government agencies against skilled nursing facilities could harm our business, and could preclude us from participating in federal healthcare programs.

        Both federal and state government agencies have heightened and coordinated civil and criminal enforcement efforts as part of numerous ongoing investigations of healthcare companies and, in particular, skilled nursing facilities. The investigations include, among other things:

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  cost reporting and billing practices;

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  quality of care;

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  financial relationships with referral sources; and

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  medical necessity of services provided.

        If any of our facilities is decertified or loses its licenses, our revenue, financial condition or results of operations would be adversely affected. In addition, the report of such issues at any of our facilities could harm our reputation for quality care and lead to a reduction in our patient referrals and ultimately a reduction in occupancy at these facilities.

        Federal law provides that practitioners, providers and related persons may not participate in most federal healthcare programs, including the Medicaid and Medicare programs, if the individual or entity has been convicted of a criminal offense related to the delivery of a product or service under these programs or if the individual or entity has been convicted under state or federal law of a criminal offense relating to neglect or abuse of patients in connection with the delivery of a healthcare product or service. Other individuals or entities may be, but are not required to be, excluded from such programs under certain circumstances, including, but not limited to, the following:

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  conviction related to fraud;

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  conviction relating to obstruction of an investigation;

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  conviction relating to a controlled substance;

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  licensure revocation or suspension;

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  exclusion or suspension from state or other federal healthcare programs;

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  filing claims for excessive charges or unnecessary services or failure to furnish medically necessary services;

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  ownership or control of an entity by an individual who has been excluded from the Medicaid or Medicare programs, against whom a civil monetary penalty related to the Medicaid or Medicare programs has been assessed or who has been convicted of a criminal offense under federal healthcare programs; and

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  the transfer of ownership or control interest in an entity to an immediate family or household member in anticipation of, or following, a conviction, assessment or exclusion from the Medicare or Medicaid programs.

        The Office of Inspector General ("OIG") among other priorities, is responsible for identifying and eliminating fraud, abuse and waste in certain federal healthcare programs. The OIG has implemented a nationwide program of audits, inspections and investigations and from time to time issues "fraud alerts" to segments of the healthcare industry on particular practices that are vulnerable to abuse. The fraud alerts inform healthcare providers of potentially abusive practices or transactions that are subject to criminal activity and reportable to the OIG. An increasing level of resources has been devoted to the investigation of allegations of fraud and abuse in the Medicaid and Medicare programs, and federal and state regulatory authorities are taking an increasingly strict view of the requirements imposed on healthcare providers by the Social Security Act and Medicaid and Medicare programs. Although we have created a corporate compliance program that we believe is consistent with the OIG guidelines, the OIG may interpret its guidelines in a manner inconsistent with our interpretation or the OIG may ultimately determine that our corporate compliance program is insufficient.

        In some circumstances, if one facility is convicted of abusive or fraudulent behavior, then other facilities under common control or ownership may be decertified from participating in Medicaid or Medicare programs. Federal regulations prohibit any corporation or facility from participating in federal contracts if it or its principals have been barred, suspended or declared ineligible from participating in federal contracts. In addition, some state regulations provide that all facilities under common control or ownership licensed within a state may be de-licensed if one or more of the facilities are de-licensed. If any of our facilities were decertified or excluded from participating in Medicaid or Medicare programs, our revenue would be adversely affected.

Increased survey and enforcement efforts by governmental agencies on facilities could result in increased scrutiny by state and federal survey agencies.

        CMS has undertaken several initiatives to increase or intensify Medicaid and Medicare survey and enforcement activities, including federal oversight of state actions. CMS is taking steps to focus more survey and enforcement efforts on facilities with findings of substandard care or repeat violations of Medicaid and Medicare standards, and to identify multi-facility providers with patterns of noncompliance. In addition, the Department of Health and Human Services has proposed a rule that would allow CMS to charge user fees to healthcare facilities cited during regular certification, recertification or substantiated complaint surveys for deficiencies, which require a revisit to assure that corrections have been made. CMS is also increasing its oversight of state survey agencies and requiring state agencies to use enforcement sanctions and remedies more promptly when substandard care or repeat violations are identified, to investigate complaints more promptly, and to survey facilities more consistently. In addition, CMS has adopted, and is considering additional regulations expanding federal and state authority to impose civil money penalties in instances of noncompliance. When a facility is found to be deficient under state licensing and Medicaid and Medicare standards, sanctions may be threatened or imposed such as denial of payment for new Medicaid and Medicare admissions, civil monetary penalties, focused state and federal oversight and even loss of eligibility for Medicaid and Medicare participation or state licensure. Sanctions such as denial of payment for new admissions often are scheduled to go into effect before surveyors return to verify compliance. Generally, if the surveyors confirm that the facility is in compliance upon their return, the sanctions never take effect. However, if they determine that the facility is not in compliance, the denial of payment goes into effect retroactive to the date given in the original notice. This possibility sometimes leaves affected operators, including us, with the difficult task of deciding whether to continue accepting patients after the denial of payment date, thus risking the loss of revenue associated with those patients' care if they are later found to be out of compliance, or simply refusing admissions from the denial of payment date until the facility is actually found to be in compliance.

        Facilities with otherwise acceptable regulatory histories generally are given an opportunity to correct deficiencies and continue their participation in the Medicare and Medicaid programs by a certain date, usually within six months, although where denial of payment remedies are asserted, such interim remedies go into effect much sooner. Facilities with deficiencies that immediately jeopardize patient health and safety and those that are classified as poor performing facilities, however, are not generally given an opportunity to correct their deficiencies prior to the imposition of remedies and other enforcement actions. Moreover, facilities with poor regulatory histories continue to be classified by CMS as poor performing facilities notwithstanding any intervening change in ownership, unless the new owner obtains a new Medicare provider agreement instead of assuming the facility's existing agreement. However, new owners (including us, historically) nearly always assume the existing Medicare provider agreement due to the difficulty and time delays generally associated with obtaining new Medicare certifications, especially in previously-certified locations with sub-par operating histories. Accordingly, facilities that have poor regulatory histories before we acquire them and that develop new deficiencies after we acquire them are more likely to have sanctions imposed upon them by CMS or state regulators. In addition, in 2003, CMS established a program for identifying "special focus facilities," which are facilities identified in consultation with state health officials as needing special enforcement attention. These facilities are not immediately notified of their status as special focus facilities, but are placed under heightened scrutiny by federal and state officials. Such heightened scrutiny includes more frequent regulatory surveys and potentially heavier sanctions for noncompliance, among other things.

State efforts to regulate or deregulate the healthcare services or construction or expansion of healthcare facilities could impair our ability to expand our operations, or could result in increased competition.

        Some states require healthcare providers, including skilled nursing facilities, to obtain prior approval, known as a certificate of need, for:

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  the purchase, construction or expansion of healthcare facilities;

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  capital expenditures exceeding a prescribed amount; or

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  changes in services or bed capacity.

        In addition, other states that do not require certificates of need have effectively barred the expansion of existing facilities or the development of new ones by placing partial or complete moratoria on the number of new Medicaid beds they will certify in certain areas or in the entire state. Other states have established such stringent development standards and approval procedures for constructing new healthcare facilities that the construction of new facilities, or the expansion or renovation of existing facilities, may become cost-prohibitive or extremely time-consuming. Our ability to acquire or construct new facilities or expand or provide new services at existing facilities would be adversely affected if we are unable to obtain the necessary approvals, if there are changes in the standards applicable to those approvals, or if we experience delays and increased expenses associated with obtaining those approvals. We may not be able to obtain licensure, certificate of need approval, Medicaid certification, or other necessary approvals for future expansion projects. Conversely, the elimination or reduction of state regulations that limit the construction, expansion or renovation of new or existing facilities could result in increased competition to us or result in overbuilding of facilities in some of our markets.

Overbuilding in certain markets, increased competition and increased operating costs may adversely affect our ability to generate and increase our revenue and profits and to pursue our growth strategy.

        The skilled nursing and long-term care industries are highly competitive and may become more competitive in the future. We compete with numerous other companies that provide long-term and rehabilitative care alternatives such as home healthcare agencies, life care at home, facility-based service programs, retirement communities, convalescent centers and other independent living, assisted living and skilled nursing providers, including not-for-profit entities. We have experienced and expect to continue to experience increased competition in our efforts to acquire and operate skilled nursing facilities. Consequently, we may encounter increased competition that could limit our ability to attract new patients, raise patient fees or expand our business.

        In addition, if overbuilding in the skilled nursing industry in the markets in which we operate were to occur, it could reduce the occupancy rates of existing facilities and, in some cases, might reduce the private rates that we charge for our services.

Changes in federal and state employment-related laws and regulations could increase our cost of doing business.

        Our operations are subject to a variety of federal and state employment-related laws and regulations, including, but not limited to, the U.S. Fair Labor Standards Act which governs such matters as minimum wages, overtime and other working conditions, the Americans with Disabilities Act ("ADA") and similar state laws that provide civil rights protections to individuals with disabilities in the context of employment, public accommodations and other areas, the National Labor Relations Act, regulations of the Equal Employment Opportunity Commission, regulations of the Office of Civil Rights, regulations of state Attorneys General, family leave mandates and a variety of similar laws enacted by the federal and state governments that govern these and other employment law matters. Because labor represents such a large portion of our operating costs, changes in federal and state employment-related laws and regulations could increase our cost of doing business.

        The compliance costs associated with these laws and evolving regulations could be substantial. For example, all of our facilities are required to comply with the ADA. The ADA has separate compliance requirements for "public accommodations" and "commercial properties," but generally requires that buildings be made accessible to people with disabilities. Compliance with ADA requirements could require removal of access barriers and non-compliance could result in imposition of government fines or an award of damages to private litigants. Further legislation may impose additional burdens or restrictions with respect to access by disabled persons. In addition, federal proposals to introduce a system of mandated health insurance and flexible work time and other similar initiatives could, if implemented, adversely affect our operations. We also may be subject to employee-related claims such as wrongful discharge, discrimination or violation of equal employment law. While we are insured for these types of claims, we could experience damages that are not covered by our insurance policies or that exceed our insurance limits, and we may be required to pay such damages directly.

Compliance with federal and state fair housing, fire, safety and other regulations, may require us to make unanticipated expenditures, which could be costly to us.

        We must comply with the federal Fair Housing Act and similar state laws, which prohibit us from discriminating against individuals on certain bases in any of our practices if it would cause such individuals to face barriers in gaining residency in any of our facilities. Additionally, the Fair Housing Act and other similar state laws require that we advertise our services in such a way that we promote diversity and not limit it. We may be required, among other things, to change our marketing techniques to comply with these requirements.

        In addition, we are required to operate our facilities in compliance with applicable fire and safety regulations, building codes and other land use regulations and food licensing or certification requirements as they may be adopted by governmental agencies and bodies from time to time. Like other healthcare facilities, our skilled nursing facilities are subject to periodic survey or inspection by governmental authorities to assess and assure compliance with regulatory requirements. Surveys occur on a regular (often annual or biannual) schedule, and special surveys may result from a specific complaint filed by a patient, a family member or one of our competitors. We may be required to make substantial capital expenditures to comply with these requirements.

We are subject to environmental and occupational health and safety regulations, which may subject us to sanctions, penalties and increased costs.

        We are subject to a wide variety of federal, state and local environmental and occupational health and safety laws and regulations. The types of regulatory requirements to which we are subject include, but are not limited to:

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  air and water quality control requirements;

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  occupational health and safety requirements (such as standards regarding blood-borne pathogens and ergonomics) and waste management requirements;

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  specific regulatory requirements applicable to asbestos, mold, lead-based paint and underground storage tanks; and

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  requirements for providing notice to employees and members of the public about hazardous materials and wastes.

        If we fail to comply with these and other standards, we may be subject to sanctions and penalties. In addition, complying with these and other standards may increase our cost of doing business.

Risks Related to Our Business

We depend largely upon reimbursement from third-party payors, and our revenue, financial condition and results of operations could be negatively impacted by any changes in the acuity mix of patients in our facilities as well as payor mix and payment methodologies.

        Our revenue is affected by the percentage of our patients who require a high level of skilled nursing and rehabilitative care, whom we refer to as high acuity patients, and by our mix of payment sources. Changes in the acuity level of patients we attract, as well as our payor mix among Medicaid, Medicare, private payors and managed care companies, significantly affect our profitability because we generally receive higher reimbursement rates for high acuity patients and because the payors reimburse us at different rates. Governmental payment programs are subject to statutory and regulatory changes, retroactive rate adjustments, administrative or executive orders and government funding restrictions, all of which may materially increase or decrease the rate of program payments to us for our services. For the years ended December 31, 2004, 2005 and 2006 and the three months ended March 31, 2006 and 2007, 75.0%, 75.7%, 75.0%, 75.1%, and 74.3%, respectively, of our revenue was provided by government payors that reimburse us at predetermined rates. If our labor or other operating costs increase, we will be unable to recover such increased costs from government payors. Accordingly, if we fail to maintain our proportion of high acuity patients or if there is any significant increase in the percentage of our patients for whom we receive Medicaid reimbursement, our results of operations may be adversely affected.

        Initiatives undertaken by major insurers and managed care companies to contain healthcare costs may adversely affect our business. These payors attempt to control healthcare costs by contracting with healthcare providers to obtain services on a discounted basis. We believe that this trend will continue and may limit reimbursements for healthcare services. If insurers or managed care companies from whom we receive substantial payments were to reduce the amounts they pay for services, we may lose patients if we choose not to renew our contracts with these insurers at lower rates.

Increased competition for, or a shortage of, nurses and other skilled personnel could increase our staffing and labor costs and subject us to monetary fines.

        Our success depends upon our ability to retain and attract nurses, Certified Nurse Assistants ("CNAs") and therapists. Our success also depends upon our ability to retain and attract skilled management personnel who are responsible for the day-to-day operations of each of our facilities. Each facility has a facility leader responsible for the overall day-to-day operations of the facility, including quality of care, social services and financial performance. Depending upon the size of the facility, each facility leader is supported by facility staff who are directly responsible for day-to-day care of the patients and either facility staff or regional support to oversee the facility's marketing and community outreach programs. Other key positions supporting each facility may include individuals responsible for physical, occupational and speech therapy, food service and maintenance. We compete with various healthcare service providers, including other skilled nursing providers, in retaining and attracting qualified and skilled personnel.

        We operate one or more skilled nursing facilities in the states of California, Arizona, Texas, Washington, Utah and Idaho. With the exception of Utah, which follows federal regulations, each of these states has established minimum staffing requirements for facilities operating in that state. In California, the California Department of Health Services, (or "DHS"), enforces legislation that requires each skilled nursing facility to provide a minimum of 3.2 nursing hours per patient day. DHS enforces this requirement primarily through on-site reviews conducted during periodic licensing and certification surveys and in response to complaints. If a facility is determined to be out of compliance with this minimum staffing requirement, DHS may issue a notice of deficiency, or a citation, depending on the impact on patient care. A citation carries with it the imposition of monetary fines that can range from $100 to $100,000 per citation. The issuance of either a notice of deficiency or a citation requires the facility to prepare and implement an acceptable plan of correction. If we are unable to satisfy the minimum staffing requirements required by DHS, we could be subject to significant monetary fines. In addition, if DHS were to issue regulations which materially change the way compliance with the minimum staffing standard is calculated or enforced, our labor costs could increase and the current shortage of healthcare workers could impact us more significantly.

        The state of Washington requires that at least one registered nurse directly supervise resident care for a minimum of 16 hours per day, seven days per week, and that one registered nurse or licensed practical nurse directly supervise resident care during the remaining eight hours per day, seven days per week. State regulators may inspect skilled nursing facilities at any time to verify compliance with these requirements. If deficiencies are found, regulators may issue a citation and require the facility to prepare and execute a plan of correction. Failure to satisfactorily complete a plan of correction can result in civil fines of between $50 and $3,000 per day or between $1,000 and $3,000 per instance. Failure to correct deficiencies can also result in the suspension, revocation or nonrenewal of the skilled nursing facility's license. In addition, deficiencies can result in the suspension of resident admissions and/or the termination of Medicaid participation. If we are unable to satisfy the minimum staffing requirements in Washington, we could be subject to monetary fines and potential loss of license.

        In Idaho, skilled nursing facilities with 59 or fewer residents must provide an average of 2.4 nursing hours per resident per day, including the supervising nurse's hours. Skilled nursing facilities with 60 or more residents must provide an average of 2.4 nursing hours per resident per day, excluding the supervising nurse's hours. A facility complies with these requirements if the total nursing hours for the previous seven days equal or exceed the minimum staffing ratio for the period, averaged on a daily basis, if the facility has received prior approval to calculate nursing hours in this manner. State regulators may inspect at any time to verify compliance with these requirements. If any deficiencies are found and not timely or adequately corrected, regulators can revoke the facility's skilled nursing facility license. If we are unable to satisfy the minimum staffing requirements in Idaho, we could be subject to potential loss of our license.

        The state of Texas requires that a facility maintain a ratio of one licensed nursing staff person for each 20 residents for every 24 hour period, or a minimum of 0.4 licensed-care hours per resident day. State regulators may inspect a facility at any time to verify compliance with these requirements. Uncorrected deficiencies can result in the civil fines of between $100 and $10,000 per day per deficiency. Failure to correct deficiencies can further result in the revocation of the facility's skilled nursing facility license. In addition, deficiencies can result in the suspension of patient admissions and/or the termination of Medicaid participation. If we are unable to satisfy the minimum staffing requirements in Texas, we could be subject to monetary fines and potential loss of our license.

        The state of Arizona requires that at least one nurse must be present and responsible for providing direct care to not more than 64 residents. State regulators may impose civil fines for a facility's failure to comply with the laws and regulations governing skilled nursing facilities. Violations can result in civil fines in an amount not to exceed $500 per violation. Each day that a violation occurs constitutes a separate violation. In addition, such noncompliance can result in the suspension or revocation of the facility's license. If we are unable to satisfy the minimum staffing requirements in Arizona, we could be subject to fines and/or revocation of license.

        The state of Utah has no state-specific minimum staffing requirement in Utah beyond those required by federal regulations. Federal law requires that a facility have sufficient nursing staff to provide nursing and related services. Sufficient staff means, unless waived under certain circumstances, a licensed nurse to function as the charge nurse, and the services of a registered nurse for at least eight consecutive hours per day, seven days per week. Failure to comply with these requirements can, among other things, jeopardize a facility's compliance with the conditions of participation under relevant state and federal health care programs.

        We have hired personnel, including skilled nurses and therapists, from outside the United States. If immigration laws are changed, or if new and more restrictive government regulations proposed by the Department of Homeland Security are enacted, our access to qualified and skilled personnel may be limited. Increased competition for or a shortage of nurses or other trained personnel, or general inflationary pressures may require that we enhance our pay and benefits packages to compete effectively for such personnel. We may not be able to offset such added costs by increasing the rates we charge to our patients. Turnover rates and the magnitude of the shortage of nurses or other trained personnel vary substantially from facility to facility. An increase in costs associated with, or a shortage of, skilled nurses, could negatively impact our business. In addition, if we fail to attract and retain qualified and skilled personnel, our ability to conduct our business operations effectively would be harmed.

We are subject to litigation that could result in significant legal costs and large settlement amounts or damage awards.

        The skilled nursing business involves a significant risk of liability given the age and health of our patients and residents and the services we provide. We and others in our industry are subject to a large and increasing number of claims and lawsuits, including professional liability claims, alleging that our services have resulted in personal injury, elder abuse, wrongful death or other related claims. The defense of these lawsuits may result in significant legal costs, regardless of the outcome, and can result in large settlement amounts or damage awards. Plaintiffs tend to sue every healthcare provider who may have been involved in the patient's care and, accordingly, we respond to multiple lawsuits and claims every year.

        Certain lawsuits filed on behalf of patients of long-term care facilities for alleged negligence and/or alleged abuses have resulted in large damage awards against other companies, both in and related to our industry. In addition, there has been an increase in the number of class action suits filed against long-term and rehabilitative care companies. A class action suit was previously filed against us alleging, among other things, violations of certain California Health and Safety Code provisions and a violation of the California Consumer Legal Remedies Act at certain of our facilities. We settled this class action suit and this settlement was approved by the affected class and the Court in April 2007. However, we could be subject to similar actions in the future.

        In addition to the class action, professional liability and other types of lawsuits and claims described above, we are also subject to potential lawsuits under the Federal False Claims Act and comparable state laws governing submission of fraudulent claims for services to any healthcare program (such as Medicare) or payor. These lawsuits, which may be initiated by the government or by a private party asserting direct knowledge of the claimed fraud or misconduct, can result in the imposition on a company of significant monetary damages, fines and attorney fees (a portion of which may be shared with the private parties who successfully identify the subject practices), as well as significant legal expenses and other costs to the company in connection with defending against such claims. Insurance is not available to cover such losses. Penalties for Federal False Claims Act violations include fines ranging from $5,500 to $11,000 for each false claim, plus up to three times the amount of damages sustained by the federal government. A violation may also provide the basis for exclusion from federally-funded healthcare programs. If one of our facilities or key employees were excluded from such participation, such exclusion could have a correlative negative impact on our financial performance. In addition, some states, including California, Arizona and Texas, have enacted similar whistleblower and false claims laws and regulations.

        In addition, the DRA created incentives for states to enact anti-fraud legislation modeled on the Federal False Claims Act. The DRA sets forth standards for state false claims acts to meet, including: (a) liability to the state for false or fraudulent claims with respect to any expenditure described in the Medicaid program; (b) provisions at least as effective as federal provisions in rewarding and facilitating whistleblower actions; (c) requirements for filing actions under seal for sixty days with review by the state's attorney general; and (d) civil penalties no less than authorized under the federal statutes. As such, we could face increased scrutiny, potential liability and legal expenses and costs based on claims under state false claims acts in existing and future markets in which we do business. Any of this potential litigation could result in significant legal costs and large settlement amounts or damage awards.

        Were litigation to be instituted against one or more of our subsidiaries, a successful plaintiff might attempt to hold us or another subsidiary liable for the alleged wrongdoing of the subsidiary principally targeted by the litigation. If a court in such litigation decided to disregard the corporate form, the resulting judgment could increase our liability and adversely affect our financial condition and results of operations.

As Medicare and Medicaid certified providers, our operating subsidiaries undergo periodic audits and "probe reviews" by government agents, which can result in recoupments of prior revenue of the government, cause further reimbursements to be delayed or held and could result in civil or criminal sanctions.

        Our facilities undergo regular claims submission audits by government reimbursement programs in the normal course of their business, and such audits can result in adjustments to their past billings and reimbursements from such programs. In addition to such audits, several of our facilities have recently participated in more intensive "probe reviews" as described above, conducted by our Medicare fiscal intermediary. Some of these probe reviews identified patient miscoding, documentation deficiencies and other errors in recordkeeping and Medicare billing. If the government or court were to conclude that such errors and deficiencies constituted criminal violations, or were to conclude that such errors and deficiencies resulted in the submission of false claims to federal healthcare programs, or if it were to discover other problems in addition to the ones identified by the probe reviews that rose to actionable levels, we and certain of our officers might face potential criminal charges and/or civil claims, administrative sanctions and penalties for amounts that could be material to our business, results of operations and financial condition. Such amounts could include claims for treble damages and penalties of up to $11,000 per false claim submitted to a federal healthcare program.

        In addition, we and/or some of our key personnel could be temporarily or permanently excluded from future participation in state and federal healthcare reimbursement programs such as Medicaid and Medicare. In any event, it is likely that a governmental investigation alone, regardless of its outcome, would divert material time, resources and attention from our anagement team and our staff, and could have a materially detrimental impact on our results of operations during and after any such investigation or proceedings. While we believe that the assertion of criminal charges, civil claims, administrative sanctions or whistleblower actions would be unwarranted, the government is not sharing any information with us regarding its investigation, the subpoena or the matters that provoked its filing or withdrawal, and we cannot predict the outcome of any investigation or any possible related proceedings.

We believe that the U.S. Department of Justice is conducting an investigation into the reimbursement processes of some of our operating subsidiaries, which could adversely affect our operations and financial condition.

        In March 2007, we and certain of our officers received a series of notices from our bank indicating that the United States Attorney for the Central District of California had issued a subpoena to our bank requesting documents related to financial transactions involving us, ten of our operating subsidiaries, an outside investor group, and certain of our current and former officers. The U.S. Attorney voluntarily rescinded the subpoena before the bank delivered any documents. Subsequently, in June 2007, the U.S. Attorney sent a letter to one of our current employees requesting a meeting. The letter indicated that the U.S. Attorney and the U.S. Department of Health and Human Services Office of Inspector General were conducting an investigation of claims submitted to the Medicare program for rehabilitation services provided at our skilled nursing facilities. Although both we and the employee offered to cooperate, the U.S. Attorney later withdrew its meeting request. We have not been formally charged with any wrongdoing, served with any related subpoenas or requests, or directly notified of any concerns or investigations by the U.S. Attorney or any government agency. While we believe that the assertion of criminal charges, civil claims, administrative sanctions or whistleblower actions would be unwarranted, the U.S. Attorney's office has declined to discuss or provide us with any further information with respect to this matter and we cannot predict the outcome of any investigation or any possible related proceedings. To the extent the U.S. Attorney's office elects to pursue this matter, or if the investigation has been instigated by a qui tam relator who elects to pursue the matter, our operations and financial condition could be adversely affected and our stock price could decline.

We are conducting an internal investigation into the billing and reimbursement processes of some of our operating subsidiaries, which could adversely affect our operations and financial condition.

        In November 2006, we became aware of an allegation of possible reimbursement irregularities at one or more of our facilities. That same month, we retained outside counsel and initiated an internal investigation into these matters. This investigation is currently ongoing, and no conclusion regarding the the allegation has yet been reached. We do not know what might be the ultimate outcome or findings of this investigation at this time. If our internal investigation results in negative findings, our business, financial condition and results of operations could be materially and adversely affected and our stock price could decline.

We may be unable to complete future facility acquisitions at attractive prices or at all, which may adversely affect our revenue.

        To date, our revenue growth has been significantly driven by our acquisition of new facilities. Subject to general market conditions and the availability of essential resources and leadership within our company, we continue to seek both single- and multi-facility acquisition opportunities that are consistent with our geographic, financial and operating objectives.

        We face competition for the acquisition of facilities and expect this competition to increase. Based upon factors such as our ability to identify suitable acquisition candidates, the purchase price of the facilities, prevailing market conditions, the availability of leadership to manage new facilities and our own willingness to take on new operations, the rate at which we have historically acquired facilities has fluctuated significantly. In the future, we anticipate the rate at which we may acquire facilities will continue to fluctuate, which may affect our revenue.

We may not be able to successfully integrate acquired facilities into our operations, and we may not achieve the benefits we expect from any of our facility acquisitions.

        We may not be able to successfully or efficiently integrate new acquisitions with our existing operations, culture and systems. The process of integrating acquired facilities into our existing operations may result in unforeseen operating difficulties, divert management's attention from existing operations, or require an unexpected committment of staff and financial resources, and may ultimately be unsuccessful. Existing facilities available for acquisition frequently serve or target different markets than those that we currently serve. We also may determine that renovations of acquired facilities and changes in staff and operating management personnel are necessary to successfully integrate those facilities into our existing operations. We may not be able to recover the costs incurred to reposition or renovate newly acquired facilities. The financial benefits we expect to realize from many of our acquisitions are largely dependent upon our ability to improve clinical performance, overcome regulatory deficiencies, rehabilitate or improve the reputation of the facilities in the community, increase and maintain occupancy, control costs, and in some cases change the patient acuity mix. If we are unable to accomplish any of these objectives at facilities we acquire, we will not realize the anticipated benefits and we may experience lower-than anticipated profits, or even losses.

        In 2006, we acquired ten skilled nursing facilities and one assisted living facility with a total of 1,160 beds. In 2007, we have acquired three skilled nursing facilities and one campus that offers both skilled nursing and assisted living services, with a total of 497 beds. This growth has placed and will continue to place significant demands on our current management resources. Our ability to manage our growth effectively and to successfully integrate new acquisitions into our existing business will require us to continue to expand our operational, financial and management information systems and to continue to retain, attract, train, motivate and manage key employees, including facility-level leaders and our local directors of nursing. We may not be successful in attracting qualified individuals necessary for any future acquisitions to be successful, and our management team may expend significant time and energy working to attract qualified personnel to manage facilities we may acquire in the future. Also, the newly acquired facilities may require us to spend significant time improving services that have historically been substandard, and if we are unable to improve such facilities quickly enough, we may be subject to litigation and/or loss of licensure or certification. If we are not able to successfully overcome these and other integration challenges, we may not achieve the benefits we expect from any of our facility acquisitions, and our business may suffer.

In undertaking acquisitions, we may be adversely impacted by costs, liabilities and regulatory issues that may adversely affect our operations.

        In undertaking acquisitions, we also may be adversely impacted by unforeseen liabilities attributable to the prior providers who operated those facilities, against whom we may have little or no recourse. Many facilities we have historically acquired were underperforming financially and had clinical and regulatory issues. Even though we believe we have improved operations and patient care at facilities that we have acquired, we still may face post-acquisition regulatory issues, including, without limitation, payment recoupment related to our predecessors' prior noncompliance and/or our own inability to quickly bring non-compliant facilities into full compliance. Diligence materials pertaining to acquisition targets, especially the underperforming facilities that often represent the greatest opportunity for return, are often inadequate, inaccurate or impossible to obtain, sometimes requiring us to make acquisition decisions with incomplete information. Despite our due diligence procedures, facilities that we may acquire in the future may generate unexpectedly low returns, may cause us to incur substantial losses, or may not meet a risk profile that our investors find acceptable. In addition, we might encounter unanticipated difficulties and expenditures relating to any of the acquired facilities, including contingent liabilities. For example, when we acquire a facility, we generally assume the facility's existing Medicare provider number for purposes of billing Medicare for services. If CMS later determined that the prior owner of the facility had received overpayments from Medicare for the period of time during which it operated the facility, or had incurred fees in connection with the operation of the facility, CMS could hold us liable for repayment of the overpayments or fines. If the prior operator is defunct or otherwise unable to reimburse us, we may be unable to recover these funds. We may be unable to improve every facility that we acquire. In addition, operation of these facilities may divert management time and attention from other operations and priorities, negatively impact cash flows, result in adverse or unanticipated accounting changes, or otherwise damage other areas of our company if they are not timely and adequately improved.

We are subject to reviews relating to Medicare overpayments, which could result in recoupment to the federal government of Medicare revenue.

        We are subject to reviews relating to Medicare services, billings and potential overpayments. Recent probe reviews, as described above, resulted in Medicare revenue recoupment, net of appeal recoveries, to the federal government of approximately $143,000 during the three months ended March 31, 2007, $203,000 in 2006 and $201,000 in 2005, a portion of which is currently under appeal. We anticipate that these probe reviews will increase in frequency in the future. In addition, three of our facilities are currently on prepayment review, and others may be placed on prepayment review in the future. We have one facility that is currently under focus review.

        Separately, the federal government has also introduced a pilot program that utilizes independent contractors (other than the fiscal intermediaries) to identify and recoup Medicare overpayments. These contractors are paid a contingent fee on recoupments. This pilot program could be extended or expanded based on the recommendation of CMS and the decision of Congress. Should this occur, we anticipate that the number of overpayment reviews will increase in the future, and that the reviewers could be more aggressive in making claims for recoupment. One of our facilities has been subjected to review under this pilot program, resulting in a recoupment to the federal government of approximately

$12,000. If future Medicare reviews result in revenue recoupment to the federal government, it would have an adverse effect on our financial results.

Potential sanctions and remedies based upon alleged regulatory deficiencies could negatively affect our financial condition and results of operations.

        We have received notices of potential sanctions and remedies based upon alleged regulatory deficiencies from time to time, and such sanctions have been imposed on some of our facilities. We have also acquired at least one facility that we believe either already was or had been identified prior to the time of acquisition as a candidate for special focus facility status, as described above, and our current facilities and acquisitions may be identified as candidates for such status in the future. From time to time, we have opted to voluntarily stop accepting new patients pending completion of a new state survey, in order to avoid possible denial of payment for new admissions during the deficiency cure period, or simply to avoid straining staff and other resources while retraining staff, upgrading operating systems or making other operational improvements. In the past, some of our facilities have been in denial of payment status due to findings of continued regulatory deficiencies, resulting in an actual loss of the revenue associated with the Medicare and Medicaid patients admitted after the denial of payment date. Additional sanctions could ensue and, if imposed, these sanctions, entailing various remedies up to and including decertification, would further negatively affect our financial condition and results of operations.

        The intensified and evolving enforcement environment impacts providers like us because of the increase in the scope or number of inspections or surveys by governmental authorities and the severity of consequent citations for alleged failure to comply with regulatory requirements. We also divert personnel resources to respond to federal and state investigations and other enforcement actions. The diversion of these resources, including our management team, clinical and compliance staff, and others take away from the time and energy that these individuals could otherwise spend on routine operations. As noted, from time to time in the ordinary course of business, we receive deficiency reports from state and federal regulatory bodies resulting from such inspections or surveys. The focus of these deficiency reports tends to vary from year to year. Although most inspection deficiencies are resolved through an agreed-upon plan of corrective action, the reviewing agency typically has the authority to take further action against a licensed or certified facility, which could result in the imposition of fines, imposition of a provisional or conditional license, suspension or revocation of a license, suspension or denial of payment for new admissions, loss of certification as a provider under state or federal healthcare programs, or imposition of other sanctions, including criminal penalties. Furthermore, in some states citations in one facility impact other facilities in the state. Revocation of a license at a given facility could therefore impair our ability to obtain new licenses or to renew existing licenses at other facilities, which may also trigger defaults or cross-defaults under our leases and our credit arrangements, or adversely affect our ability to operate or obtain financing in the future. If state or federal regulators were to determine, formally or otherwise, that one facility's regulatory history ought to impact another of our existing or prospective facilities, this could also increase costs, result in increased scrutiny by state and federal survey agencies, and even impact our expansion plans. Therefore, our failure to comply with applicable legal and regulatory requirements in any single facility could negatively impact our financial condition and results of operations as a whole.

We may not be successful in generating internal growth at our facilities by expanding occupancy at these facilities. We also may be unable to improve patient mix at our facilities.

        Overall occupancy across all of our facilities was approximately 81% and 78% at December 31, 2006 and at March 31, 2007, respectively, leaving opportunities for internal growth without the acquisition or construction of new facilities. Because a large portion of our costs are fixed, a decline in our occupancy could adversely impact our financial performance. In addition, our profitability is impacted heavily by our patient mix. We generally generate greater profitability from non-Medicaid patients. If we are unable to maintain or increase the proportion of non-Medicaid patients in our facilities, our financial performance could be adversely affected.

Termination of our patient admission agreements and the resulting vacancies in our facilities could cause revenue at our facilities to decline.

        Most state regulations governing skilled nursing and assisted living facilities require written patient admission agreements with each patient. Several of these regulations also require that each patient have the right to terminate the patient agreement for any reason and without prior notice. Consistent with these regulations, all of our skilled nursing patient agreements allow patients to terminate their agreements without notice, and all of our assisted living resident agreements allow residents to terminate their agreements upon thirty days' notice. Patients and residents terminate their agreements from time to time for a variety of reasons, causing some fluctuations in our overall occupancy as patients and residents are admitted and discharged in normal course. If an unusual number of patients or residents elected to terminate their agreements within a short time, occupancy levels at our facilities could decline. As a result, beds may be unoccupied for a period of time, which would have a negative impact on our revenue, financial condition and results of operations.

We face significant competition from other healthcare providers and may not be successful in attracting patients and residents to our facilities.

        The skilled nursing and assisted living industries are highly competitive, and we expect that these industries may become increasingly competitive in the future. Our skilled nursing facilities compete primarily on a local and regional basis with many long-term care providers, from national and regional multi-facility providers that have substantially greater financial resources to small providers who operate a single nursing facility. We also compete with other skilled nursing and assisted living facilities, and with inpatient rehabilitation facilities, long-term acute care hospitals, home healthcare and other similar services and care alternatives. Increased competition could limit our ability to attract and retain patients, attract and retain skilled personnel, maintain or increase private pay and managed care rates or expand our business. Our ability to compete successfully varies from location to location depending upon a number of factors, including:

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  our ability to attract and retain qualified facility leaders, nursing staff and other employees;

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  the number of competitors in the local market;

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  the types of services available;

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  our local reputation for quality care of patients;

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  the commitment and expertise of our staff;

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  our local service offerings; and

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  the cost of care in each locality and the physical appearance, location, age and condition of our facilities.

        We may not be successful in attracting patients to our facilities, particularly Medicare, managed care, and private pay patients who generally come to us at higher reimbursement rates. Some of our competitors have greater financial and other resources than us, may have greater brand recognition and may be more established in their respective communities than we are. Competing skilled nursing companies may also offer newer facilities or different programs or services than we do and may thereby attract current or potential patients. Other competitors may accept a lower margin, and, therefore, present significant price competition for managed care and private pay patients. In addition, some of our competitors operate on a not-for-profit basis or as charitable organizations and have the ability to finance capital expenditures on a tax-exempt basis or through the receipt of charitable contributions, neither of which are available to us.

Competition for the acquisition of strategic assets from buyers with lower costs of capital than us or that have lower return expectations than we do could limit our ability to compete for strategic acquisitions and therefore to grow our business effectively.

        Several real estate investment trusts ("REITs"), other real estate investment companies, institutional lenders who have not traditionally taken ownership interests in operating businesses or real estate, as well as several skilled nursing and assisted living facility providers, have similar asset acquisition objectives as we do, along with greater financial resources and lower costs of capital than we are able to obtain. This may increase competition for acquisitions that would be suitable to us, making it more difficult for us to compete and successfully implement our growth strategy. Significant competition exists among potential acquirers in the skilled nursing and assisted living industries, including with REITs, and we may not be able to successfully implement our growth strategy or complete acquisitions, which could limit our ability to grow our business effectively.

If we do not achieve and maintain competitive quality of care ratings from CMS and private organizations engaged in similar monitoring activities, or if the frequency of CMS surveys and enforcement sanctions increases, our business may be negatively affected.

        CMS, as well as certain private organizations engaged in similar monitoring activities, provides comparative data available to the public on its web site, rating every skilled nursing facility operating in each state based upon quality-of-care indicators. These quality-of-care indicators include such measures as percentages of patients with infections, bedsores and unplanned weight loss. In addition, CMS has undertaken an initiative to increase Medicaid and Medicare survey and enforcement activities, to focus more survey and enforcement efforts on facilities with findings of substandard care or repeat violations of Medicaid and Medicare standards, and to require state agencies to use enforcement sanctions and remedies more promptly when substandard care or repeat violations are identified. For example, two of our facilities are now surveyed every six months instead of every 12 to 15 months as a result of historical survey results dating back to the prior operators. We have found a correlation between negative Medicaid and Medicare surveys and the incidence of professional liability litigation. In 2006, we experienced a higher than normal number of negative survey findings in some of our facilities. If we are unable to achieve quality-of-care ratings that are comparable or superior to those of our competitors, our ability to attract and retain patients could be adversely affected.

Significant legal actions and liability claims against us in excess of insurance limits or outside of our insurance coverage could subject us to increased insurance costs, litigation reserves, operating costs and substantial uninsured liabilities.

        We maintain liability insurance policies in amounts and with coverage limits and deductibles we believe are appropriate based on the nature and risks of our business, historical experience, industry standards and the price and availability of coverage in the insurance market. At any given time, we may have multiple current professional liability cases and/or other types of claims pending, which is common in our industry. In the past year, we have not paid or settled any claims in excess of the policy limits of our insurance coverages. We may face claims which exceed our insurance limits or are not covered by our policies.

        We also face potential exposure to other types of liability claims, including, without limitation, directors' and officers liability, employment practices and/or employment benefits liability, premises liability, and vehicle or other accident claims. Given the litigious environment in which all businesses operate, it is impossible to fully catalogue all of the potential types of liability claims that might be asserted against us. As a result of the litigation and potential litigation described above, as well as factors completely external to our company and endemic to the skilled nursing industry, during the past several years the overall cost of both general and professional liability insurance to the industry has dramatically increased, while the availability of affordable and favorable insurance coverage has dramatically decreased. If federal and state medical liability insurance reforms to limit future liability awards are not adopted and enforced, we expect that our insurance and liability costs may continue to increase.

        In some states, the law prohibits or limits insurance coverage for the risk of punitive damages arising from professional liability and general liability claims or litigation. Coverage for punitive damages is also excluded under some insurance policies. As a result, we may be liable for punitive damage awards in these states that either are not covered or are in excess of our insurance policy limits. Claims against us, regardless of their merit or eventual outcome, also could inhibit our ability to attract patients or expand our business, and could require our management to devote time to matters unrelated to the day-to-day operation of our business.

If we are unable to obtain insurance, or if insurance becomes more costly for us to obtain, our business may be adversely affected.

        It may become more difficult and costly for us to obtain coverage for resident care liabilities and other risks, including property and casualty insurance. For example, the following circumstances may adversely affect our ability to obtain insurance at favorable rates:

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  we experience higher-than-expected professional liability, property and casualty, or other types of claims or losses;

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  we receive survey deficiencies or citations of higher-than-normal scope or severity;

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  we acquire especially troubled operations or facilities that present unattractive risks to current or prospective insurers;

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  insurers tighten underwriting standards applicable to us or our industry; or

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  insurers or reinsurers are unable or unwilling to insure us or the industry at historical premiums and coverage levels.

        If any of these potential circumstances were to occur, our insurance carriers may require us to significantly increase our self-insured retention levels or pay substantially higher premiums for the same or reduced coverage for insurance, including workers compensation, property and casualty, automobile, employment practices liability, directors and officers liability, employee healthcare and general and professional liability coverages.

        With few exceptions, workers' compensation and employee health insurance costs have also increased markedly in recent years. To partially offset these increases, we have increased the amounts of our self-insured retention ("SIR") and deductibles in connection with general and professional liability claims. We have also have implemented a self-insurance program for workers compensation in California, and elected non-subscriber status for workers compensation in Texas. If we are unable to obtain insurance, or if insurance becomes more costly for us to obtain, our business may be adversely affected.

Our self-insurance programs may expose us to significant and unexpected costs and losses.

        Since 2001, we have maintained insurance through a wholly-owned subsidiary insurance company, Standardbearer Insurance Company, Ltd., to insure our SIR and deductibles as part of a continually evolving overall risk management strategy. In addition, from 2001 to 2002, we used Standardbearer to reinsure a "fronted" professional liability policy, and we may elect to do so again in the future. We establish the premiums to be paid to Standardbearer, and the loss reserves set by that subsidiary based on an estimation process that uses information obtained from both company-specific and industry data. The estimation process requires us to continuously monitor and evaluate the life cycle of the claims. Using data obtained from this monitoring and our assumptions about emerging trends, we, along with an independent actuary, develop information about the size of ultimate claims based on our historical experience and other available industry information. The most significant assumptions used in the estimation process include determining the trend in costs, the expected cost of claims incurred but not reported and the expected costs to settle or pay damages with respect to unpaid claims. It is possible, however, that the actual liabilities may exceed our estimates of loss. We may also experience an unexpectedly large number of successful claims or claims that result in costs or liability significantly in excess of our projections. For these and other reasons, our self-insurance reserves could prove to be inadequate, resulting in liabilities in excess of our available insurance and self-insurance. If a successful claim is made against us and it is not covered by our insurance or exceeds the insurance policy limits, our business may be negatively and materially impacted. Further, because our SIR under our general and professional liability and workers compensation programs apply on a per claim basis, there is no limit to the maximum number of claims or the total amount for which we could incur liability in any policy period.

        Our self-insured liabilities are based upon estimates, and while our management believes that the estimates of loss are appropriate, the ultimate liability may be in excess of, or less than, recorded amounts. Due to the inherent volatility of actuarially determined loss estimates, it is reasonably possible that we could experience changes in estimated losses which could be material to net income. We believe that we have recorded reserves for general liability, professional liability, worker's compensation and healthcare benefits, at a level which has substantially mitigated the potential negative impact of adverse developments and/or volatility. In addition, if coverage becomes too difficult or costly to obtain from insurance carriers, we would have to self-insure a greater portion of our risks.

        In May 2006, we began self-insuring our employee health benefits. With respect to our health benefits self-insurance, we do not yet have a meaningful loss history by which to set reserves or premiums, and have consequently employed general industry data that is not specific to our own company to set reserves and premiums. Therefore, our reserves may prove to be insufficient and we may be exposed to significant and unexpected losses.

The geographic concentration of our facilities could leave us vulnerable to an economic downturn, regulatory changes or acts of nature in those areas.

        Our facilities located in California and Arizona account for the majority of our total revenue. As a result of this concentration, the conditions of local economies, changes in governmental rules, regulations and reimbursement rates or criteria, changes in demographics, acts of nature and other factors that may result in a decrease in demand and/or reimbursement for skilled nursing services in these states could have a disproportionately adverse effect on our revenue, costs and results of operations. Moreover, since approximately half of our facilities are located in California, we are particularly susceptible to revenue loss, cost increase or damage caused by natural disasters such as earthquakes or mudslides. In addition, to the extent we acquire additional facilities in Texas, we become more susceptible to revenue loss, cost increase or damage caused by hurricanes or flooding. Any significant loss due to a natural disaster may not be covered by insurance or may exceed our insurance limits and may also lead to an increase in the cost of insurance.

The actions of a national labor union that has been pursuing a negative publicity campaign criticizing our business may adversely affect our revenue and our profitability.

        Unlike many other companies in our industry, we continue to assert our right to inform our employees about our views of the potential impact of unionization upon the workplace generally and upon individual employees. With one exception, to our knowledge the staffs at our facilities that have been approached to unionize have uniformly rejected union organizing efforts. Because approximately half of the workforce at one of our facilities voted to accept the union, we have recognized the union and been engaged in collective bargaining with that union since 2005. If employees of other facilities decide to unionize, our cost of doing business could increase, and we could experience contract delays, difficulty in adapting to a changing regulatory and economic environment, cultural conflicts between unionized and non-unionized employees, and strikes and work stoppages, and we may conclude that affected facilities or operations would be uneconomical to continue operating.

        The unwillingness on the part of both our management and staff to accede to union demands for "neutrality" and other concessions has resulted in a negative labor campaign by at least one labor union, the Service Employees International Union and its local chapter based in Oakland, California. Since 2002, this union has prosecuted a negative retaliatory publicity action, also known as a "corporate campaign," against us and has filed, promoted or participated in multiple legal actions against us. The union's campaign asserts, among other allegations, poor treatment of patients, inferior medical services provided by our employees, poor treatment of our employees, and health code violations by us. In addition, the union has publicly mischaracterized actions taken by the California Department of Health Services against us and our facilities. In numerous cases, the union's allegations have created the false impression that violations and other events that occurred at facilities prior to our acquisition of those facilities were caused by us. Since a large component of our business involves acquiring underperforming and distressed facilities, and improving the quality of operations at these facilities, we may therefore be associated with the past poor performance of these facilities.

        This union, along with other similar agencies and organizations, has demanded focused regulatory oversight and public boycotts of some of our facilities. It has also attempted to pressure hospitals, doctors, insurers and other healthcare providers and professionals to cease doing business with or referring patients to us. If this union or another union is successful in convincing our patients, their families or our referral sources to reduce or cease doing business with us, our revenue may be reduced and our profitability could be adversely affected. Additionally, if we are unable to attract and retain qualified staff due to negative public relations efforts by this or other union organizations, our quality of service and our revenue and profits could decline. Our strategy for responding to union allegations involves clear public disclosure of the union's identity, activities and agenda, and rebuttals to its negative campaign. Our ability to respond to unions, however, may be limited by some state laws, which purport to make it illegal for any recipient of state funds to promote or deter union organizing. For example, such a state law passed by the California Legislature was successfully challenged on the grounds that it was preempted by the National Labor Relations Act, only to have the challenge overturned by the Ninth Circuit in 2006. The case is now before the United States Supreme Court. If the Supreme Court upholds the Ninth Circuit's ruling, our ability to oppose unionization efforts could be hindered, and our business could be negatively affected.

A number of our facilities are operated under master lease arrangements or leases that contain cross-default provisions, and in some cases the breach of a single facility lease could subject multiple facilities to the same risk.

        We occupy approximately 15% of our facilities under agreements that are structured as master leases. Under a master lease, we may lease a large number of geographically dispersed properties through an indivisible lease. Failure to comply with Medicare or Medicaid provider requirements is a default under several of our master lease and debt financing instruments. In addition, other potential defaults related to an individual facility may cause a default of an entire master lease portfolio and could trigger cross-default provisions in our outstanding debt arrangements and other leases, which would have a negative impact on our capital structure and our ability to generate future revenue, and could interfere with our ability to pursue our growth strategy. With an indivisible lease, it is difficult to restructure the composition of the portfolio or economic terms of the lease without the consent of the landlord. In addition, we occupy approximately 25% of our facilities under individual facility leases that are held by the same or related landlords, the largest of which covers eight of our facilities and represented 0.8% and 6.6% of our net income for the year ended December 31, 2006 and the three months ended March 31, 2007, respectively. These leases typically contain cross-default provisions that could cause a default at one facility to trigger a technical default with respect to one or more other locations, potentially subjecting us to the various remedies available to the landlords under each of the related leases.

Failure to generate sufficient cash flow to cover required payments or meet operating covenants under our long-term debt, mortgages and long-term operating leases could result in defaults under such agreements and cross-defaults under other debt, mortgage or operating lease arrangements, which could harm our operations and cause us to lose facilities or experience foreclosures.

        At March 31, 2007, we had $64.3 million of outstanding indebtedness under our Third Amended and Restated Loan Agreement (the "Term Loan"), our Amended and Restated Loan and Security Agreement (the "Revolver"), mortgage notes and note payable and $169.5 million of operating lease obligations. We intend to continue financing our facilities through mortgage financing, long-term operating leases and other types of financing, including borrowings under our lines of credit and future credit facilities we may obtain.

        We may not generate sufficient cash flow from operations to cover required interest, principal and lease payments. In addition, from time to time the financial performance of one or more of our mortgaged facilities may not comply with the required operating covenants under the terms of the mortgage. Any non-payment, noncompliance or other default under our financing arrangements could, subject to cure provisions, cause the lender to foreclose upon the facility or facilities securing such indebtedness or, in the case of a lease, cause the lessor to terminate the lease, each with a consequent loss of revenue and asset value to us or a loss of property. Furthermore, in many cases, indebtedness is secured by both a mortgage on one or more facilities, and a guaranty by us. In the event of a default under one of these scenarios, the lender could avoid judicial procedures required to foreclose on real property by declaring all amounts outstanding under the guaranty immediately due and payable, and requiring us to fulfill our obligations to make such payments. If any of these scenarios were to occur, our financial condition would be adversely affected. For tax purposes, a foreclosure on any of our properties would be treated as a sale of the property for a price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but would not receive any cash proceeds, which would negatively impact our earnings and cash position. Further, because our mortgages and operating leases generally contain cross-default and cross-collateralization provisions, a default by us related to one facility could affect a significant number of other facilities and their corresponding financing arrangements and operating leases.

        Because our Term Loan, mortgage and lease obligations are fixed expenses and secured by specific assets, and because our revolving loan obligations are secured by virtually all of our assets, if reimbursement rates, patient acuity mix or occupancy levels decline, or if for any reason we are unable to meet our loan or lease obligations, we may not be able to cover our costs and some or all our assets may become at risk. Our ability to make payments of principal and interest on our indebtedness and to make lease payments on our operating leases depends upon our future performance, which will be subject to general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control. If we are unable to generate sufficient cash flow from operations in the future to service our debt or to make lease payments on our operating leases, we may be required, among other things, to seek additional financing in the debt or equity markets, refinance or restructure all or a portion of our indebtedness, sell selected assets, reduce or delay planned capital expenditures or delay or abandon desirable acquisitions. Such measures might not be sufficient to enable us to service our debt or to make lease payments on our operating leases. The failure to make required payments on our debt or operating leases or the delay or abandonment of our planned growth strategy could result in an adverse effect on our future ability to generate revenue and sustain profitability. In addition, any such financing, refinancing or sale of assets might not be available on terms that are economically favorable to us, or at all.

Our existing credit facilities and mortgage loans contain restrictive covenants and any default under such facilities or loans could result in a freeze on additional advances, the acceleration of indebtedness, the termination of leases, or cross-defaults, any of which would negatively impact our liquidity and inhibit our ability to grow our business and increase revenue.

        Our outstanding credit facilities and mortgage loans contain restrictive covenants and require us to maintain or satisfy specified coverage tests on a consolidated basis and on a facility or facilities basis. These restrictions and operating covenants include, among other things, requirements with respect to occupancy, debt service coverage and project yield. The debt service coverage ratios are generally calculated as revenue less operating costs, including an implied management fee and a reserve for capital expenditures, divided by the outstanding principal and accrued interest under the debt. These restrictions may interfere with our ability to obtain additional advances under existing credit facilities or to obtain new financing or to engage in other business activities, which may inhibit our ability to grow our business and increase revenue. At times in the past we have failed to timely deliver audited financial statements to our lender as required under our loan covenants. In each such case, we obtained waivers from our lender. In addition, in December 2000 we were unable to make balloon payments due under two mortgages on one of our facilities, but we were able to negotiate extensions with both lenders, and paid off both loans in January 2001 as required by the terms of the extensions. If we fail to comply with any of our loan requirements, or if we experience any defaults, then the related indebtedness could become immediately due and payable prior to its stated maturity date. We may not be able to pay this debt if it becomes immediately due and payable.

If we decide to expand our presence in the assisted living industry, we would become subject to risks in a market in which we have limited experience.

        The majority of our facilities have historically been skilled nursing facilities. If we decide to expand our presence in the assisted living industry, our existing overall business model would change and we would become subject to risks in a market in which we have limited experience. Although assisted living operations generally have lower costs and higher margins than skilled nursing, they typically generate lower overall revenue than skilled nursing operations. In addition, assisted living revenue is derived primarily from private payors as opposed to government reimbursement. In most states, skilled nursing and assisted living are regulated by different agencies, and we have less experience with the agencies that regulate assisted living. In general, we believe that assisted living is a more competitive industry than skilled nursing. If we decided to expand our presence in the assisted living industry, we would have to change our existing business model, which could have an adverse affect on our business.

If our referral sources fail to view us as an attractive skilled nursing provider, or if our referral sources otherwise refer fewer patients, our patient base may decrease.

        We rely significantly on appropriate referrals from physicians, hospitals and other healthcare providers in the communities in which we deliver our services to attract appropriate residents and patients to our facilities. Our referral sources are not obligated to refer business to us and may refer business to other healthcare providers. We believe many of our referral sources refer business to us as a result of the quality of our patient care and our efforts to establish and build a relationship with our referral sources. If we lose, or fail to maintain, existing relationships with our referral resources, fail to develop new relationships, or if we are perceived by our referral sources as not providing high quality patient care, our occupancy rate and the quality of our patient mix could suffer. In addition, if any of our referral sources have a reduction in patients whom they can refer due to a decrease in their business, our occupancy rate and the quality of our patient mix could suffer.

We may need additional capital to fund our operations and finance our growth, and we may not be able to obtain it on terms acceptable to us, or at all, which may limit our ability to grow.

        Continued expansion of our business through the acquisition of existing skilled nursing facilities, expansion of our existing facilities or construction of new facilities may require additional capital, particularly if we were to accelerate our acquisition and expansion plans. Financing may not be available to us or may be available to us only on terms that are not favorable. In addition, some of our outstanding indebtedness and long-term leases restrict, among other things, our ability to incur additional debt. If we are unable to raise additional funds or obtain additional funds on terms acceptable to us, we may have to delay or abandon some or all of our growth strategies. Further, if additional funds are raised through the issuance of additional equity securities, the percentage ownership of our stockholders would be diluted. Any newly issued equity securities may have rights, preferences or privileges senior to those of our common stock.

Delays in reimbursement may cause liquidity problems.

        If we experience problems with our information systems or if issues arise with Medicare, Medicaid or other payors, we may encounter delays in our payment cycle. From time to time, we have experienced such delays as a result of government payors instituting planned reimbursement delays for budget balancing purposes or as a result of prepayment reviews. Any future timing delay may cause working capital shortages. As a result, working capital management, including prompt and diligent billing and collection, is an important factor in our results of operations and liquidity. Our working capital management procedures may not successfully ameliorate the effects of any delays in our receipt of payments or reimbursements. Accordingly, such delays could have an adverse effect on our liquidity and financial condition.

Compliance with the regulations of the Department of Housing and Urban Development may require us to make unanticipated expenditures which could increase our costs.

        Four of our facilities are currently subject to regulatory agreements with the Department of Housing and Urban Development ("HUD") that give the Commissioner of HUD broad authority to require us to be replaced as the operator of those facilities in the event that the Commissioner determines there are operational deficiencies at such facilities under HUD regulations. Recently, one of our HUD-insured mortgaged facilities did not pass its HUD inspection. Following an unsuccessful appeal of the decision, we requested a re-inspection. If our facility fails the re-inspection, the HUD Commissioner could exercise its authority to replace us as the facility operator. In such event, we could be forced to repay the HUD mortgage on this facility to avoid being replaced as the facility operator, which would negatively impact our cash and financial condition. This alternative is not available to us if any of our other three HUD-insured facilities were determined by HUD to be operationally deficient because they are leased facilities. Compliance with HUD's requirements can often be difficult because these requirements are not always consistent with the requirements of other federal and state agencies. Appealing a failed inspection can be costly and time-consuming and, if we do not successfully remediate the failed inspection, we could be precluded from obtaining HUD financing in the future or we may encounter limitations or prohibitions on our operation of HUD-insured facilities.

Upkeep of healthcare properties is capital intensive, requiring us to continually direct financial resources to the maintenance and enhancement of our facilities and equipment.

        Our ability to maintain and enhance our facilities and equipment in a suitable condition to meet regulatory standards, operate efficiently and remain competitive in our markets requires us to commit substantial resources to continued investment in our facilities and equipment. Some of our competitors may operate facilities that are not as old as ours, or may appear more modernized than our facilities, and therefore may be more attractive to prospective patients. We are sometimes more aggressive than our competitors in capital spending to address issues that arise in connection with aging facilities. If we are unable to direct the necessary financial and human resources to the maintenance, upgrade and modernization of our facilities and equipment, our business may suffer.

Failure to comply with existing environmental laws could result in increased expenditures, litigation and potential loss to our business and in our asset value.

        Our operations are subject to regulations under various federal, state and local environmental laws, primarily those relating to the handling, storage, transportation, treatment and disposal of medical waste; the identification and warning of the presence of asbestos-containing materials in buildings, as well as the encapsulation or removal of such materials; and the presence of other substances in the indoor environment.

        Our facilities generate infectious or other hazardous medical waste due to the illness or physical condition of the patients. Each of our facilities has an agreement with a waste management company for the proper disposal of all infectious medical waste, but the use of a waste management company does not immunize us from alleged violations of such laws for operations for which we are responsible even if carried out by a third party, nor does it immunize us from third-party claims for the cost to cleanup disposal sites at which such wastes have been disposed.

        Some of the facilities we lease, own or may acquire may have asbestos-containing materials. Federal regulations require building owners and those exercising control over a building's management to identify and warn their employees and other employers operating in the building of potential hazards posed by workplace exposure to installed asbestos-containing materials and potential asbestos-containing materials in their buildings. Significant fines can be assessed for violation of these regulations. Building owners and those exercising control over a building's management may be subject to an increased risk of personal injury lawsuits. Federal, state and local laws and regulations also govern the removal, encapsulation, disturbance, handling and disposal of asbestos-containing materials and potential asbestos-containing materials when such materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a building. Such laws may impose liability for improper handling or a release into the environment of asbestos-containing materials and potential asbestos-containing materials and may provide for fines to, and for third parties to seek recovery from, owners or operators of real properties for personal injury or improper work exposure associated with asbestos-containing materials and potential asbestos-containing materials. The presence of asbestos-containing materials, or the failure to properly dispose of or remediate such materials, also may adversely affect our ability to attract and retain patients and staff, to borrow using such property as collateral or to make improvements to such property.

        The presence of mold, lead-based paint, underground storage tanks, contaminants in drinking water, radon and/or other substances at any of the facilities we lease, own or may acquire may lead to the incurrence of costs for remediation, mitigation or the implementation of an operations and maintenance plan and may result in third party litigation for personal injury or property damage. Furthermore, in some circumstances, areas affected by mold may be unusable for periods of time for repairs, and even after successful remediation, the known prior presence of extensive mold could adversely affect the ability of a facility to retain or attract patients and staff and could adversely affect a facility's market value and ultimately could lead to the temporary or permanent closure of the facility.

        If we fail to comply with applicable environmental laws, we would face increased expenditures in terms of fines and remediation of the underlying problems, potential litigation relating to exposure to such materials, and a potential decrease in value to our business and in the value of our underlying assets.

        We are unable to predict the future course of federal, state and local environmental regulation and legislation. Changes in the environmental regulatory framework could result in increased costs. In addition, because environmental laws vary from state to state, expansion of our operations to states where we do not currently operate may subject us to additional restrictions in the manner in which we operate our facilities.

If we fail to safeguard the monies held in our patient trust funds, we will be required to reimburse such monies, and we may be subject to citations, fines and penalties

        Each of our facilities is required by federal law to maintain a patient trust fund to safeguard certain assets of their residents and patients. If any money held in a patient trust fund is misappropriated, we are required to reimburse the patient trust fund for the amount of money that was misappropriated. In 2005 we became aware of two separate and unrelated instances of employees misappropriating approximately $370,000 in patient trust funds, some of which was recovered from the employees and some of which we were required to reimburse from Company funds. If any monies held in our patient trust funds are misappropriated in the future and are unrecoverable, we will be required to reimburse such monies, and we may be subject to citations, fines and penalties pursuant to federal and state laws.

We are a holding company with no operations and rely upon our multiple independent operating subsidiaries to provide us with the funds necessary to meet our financial obligations. Liabilities of any one or more of our subsidiaries could be imposed upon us or our other subsidiaries.

        We are a holding company with no direct operating assets, employees or revenues. Each of our facilities is operated through a separate, wholly-owned, independent subsidiary, which has its own management, employees and assets. Our principal assets are the equity interests we directly or indirectly hold in our multiple operating and real estate holding subsidiaries. As a result, we are dependent upon distributions from our subsidiaries to generate the funds necessary to meet our financial obligations and pay dividends. Our subsidiaries are legally distinct from us and have no obligation to make funds available to us. The ability of our subsidiaries to make distributions to us will depend substantially on their respective operating results and will be subject to restrictions under, among other things, the laws of their jurisdiction of organization, which may limit the amount of funds available for distribution to investors or shareholders, agreements of those subsidiaries, the terms of our financing arrangements and the terms of any future financing arrangements of our subsidiaries.

Risks Related to This Offering and Ownership of our Common Stock

We may not be able to pay or maintain dividends and the failure to do so would adversely affect our stock price.

        Our ability to pay and maintain cash dividends is based on many factors, including our ability to make and finance acquisitions, our ability to negotiate favorable lease and other contractual terms, anticipated operating cost levels, the level of demand for our beds, the rates we charge and actual results that may vary substantially from estimates. Some of the factors are beyond our control and a change in any such factor could affect our ability to pay or maintain dividends. In addition, our Revolver with General Electric Capital Corporation (the "Lender") restricts our ability to pay dividends to stockholders if we are in default under this agreement.

        We may not be able to pay or maintain dividends, and we may at any time elect not to pay dividends but to retain cash for other purposes. We also cannot assure you that the level of dividends will be maintained or increase over time or that increases in demand for our beds and monthly patient fees will increase our actual cash available for dividends to stockholders. It is possible that we may pay dividends in a future period that may exceed our net income for such period. The failure to pay or maintain dividends would adversely affect our stock price.

An active market for our shares of common stock may never develop, which could make it difficult for you to sell your shares of common stock and could affect the value of your investment.

        There has not been a public market for our common stock. An active trading market for our common stock may not develop following this offering. You may not be able to sell your shares quickly or at the market price if trading in our common stock is not active. The initial public offering price for the shares will be determined by negotiations between us and representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. Please see "Underwriting" for more information regarding our arrangements with the underwriters and the factors considered in setting the initial public offering price.

If the ownership of our common stock continues to be highly concentrated, it may prevent you and other stockholders from influencing significant corporate decisions and may result in conflicts of interest that could cause our stock price to decline.

        Following the completion of this offering, our executive officers, directors and their affiliates will beneficially own or control approximately            % of the outstanding shares of our common stock, of which Roy Christensen, our Chairman of the board of directors, Christopher Christensen, our President and Chief Executive Officer, and Gregory Stapley, our General Counsel, will beneficially own approximately            %,            % and            %, respectively, of the outstanding shares. Accordingly, our current executive officers, directors and their affiliates, if they act together, will have substantial control over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transactions. These stockholders may also delay or prevent a change of control of us, even if such a change of control would benefit our other stockholders. The significant concentration of stock ownership may adversely affect the trading price of our common stock due to investors' perception that conflicts of interest may exist or arise.

If securities or industry analysts do not publish research or reports about our business, if they change their recommendations regarding our stock adversely or if our operating results do not meet their expectations, our stock price and trading volume could decline.

        The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock or if our operating results do not meet their expectations, our stock price could decline.

The market price and trading volume of our common stock may be volatile, which could result in rapid and substantial losses for our stockholders.

        Even if an active trading market develops, the market price of our common stock may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines, you may be unable to resell your shares at or above your purchase price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. In the past, when the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending or settling the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business.

Future offerings of debt or equity securities by us may adversely affect the market price of our common stock.

        In the future, we may attempt to increase our capital resources by offering debt or additional equity securities, including commercial paper, medium-term notes, senior or subordinated notes, series of preferred shares or shares of our common stock. Upon liquidation, holders of our debt securities and preferred shares, and lenders with respect to other borrowings, would receive a distribution of our available assets prior to any distribution to the holders of our common stock. Additional equity offerings may dilute the economic and voting rights of our existing stockholders or reduce the market price of our common stock, or both. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock bear the risk of our future offerings reducing the market price of our common stock and diluting their share holdings in us.

        After this offering, we will have an aggregate of            shares of common stock authorized but unissued and not reserved for issuance under our option plans. We may issue all of these shares without any action or approval by our stockholders. We intend to continue to actively pursue acquisitions of skilled nursing facilities and may issue shares of common stock in connection with these acquisitions.

        Any shares issued in connection with our acquisitions, the exercise of outstanding stock options or otherwise would dilute the holdings of the investors who purchase our shares in this offering.

New investors in our common stock will experience immediate and substantial dilution.

        The offering price of our common stock will be substantially higher than the net tangible book value per share of our existing common stock. As a result, purchasers of our common stock in this offering will incur immediate and substantial dilution of $                        in pro forma as adjusted net tangible book value per share of common stock, based on an assumed public offering price of $                        per share (the midpoint of the price range set forth on the cover of this prospectus).

We have broad discretion with respect to the application of the net proceeds obtained from this offering and may not use these funds in a manner which you would approve.

        We will have broad discretion as to the application of the net proceeds from this offering. We intend to use the net proceeds of this offering to fund possible future acquisitions of skilled nursing facilities and businesses engaged in activities that are similar or complementary to our business, to fund expansions at our existing facilities and the development and construction of new skilled nursing facilities, and for general corporate purposes, including working capital. We may not use these funds in a manner which you would approve.

The number of shares eligible for sale following this offering may depress the market price of our common stock.

        Sales of a substantial number of shares of our common stock in the public market, or the perception that substantial sales may occur, could cause the market price of our common stock to decrease. Based on the shares of our common stock outstanding as of March 31, 2007, immediately after the completion of this offering, we will have            shares of common stock outstanding assuming no exercise of the underwriters' over-allotment option. In general, the shares sold in this offering will be freely transferable without restriction or additional registration under the Securities Act of 1933, as amended, or the Securities Act. In addition, all of the remaining            shares of common stock that will be outstanding after this offering will be available for sale in the public markets pursuant to

Rule 144 or Rule 701 promulgated under the Securities Act, subject to lock-up agreements entered into by our directors, executive officers and certain stockholders. D.A. Davidson & Co. may, in its sole discretion, permit any director, executive officer, employee or stockholder who is subject to this lock-up to sell shares prior to the expiration of their respective lock-up agreements. Such lock-up agreements will expire 180 days after the execution of the underwriting agreement, unless extended an additional 18 days under certain circumstances. As such,            of the shares of common stock subject to such lock-up agreements will be immediately eligible for resale in the public markets and the remaining            shares subject to such lock-up agreements held by our directors, executive officers and other affiliates will be subject to the volume limitations under Rule 144 promulgated under the Securities Act.

        After the completion of this offering, we intend to register, under one or more registration statements on Form S-8, approximately            shares of our common stock that are issuable under our 2001 Stock Option Deferred Stock and Restricted Stock Plan and our 2005 Stock Incentive Plan, and            shares of our common stock that are issuable under our 2007 Omnibus Incentive Plan. Once we register these shares, all of such shares can be freely sold in the public markets upon issuance, subject to the lock-up agreements described above and any applicable vesting restrictions and, for our executive officers, directors and their affiliates, subject also to the limitations of Rule 144 other than the holding period.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could result in a restatement of our financial statements, cause investors to lose confidence in our financial statements and our company and have a material adverse effect on our business and stock price.

        We produce our consolidated financial statements in accordance with the requirements of GAAP, but our internal accounting controls may not currently meet all standards applicable to companies with publicly traded securities. Effective internal controls are necessary for us to provide reliable financial reports to help mitigate the risk of fraud and to operate successfully as a publicly traded company. As a public company, we will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, which will require annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm. This requirement will apply to us starting with our annual report for the year ended December 31, 2008.

        During fiscal year 2006 we identified certain accounting errors in our financial statements for the three years ended December 31, 2005. These errors primarily related to the appropriate classification of self-insurance liabilities between short-term and long-term. As a result of discovering these errors, we undertook a further review of our historical financial statements and identified similar reclassifications to deferred taxes and captive insurance subsidiary cash and cash equivalents. Following this review, our board of directors and independent registered public accounting firm concluded that an amendment of our consolidated financial statements, which included the restatement of our financial statements for the three years ended December 31, 2005, was necessary. It was not deemed that these errors were caused by a significant deficiency or material weakness in internal controls over financial reporting.

        As we prepare to comply with Section 404, we may identify significant deficiencies or errors that we may not be able to remediate in time to meet our deadline for compliance with Section 404. Testing and maintaining internal controls can divert our management's attention from other matters that are important to our business. We may not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 or our independent registered public accounting firm may not be able or willing to issue a favorable assessment if we conclude that our internal controls over financial reporting are not effective. If either we are unable to conclude that we have effective internal controls over financial reporting or our independent registered public accounting firm is unable to provide us with an unqualified report as required by Section 404, investors could lose confidence in our reported financial information and our company, which could result in a decline in the market price of our common stock, and cause us to fail to meet our reporting obligations in the future, which in turn could impact our ability to raise additional financing if needed in the future.

        If we fail to implement the requirements of Section 404 in a timely manner, we may also be subject to sanctions or investigation by regulatory authorities such as the Securities and Exchange Commission or NASDAQ.

The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act and the requirements of the Sarbanes-Oxley Act, may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

        As a public company, we will need to comply with laws, regulations and requirements, certain corporate governance provisions of the Sarbanes-Oxley Act of 2002, related regulations of the Securities and Exchange Commission, and requirements of NASDAQ, with which we are not required to comply as a private company. As a result, we will incur significant legal, accounting and other expenses that we did not incur as a private company. Complying with these statutes, regulations and requirements will occupy a significant amount of the time of our board of directors and management, will require us to have additional finance and accounting staff, may make it more difficult to attract and retain qualified officers and members of our board of directors, particularly to serve on our audit committee, and make some activities more difficult, time consuming and costly. Among other things, we will need to:

  •
  institute a more comprehensive compliance function;

  •
  establish new internal policies, such as those relating to disclosure controls and procedures and insider trading;

  •
  design, establish, evaluate and maintain a system of internal control over financial reporting in compliance with the requirements of Section 404 and the related rules and regulations of the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

  •
  prepare and distribute periodic reports in compliance with our obligations under the federal securities laws;

  •
  involve and retain to a greater degree outside counsel and accountants in the above activities; and

  •
  establish an investor relations function.

        If we are unable to accomplish these objectives in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies could be impaired. If our finance and accounting personnel insufficiently support us in fulfilling these public-company compliance obligations, or if we are unable to hire adequate finance and accounting personnel, we could face significant legal liability, which could have a material adverse effect on our financial condition and results of operations. Furthermore, if we identify any issues in complying with those requirements (for example, if we or our independent registered public accountants identified a material weakness or significant deficiency in our internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect us, our reputation or investor perceptions of us.

        In addition, we also expect that being a public company subject to these rules and regulations will require us to modify our director and officer liability insurance, and we may be required to accept reduced policy limits or incur substantially higher costs to obtain the same or similar coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, and qualified executive officers.

Our amended and restated certificate of incorporation, amended and restated bylaws and Delaware law will contain provisions that could discourage transactions resulting in a change in control, which may negatively affect the market price of our common stock.

        In addition to the effect that the concentration of ownership by our significant stockholders may have, our amended and restated certificate of incorporation and our amended and restated bylaws will contain provisions that may enable our management to resist a change in control. These provisions may discourage, delay or prevent a change in the ownership of our company or a change in our management, even if doing so might be beneficial to our stockholders. In addition, these provisions could limit the price that investors would be willing to pay in the future for shares of our common stock. Such provisions, to be set forth in our amended and restated certificate of incorporation or amended and restated bylaws, each of which will be effective upon the completion of this offering, include:

  •
  our board of directors will be authorized, without prior stockholder approval, to create and issue preferred stock, commonly referred to as "blank check" preferred stock, with rights senior to those of common stock;

  •
  advance notice requirements for stockholders to nominate individuals to serve on our board of directors or to submit proposals that can be acted upon at stockholder meetings;

  •
  our board of directors will be classified so not all members of our board are elected at one time, which may make it more difficult for a person who acquires control of a majority of our outstanding voting stock to replace our directors;

  •
  stockholder action by written consent will be limited;

  •
  special meetings of the stockholders will be permitted to be called only by the chairman of our board of directors, our chief executive officer or by a majority of our board of directors;

  •
  stockholders will not be permitted to cumulate their votes for the election of directors;

  •
  newly created directorships resulting from an increase in the authorized number of directors or vacancies on our board of directors will be filled only by majority vote of the remaining directors;

  •
  our board of directors will be expressly authorized to make, alter or repeal our bylaws; and

  •
  stockholders will be permitted to amend our bylaws only upon receiving at least a majority of the votes entitled to be cast by holders of all outstanding shares then entitled to vote generally in the election of directors, voting together as a single class.

        These and other provisions in our amended and restated certificate of incorporation, amended and restated bylaws and Delaware law could discourage acquisition proposals and make it more difficult or expensive for stockholders or potential acquirers to obtain control of our board of directors or initiate actions that are opposed by our then-current board of directors, including delaying or impeding a merger, tender offer or proxy contest involving us. Any delay or prevention of a change of control transaction or changes in our board of directors could cause the market price of our common stock to decline.

FORWARD-LOOKING STATEMENTS

        Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Industry," "Business," "Compensation Discussion and Analysis" and elsewhere in this prospectus may contain forward-looking statements which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as "outlook," "believes," "expects," "potential," "continues," "may," "should," "seeks," "approximately," "predicts," "intends," "plans," "estimates," "anticipates" or the negative version of those words or other comparable words. Any forward-looking statements contained in this prospectus are based upon the historical performance of our subsidiaries and on our current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us, the underwriters or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to, the following risks:

  •
  federal and state changes to reimbursement and other aspects of Medicare and Medicaid;

  •
  the effect of federal and state government laws and regulations on our business;

  •
  preclusion from participating in federal or state healthcare programs, including, Medicare and Medicaid;

  •
  state efforts to regulate or deregulate healthcare services or the construction or expansion of healthcare facilities;

  •
  overbuilding in certain markets, increased competition and increased operating costs;

  •
  any changes in the acuity mix of patients in our facilities as well as payor mix and payment methodologies;

  •
  increased competition for or a shortage of nurses and other skilled personnel;

  •
  the inability to expand occupancy or to improve patient mix at our facilities;

  •
  diversion of material time, resources and attention from our management team and staff away from our business to respond to government probe reviews and/or investigations;

  •
  competition from other healthcare providers in attracting patients and residents to our facilities;

  •
  difficulties in completing future facility acquisitions and efficiently integrating acquired facilities;

  •
  the achievement and maintenance of competitive quality of care ratings from CMS and private organizations engaged in similar monitoring activities;

  •
  the geographic concentration of our facilities;

  •
  significant legal actions and liability claims;

  •
  increases in the expense or difficulty in obtaining insurance coverage;

  •
  exposure through our self-insurance programs to significant and unexpected losses;

  •
  the departure or other loss of our management team and facility leaders;

  •
  the effect of a breach of a single facility lease on a master-lease or other leases with the same landlord;

  •
  the failure to comply with the restrictive covenants and other provisions of our long-term debt, mortgages and long-term operating leases;

  •
  our dependence upon receiving funds from multiple, independent operating subsidiaries;

  •
  our referral sources referring fewer patients to our facilities; and

  •
  the termination of our patient admission agreements and the resulting vacancies in our facilities.

        A further description of these risks and other risks that may affect our business is described in the section entitled "Risk Factors" beginning on page 10 of this prospectus. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. We do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

        If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we may have projected. Any forward-looking statements you read in this prospectus reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, financial condition, growth strategy and liquidity. You should specifically consider the factors identified in this prospectus that could cause actual results to differ before making an investment decision.

USE OF PROCEEDS

        The net proceeds from our sale of                shares of common stock in this offering are estimated to be approximately $                based on an assumed initial public offering price of $                per share (the midpoint of the price range set forth on the cover of this prospectus), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. The shares of common stock that may be purchased by the underwriters upon exercise of their over-allotment option are shares outstanding before this offering and not additional shares issuable by us. If the underwriters' over-allotment option is exercised in full, it is estimated that the selling stockholders' net proceeds will be approximately $                  . We will not receive any of the proceeds from the sale of shares of our common stock offered by the selling stockholders pursuant to the exercise, if any, of the over-allotment option.

        We currently plan to use a portion of the net proceeds from this offering to acquire additional skilled nursing facilities, for improvements and upgrades to our existing facilities and to pay down debt. We currently have approximately $12.0 million budgeted for significant capital refurbishments at existing facilities in 2007. As of July 20, 2007, we held options to purchase 12 of our facilities, of which three become exercisable in the next two years. We will consider exercising some or all of such options as they become exercisable and may use a portion of the net proceeds to pay the purchase price for these facilities. We anticipate paying off our $2.1 million mortgage note in 2008, and we will also consider paying off all or a portion of our short-term debt, if any, that is incurred in connection with facility acquisitions.

        We expect to use the remainder of the net proceeds from this offering for working capital and for general corporate purposes.

        As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds from this offering. The amounts actually expended for the purposes indicated above will depend upon a number of factors, including the availability of suitable additional skilled nursing facilities, the related lease rates and acquisition costs, the status of the real estate market, construction and related materials costs, as well as other industry related factors. Accordingly, our management will retain broad discretion in the allocation of the net proceeds from this offering. Pending their use, we anticipate investing the net proceeds from this offering in short-term, interest-bearing, investment-grade securities.

DIVIDEND POLICY

        We paid annual cash dividends for 2002 and 2003, and commenced paying quarterly dividends for the first quarter of 2004. We have paid cash dividends to our stockholders in each quarter since then. The aggregate cash dividends we have paid to our stockholders are as follows:

Dividend Per Share	Date Paid	Aggregate Dividend Paid
		(in thousands)
$0.015	May 28, 2003	$240
$0.025	February 18, 2004	$408
$0.01	May 25, 2004	$164
$0.01	July 28, 2004	$167
$0.015	November 1, 2004	$252
$0.015	February 4, 2005	$252
$0.02	April 29, 2005	$338
$0.02	July 29, 2005	$331
$0.02	October 28, 2005	$333
$0.03	January 31, 2006	$500
$0.03	April 28, 2006	$490
$0.03	July 28, 2006	$492
$0.03	November 1, 2006	$493
$0.04	January 30, 2007	$657
$0.04	April 30, 2007	$658
$0.04	July 31, 2007(1)	$658

(1)
Dividend declared to stockholders of record as of June 30, 2007, which is expected to be paid by July 31, 2007.

        We do not have a formal dividend policy but we currently intend to continue to pay regular quarterly dividends to the holders of our common stock. Historically, we have paid aggregate dividends equal to 5% to 10% of our net income. However, future dividends will continue to be at the discretion of our board of directors and we may or may not continue to pay dividends at such rate. We expect that the payment of dividends will depend on many factors, including our results of operations, financial condition and capital requirements, earnings, general business conditions, legal restrictions on the payment of dividends and other factors the board of directors deems relevant. The loan and security agreement governing our revolving line of credit with General Electric Capital Corporation restricts our ability to pay dividends to stockholders if we are in default under this agreement. In addition, we are a holding company with no direct operating assets, employees or revenues. As a result, we are dependent upon distributions from our independent operating subsidiaries to generate the funds necessary to meet our financial obligations and pay dividends. It is possible that in certain quarters, we may pay dividends that exceed our net income for such period as calculated in accordance with GAAP.

CAPITALIZATION

        The following table summarizes our cash and cash equivalents and our capitalization at March 31, 2007:

  •
  on an actual basis;

  •
  on a pro forma basis to reflect the conversion of all of our outstanding preferred stock into an aggregate of 2,741,180 shares of common stock upon the closing of this offering; and

  •
  on a pro forma as adjusted basis to reflect (a) the conversion of all of our outstanding preferred stock into an aggregate of 2,741,180 shares of common stock upon the closing of this offering; and (b) our issuance of                                    shares of common stock at an assumed initial public offering price of $                        per share (the midpoint of the range set forth on the cover of this prospectus), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

        The pro forma information below is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	March 31, 2007
	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands, except share and per share data)
Cash and cash equivalents	$16,409	$16,409

Long-term debt, including current maturities	64,270	64,270
Series A redeemable convertible preferred stock, $0.001 par value; 1,000,000 shares authorized; 685,295 shares issued and outstanding, actual; no shares issued and outstanding, pro forma or pro forma as adjusted	2,725	—
Stockholders' equity:
Common stock, $0.001 par value; 20,000,000 shares authorized; 13,705,200 shares issued and outstanding, actual; 16,446,380 shares issued and outstanding, pro forma; shares issued and outstanding, pro forma as adjusted	14	17
Additional paid-in capital	1,530	4,252
Retained earnings	57,863	57,863
Common stock in treasury, at cost, 745,000 shares	(4,784)	(4,784)

Total stockholders' equity	54,623	57,348

Total capitalization	$121,618	$121,618

The table above excludes, as of March 31, 2007:

  •
  1,164,400 shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $6.20 per share; and

  •
  shares of common stock reserved for future grant or issuance under our 2007 Omnibus Incentive Plan, which will become effective in connection with the completion of this offering.

        For additional information regarding our capital structure, see "Compensation Discussion and Analysis—Employee Benefit Plans," "Description of Capital Stock" and Notes 10, 11 and 12 of the Notes to the Consolidated Financial Statements.

DILUTION

        If you invest in our common stock in this offering, your interest will be diluted immediately to the extent of the difference between the initial public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after completion of this offering. Our pro forma net tangible book value as of March 31, 2007 was approximately $51.8 million, or $3.15 per share of common stock. Pro forma net tangible book value per share represents our total tangible assets less total liabilities divided by the number of shares of our common stock outstanding as of March 31, 2007 after giving effect to the conversion of all of our outstanding preferred stock into common stock upon the closing of this offering. After giving effect to the conversion of all of our outstanding preferred stock into common stock immediately prior to the closing of this offering, and our sale of                shares of common stock offered by this prospectus at the assumed public offering price of $            per share (the midpoint of the range on the front cover of this prospectus) and the receipt and application of those net proceeds, our pro forma net tangible book value as of March 31, 2007 would have been $            million, or $            per share of common stock. This represents an immediate increase in pro forma net tangible book value of $            per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of $            per share to investors purchasing common stock in this offering.

        The following table illustrates this per share dilution:

Assumed initial public offering price per share		$
Pro forma net tangible book value per share as of March 31, 2007	$
Increase per share attributable to new investors	$
Pro forma net tangible book value per share after this offering		$
Dilution per share to new investors		$

        The following table summarizes on a pro forma as adjusted basis as of March 31, 2007, the difference between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and by new investors, assuming an initial public offering price of $                        per share (the midpoint of the range on the front cover of this prospectus) and before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration
					Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	16,446,380%		$3,208,699%		$0.20
New investors

Total		100.0%		100.0%

        If the underwriters exercise their over-allotment option in full, the number of shares held by new investors will increase to            , or      % of the total number of shares of common stock outstanding after this offering.

        The foregoing discussion and tables assume no exercise of any stock options outstanding as of March 31, 2007. To the extent that these options are exercised, new investors will experience further dilution. As of March 31, 2007, options to purchase 1,164,400 shares of our common stock were outstanding at a weighted average exercise price of $6.20 per share. Assuming all of our outstanding options are exercised, new investors will own approximately      % of the total number of shares of common stock outstanding after this offering while contributing approximately      % of the total consideration for such shares. Assuming all of our outstanding options are exercised, pro forma net tangible book value before this offering at March 31, 2007 would be $            per share, representing an immediate increase of $            per share to our existing stockholders, and, after giving effect to the sale of shares of common stock in this offering, there would be an immediate dilution of $            per share to new investors in this offering.

SELECTED CONSOLIDATED FINANCIAL DATA

        Our consolidated statement of income data for the years ended December 31, 2004, 2005 and 2006 and the consolidated balance sheet data as of December 31, 2005 and 2006 included in this prospectus have been derived from our audited consolidated financial statements included herein. The consolidated statement of income data for the years ended December 31, 2002 and 2003 and the consolidated balance sheet data as of December 31, 2002, 2003 and 2004 have been derived from our audited consolidated financial statements that are not included in this prospectus. The consolidated statement of income data for the three months ended March 31, 2006 and 2007 and the consolidated balance sheet data as of March 31, 2007 are derived from our unaudited consolidated financial statements included herein. Historical results are not necessarily indicative of future results. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31,					Three Months Ended March 31,
	2002	2003	2004	2005	2006	2006	2007
	(in thousands, except share and per share data)
Consolidated Statement of Income Data:
Revenue	$102,103	$158,007	$244,536	$300,850	$358,574	$83,532	$97,978
Expenses:
Cost of services (exclusive of facility rent and depreciation and amortization shown separately below)	84,380	128,522	199,986	239,379	284,847	65,601	80,847
Facility rent—cost of services	6,777	9,964	14,773	16,118	16,404	4,055	4,155
General and administrative expense	4,115	6,246	8,537	10,909	14,210	3,260	3,746
Depreciation and amortization	915	1,229	1,934	2,458	4,221	752	1,532

Total expenses	96,187	145,961	225,230	268,864	319,682	73,668	90,280
Income from operations	5,916	12,046	19,306	31,986	38,892	9,684	7,698
Other income (expense):
Interest expense	(1,104)	(1,268)	(1,565)	(2,035)	(2,990)	(578)	(1,169)
Interest income	8	4	85	491	772	162	392

Other expense, net	(1,096)	(1,264)	(1,480)	(1,544)	(2,218)	(416)	(777)
Income before provision for income taxes	4,820	10,782	17,826	30,442	36,674	9,268	6,921
Provision for income taxes	1,256	4,284	6,723	12,054	14,125	3,661	2,784

Net income	$3,564	$6,498	$11,103	$18,388	$22,549	$5,607	$4,137

Net income per share(1):
Basic	$0.27	$0.49	$0.83	$1.35	$1.66	$0.41	$0.30

Diluted	$0.22	$0.38	$0.63	$1.05	$1.34	$0.33	$0.24

Weighted average common shares outstanding(1):
Basic	12,701,574	12,905,250	13,284,902	13,468,060	13,365,682	13,529,822	13,419,764

Diluted	16,571,686	16,985,350	17,519,032	17,505,040	16,823,242	16,929,017	16,904,196

(See footnotes on following pages)

(footnotes to prior page)

	As of December 31,					As of March 31, 2007
	2002	2003	2004	2005	2006
	(in thousands, except per share data)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$1,545	$745	$14,755	$11,635	$25,491	$16,409
Working capital	1,402	10,191	21,526	19,087	28,281	19,936
Total assets	32,246	62,538	80,255	119,390	190,531	194,319
Long-term debt, less current maturities	12,019	16,239	24,820	25,520	63,587	63,190
Redeemable, convertible preferred stock	2,689	2,722	2,725	2,725	2,725	2,725
Stockholders' equity	1,393	7,343	17,828	32,634	51,147	54,623
Cash dividends declared per common share	$0.015	$0.025	$0.05	$0.09	$0.13	$0.04
	Year ended December 31,					Three Months Ended March 31,
	2002	2003	2004	2005	2006	2006	2007
Other Non-GAAP Financial Data:
EBITDA(2)	$6,831	$13,275	$21,240	$34,444	$43,113	10,436	$9,230
EBITDAR(2)	13,608	23,239	36,013	50,562	59,517	14,491	13,385

(1)
See Note 2 of the Notes to the Consolidated Financial Statements.

(2)
EBITDA and EBITDAR are supplemental non-GAAP financial measures. Regulation G, "Conditions for Use of Non-GAAP Financial Measures," and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for use of certain non-GAAP financial information. We calculate EBITDA as net income before (a) interest expense, net, (b) provision for income taxes, and (c) depreciation and amortization. We calculate EBITDAR by adjusting EBITDA for facility rent—cost of services. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These non-GAAP financial measures should not be relied upon to the exclusion of GAAP financial measures. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business.

  We believe EBITDA and EBITDAR are useful to investors and other external users of our financial statements in evaluating our operating performance because:

  •
  they are widely used by investors and analysts in our industry as a supplemental measure to evaluate the overall operating performance of companies in our industry without regard to items such as interest expense, net and depreciation and amortization, which can vary substantially from company to company depending on the book value of assets, capital structure and the method by which assets were acquired; and

  •
  they help investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure and asset base from our operating results.

  We use EBITDA and EBITDAR:

  •
  as measurements of our operating performance to assist us in comparing our operating performance on a consistent basis;

  •
  to design incentive compensation and goal setting;

  •
  to allocate resources to enhance the financial performance of our business;

  •
  to evaluate the effectiveness of our operational strategies; and

  •
  to compare our operating performance to that of our competitors.

(See footnotes continued on the following page)

(footnotes to prior page)

  We typically use EBITDA and EBITDAR to compare the operating performance of each skilled nursing and assisted living facility. EBITDA and EBITDAR are useful in this regard because they do not include such costs as net interest expense, income taxes, depreciation and amortization expense, and, with respect to EBITDAR, facility rent—cost of services, which may vary from period-to-period depending upon various factors, including the method used to finance facilities, the amount of debt that we have incurred, whether a facility is owned or leased, the date of acquisition of a facility or business, or the tax law of the state in which a business unit operates. As a result, we believe that the use of EBITDA and EBITDAR provide a meaningful and consistent comparison of our business between periods by eliminating certain items required by GAAP.

  We also establish compensation programs and bonuses for our facility level employees that are based upon the achievement of EBITDA and EBITDAR targets.

  Despite the importance of these measures in analyzing our underlying business, designing incentive compensation and for our goal setting, EBITDA and EBITDAR are non-GAAP financial measures that have no standardized meaning defined by GAAP. Therefore, our EBITDA and EBITDAR measures have limitations as analytical tools, and they should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

    •
    they do not reflect our current or future cash requirements for capital expenditures or contractual commitments;

    •
    they do not reflect changes in, or cash requirements for, our working capital needs;

    •
    they do not reflect the net interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

    •
    they do not reflect any income tax payments we may be required to make;

    •
    although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and EBITDAR do not reflect any cash requirements for such replacements; and

    •
    other companies in our industry may calculate these measures differently than we do, which may limit their usefulness as comparative measures.

  We compensate for these limitations by using them only to supplement net income on a basis prepared in accordance with GAAP in order to provide a more complete understanding of the factors and trends affecting our business.

  Management strongly encourages investors to review our consolidated financial statements in their entirety and to not rely on any single financial measure. Because these non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. For information about our financial results as reported in accordance with GAAP, see our consolidated financial statements and related notes included elsewhere in this prospectus.

(See footnotes continued on the following page)

(footnotes to prior pages)

  The table below reconciles net income to EBITDA and EBITDAR for the periods presented:

	Year Ended December 31,					Three Months Ended March 31,
	2002	2003	2004	2005	2006	2006	2007
	(in thousands)
Consolidated Statement of Income Data:
Net income	$3,564	$6,498	$11,103	$18,388	$22,549	$5,607	$4,137
Interest expense, net	1,096	1,264	1,480	1,544	2,218	416	777
Provision for income taxes	1,256	4,284	6,723	12,054	14,125	3,661	2,784
Depreciation and amortization	915	1,229	1,934	2,458	4,221	752	1,532

EBITDA	6,831	13,275	21,240	34,444	43,113	10,436	9,230

Facility rent—cost of services	6,777	9,964	14,773	16,118	16,404	4,055	4,155

EBITDAR	$13,608	$23,239	$36,013	$50,562	$59,517	$14,491	$13,385

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion together with the consolidated financial statements and the notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements that are based upon management's current expectations, estimates and projections about our business and operations. The cautionary statements made in this prospectus should be read as applying to all related forward-looking statements wherever they appear in this prospectus. Forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties. Our actual results may vary from those currently anticipated and expressed in such forward-looking statements as a result of a number of factors, including those we discuss under "Risk Factors" and elsewhere in this prospectus. You should read "Risk Factors" and "Forward-Looking Statements."

Overview

        We are a provider of skilled nursing and rehabilitative care services through the operation of 61 facilities located in California, Arizona, Texas, Washington, Utah and Idaho. All of these facilities are skilled nursing facilities, other than three stand-alone assisted living facilities in Arizona and Texas and four campuses that offer both skilled nursing and assisted living services in California, Arizona and Utah. Our facilities provide a broad spectrum of skilled nursing and assisted living services, physical, occupational and speech therapies, and other rehabilitative and healthcare services, for both long-term residents and short-stay rehabilitation patients. We encourage and empower our facility leaders and staff to make their facility the "facility of choice" in the community it serves. This means that our facility leaders and staff are generally free to discern and address the unique needs and priorities of healthcare professionals, customers and other stakeholders in the local community or market, and then work to create a superior service offering and reputation for that particular community or market to encourage prospective customers and referral sources to choose or recommend the facility. As of July 20, 2007, we owned 23 of our facilities and operated an additional 38 facilities under long-term lease arrangements, and had options to purchase 12 of those 38 facilities. The following table summarizes our facilities and licensed and independent living beds by ownership status as of July 20, 2007:

	Owned	Leased (with a purchase option)	Leased (without a purchase option)	Total
Number of facilities	23	12	26	61
Percent of total	37.7%	19.7%	42.6%	100%
Skilled nursing, assisted living and independent living beds(1)(2)	2,954	1,339	3,144	7,437
Percent of total	39.7%	18.0%	42.3%	100%

(1)
Includes 660 beds in our 454 assisted living units and 84 independent living units. All of the independent living units are located at one of our assisted living facilities.

(2)
All bed counts are licensed beds except for independent living beds, and may not reflect the number of beds actually available for patient use.

        In July 2007, we entered into an operating lease agreement whereby we assumed the operations of a long-term care facility in Utah that offers both skilled nursing and assisted living services. No amounts were paid to the prior facility operators and we did not acquire any assets or assume any liabilities as part of this transaction. This facility added approximately 95 beds to our operations. In addition, in July 2007, under the terms of the original lease agreement, we exercised an option to purchase one of our leased facilities containing 98 beds for $3.3 million, bringing the total of our owned facilities to 23.

        The Ensign Group, Inc. is a holding company with no direct operating assets, employees or revenues. All of our facilities are operated by separate, wholly-owned, independent subsidiaries, which have their own management, employees and assets. In addition, one of our wholly-owned independent subsidiaries, which we call our Service Center, provides centralized accounting, payroll, human resources, information technology, legal, risk management and other services to each operating subsidiary through contractual relationships between such subsidiaries.

Facility Acquisition History

        In 2003, we increased our total bed capacity by approximately 76% through the acquisition of 17 facilities in California and Arizona. We purchased the assets of a long-term care facility located in Arizona for approximately $2.7 million, of which $0.3 million was paid in cash and the balance of approximately $2.4 million was financed through debt secured primarily by the underlying real property. We also entered into operating lease agreements whereby we assumed the operations of 16 facilities located in Southern California and Arizona. No amounts were paid to the prior facility operators and we did not acquire any assets or assume any liabilities as part of these transactions.

        In 2004, we increased our total bed capacity by approximately 5% through acquisition of two facilities in California and Arizona. We purchased the assets of a long-term care facility located in Arizona for approximately $6.5 million paid in cash. In addition, we entered into an operating lease agreement whereby we assumed the operations of a skilled nursing facility located in Southern California. No amount was paid to the prior facility operator and we did not acquire any assets or assume any liabilities as part of this transaction.

        In 2005, we increased our total bed capacity by approximately 7% from the prior year by acquiring three skilled nursing facilities in California. One of these facilities was acquired through an operating lease agreement with no additional cash consideration paid, and the other two facilities were purchased outright for aggregate cash consideration of approximately $14.9 million.

        Since January 1, 2006, we have added an aggregate of 15 facilities located in Texas, Washington, Utah, Idaho, Arizona and California that we had not operated previously, 11 of which we purchased and four of which we acquired under long-term lease arrangements. Three of the long-term lease arrangements include purchase options. Thirteen of these acquisitions were skilled nursing facilities, one was an assisted living facility and one was a campus that offers both skilled nursing and assisted living services. These facilities contributed 1,657 beds to our operations, increasing our total capacity by 29%. With these acquisitions, we entered two new markets, Utah and Idaho. In Texas, we increased our capacity by 684 beds, or approximately 146%, and more than doubled the number of our facilities in that state.

        In 2006, we purchased eight facilities at an aggregate purchase price of $31.1 million, of which $29.0 million was paid in cash, and $2.1 million was financed with the assumption of a loan on one of the facilities. In 2006, we also purchased the underlying assets of three facilities that we were operating under long-term lease arrangements for an aggregate purchase price of $11.1 million, which ultimately was financed using our Term Loan.

        In 2007, we have acquired four additional long-term care facilities. Three of these facilities were acquired for an aggregate purchase price of $9.4 million in cash, which included two skilled nursing facilities in Texas and one skilled nursing facility in Utah. In July 2007, we acquired a long-term care facility in Utah that offers both skilled nursing and assisted living services by assuming the operations of that facility under an operating lease agreement. No amounts were paid to the prior facility operators and we did not acquire any assets or assume any liabilities as part of this transaction. In addition, in July 2007, we exercised an option to purchase one of our leased facilities for $3.3 million in cash, bringing the total of our owned facilities to 23.

        The following table sets forth the location and number of licensed and independent living beds located at our facilities as of July 20, 2007:

	CA	AZ	TX	UT	WA	ID	Total
Number of facilities	31	12	10	4	3	1	61
Skilled nursing, assisted living and independent living beds(1)(2)	3,529	1,952	1,154	431	283	88	7,437

(1)
Includes 660 beds in our 454 assisted living units and 84 independent living units.

(2)
All bed counts are licensed beds except for independent living beds, and may not reflect the number of beds actually available for patient use.

Key Performance Indicators

        We manage our skilled nursing business by monitoring key performance indicators that affect our financial performance. These indicators and their definitions include the following:

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  Routine revenue:  Routine revenue is generated by the contracted daily rate charged for all contractually inclusive services. The inclusion of therapy and other ancillary treatments varies by payor source and by contract. Services provided outside of the routine contractual agreement are recorded separately as ancillary revenue, including Medicare Part B therapy services, and are not included in the routine revenue definition.

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  Skilled revenue:  The amount of routine revenue generated from patients in our skilled nursing facilities who are receiving care under Medicare or managed care reimbursement, referred to as "Medicare and managed care patients." Skilled revenue excludes any revenue generated from our assisted living services.

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  Skilled mix:  The amount of our skilled revenue as a percentage of our total routine revenue. Skilled mix (in days) represents the number of days our Medicare and managed care patients are receiving services at our skilled nursing facilities divided by the total number of days patients from all payor sources are receiving services at our skilled nursing facilities for any given period.

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  Quality mix:  The amount of routine non-Medicaid revenue as a percentage of our total routine revenue. Quality mix (in days) represents the number of days our non-Medicaid patients are receiving services at our skilled nursing facilities divided by the total number of days patients from all payor sources are receiving services at our skilled nursing facilities for any given period. Our quality mix revenue excludes assisted living revenue, which represented 2.6%, 2.5% and 2.6% of our total revenue for the year ended December 31, 2006 and the three months ended March 31, 2006 and 2007, respectively.

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  Average daily rates:  The routine revenue by payor source for a period at our skilled nursing facilities divided by actual patient days for that revenue source for that given period.

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  Occupancy percentage:  The total number of residents occupying a bed in a skilled nursing, assisted living or independent living facility as a percentage of the number of licensed and independent living beds in the facility.

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  Number of facilities and licensed beds:  The total number of skilled nursing, assisted living and independent living facilities that we own or operate and the total number of licensed and independent living beds associated with these facilities. Independent living beds do not have a licensing requirement.

        Skilled and Quality Mix.    Like most skilled nursing providers, we measure both patient days and revenue by payor. Medicare and managed care patients typically require a higher level of skilled nursing and rehabilitative care, whom we refer to as high acuity patients. Accordingly, Medicare and managed care reimbursement rates are typically higher than from other payors. In most states, Medicaid reimbursement rates are generally the lowest of all payor types. Changes in the payor mix can significantly affect our revenue and profitability.

        The following table summarizes our skilled mix and quality mix for the periods indicated as a percentage of our total routine revenue (less revenue from assisted living services) and as a percentage of total patient days:

	Year Ended December 31,			Three Months Ended March 31,
	2004	2005	2006	2006	2007
Skilled Mix:
Days	19.4%	22.4%	24.3%	25.4%	23.7%
Revenue	39.6%	42.9%	45.6%	47.1%	44.2%
Quality Mix:
Days	33.5%	36.0%	37.4%	38.6%	36.7%
Revenue	51.5%	53.5%	55.5%	56.7%	54.3%

        Occupancy.    We define occupancy as the actual patient days (one patient day equals one patient or resident occupying one bed for one day) during any measurement period as a percentage of the number of available patient days for that period. Available patient days are determined by multiplying the number of licensed and independent living beds in service during the measurement period by the number of calendar days in the measurement period. During any measurement period, the number of licensed and independent living beds in a skilled nursing, assisted living or independent living facility that are actually available to us may be less than the actual licensed and independent living bed capacity due to, among other things, temporary bed suspensions as a result of low occupancy levels, the voluntary or other imposition of quarantines or bed holds, or the dedication of bed space to other uses.

        The following table summarizes our occupancy statistics for the periods indicated:

	Year Ended December 31,			Three Months Ended March 31,
	2004	2005	2006	2006	2007
Occupancy:
Licensed and independent living beds at end of period(1)	5,417	5,796	6,940	5,900	7,342
Available patient days	1,918,678	2,034,270	2,281,735	523,020	639,522
Actual patient days	1,557,008	1,668,566	1,849,932	432,673	497,887
Occupancy percentage	81.2%	82.0%	81.1%	82.7%	77.9%

(1)
The number of licensed beds is calculated using the historical number of beds licensed at each facility. All bed counts are licensed beds except for independent living beds, and may not reflect the number of beds actually available for patient use.

Revenue Sources

        Our total revenue represents revenue derived primarily from providing services to patients and residents of skilled nursing facilities, and to a lesser extent from assisted living facilities and ancillary services. We receive service revenue from Medicaid, Medicare, private payors, other third-party payors and managed care sources. The sources and amounts of our revenue are determined by a number of factors, including licensed bed capacity and occupancy rates of our healthcare facilities, the mix of patients at our facilities and the rates of reimbursement among payors. Payment for ancillary services varies based upon the service provided and the type of payor. The following table sets forth our total revenue by payor source and as a percentage of total revenue for the periods indicated:

	Year Ended December 31,						Three Months Ended March 31,
	2004		2005		2006		2006		2007
	$	%	$	%	$	%	$	%	$	%
	(in thousands, except percentages)
Revenue:
Medicare	$72,301	29.6%	$96,208	32.0%	$117,511	32.8%	$28,311	34.0%	$30,130	30.8%
Managed care	25,172	10.3	33,484	11.1	44,487	12.4	10,436	12.5	12,705	13.0
Private and other payors(1)	35,942	14.7	39,831	13.2	45,312	12.6	10,330	12.4	12,502	12.7
Medicaid	111,121	45.4	131,327	43.7	151,264	42.2	34,275	41.1	42,641	43.5

Total revenue	$244,536	100.0%	$300,850	100.0%	$358,574	100.0%	$83,352	100.0%	$97,978	100.0%

(1)
Includes revenue from assisted living facilities.

Primary Components of Expense

        Cost of Services (exclusive of facility rent and depreciation and amortization shown seperately below).    Our cost of services represents the costs of operating our facilities and primarily consists of payroll and related benefits, supplies, purchased services, and ancillary expenses such as the cost of pharmacy and therapy services provided to residents. Cost of services also includes the cost of general and professional liability insurance and other general cost of services with respect to our facilities.

        Facility Rent—Cost of Services.    Facility rent—cost of services consists solely of lease amounts payable to third-party owners of the facilities that we operate but do not own.

        General and Administrative Expense.    General and administrative expense consists primarily of payroll and related benefits and travel expenses for our administrative Service Center personnel, including training and other operational support. General and administrative expense also includes professional fees (including accounting and legal fees), costs relating to our information systems, stock-based compensation and rent for our Service Center office.

        We expect our general and administrative expense to increase in the future as a result of becoming a public company. Our anticipated additional expenses include:

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  increased salaries, bonuses and benefits necessary to attract and retain qualified accounting professionals as we seek to expand the size and enhance the skills of our accounting and finance staff;

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  increased professional fees as we complete the process of complying with Section 404 of the Sarbanes-Oxley Act, including incurring additional audit fees in connection with our independent registered public accounting firm's audit of our assessment of our internal controls over financial reporting;

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  increased costs associated with creating and developing an internal audit function, which we have not had historically;

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  increased legal costs associated with complying with reporting requirements under the federal securities laws; and

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  the incurrence of miscellaneous costs, such as stock exchange fees, investor relations fees, filing expenses, training expenses and increased directors' and officers' liability insurance.

        Depreciation and Amortization.    Property and equipment are recorded at their original historical cost. Depreciation is computed using the straight-line method over the estimated useful lives of the depreciable assets. The following is a summary of the depreciable lives of our depreciable assets:

Buildings and improvements	15 to 30 years
Leasehold improvements	Shorter of the lease term or estimated useful life, generally 5 to 15 years
Furniture and equipment	3 to 10 years

Critical Accounting Policies

        Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). The preparation of these financial statements and related disclosures requires us to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. On an ongoing basis we review our judgments and estimates, including those related to doubtful accounts, income taxes and loss contingencies. We base our estimates and judgments upon our historical experience, knowledge of current conditions and our belief of what could occur in the future considering available information, including assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. By their nature, these estimates and judgments are subject to an inherent degree of uncertainty and actual results could differ materially from the amounts reported. The following summarizes our critical accounting policies, defined as those policies that we believe: (a) are the most important to the portrayal of our financial condition and results of operations; and (b) require management's most subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

  Revenue Recognition

        We follow the provisions of Staff Accounting Bulletin ("SAB") 104, "Revenue Recognition in Financial Statements" ("SAB 104"), for revenue recognition. Under SAB 104, four conditions must be met before revenue can be recognized: (i) there is persuasive evidence that an arrangement exists; (ii) delivery has occurred or service has been rendered; (iii) the price is fixed or determinable; and (iv) collection is reasonably assured.

        Our revenue is derived primarily from providing healthcare services to residents and is recognized on the date services are provided at amounts billable to individual residents. For residents under reimbursement arrangements with third-party payors, including Medicaid, Medicare and private insurers, revenue is recorded based on predetermined contractually agreed upon amounts on a per patient, daily basis.

        Revenue from reimbursements under the Medicare and Medicaid programs accounted for approximately 75%, 76%, 75%, 75% and 74% of our revenue for the years ended December 31, 2004, 2005 and 2006 and the three months ended March 31, 2006 and 2007, respectively. We record our revenue from these governmental and managed care programs as services are performed at their expected net realizable amounts under these programs. Our revenue from governmental and managed care programs is subject to audit and retroactive adjustment by governmental and third-party agencies. Consistent with healthcare industry accounting practices, any changes to these governmental revenue estimates are recorded in the period the change or adjustment becomes known based on final settlements. Because of the complexity of the laws and regulations governing Medicare and state Medicaid assistance programs, our estimates may potentially change by a material amount. We record our revenue from private pay patients as services are performed. If, for the three months ended March 31, 2007, we were to experience a decrease of 1% in our revenue, our revenue would decline by approximately $1.0 million.

  Allowance for Doubtful Accounts

        Accounts receivable are comprised of amounts due from patients and residents, Medicare and Medicaid payor programs, third-party insurance payors, and other nursing facilities and customers. We value our receivables based on the net amount we expect to receive from these payors. In evaluating the collectibility of our accounts receivable, management considers a number of factors including changes in collection patterns, accounts receivable aging trends by payor category and the status of ongoing disputes with third party payors. The percentages applied to our aged receivable balances are based on our historical experience and time limits, if any, for managed care, Medicare and Medicaid. We periodically refine our procedures for estimating the allowance for doubtful accounts based on experience with the estimation process and changes in circumstances. Our receivables from Medicare and Medicaid payor programs accounted for approximately 63%, 70%, 65% and 63% of our total accounts receivable as of December 31, 2004, 2005 and 2006 and March 31, 2007, respectively, and represent our only significant concentration of credit risk.

  Self-Insurance

        We are partially self-insured for general and professional liability, up to a base amount per claim (self insurance retention) with an aggregate, one-time deductible above this limit. Losses beyond these amounts are insured through third-party coverage with coverage limits per occurrence, per location and on an aggregate basis for our company. For claims made in 2006, the self-insured retention was $0.4 million per claim with a $0.9 million deductible. The third party coverage above these limits for all years is $1.0 million per occurence, $3.0 million per facility with a $6.0 million company aggregate. The insurers' maximum aggregate loss limits are above our actuarially determined probable losses; therefore, we believe the likelihood of losses exceeding the insurers' maximum aggregate loss is remote.

        The self-insured retention and deductible limits are self-insured through a wholly-owned insurance captive, the related assets and liability of which are included in the accompanying consolidated financial statements. We are subject to certain statutory requirements as we operate a captive insurance subsidiary. These requirements include, but are not limited to, maintaining minimum statutory capital. Our policy is to accrue amounts equal to the estimated costs to settle open claims as well as an estimate of the costs of claims that have been incurred but not reported. We have developed information about the size of the ultimate claims based on historical experience, current industry information and actuarial analysis, and have evaluated the estimate for claim loss exposure on an annual basis through 2006 and on a quarterly basis beginning with the first quarter in 2007. Accrued general liability and professional malpractice liabilities recorded on an undiscounted basis in the accompanying consolidated balance sheets were $12.0 million, $16.0 million, and $17.4 million as of December 31, 2005 and 2006 and March 31, 2007, respectively.

        We are self-insured for workers compensation liability in California, and in Texas, we have elected non-subscriber status for workers compensation claims. We have third-party guaranteed cost coverage in the other states in which we operate. In California and Texas, we accrue amounts equal to the estimated costs to settle open claims, as well as an estimate of the cost of claims that have been incurred but not reported. We use actuarial valuations to estimate the liability based on historical experience and industry information. Accrued workers compensation liabilities recorded on an undiscounted basis in the accompanying consolidated balance sheets were $3.2 million, $4.5 million and $5.3 million as of December 31, 2005 and 2006 and March 31, 2007, respectively.

        During 2003 and 2004, we were insured for workers compensation in California and Arizona by a third party carrier under a policy where the retrospective premium is adjusted annually based on incurred developed losses and allocated expenses. Based on a comparison of the computed retrospective premium to the actual payments funded, amounts will be due to the insurer or insured. The funded accrual in excess of the estimated liabilities are included in prepaid expenses and other current assets in the accompanying consolidated balance sheets and totaled $1.7 million, $0.9 million and $0.9 million as of December 31, 2005 and 2006 and March 31, 2007, respectively.

        Effective May 1, 2006, we began to provide self-insured medical (including prescription drugs) and dental healthcare benefits to the majority of our employees. Prior to this, we had multiple third-party HMO and PPO plans, of which certain HMO plans are still active. We are not aware of any run-off claim liabilities from the prior plans. We are fully liable for all financial and legal aspects of these benefit plans. To protect ourselves against loss exposure with this policy, we have purchased individual stop-loss insurance coverage that insures individual claims that exceed $0.1 million to a per claim or a maximum of $6.0 million on our PPO plan and unlimited on our HMO plan. We have also purchased aggregate stop loss coverage that reimburses the plan up to $5.0 million once paid claims exceed approximately $7.2 million. The aforementioned coverage only applies to claims paid during the plan year. Our accrued liability under these plans recorded on an undiscounted basis in the accompanying consolidated balance sheets was $1.0 million and $1.0 million as of December 31, 2006 and March 31, 2007, respectively.

        We believe that adequate provision has been made in our financial statements for liabilities that may arise out of patient care, workers compensation, healthcare benefits and related services provided to date. The amount of our reserves is determined based on an estimation process that uses information obtained from both company-specific and industry data. This estimation process requires us to continuously monitor and evaluate the life cycle of the claims. Using data obtained from this process and our assumptions about emerging trends, we, with the assistance of an independent actuary, develop information about the potential size of ultimate claims based on our historical experience and other available industry information. The most significant assumptions used in the estimation process include determining the trend in costs, the expected cost of claims incurred but not reported and the expected costs to settle or pay damages with respect to unpaid claims. It is possible, however, that the actual liabilities may exceed our estimates of loss. In addition to the actuarial estimate of retained losses, our provision for insurance includes accruals for insurance premiums and the related costs for the coverage period and our estimate of any experience-based adjustments to premiums.

        Our self-insured liabilities are based upon estimates, and while our management believes that the estimates of loss are adequate, the ultimate liability may be in excess of, or less than, recorded amounts. Due to the inherent volatility of actuarially determined loss estimates, it is reasonably possible that we could experience changes in estimated losses that could be material to net income. If our actual liability exceeds our estimate of loss, our future earnings and financial condition would be adversely affected.

  Impairment of Long-Lived Assets

        Our management reviews the carrying value of our long-lived assets that are held and used in our operations for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of these assets is determined based upon expected undiscounted future net cash flows from the operations to which the assets relate, utilizing management's best estimate, appropriate assumptions, and projections at the time. If the carrying value is determined to be unrecoverable from future operating cash flows, then the asset is deemed impaired and an impairment loss would be recognized to the extent the carrying value exceeded the estimated fair value of the asset. We estimate the fair value of assets based on the estimated future discounted cash flows of the asset. Our management has evaluated our long-lived assets and has not identified any impairment as of December 31, 2004, 2005, 2006 or March 31, 2007.

  Intangible Assets and Goodwill

        Intangible assets consist primarily of deferred financing costs, lease acquisition costs and trade names. Deferred financing costs are amortized over the term of the related debt, ranging from seven to 26 years. Lease acquisition costs are amortized over the life of the lease of the facility acquired, ranging from ten to 20 years. Trade names are amortized over 30 years.

        Goodwill is accounted for under Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" ("SFAS 141") and represents the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations. In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), goodwill is subject to periodic testing for impairment. In addition, goodwill is tested for impairment if events occur or circumstances change that would reduce the fair value of a reporting unit below its carrying amount. We perform our annual test for impairment during the fourth quarter of each year. We did not record any impairment charges in 2004, 2005, 2006 or the three months ended March 31, 2007.

  Stock-Based Compensation

        As of January 1, 2006, we adopted SFAS No. 123(R), "Share-Based Payment" ("SFAS 123(R)"), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options based on estimated fair values, ratably over the requisite service period of the award. Prior to the adoption of SFAS 123(R), we accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") as allowed under SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Under that method, no compensation expense was recognized by us in our financial statements in connection with the awarding of stock option grants to employees provided that, as of the grant date, all terms associated with the award were fixed and the fair value of our stock, as of the grant date, was equal to or less than the amount an employee must pay to acquire the stock.

        We adopted SFAS 123(R) using the prospective transition method, which requires the application of the accounting standard as of January 1, 2006, the first day of our fiscal year ended December 31, 2006. Our consolidated financial statements as of and for the periods ended December 31, 2006, and March 31, 2006 and 2007 reflect the impact of SFAS 123(R). In accordance with the prospective transition method, our consolidated financial statements for periods prior to January 1, 2006 have not been restated to reflect, and do not include, the impact of SFAS 123(R).

        Stock-based compensation expense recognized under SFAS 123(R) consists of share-based payment awards made to employees and directors including employee stock options based on estimated fair values. Stock-based compensation expense recognized in our consolidated statement of income for the year ended December 31, 2006 and our unaudited consolidated statements of income for the three months ended March 31, 2006 and 2007 does not include compensation expense for share-based payment awards granted prior to, but not yet vested as of January 1, 2006, in accordance with the pro forma provisions of SFAS 123 but does include compensation expense for the share-based payment awards granted subsequent to January 1, 2006 based on the fair value on the grant date estimated in accordance with the provisions of SFAS 123(R). As stock-based compensation expense recognized in our consolidated statement of income for the year ended December 31, 2006 and our unaudited consolidated statements of income for the three months ended March 31, 2006 and 2007 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

        We use the Black-Scholes option-pricing model to recognize the value of stock-based compensation expense for all share-based payment awards. Determining the appropriate fair-value model and calculating the fair value of stock-based awards at the grant date requires considerable judgment, including estimating stock price volatility, expected option life and forfeiture rates. We develop estimates based on historical data and market information, which can change significantly over time. The Black-Scholes model required us to make several key judgments including:

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  The expected option term reflects the application of the simplified method set out in SAB No. 107 "Share-Based Payment", which was issued in March 2005. Accordingly, we have utilized the average of the contractual term of the options and the weighted average vesting period for all options to calculate the expected option term.

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  Estimated volatility also reflects the application of SAB No. 107 interpretive guidance and, accordingly, incorporates historical volatility of similar public entities until sufficient information regarding the volatility of our share price becomes available.

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  The dividend yield is based on our historical pattern of dividends as well as expected dividend patterns.

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  The risk-free rate is based on the implied yield of U.S. Treasury notes as of the grant date with a remaining term approximately equal to the expected term.

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  Estimated forfeiture rate of approximately 8% per year is based on our historical forfeiture activity of unvested stock options.

        For stock options granted during the year ended December 31, 2006 the assumptions for grants used in the Black-Scholes model were a weighted average risk free rate of 5.0%, an expected life of 6.5 years, a weighted average volatility of 45% and a weighted average dividend yield of 1.1%. No options were granted during the three month period ended March 31, 2007.

        As of December 31, 2004, 2005 and 2006, we valued our common stock using a combination of weighted income and market valuation approaches. The income approach was based on discounted cash flows. The market approach employed both a guideline company method and merger and acquisition method.

        The weighted income approach was given heavier consideration in determining final valuations, consistent with our opinion that this method produced the best indicator of the value of our stock. The assumptions and methodologies used in performing the income approach's discounted cash flow analysis included, among other things:

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  Debt-free cash flows were projected for five years, which was deemed to be the appropriate valuation period;

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  Earnings before interest, depreciation and amortization, less working capital investment, were used to estimate terminal value;

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  The appropriate discount rate to be applied to the net free cash flows and terminal value for purposes of these valuations was based upon our perception of the rate of return expected for a similar investment with similar risks; and

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  Discounts for lack of control and lack of marketability were also taken when appropriate.

        Among other things, the market-approach valuations also took into account the following:

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  Trends and comparable valuations with respect to the guideline companies; and

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  Mergers and acquisitions within the guideline company group were reviewed, and values were derived based on observed market multiples, as adjusted for differences in size, profitability, facility age, geographic location and other factors.

        As noted above, in addition to the annual year-end weighted valuations, starting in 2004 we determined fair market value as outlined below contemporaneously with the granting of stock options. These valuations considered:

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  Our recent operating performance; and

  •
  A net income multiple derived from the annual weighted valuation analysis based on the factors outlined above.

        On July 27, 2006, in a manner generally consistent with historical valuation and grant practices, we granted options to purchase approximately 663,500 shares of common stock to employees. The exercise price was based on a contemporaneous fair value calculation performed as discussed above. Subsequently, a weighted valuation (also as discussed above) was performed, which produced a fair value less than the exercise price. Then, in March 2007, an additional retrospective weighted valuation was performed. Unlike the previous valuations, the March 2007 weighted valuation took into consideration the possibility of our entering the public marketplace in 2007. This re-measurement resulted in the adjusted fair value exceeding the exercise price. As a result of the finalized valuations and the adoption of SFAS 123(R), we recorded aggregate compensation expense of approximately $0.4 million and $0.2 million during the year ended December 31, 2006 and the three months ended March 31, 2007, respectively.

        During 2007, until the time of our initial public offering, we plan on obtaining weighted valuations that take into consideration the possibility of our entering into the public marketplace when we determine the value of our common stock.

        There are inherent uncertainties in performing such valuations and identifying comparable companies, transactions and other data that may be indicative of the fair value of our common stock. We believe that the estimates of the fair value of our common stock at each option grant date occurring prior to our initial public offering were reasonable under the circumstances.

        In future periods, we expect to recognize a total of approximately $4.4 million in stock-based compensation expense for unvested options ratably over the next 3.9 weighted average years. As of December 31, 2006 and March 31, 2007, there were 148,400 and 132,300 vested, exercisable options outstanding, respectively, under our stock option plans.

  Income Taxes

        We account for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are established for temporary differences between the financial reporting basis and the tax basis of our assets and liabilities at tax rates expected to be in effect when such temporary differences are expected to reverse. Our temporary differences are primarily attributable to compensation accruals, straight line rent adjustments, reserves for doubtful accounts and insurance liabilities. We assess the likelihood that our deferred tax assets will be recovered from future taxable income and, if we believe that recovery is not more likely than not, we establish a valuation allowance to reduce the deferred tax assets to the amounts expected to be realized.

        Our net deferred tax asset balances as of December 31, 2005 and 2006 and March 31, 2007 were approximately $8.1 million, $12.6 million and $13.3 million, respectively. We expect to fully utilize these deferred tax assets; however, their ultimate realization will depend upon the amount of future taxable income during the periods in which the temporary differences become deductible.

        We make our estimates and judgments regarding deferred tax assets and the associated valuation allowance, if any, based on, among other things, knowledge of operations, markets, historical trends and likely future changes and, when appropriate, the opinions of advisors with knowledge and expertise in certain fields. However, due to the nature of certain assets and liabilities, there are risks and uncertainties associated with some of our estimates and judgments. Actual results could differ from these estimates under different assumptions or conditions.

        FIN 48 requires us to maintain a liability for underpayment of income taxes and related interest and penalties, if any, for uncertain income tax positions. In considering the need for and magnitude of a liability for uncertain income tax positions, we must make certain estimates and assumptions regarding the amount of income tax benefit that will ultimately be realized. The ultimate resolution of an uncertain tax position may not be known for a number of years, during which time we may be required to adjust these reserves, in light of changing facts and circumstances.

        We used an estimate of our annual income tax rate to recognize a provision for income taxes in financial statments for interim periods. However, changes in facts and circumstances could result in adjustments to our effective tax rate in future quarterly or annual periods.

  Acquisition Policy

        We periodically enter into agreements to acquire assets and/or businesses. The considerations involved in each of these agreements may include cash, financing, and/or long-term lease arrangements for real properties. We evaluate each transaction to determine whether the acquired interests are assets or businesses using the framework provided by Emerging Issue Task Force ("EITF") Issue No. 98-3, "Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business" ("EITF 98-3"). EITF 98-3 defines a business as a self sustaining integrated set of activities and assets conducted and managed for the purpose of providing a return to investors. A business consists of (a) input; (b) processes applied to those inputs; and (c) resulting outputs that are used to generate revenues. In order for an acquired set of activities and assets to be a business, it must contain all of the inputs and processes necessary for it to continue to conduct normal operations after the acquired entity is separated from the seller, including the ability to sustain a revenue stream by providing its outputs to customers. An acquired set of activities and assets fail the definition of a business if it excludes one or more of the above items such that it is not possible to continue normal operations and sustain a revenue stream by providing its products and/or services to customers.

  Operating Leases

        We account for operating leases in accordance with SFAS No. 13, "Accounting for Leases," and Financial Accounting Standards Board ("FASB") Technical Bulletin 85-3, "Accounting for Operating Leases with Scheduled Rent Increases." Accordingly, we recognize rent expense under the operating leases for our facilities and administrative offices on a straight-line basis over the original term of such leases, inclusive of predetermined rent escalations or modifications.

Industry Trends

        Labor.    We are a labor-intensive business. For the three months ended March 31, 2007, approximately 66% of our total expenses represent payroll and related benefits, and we employ a large number of healthcare professionals who are in high demand and short supply in a number of our markets. At March 31, 2007, we had approximately 5,323 full-time equivalent employees, a number of whom are highly skilled, healthcare professionals, while others are non-exempt, hourly wage employees. Periodically, market forces, which vary by region, require that we increase wages in excess of general inflation or in excess of increases in the reimbursement rates we receive. A majority of our skilled nursing facilities are subject to state mandated minimum staffing ratios so our ability to reduce costs by decreasing staff is limited. We expect wages for healthcare professionals to continue to increase for the foreseeable future.

        In addition, health benefit costs continue to escalate well above the average wage rate increases that we have incurred and the increases in other goods and services we purchase. We have a limited ability to mitigate the increases in health benefit costs due to our need to offer competitive benefits to recruit and retain qualified personnel.

        Effects of Changing Prices.    Medicare reimbursement rates and procedures are subject to change from time to time, which could materially impact our revenue. Medicare reimburses our skilled nursing facilities under a prospective payment system ("PPS") for certain inpatient covered services. Under the PPS, facilities are paid a predetermined amount per patient, per day, based on the anticipated costs of treating patients. The amount to be paid is determined by classifying each patient into a resource utilization group ("RUG") category that is based upon each patient's acuity level. As of January 1, 2006, the RUG categories were expanded from 44 to 53, with increased reimbursement rates for treating higher acuity patients. The new rules also implemented a market basket increase that increased rates by 3.1% for fiscal year 2006. At the same time, Congress terminated certain temporary add-on payments that were added in 1999 and 2000 as the nursing home industry came under financial pressure from prior Medicare cuts. While the 2006 Medicare skilled nursing facility payment rates will not decrease payments to skilled nursing facilities, the loss of revenue associated with future changes in skilled nursing facility payments could, in the future, have an adverse impact on our financial condition or results of operation.

        The DRA is expected to significantly reduce net Medicare and Medicaid spending. Prior to the DRA, caps on annual reimbursements for rehabilitation therapy became effective on January 1, 2006. The DRA provides for exceptions to those caps for patients with certain conditions or multiple complexities whose therapy is reimbursed under Medicare Part B and provided in 2006. These exceptions have been extended to December 31, 2007.

        On February 5, 2007, the Bush Administration released its fiscal year 2008 budget proposal, which, if enacted, would reduce Medicare spending by approximately $5.3 billion in fiscal year 2008 and $75.9 billion over five years. In particular, the budget proposal is expected to freeze payments in fiscal year 2008 for skilled nursing facilities, and the payment update would be 0.65% less than the routine inflation update (or market basket increase) annually thereafter. The budget also would move toward site-neutral post-hospital payments to limit what the Administration characterizes as inappropriate incentives for five conditions commonly treated in both skilled nursing facilities and inpatient rehabilitation facilities. All bad debt reimbursement for unpaid beneficiary cost-sharing would be eliminated over four years. In addition, a budget mechanism would be established to automatically reduce Medicare spending if the portion of Medicare expenditures funded through general revenue is projected to exceed 45% within the next seven years. The budget also includes a series of proposals having an impact on Medicaid, including legislative and administrative changes that would reduce Medicaid payments by almost $26 billion over five years. Many of the proposed policy changes would require congressional approval to implement.

        Historically, adjustments to reimbursement under Medicare have had a significant effect on our revenue. For a discussion of historic adjustments and recent changes to the Medicare program and related reimbursement rates see Risk Factors—Risks Related to Our Industry—"Our revenue could be impacted by federal and state changes to reimbursement and other aspects of Medicaid and Medicare," "Our future revenue, financial condition and results of operations could be impacted by continued cost containment pressures on Medicaid spending," and "If Medicare reimbursement rates decline, our revenue, financial condition and results of operations could be adversely affected." The federal government and state governments continue to focus on efforts to curb spending on healthcare programs such as Medicare and Medicaid. We are not able to predict the outcome of the legislative process. We also cannot predict the extent to which proposals will be adopted or, if adopted and implemented, what effect, if any, such proposals and existing new legislation will have on us. Efforts to impose reduced allowances, greater discounts and more stringent cost controls by government and other payors are expected to continue and could adversely affect our business, financial condition and results of operations.

Results of Operations

        The following table sets forth details of our revenue, expenses and earnings as a percentage of total revenue for the periods indicated:

	Year Ended December 31,			Three Months Ended March 31,
	2004	2005	2006	2006	2007
Revenue	100.0%	100.0%	100.0%	100.0%	100.0%
Expenses:
Cost of services (exclusive of facility rent and depreciation and amortization shown separately below)	81.8	79.6	79.4	78.7	82.5
Facility rent—cost of services	6.0	5.4	4.6	4.9	4.2
General and administrative expense	3.5	3.6	4.0	3.9	3.8
Depreciation and amortization	0.8	0.8	1.2	0.9	1.6

Total expenses	92.1	89.4	89.2	88.4	92.1
Income from operations	7.9	10.6	10.8	11.6	7.9
Other income (expense):
Interest expense	(0.6)	(0.7)	(0.8)	(0.7)	(1.2)
Interest income	—	0.2	0.2	0.2	0.4

Other expense, net	(0.6)	(0.5)	(0.6)	(0.5)	(0.8)

Income before provision for income taxes	7.3	10.1	10.2	11.1	7.1
Provision for income taxes	2.7	4.0	3.9	4.4	2.9

Net income	4.6%	6.1%	6.3%	6.7%	4.2%

Three Months Ended March 31, 2007 Compared to Three Months Ended March 31, 2006

        Revenue.    Revenue increased $14.6 million, or 17.5%, to $98.0 million for the three months ended March 31, 2007 compared to $83.4 million for the three months ended March 31, 2006. Of the $14.6 million increase in the first quarter of 2007, skilled revenue (Medicare and managed care) increased $4.1 million, or 10.6%, Medicaid revenue increased $8.4 million, or 24.4%, and private and other revenue increased $2.2 million, or 21.0%. Approximately $13.2 million of the increase in the first quarter of 2007 was due to revenue generated by acquired facilities. We acquired three facilities in the first quarter of 2007, which contributed approximately $1.6 million of the increase in revenue for the first quarter of 2007. In addition, approximately $11.6 million of the increase in the revenue in the first quarter of 2007 was due to the effect of having the full three months of operations of the 11 facilities that were acquired during 2006. Historically, a majority of our acquisitions have been facilities that were underperforming financially and clinically, presenting us the opportunity to acquire operations at a favorable price and then improve clinical and operating performance. In evaluating the potential risks and rewards associated with these opportunities, we have typically anticipated some period of lower occupancy rates, skilled mix and quality mix, with corresponding losses or reduced profitability, in these operations. For the three months ended March 31, 2007 the occupancy rate, skilled mix and quality mix for facilities we acquired between January 1, 2006 and March 31, 2007 was 64.4%, 39.6% and 51.6%, respectively. These rates negatively impacted our overall company-wide occupancy rate, skilled mix and quality mix which were 77.9%, 44.2%, and 54.3%, respectively, during the three months ended March 31, 2007. Typically, our recently acquired facilities generate lower occupancy rates, skilled mix and quality mix than our stabilized facilities until operations have improved and the acquired facilities are fully integrated.

        The remaining $1.4 million increase in revenue for the three months ended March 31, 2007 was primarily due to higher reimbursement rates relative to the three months ended March 31, 2006, as described below, offset by a decline in skilled mix and occupancy. Same facility occupancy rates declined 1.7%, which was primarily attributable to two facilities, where revenues decreased by an aggregate of $1.7 million, of which $1.4 million was attributable to Medicare. These two facilities collectively experienced a patient day decline of 5,170 days as compared to the three months ended March 31, 2006. This occupancy decline was primarily the result of mandatory and voluntary admission holds. Subsequently, both of these admission holds were lifted and these two facilities are accepting new admissions. These revenue declines were more than offset by the increase in same facility revenues. For additional discussion on admission holds see our Risk Factors—Risks Related to Our Industry "Increased survey and enforcement efforts by governmental agencies on facilities could result in increased scrutiny by state and federal survey agencies".

        The following table reflects the change in the skilled nursing average daily revenue rates by payor source, excluding therapy and other ancillary services that are not covered by the daily rate:

	Three Months Ended March 31,
			Percent Change
	2006	2007
Skilled Nursing Average Daily Revenue Rates:
Medicare	$434.89	$444.04	2.1%
Managed care	266.56	286.54	7.5
Total skilled revenue	371.23	381.22	2.7
Medicaid	141.36	147.68	4.5
Private and other payors	145.54	158.54	8.9
Total skilled nursing revenue	$200.35	$204.41	2.0%

        The average Medicare daily rate increased by approximately 2.1% in the three months ended March 31, 2007 as compared to the three months ended March 31, 2006, primarily as a result of statutory inflationary increases. The average Medicaid rate increase of 4.5% in the three months ended March 31, 2007 relative to the same period in the prior year primarily resulted from increases in reimbursement rates in California. The change in the daily rate in the private and other category was primarily due to rate increases based on market dynamics.

        Payor Sources as a Percentage of Skilled Nursing Services.    We use both our skilled mix and quality mix as measures of the quality of reimbursements we receive at our skilled nursing facilities over various periods. The following table sets forth our percentage of skilled nursing patient days and revenue by payor source:

	Three Months Ended March 31,
	2006	2007	2006	2007
	Days		Revenue
Percentage of Skilled Nursing Days and Revenue:
Medicare	15.8%	14.2%	34.3%	30.9%
Managed care	9.6	9.5	12.8	13.3
Skilled mix	25.4	23.7	47.1	44.2
Private and other payors	13.2	13.0	9.6	10.1
Quality mix	38.6	36.7	56.7	54.3
Medicaid	61.4	63.3	43.3	45.7
Total skilled nursing	100.0%	100.0%	100.0%	100.0%

        The period to period decline in the quality mix is primarily attributable to the decline in Medicare days which is described above.

        Cost of Services (exclusive of facility rent and depreciation and amortization shown seperately below).    Cost of services increased $15.2 million, or 23.2%, to $80.8 million for the three months ended March 31, 2007 compared to $65.6 million for the three months ended March 31, 2006. Of the $15.2 million increase, $1.4 million was due to cost of services with respect to the three facilities acquired in the three months ended March 31, 2007 and $9.8 million reflected the impact in the three months ended March 31, 2007 relating to facilities acquired in 2006. The remaining $4.0 million increase was primarily due to a $1.6 million increase in wages and benefits, a $1.4 million increase in insurance costs and a $0.9 million increase in administrative benefits and other administrative expenses. The increase in wages and benefits was primarily due to increases in nursing labor and our increased use of contract nursing personnel, mainly in Arizona due to a state-wide nursing shortage. Insurance costs increased $1.4 million, of which $0.7 million was a result of favorable retrospective worker's compensation adjustments realized during the three month period ended March 31, 2006. A similar retrospective claims adjustment did not occur during the three month period ended March 31, 2007.

        Facility Rent—Cost of Services.    Facility rent—cost of services increased $0.1 million, or 2.5%, to $4.2 million for the three months ended March 31, 2007 compared to $4.1 million for the three months ended March 31, 2006. Of this increase, $0.3 million resulted from leased facilities that we acquired in 2006, which was offset in part by a decrease in rent expense of $0.2 million as a result of our purchase of three previously leased properties.

        General and Administrative Expense.    General and administrative expense increased $0.4 million, or 14.9%, to $3.7 million for the three months ended March 31, 2007 compared to $3.3 million for the three months ended March 31, 2006. The $0.4 million increase was primarily due to increases in professional fees of $0.3 million and stock-based compensation expense of $0.3 million. The increase in professional fees was primarily due to increases in accounting and tax services and professional staffing fees, all of which were increased in scope as compared to March 31, 2006 as we prepare to become a public reporting company. The increase in stock-based compensation expense incurred is due to the granting of additional options during 2006. These increases were offset in part by a reduction in incentive compensation due to reduced profitability.

        Depreciation and Amortization.    Depreciation and amortization expense increased $0.8 million, or 103.7%, to $1.5 million for the three months ended March 31, 2007 compared to $0.7 million for the three months ended March 31, 2006. This increase was related to the additional depreciation and amortization of facilities acquired in 2006 and 2007.

        Other Income (Expense).    Other Income (expense) increased $0.4 million, or 86.8% to $0.8 million for the three months ended March 31, 2007 compared to $0.4 million for the three months ended March 31, 2006. This increase was primarily due to an increase in interest expense primarily related to an increase in overall borrowings that occurred throughout 2006 and thereby resulted in a larger balance outstanding under the Term Loan during the three months ended March 31, 2007. These funds were used to provide the capital to purchase 11 facilities during 2006. The increase in interest expense was partially offset by an increase in interest income of $0.2 million to $0.4 million for the three months ended March 31, 2007 compared to $0.2 million for the three months ended March 31, 2006. This increase primarily resulted from interest earned on our overall increase in the average cash balance during the three months ended March 31, 2007 within our insurance subsidiary's investment balances.

        Provision for Income Taxes.    Provision for income taxes decreased $0.9 million, or 24.0%, to $2.8 million for the three months ended March 31, 2007 compared to $3.7 million for the three months ended March 31, 2006. This decrease primarily resulted from lower income before income taxes, which was offset in part by an increase in the 2007 effective tax rate of 0.7% due to the adoption of FIN 48 and its impact on our permanent non-deductible items and accruals for tax related interest.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

        Revenue.    Revenue increased $57.7 million, or 19.2%, to $358.6 million for the year ended December 31, 2006 compared to $300.8 million for the year ended December 31, 2005. Of the $57.7 million increase in 2006, skilled revenue (Medicare and managed care) increased $32.3 million, or 24.9%, Medicaid revenue increased $19.9 million, or 15.2%, and private and other revenue increased $5.5 million, or 13.8%. Approximately $37.5 million of the increase in 2006 was due to revenue generated by acquired facilities. We acquired 11 facilities in 2006, which contributed approximately $21.6 million of the 2006 increase in revenue. In addition, approximately $15.9 million of the increase in the revenue in 2006 was due to the effect of having the full 12 months of operations in 2006 of three facilities that were acquired during 2005.

        The remaining $20.2 million increase in revenue in 2006 was primarily due to additional revenues of approximately $4.1 million related to a net occupancy increase in the overall skilled nursing population and $18.2 million from the continuing shift to higher acuity/higher rate category residents combined with higher reimbursement rates relative to 2005, as described below. This increase in skilled revenues was partially offset by lower ancillary revenues of approximately $2.1 million for the year ended December 31, 2006, which was primarily due to the application of annual maximum limits per resident for Medicare therapy reimbursement.

        The following table reflects the change in the skilled nursing average daily revenue rates by payor source, excluding therapy and other ancillary services that are not covered by the daily rate:

	Year Ended December 31,
			Percent Change
	2005	2006
Skilled Nursing Average Daily Revenue Rates:
Medicare	$411.51	$441.78	7.4%
Managed care	263.80	274.39	4.0
Total skilled revenue	357.84	377.54	5.5
Medicaid	135.22	143.17	5.9
Private and other payors	144.21	152.74	5.9
Total skilled nursing revenue	$186.20	$201.45	8.2%

        The average Medicare daily rate increased by approximately 7.4% in 2006 as compared to 2005, primarily as a result of statutory inflationary increases, as well as a higher patient acuity mix. The average Medicaid rate increase of 5.9% in 2006 primarily resulted from increases in reimbursement rates in Texas and California. The increase in the California rate was partially offset by a daily enhancement fee charged for each occupied day recorded and discussed in cost of services below. The change in the daily rate in the private and other category was primarily due to rate increases based on market dynamics.

        Payor Sources as a Percentage of Skilled Nursing Services.    We use both our skilled mix and quality mix as measures of the quality of reimbursements we receive at our skilled nursing facilities over various periods. The following table sets forth our percentage of skilled nursing patient days and revenue by payor source:

	Year Ended December 31,
	Days		Revenue
	2005	2006	2005	2006
Percentage of Skilled Nursing Days and Revenue:
Medicare	14.3%	15.0%	31.4%	32.9%
Managed care	8.1	9.3	11.5	12.7

Skilled mix	22.4	24.3	42.9	45.6
Private and other payors	13.6	13.1	10.5	9.9

Quality mix	36.0	37.4	53.4	55.5
Medicaid	64.0	62.6	46.6	44.5

Total skilled nursing	100.0%	100.0%	100.0%	100.0%

        With our marketing focus on the skilled segment of the business, we experienced growth in the skilled categories and a corresponding decline in the revenue and occupancy percentage in the Medicaid, and private and other payors categories.

        Cost of Services (exclusive of facility rent and depreciation and amortization shown seperately below).    Cost of services increased $45.4 million, or 19.0%, to $284.8 million for the year ended December 31, 2006 compared to $239.4 million for the year ended December 31, 2005. Of the $45.4 million increase, $17.8 million was due to cost of services of facilities acquired in 2006 and $12.7 million reflected the impact in 2006 relating to facilities acquired in 2005. The remaining $14.9 million increase was primarily due to a $7.3 million increase in wages and benefits (mainly nursing labor), which was partially offset by a reduction of $0.9 million in California workers compensation cost, $1.7 million resulted from the increased use of contract nursing personnel (mainly in Arizona due to a state-wide acute nursing shortage), $4.7 million was due to higher ancillary costs related to increased therapy and other treatment needs associated with the higher skilled occupancy percentage, and $1.3 million was due to an increase in the California Enhancement Fee. The California Enhancement Fee is a per occupied daily charge imposed by the state that increased by $2.33 per resident occupied day from a weighted average rate of $5.18 in 2005 to $7.51 in 2006. This enhancement fee is directly related to, and partially offset, the reimbursement rate increase discussed above. The increase in our cost of services in 2006 was offset in part by a reduction of $0.5 million in professional liability insurance costs in 2006.

        Facility Rent—Cost of Services.    Facility rent—cost of services increased $0.3 million, or 1.8%, to $16.4 million for the year ended December 31, 2006 compared to $16.1 million for the year ended December 31, 2005. Of this increase, $0.2 million resulted from acquired leased facilities in 2006.

        General and Administrative Expense.    General and administrative expense increased $3.3 million, or 30.3%, to $14.2 million for the year ended December 31, 2006 compared to $10.9 million for the year ended December 31, 2005. Of the $3.3 million increase, $1.9 million was due to increased wages and benefits primarily due to a $1.1 million increase in incentive compensation, $0.5 million resulted from increased audit and professional fees primarily due to the increased scope of financial and tax audits in preparation for our initial public offering, and $1.0 million related to the settlement of a class action lawsuit, which is expected to be payable in the first six months of 2007. The remaining net change included $0.4 million in SFAS 123(R) stock compensation expense.

        Depreciation and Amortization.    Depreciation and amortization expense increased $1.8 million, or 71.7%, to $4.2 million for the year ended December 31, 2006 compared to $2.5 million for the year ended December 31, 2005. Of this increase, $1.4 million is related to the additional depreciation and amortization of facilities acquired in 2006.

        Other Income (Expense).    Interest expense increased $1.0 million, or 50.0% to $3.0 million for the year ended December 31, 2006 compared to $2.0 million for the year ended December 31, 2005. This increase in interest expense primarily related to increased borrowings in 2006 under our long-term loan to provide the capital to purchase a portion of the facilities acquired in 2006. The increase in interest expense was partially offset by an increase in interest income of $0.3 million to $0.8 million for the year ended December 31, 2006 compared to $0.5 million for the year ended December 31, 2005. This increase primarily resulted from interest earned on our insurance subsidiary's investment balances.

        Provision for Income Taxes.    Provision for income taxes increased $2.0 million, or 17.2%, to $14.1 million for the year ended December 31, 2006 compared to $12.1 million for the year ended December 31, 2005. This increase primarily resulted from higher income before income taxes, which was offset in part by a decrease in the 2006 effective tax rate of 1.1% due to an increased benefit in the application of employment tax credits in 2006.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

        Revenue.    Revenue increased $56.3 million, or 23.0%, to $300.8 million for the year ended December 31, 2005 compared to $244.5 million for the year ended December 31, 2004. Of the $56.3 million increase over 2004, skilled revenue (Medicare and managed care) increased $32.2 million, or 33.1%, Medicaid increased $20.2 million, or 18.2%, and private and other revenue increased $3.9 million, or 10.8%.

        The 2005 increase in revenue included a retroactive adjustment to record a California state Medicaid rate increase that was effective August 1, 2004, which had been contingent upon Medicare approval. Medicare approved the retroactive adjustment in late 2005, at which time we recognized the additional revenue. This adjustment effectively resulted in an increase in 2005 revenue of $4.8 million compared to 2004. Approximately $10.2 million of the remaining 2005 increase in revenue was attributable to the acquisitions of three facilities in 2005. Skilled revenue, Medicaid and private and other accounted for $4.5 million, $3.8 million and $1.9 million, respectively, of the increase resulting from these acquisitions. The increase in 2005 revenue attributable to our two facilities acquired during 2004 was $16.4 million.

        The remaining increase of $24.9 million resulted from additional revenues of $6.7 million from a net increase in overall occupancy by skilled mix patients, and $16.6 million from the continuing shift to higher acuity/higher rate category residents combined with increased reimbursement rates relative to 2004, as described below. Higher ancillary revenues in 2005, primarily in Medicare Part B therapy, contributed approximately $1.8 million to the incremental skilled revenue increase.

        The following table reflects the change in the skilled nursing average daily revenue rates by payor source, excluding therapy and other ancillary services not covered by the daily rate:

	Year Ended December 31,
			Percent Change
	2004	2005
Skilled Nursing Average Daily Revenue Rates:
Medicare	$384.61	$411.51	7.0%
Managed care	242.39	263.80	8.8
Total skilled revenue	331.94	357.84	7.8
Medicaid(1)	118.35	135.22	14.3
Private and other payors	135.06	144.21	6.8
Total skilled nursing revenue	$162.06	$186.20	14.9%

(1)
The foregoing table includes the retroactive impact of the 2004 California Medicaid revenue increase of $2.4 million realized in 2005, which related to services provided in 2004. Assuming such revenue was recognized in 2004, the average daily Medicaid rate for 2005 would have been $132.71, representing an increase of 9.7% over the 2004 adjusted rate of $120.94, and the overall skilled nursing rate for 2005 would have been $184.59, an increase of 12.7% over the 2004 adjusted rate of $163.79.

        The average Medicare daily rate increased by approximately 7.0% from 2004 to 2005 and resulted from statutory inflationary increases combined with a shift towards residents requiring higher levels of skilled care with higher rates of reimbursement. The average Medicaid rate increase of 14.3% in 2005 primarily resulted from increases in reimbursements in California and also included the impact of the $2.4 million retroactive revenue adjustment in 2005 related to 2004 as discussed above. The increase in the California rate was partially offset by a per patient day California Enhancement Fee, which increased $3.65 per occupied day. This Enhancement Fee was included in cost of services. The change in the daily rate in the private and other category primarily resulted from increases in the private rates to meet the requirement that private rates be at least equal to Medicaid rates.

        Payor Sources as a Percentage of Skilled Nursing Services.    The following table sets forth our percentage of skilled nursing patient days and revenue by payor source.

	Year Ended December 31,
	Days		Revenue
	2004	2005	2004	2005
Percentage of Skilled Nursing Days and Revenue:
Medicare	12.2%	14.3%	28.9%	31.4%
Managed care	7.2	8.1	10.7	11.5

Skilled mix	19.4	22.4	39.6	42.9
Private and other payors	14.1	13.6	11.8	10.5

Quality mix	33.5	36.0	51.4	53.4
Medicaid	66.5	64.0	48.6	46.6

Total	100.0%	100.0%	100.0%	100.0%

        Cost of Services (exclusive of facility rent and depreciation and amortization shown seperately below).    Cost of services increased $39.4 million, or 19.7%, to $239.4 million for the year ended December 31, 2005 compared to $200 million in 2004. Of the $39.4 million increase, $8.4 million was due to cost of services associated with facilities acquired in 2005 and $13.3 million reflected the impact in 2005 relating to facilities acquired in 2004. Of the remaining $17.7 million, $8.1 million was due to an increase in wages and benefits, of which approximately $2.5 million represented in nursing labor and $2.5 million was increased incentive compensation primarily related to our improved profitability. Additionally, $5.1 million of the increase was due to higher ancillary costs related to increased therapy and other treatment needs associated with an increased percentage of skilled mix patients, and $6.7 million was due to the increase in the California Enhancement Fee, of which $1.4 million related to 2004. These increases were partially offset by an improvement in workers compensation expense by approximately $2.0 million and a decrease of $0.6 million in the provision for uncollectible accounts.

        Facility Rent—Cost of Services.    Facility rent—cost of services increased $1.3 million, or 8.8%, to $16.1 million for the year ended December 31, 2005 compared to $14.8 million in 2004, which was primarily due to the acquisition of one additional leased facility and annual rent increases in most of our leased facilities.

        General and Administrative Expense.    General and administrative expense increased $2.4 million, or 28.2%, to $10.9 million for the year ended December 31, 2005 compared to $8.5 million for the prior year. Of the $2.4 million increase, $1.6 million was due to increased wages and benefits, of which $0.7 million resulted from increased incentive compensation due to our higher profitability, $0.2 related to increased travel and $0.6 million resulted from increases in other general and administrative expenses.

        Depreciation and Amortization.    Depreciation and amortization expense increased $0.6 million, or 27.1%, to $2.5 million for the year ended December 31, 2005 compared to $1.9 million for the prior year, of which $0.2 million related to additional depreciation resulting from our acquisitions and $0.4 million represented additional depreciation on higher investments in capital improvements and equipment.

        Other Income (Expense).    Interest expense increased $0.4 million, or 25.0% to $2.0 million for the year ended December 31, 2005 compared to $1.6 million for the year ended December 31, 2004. This increase in interest expense primarily related to increased borrowings under our real estate term loan in the latter portion of 2004 to provide the capital to purchase a portion of the facilities acquired in 2004 and 2005. The increase in interest expense was offset by a $0.4 million increase in interest income in 2005, resulting from higher average cash balances.

        Provision for Income Taxes.    Provision for income taxes increased $5.4 million, or 80.6%, to $12.1 million for the year ended December 31, 2005 compared to $6.7 million for the prior year. This increase was primarily due to higher income before provision for income taxes and an increase in the 2005 effective tax rate of 1.9% due to an effective reduction in employment tax credits for 2005.

Quarterly Results of Operations

        The following tables present our unaudited quarterly results of operations for the periods indicated in dollars and as a percentage of revenue.

	Three Months Ended
	Mar. 31, 2005	June 30, 2005	Sept. 30, 2005	Dec. 31, 2005	Mar. 31, 2006	June 30, 2006	Sept. 30, 2006	Dec. 31, 2006	Mar. 31, 2007
	(in thousands, except share and per share data)
Consolidated Statement of Income Data:
Revenue	$68,702	$69,924	$77,126	$85,098	$83,352	$85,375	$92,338	$97,509	$97,978
Expenses:
Cost of services (exclusive of facility rent and depreciation and amortization shown separately below)	53,946	55,881	61,605	67,947	65,601	67,749	72,792	78,705	80,847
Facility rent—cost of services	3,918	3,961	4,085	4,154	4,055	4,035	4,170	4,144	4,155
General and administrative expense	2,389	2,523	2,817	3,180	3,260	3,330	3,881	3,739	3,746
Depreciation and amortization	584	566	638	670	752	1,006	1,103	1,360	1,532

Total expenses	60,837	62,931	69,145	75,951	73,668	76,120	81,946	87,948	90,280

Income from operations	7,865	6,993	7,981	9,147	9,684	9,255	10,392	9,561	7,698
Other income (expense):
Interest expense	(473)	(487)	(520)	(555)	(578)	(759)	(734)	(919)	(1,169)
Interest income	77	107	142	165	162	135	203	272	392

Other expense, net	(396)	(380)	(378)	(390)	(416)	(624)	(531)	(647)	(777)
Income before provision for income taxes	7,469	6,613	7,603	8,757	9,268	8,631	9,861	8,914	6,921
Provision for income taxes	2,964	2,662	3,128	3,300	3,661	3,420	3,480	3,564	2,784

Net income	4,505	3,951	4,475	5,457	$5,607	$5,211	$6,381	$5,350	$4,137

Net income per share:
Basic	$0.33	$0.29	$0.33	$0.40	$0.41	$0.39	$0.47	$0.39	$0.30

Diluted	$0.26	$0.23	$0.26	$0.31	$0.33	$0.32	$0.38	$0.31	$0.24

Weighted average common shares outstanding:
Basic	13,600,951	13,409,288	13,380,861	13,483,391	13,529,822	13,229,954	13,311,639	13,393,404	13,419,764

Diluted	17,632,209	17,540,919	17,428,627	17,421,543	16,929,017	16,514,032	16,864,932	16,983,926	16,904,196

	Three Months Ended
	Mar. 31, 2005	June 30, 2005	Sept. 30, 2005	Dec. 31, 2005	Mar. 31, 2006	June 30, 2006	Sept. 30, 2006	Dec. 31, 2006	Mar. 31, 2007
As a Percent of Revenue:
Revenue	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Expenses:
Cost of services (exclusive of facility rent and depreciation and amortization shown separately below)	78.5	79.9	79.9	79.8	78.7	79.4	78.8	80.7	82.5
Facility rent—cost of services	5.7	5.7	5.3	4.9	4.9	4.7	4.5	4.2	4.2
General and administrative expense	3.5	3.6	3.7	3.7	3.9	3.9	4.2	3.8	3.8
Depreciation and amortization	0.9	0.8	0.8	0.8	0.9	1.2	1.2	1.4	1.6

Total expenses	88.6	90.0	89.7	89.2	88.4	89.2	88.7	90.1	92.1

Income from operations	11.4	10.0	10.3	10.8	11.6	10.8	11.3	9.9	7.9
Other income (expense):
Interest expense	(0.6)	(0.7)	(0.6)	(0.7)	(0.7)	(0.9)	(0.8)	(0.9)	(1.2)
Interest income	0.1	0.2	0.2	0.2	0.2	0.2	0.2	0.2	0.4

Other expense, net	(0.5)	(0.5)	(0.4)	(0.5)	(0.5)	(0.7)	(0.6)	(0.7)	(0.8)

Income before provision for income taxes	10.9	9.5	9.9	10.3	11.1	10.1	10.7	9.2	7.1
Provision for income taxes	4.3	3.8	4.1	3.9	4.4	4.0	3.8	3.7	2.9

Net income	6.6%	5.7%	5.8%	6.4%	6.7%	6.1%	6.9%	5.5%	4.2%

Liquidity and Capital Resources

        Our primary sources of liquidity have historically been derived from our cash flow from operations, long-term debt secured by our real property and our Amended and Restated Loan and Security Agreement (the "Revolver"). As of December 31, 2006 and March 31, 2007, the maximum available for borrowing under our Revolver was approximately $20.0 million, but approximately $8.4 million was pledged to secure outstanding letters of credit.

        Historically, we have financed the majority of our facility acquisitions primarily with cash. Cash paid for acquisitions was $6.0 million, $14.9 million, $29.0 million, $6.5 million and $9.4 million for the years ended December 31, 2004, 2005 and 2006 and the three months ended March 31, 2006 and 2007, respectively. Where we enter into facility operating lease agreements, we typically do not pay any amounts to the prior facility operator, nor do we acquire any assets or assume any liabilities as part of the transaction. Operating leases are included in the contractual obligations section below.

        Additionally in 2006, we purchased the underlying assets of three facilities that we were previously operating under long-term lease arrangements. These facilities were purchased for $11.1 million, which ultimately was financed using the Term Loan (described below) and is presented in the purchase of capital expenditures for the year ended 2006. Total capital expenditures for property and equipment were $5.1 million, $5.7 million, $14.1 million, $1.0 million and $2.8 million for the years ended December 31, 2004, 2005 and 2006 and the three months ended March 31, 2006 and 2007, respectively. We currently have approximately $12.0 million budgeted for capital refurbishments at existing facilities in 2007.

        In 2007, we have acquired four additional long-term care facilities. Three of these facilities were acquired for an aggregate purchase price of $9.4 million in cash, which included two skilled nursing facilities in Texas and one skilled nursing facility in Utah, increasing our total capacity by 402 beds. In July 2007, we acquired a long-term care facility in Utah that offers both skilled nursing and assisted living services, by assuming the operations of that facility under an operating lease agreement, increasing our total capacity by 95 beds. No amounts were paid to the prior facility operators and we did not acquire any assets or assume any liabilities as part of this transaction. In addition, in July 2007, we exercised an option to purchase one of our leased facilities for $3.3 million in cash, bringing the total of our owned facilities to 23.

        On December 29, 2006, a number of our independent real estate holding subsidiaries jointly entered into a Third Amended and Restated Loan Agreement (the "Term Loan") with General Electric Capital Corporation (the "Lender"), which consists of an approximately $64.7 million multiple-advance term loan, approximately $55.7 million of which had been drawn down at that time. The Term Loan expires on June 29, 2016, and is currently secured by the real and personal property comprising the ten facilities owned by these subsidiaries.

        The Term Loan has been funded in advances, with each advance bearing interest at a separate rate. The interest rates range from 7.50% per annum for the initial advance to 6.95% for the most recent advance. Subject to certain conditions, we may also receive additional advances that would bear interest at the rate of 2.25% plus the applicable U.S. Treasury rate at the time of advance. The proceeds of the advances made under the Term Loan have been used to refinance an existing loan from the Lender on four of the properties, and to purchase two other properties that we were previously leasing. We expect that the balance of the proceeds will be used to finance improvements to some of our existing properties and to acquire additional properties.

        In connection with the Term Loan, we have guaranteed the full and prompt payment and performance of all the obligations of our real estate holding subsidiaries under the loan documents for the Term Loan. In the event of our default under the Term Loan, all amounts owed by our subsidiaries, and guaranteed by us, under this loan agreement and any other loan with the Lender, including the Revolver discussed below, would become immediately due and payable. In addition, in the event of our default under the Term Loan, the Lender has the right to take control of our facilities encumbered by the loan to the extent necessary to make such payments and perform such acts required under the loan.

        Under the Term Loan, we are subject to standard reporting requirements and other typical covenants for a loan of this type. Effective October 1, 2006 and continuing each calendar quarter thereafter, we are subject to restrictive financial covenants, including average occupancy, Debt Service (as defined in the agreement) and Project Yield (as defined in the agreement). As of December 31, 2006 and March 31, 2007, we were in compliance with all loan covenants. As of March 31, 2007, our borrowing subsidiaries had $55.4 million outstanding on the Term Loan, with the right to draw an additional $9.0 million upon meeting certain covenants under the loan documents.

        On March 25, 2004, we entered into the Revolver, as amended on December 3, 2004, with the Lender, which consisted of a $20.0 million revolving credit facility. The Revolver expired in March 2007 but has been extended until August 1, 2007. We are in the process of negotiating with the Lender to replace the Revolver with a larger credit facility collateralized by a pledge of the outstanding equity of the participating operating subsidiaries of our portfolio company subsidiaries, as well as our service center.

        The Revolver bears interest at the prime rate of interest as designated by Citibank, N.A., or any successor thereto, as the same may fluctuate from time to time, plus a margin of 1%. In connection with the Revolver, we paid a commitment fee of $0.2 million, and, so long as the loan is available to us, we will pay a loan management fee to this lender equal to 0.08% of the average amount of the outstanding principal balance of the Revolver during the preceding month. The proceeds of the loans under the Revolver have been and continue to be used for working capital and other expenses arising in our ordinary course of business. As of March 31, 2007, we had $11,000 outstanding under the Revolver and approximately $8.4 million was pledged to secure outstanding letters of credit.

        We anticipate using proceeds from this offering to repay, in 2008, our $2.1 million mortgage note, which is not prepayable at this time.

        We believe that the proceeds of this offering, together with our cash flow from operations and our Revolver, will be sufficient to cover our operating needs for at least the next 12 months. We may in the future elect to raise additional capital to fund acquisitions and capital renovations.

        The following table presents selected data from our consolidated statement of cash flows for the periods presented:

	Year Ended December 31,			Three Months Ended March 31,
	2004	2005	2006	2006	2007
	(in thousands)
Net cash provided by operating activities	$17,802	$20,446	$30,945	$4,362	$4,220
Net cash used in investing activities	(11,233)	(20,872)	(43,709)	(7,703)	(12,474)
Net cash provided by (used in) financing activities	7,441	(2,694)	26,620	(3,417)	(828)

Net increase (decrease) in cash and cash equivalents	14,010	(3,120)	13,856	(6,758)	(9,082)
Cash and cash equivalents at beginning of period	745	14,755	11,635	11,635	25,491

Cash and cash equivalents at end of period	$14,755	$11,635	$25,491	$4,877	$16,409

  Three Months Ended March 31, 2007 Compared to Three Months Ended March 31, 2006

        Net cash provided by operations for the three months ended March 31, 2007 was $4.2 million compared to $4.4 million for the three months ended March 31, 2006, a decrease of $0.2 million. The primary reason for the decrease in cash flow in the first quarter of 2007 was our decline in operating results, which contributed $4.1 million to cash flow or $7.0 million after adding back non-cash charges for depreciation and amortization, provision for doubtful accounts and stock compensation expense as compared to $5.6 million, or $7.6 million after adding back non-cash charges, in the first quarter of 2006. Other contributors to the decrease in cash flow included the payment of insurance subsidiary deposits and payment of accrued wages and related incentive pay due to improved operating results in 2006. These reductions in working capital were partially offset by the continued build-up of general, professional and workers compensation insurance accruals in excess of paid claims due to incurred but not yet reported claims and the increase in number of facilities.

        Net cash used in investing activities for the three months ended March 31, 2007 was $12.5 million compared to $7.7 million for the three months ended March 31, 2006, an increase of $4.8 million. The increase was primarily the result of cash we paid for our three facility acquisitions in the three months ended March 31, 2007 compared to one facility acquired in the three months ended March 31, 2006 and the increase in purchased property and equipment in the three months ended March 31, 2007 compared to the three months ended March 31, 2006.

        Net cash used in financing activities for the three months ended March 31, 2007 totaled $0.8 million compared to $3.4 million for the three months ended March 31, 2006, a decrease of $2.6 million. The decrease in cash used in financing activities in the three months ended March 31, 2007 compared to the three months ended March 31, 2006 primarily consisted of the repurchase of $2.8 million in treasury stock in the three months ended March 31, 2006 which did not recur in the the three months ended March 31, 2007.

  Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

        Net cash provided by operations for the year ended December 31, 2006 was $30.9 million compared to $20.4 million for the year ended December 31, 2005, an increase of $10.5 million. The primary reason for the increase in cash flow in 2006 was our improved operating results, which contributed $22.5 million to cash flow or $31.4 million after adding back non-cash charges for depreciation, amortization, allowance for doubtful accounts and stock compensation expense. Other contributors to the increase in working capital included the continued build-up of general, professional and workers compensation insurance accruals in excess of paid claims due to incurred but not yet reported claims and the increase in facilities. Accrued wages and related liabilities were a continued source of working capital due to our 2006 acquisitions, increased accruals for incentive pay due to improved operating results and general wage and salary increases. Deferred taxes represented a use of working capital primarily as a result of the increase in our self-insured liability. Other working capital fluctuations for 2006 primarily resulted from the increase in our facility acquisitions.

        Net cash used in investing activities for the year ended December 31, 2006 was $43.7 million compared to $20.9 million for the year ended December 31, 2005, an increase of $22.8 million. The increase was primarily the result of cash we paid for our 11 facility acquisitions in 2006 compared to three facilities acquired in 2005 and the increase in purchased property and equipment in 2006 and 2005.

        Net cash provided by financing activities for the year ended December 31, 2006 was $26.6 million compared to cash used for the year ended December 31, 2005 of $2.7 million, an increase of $29.3 million. The increase in cash provided by financing activities in 2006 compared to 2005 primarily consisted of the proceeds of $34.8 million in long-term notes, net, after refinancing $16.8 million in outstanding real estate loans and financing a $4.3 million facility acquisition. In addition, we repurchased $2.8 million in treasury stock in 2006, an increase of $0.5 million compared to the prior year period, and our dividend payments were $2.0 million in 2006, an increase of $0.7 million compared to 2005.

  Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

        Net cash provided by operations for the year ended December 31, 2005 was $20.4 million compared to $17.8 million for the year ended December 31, 2004, an increase of $2.6 million. The primary reason for the increase in cash flow in 2005 was our improved operating results, which contributed $18.4 million to cash flow or $23.9 million after adding back non-cash charges for depreciation, amortization and allowance for doubtful accounts. The remaining net decrease in working capital resulted primarily from a higher accounts receivable balance related to the retroactive California rate increases that were not received until 2006, new facility acquisition balances, an increase in receivable balances due to overall revenue rate increases and mix, and a decrease in our deferred tax liability due to our transition to self-insured status. Sources of working capital included an increase in accrued insurance liabilities due to general, professional and workers compensation insurance resulting from incurred but not yet reported claims, facility additions and the 2005 transition in California to self-insured status. Both other accrued liabilities and accounts payable included amounts related to the state of California per day enhancement fee of $3.5 million and $3.3 million, respectively. Accrued wages and related liabilities continued as a source of working capital due to acquisitions, increased incentive pay accruals and general wage and salary increases. The remaining fluctuations in working capital resulted primarily from the three facility acquisitions in 2005.

        Net cash used in investing activities for the year ended December 31, 2005 was $20.9 million compared to $11.2 million for the year ended December 31, 2004, an increase of $9.7 million. This increase was primarily the result of cash we paid for three facilities acquired in 2005 and two facilities acquired in 2004.

        Net cash used in financing activities for the year ended December 31, 2005 totaled $2.7 million compared to cash provided for the year ended December 31, 2004 of $7.4 million, a decrease of $10.1 million. The decrease in cash provided by financing activities in 2005 compared to 2004 was primarily due to the reduction in our long-term borrowings, the purchase of our treasury stock and higher dividend payments in 2005.

  Year Ended December 31, 2004

        Net cash provided by operations for the year ended December 31, 2004 was $17.8 million. This consisted of net income of $11.1 million or $16.5 million after adding back non-cash charges for depreciation, amortization and allowance for doubtful accounts. Accrued wages and related liabilities were a continued source of working capital due to increased accruals for incentive pay resulting from improved operating results, acquisitions and general wage and salary increases and the transition to self-insured status increased our deferred tax assets by $4.3 million, reducing our working capital.

        Net cash used in investing activities was $11.2 million for the year ended December 31, 2004. This consisted of cash we paid for our two facility acquisitions in 2004 and the purchase of property and equipment.

        Net cash provided by financing activities totaled $7.4 million for the year ended December 31, 2004. This consisted of proceeds in long-term notes partially offset by dividends paid in 2004.

Contractual Obligations and Commitments

        Our principal contractual obligations and commitments as of December 31, 2006 were as follows:

	2007	2008	2009	2010	2011	Thereafter	Total
	(in thousands)
Operating lease obligations	$17,102	$17,424	$17,095	$15,624	$15,418	$91,104	$173,767
Long-term debt obligations (including interest at respective fixed rates)	5,665	7,631	5,495	5,495	5,494	68,408	98,188

Total	$22,767	$25,055	$22,590	$21,119	$20,912	$159,512	$271,955

        We lease certain facilities and our service center offices under operating leases, most of which have initial lease terms ranging from five to 20 years and all of which include options to extend the lease term. Most of these leases contain renewal options, some of which involve rent increases. We also lease a majority of our equipment under operating leases with initial terms ranging from three to five years. Total rent expense, inclusive of straight-line rent adjustments, was approximately $15.1 million, $16.4 million, $16.7 million, $4.1 million and $4.2 million for the years ended December 31, 2004, 2005 and 2006 and the three months ended March 31, 2006 and 2007, respectively. In July 2007, we acquired a long-term care facility in Utah that offers both skilled nursing and assisted living services, by assuming the operations of that facility under an operating lease agreement. No amounts were paid to the prior facility operators and we did not acquire any assets or assume any liabilities as a part of this transaction. In addition, in July 2007, under the terms of the original lease agreement, we exercised an option to purchase one of our leased facilities for $3.3 million, bringing the total of our owned facilities to 23.

        Our long-term debt as of March 31, 2007 was primarily comprised of the following:

  •
  Term Loan, multiple-advance term loan, principal and interest payable monthly, interest is fixed at time of each advance at the 10 year Treasury note rate plus 2.25%, rates in effect at March 31, 2007 range from 6.95% to 7.50%, balance due June 2016, collateralized by deeds of trust on real property, assignments of rents and security agreements. The balance outstanding was approximately $55.4 million at March 31, 2007.

  •
  Mortgage note, principal and interest of $18,449 payable monthly and continuing through September 2008, interest at fixed rate of 7.49%, collateralized by a deed of trust on real property. The balance outstanding was approximately $2.1 million at March 31, 2007.

  •
  HUD-insured mortgage note, principal and interest of $54,378 payable monthly and continuing through February 2027, interest at fixed rate of 7.5%, collateralized by a deed of trust on real property, assignment of rents, and security agreement. The balance outstanding was approximately $6.7 million at March 31, 2007.

        Under the Term Loan, we are subject to standard reporting requirements and other typical covenants for a loan of this type. Effective October 1, 2006 and continuing each calendar quarter thereafter, we are subject to certain restrictive financial covenants. These covenants are average occupancy, Debt Service coverage (as defined in the agreement) and Project Yield (as defined in the agreement). As of March 31, 2007, we believe we were in compliance with all loan covenants. Our non-compliance with these financial covenants could lead to acceleration of amounts under the Term Loan and a cross-default under the Revolver.

        In addition to the above long-term debt, we have a Revolver, from which we may borrow up to the lesser of $20.0 million or 85% of qualified accounts receivable, as defined. Revolver borrowings bear interest at an annual rate of prime plus 1%. As of March 31, 2007, there was $11,000 outstanding under the Revolver and $8.4 million was pledged to secure outstanding letters of credit maintained to secure lease obligations under some of our leases and statutory liabilities under our California self-insured worker's compensation program. The Revolver was set to expire in March 2007, but we negotiated short-term extensions until August 1, 2007. Our Revolver is with the same lender as our Term Loan. We are in the process of negotiating with the Lender to replace the Revolver with a larger credit facility secured by a pledge of the outstanding equity of the participating operating subsidiaries of our portfolio company subsidiaries, as well as our service center.

Inflation

        We have historically derived a substantial portion of our revenue from the Medicare program. We also derive revenue from state Medicaid and similar reimbursement programs. Payments under these programs generally provide for reimbursement levels that are adjusted for inflation annually based upon the state's fiscal year for the Medicaid programs and in each October for the Medicare program. These adjustments may not continue in the future, and even if received, such adjustments may not reflect the actual increase in our costs for providing healthcare services.

        Labor and supply expenses make up a substantial portion of our cost of services. Those expenses can be subject to increase in periods of rising inflation and when labor shortages occur in the marketplace. To date, we have generally been able to implement cost control measures or obtain increases in reimbursement sufficient to offset increases in these expenses. We may not be successful in offsetting future cost increases.

Off-Balance Sheet and Other Arrangements

        We have no off-balance sheet arrangements.

New Accounting Pronouncements

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS 157"), which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. SFAS 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. We are currently evaluating the requirements of SFAS 157; however, we do not believe that our adoption of SFAS 157 will have a material effect on our consolidated financial statements.

        In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option For Financial Assets and Liabilities—including an amendment of FASB Statement No. 115" ("SFAS 159"). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the impact, if any, that SFAS No. 159 will have on our consolidated financial statements.

Adoption of New Accounting Pronouncements

        In June 2006, the FASB issued FIN 48, which is effective for fiscal years beginning after December 15, 2006. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in financial statements in accordance with SFAS No. 109, "Accounting for Income Taxes," by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company adopted FIN 48 at the beginning of fiscal year 2007. See Note 7 to our consolidated financial statements for a description of the impact of this adoption on our consolidated financial position and results of operations.

Quantitative and Qualitative Disclosures about Market Risk

        Interest Rate Risk.    We are exposed to interest rate changes as a result of our revolving credit facility, which is used to maintain liquidity and fund capital expenditures and operations. Our interest rate risk management objective is to limit the impact of interest rate changes on earnings and cash flows and to provide more predictability to our overall borrowing costs. To achieve this objective, we borrow primarily at fixed rates, although we use our line of credit for short-term borrowing purposes. At March 31, 2007, we had $11,000 of outstanding floating rate debt. In addition, we are entitled, upon meeting certain covenants under the Term Loan, to take up to approximately $9 million in future advances under our Term Loan and each advance will bear interest based upon market rates in effect at the time of the advance.

        Our cash and cash equivalents and short-term investments as of March 31, 2007 consisted primarily of money market funds. Our market risk exposure is interest income sensitivity, which is affected by changes in the general level of U.S. interest rates, particularly because our investments are in short-term marketable securities. The primary objective of our investment activities is to preserve principal while at the same time maximizing the income we receive from our investments without significantly increasing risk. Due to the short-term duration of our investment portfolio and the low risk profile of our investments, an immediate 10% change in interest rates would not have a material effect on the fair market value of our portfolio. Accordingly, we would not expect our operating results or cash flows to be affected to any significant degree by the effect of a sudden change in market interest rates on our securities portfolio. In general, money market funds are not subject to market risk because the interest paid on such funds fluctuates with the prevailing interest rate.

        The above only incorporates those exposures that exist as of March 31, 2007, and does not consider those exposures or positions which could arise after that date. As we anticipate diversifying our investment portfolio into securities and other investment alternatives, we may face increased risk and exposures as a result of interest risk and the securities markets in general.

Internal Control Over Financial Reporting

        Management is responsible for establishing and maintaining adequate internal control over financial reporting and for the timeliness and reliability of the information disclosed. During 2006, we have been documenting and reviewing the design and effectiveness of our internal controls over financial reporting in anticipation of the requirement to comply with Section 404 of the Sarbanes-Oxley Act. Based on current regulations, we are required to comply with Section 404 for the year ending December 31, 2008. Continuous review and monitoring of our business processes will likely identify other possible changes to our internal control over financial reporting in the future. If we are unable to comply with Section 404 of the Sarbanes-Oxley Act, our stock price may decline. In addition, we expect our general and administrative expenses to increase substantially as we incur expenses associated with comprehensively analyzing, documenting and testing our system of internal control over financial reporting in anticipation of our compliance with Section 404 of the Sarbanes-Oxley Act.

INDUSTRY

Overview of the Senior Living and Long-Term Care Industries

        The senior living and long-term care industries, which overlap and serve many of the same patients or residents, consist of three primary living arrangement alternatives with varying degrees of lifestyle and healthcare offerings, depending upon the type of living arrangement and the health of the patient or resident. These three alternatives include independent living facilities, assisted living facilities and skilled nursing facilities.

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  Independent Living.  Independent living facilities are designed for active and relatively healthy seniors who desire living environments surrounded by a peer group for support and camaraderie. Independent living residents generally require few medical services and typically pay for services such as housekeeping, laundry and food service. The vast majority of independent living revenue is derived from residents' private pay sources.

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  Assisted Living.  Assisted living facilities are designed for seniors who seek housing with supportive care and services. Assisted living residents are typically less active than independent living residents and require medical oversight and assistance with one or more activities of daily living, including bathing, dressing and medication management. Assisted living facilities generally offer all of the services of independent living, as well as medical assistance and daily care options. Assisted living residents tend to move into a facility both by choice and by necessity. The vast majority of assisted living revenue is derived from residents' private pay sources.

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  Skilled Nursing.  Skilled nursing facilities provide both short-term post-acute rehabilitative care and long-term custodial care for patients who require skilled nursing or therapy care on an inpatient or residential basis. Unlike independent and assisted living, not all skilled nursing patients are seniors, as skilled nursing facilities serve patients of different ages and with differing needs. Post-acute patients are usually transferred directly from acute care hospitals to receive follow-up monitoring and rehabilitation and generally remain in skilled nursing facilities until they are able to return home. Long-term custodial patients require ongoing daily and medical assistance as their physical or mental ailments prevent them from living independently. The largest portion of custodial care revenue is derived from Medicaid, while skilled nursing revenue is generally derived from Medicare, managed care and private pay sources.

        In addition, these living arrangement alternatives are sometimes combined on a single campus, creating continuing care retirement communities ("CCRCs"). These communities provide a continuum of living arrangements and healthcare services that generally include independent living, assisted living and skilled nursing facilities in a single campus setting. The combination of these facilities and services located on a single campus allows patients and residents to age-in-place as their healthcare needs change.

        The facilities described above serve patients and residents with needs ranging from basic services, such as housekeeping or food service, to 24-hour medical support or highly specialized healthcare treatment. Each type of facility is specialized to more precisely meet the needs of a narrower demographic. In each setting, patients and residents may elect to receive additional specialized care and services as needed, such as rehabilitation, memory care and hospice care.

Overview of the Skilled Nursing Industry

        While the skilled nursing market will continue to provide traditional long-term residential care to seniors, we believe that skilled nursing and rehabilitative services markets are becoming one of the fastest growing segments of the long-term care industry as doctors, insurers, managed care organizations (which are also known as Health Maintenance Organizations or "HMOs") and government healthcare programs seek to more quickly discharge high acuity patients from high-cost hospital environments to lower-cost skilled nursing facilities for care and recovery. We estimate that the skilled nursing market in the United States represented approximately $100 billion in revenue in 2005.

        Skilled nursing facilities provide both short-term post-acute rehabilitative care and long-term custodial care for patients who require skilled nursing and/or therapy care on an inpatient basis. Short-term post-acute patients are usually transferred directly from acute care hospitals and need short-term rehabilitation to recover from an acute episode. Short-term patients remain at the skilled nursing facility until they are well enough to return home. Medicare and managed care organizations, such as HMOs, cover most short-term, post-acute patient stays at higher reimbursement rates. Long-term custodial care residents, by contrast, tend to have chronic conditions that prevent them from living independently, and usually require ongoing daily medical attention for an extended period of time. Medicaid generally is a significant payor for residents requiring long-term custodial care.

        According to the American Health Care Association, as of December 2006, there were approximately 16,000 nursing facilities, which include skilled nursing facilities and other Medicaid or Medicare certified providers, in the United States with approximately 1.7 million beds and approximately 1.4 million patients, representing overall occupancy of approximately 85.4%. The industry is fragmented with the largest ten nursing home providers, sorted by bed count, representing approximately 12.4% of the total skilled nursing beds in 2005. The American Health Care Association estimates that in December 2006, the ownership distribution for nursing facilities in the United States was as follows:

United States Ownership Distribution for Nursing Facilities

For-profit organizations	66%
Non-profit organizations	28%
Government	6%

Source: American Health Care Association; Centers for Medicare and Medicaid Services (2006)

        Unlike acute healthcare services, private health insurance and Medicare do not constitute the majority of payor sources for nursing home care. Instead, Medicaid is a significant source of funding for nursing home care, which represented 44% of industry revenue in 2005. Private pay, or patient out-of-pocket payments, was the next largest payor category at 26%, followed by Medicare at 16%. Private health insurance, which generally represents post-acute coverage from traditional health insurance and specialized long-term care insurance policies, constitutes most of the remaining source of funding, along with other private and public sources.

U.S. Nursing Home Care Revenue by Payor Source, 2005

Medicaid	44%
Private Pay	26%
Medicare	16%
Private Insurance	8%
Other Private	4%
Other Public	2%

Source: Centers for Medicare and Medicaid Services; Office of the Actuary, National Health Statistics Group

        According to the American Health Care Association, in the United States, the number of nursing facilities, which include skilled nursing facilities and other Medicaid or Medicare certified providers, declined from 16,715 in December 2000 to 15,861 in December 2006, representing an average decline of 0.9% annually. We believe that the modest decline in the number of nursing facilities was primarily due to several factors, including bankruptcies and other business exits caused by reductions in government reimbursement resulting from the Balanced Budget Act of 1997 (or "BBA"). In addition, regulatory requirements and other government regulations create substantial barriers to entry and limit the prospect of excess capacity. For example, Certificate of Need legislation places restrictions upon the maximum number of skilled nursing beds and/or facilities in 36 states.

        Skilled nursing facilities today are considerably different from the skilled nursing facilities of the past. As more assisted living and home health alternatives become available for those that require fewer medical services, average patient acuity levels at skilled nursing facilities have increased steadily. In addition, reimbursement changes are moving high acuity patients out of higher-cost settings, such as acute care and specialty hospitals, into skilled nursing and home health alternatives. These trends have led many skilled nursing facilities to focus on providing medically complex services to short-stay patients, who generally provide higher revenue and margins as compared to long-term custodial residents. Consistent with the changing role of skilled nursing facilities, the median length of stay in skilled nursing facilities has declined from 1.7 years in 1985 to 1.3 years in 2004, according to the 1985 and 2004 National Nursing Home Surveys conducted by the National Center for Health Statistics.

Payor Sources

        According to the CMS, approximately 62% of nursing home care revenue across the industry in 2005 was derived from government payment sources, including Medicaid and Medicare. Private pay, private health insurance and long-term care insurance constitute most of the remainder.

        Medicaid.    Medicaid is a state-administered program financed by state funds and matching federal funds. Medicaid programs are administered by the states and their political subdivisions, and often go by state-specific names, such as Medi-Cal in California and the Arizona Healthcare Cost Containment System in Arizona. Medicaid programs generally provide health benefits for qualifying individuals, and may supplement Medicare benefits for financially needy persons aged 65 and older. Medicaid reimbursement formulas are established by each state with the approval of the federal government in accordance with federal guidelines. Seniors who enter skilled nursing facilities as private pay clients can become eligible for Medicaid once they have substantially depleted their assets. Medicaid is the largest source of funding for nursing home facilities, and accounted for approximately 44% of industry revenue in 2005.

        Private and Other Payors.    Private and other payors consist primarily of individuals, family members or other third parties who directly pay for the services we provide. Private payors accounted for approximately 26% of industry revenue in 2005.

        Medicare.    Medicare is a federal program that provides healthcare benefits to individuals who are 65 years of age or older or are disabled. To achieve and maintain Medicare certification, a skilled nursing facility must meet the CMS, "Conditions of Participation" on an ongoing basis, as determined in periodic facility inspections or "surveys" conducted primarily by the state licensing agency in the state where the facility is located. Medicare pays for inpatient skilled nursing facility services under the prospective payment system. The prospective payment for each beneficiary is based upon the medical condition of and care needed by, the beneficiary. Medicare skilled nursing facility coverage is limited to 100 days per episode of illness for those beneficiaries who require daily care following discharge from an acute care hospital. Medicare accounted for approximately 16% of industry revenue in 2005.

        Managed Care and Private Insurance.    Managed care patients consist of individuals who are insured by a third-party entity, typically a senior HMO plan, or who are Medicare beneficiaries who have assigned their Medicare benefits to a senior HMO plan. Private insurance accounted for approximately 8% of industry revenue in 2005. Another type of insurance, long-term care insurance, is also becoming more widely available to consumers, but is not expected to contribute significantly to industry revenues in the near term.

Industry Trends

        The skilled nursing industry has evolved to meet the growing demand for post-acute and custodial healthcare services generated by the shifting of patient care to lower cost settings, an aging population and increasing life expectancies. The skilled nursing industry has evolved in recent years, which we believe has led to a number of favorable improvements in the industry, as described below:

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  Shift of Patient Care to Lower Cost Alternatives.  The growth of the senior population in the United States continues to increase healthcare costs, often faster than the available funding from government-sponsored healthcare programs. In response, federal and state governments have adopted cost-containment measures that encourage the treatment of patients in more cost-effective settings such as skilled nursing facilities, for which the staffing requirements and associated costs are often significantly lower than acute care hospitals, rehabilitation facilities or other post-acute care settings. As a result, skilled nursing facilities are serving a larger population of higher acuity patients than in the past.

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  Significant Acquisition and Consolidation Opportunities. The skilled nursing industry is large and highly fragmented, characterized predominantly by numerous local and regional providers. According to the American Health Care Association, the nursing facility market, which includes skilled nursing facilities and other Medicaid or Medicare certified providers, was comprised of 15,861 facilities with approximately 1.7 million licensed beds as of December 2006. The ten largest skilled nursing providers by bed count control only 12.4% of these facilities in the aggregate. We believe this fragmentation provides significant acquisition and consolidation opportunities for us.

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  Improving Supply and Demand Balance.  The number of skilled nursing facilities has declined modestly over the past several years. According to the American Health Care Association, the number of nursing facilities, which include skilled nursing facilities and other Medicaid or Medicare certified providers, has declined from 16,715 in December 2000 to 15,861 in December 2006. We expect that the supply and demand balance in the skilled nursing industry will continue to improve due to the shift of patient care to lower cost settings, an aging population and increasing life expectancies.

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  Increased Demand Driven by Aging Populations and Increased Life Expectancy.  As life expectancy continues to increase in the United States and seniors account for a higher percentage of the total U.S. population, we believe the overall demand for skilled nursing services will increase. At present, the primary market demographic for skilled nursing services is individuals age 75 and older. According to U.S. Census Bureau Interim Projections, this group is one of the fastest growing segments of the United States population and is expected to more than double between 2000 and 2030.

        We believe the skilled nursing industry has been and will continue to be impacted by several other trends. The use of long-term care insurance is increasing among seniors as a means of planning for the costs of skilled nursing services. In addition, as a result of increased mobility in society, reduction of average family size, and the increased number of two-wage earner couples, more seniors are looking for alternatives outside the family for their care.

Competition

        The skilled nursing industry is highly competitive, and we expect that the industry will become increasingly competitive in the future. The industry is highly fragmented and characterized by numerous local and regional providers, in addition to large national providers that have achieved geographic diversity and economies of scale. We also compete with inpatient rehabilitation facilities and long-term acute care hospitals. Competitiveness may vary significantly from location to location, depending upon factors such as the number of competing facilities, availability of services, expertise of staff, and the physical appearance and amenities of each location. We believe that the primary competitive factors in the skilled nursing industry are:

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  ability to attract and to retain qualified management and caregivers;

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  reputation and commitment to quality;

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  attractiveness and location of facilities;

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  the expertise and commitment of the facility management team and employees;

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  community value, including amenities and ancillary services; and

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  for private pay and HMO patients, price of services.

        We seek to compete effectively in each market by establishing a reputation within the local community as the "facility of choice." This means that the facility leaders are generally free to discern and address the unique needs and priorities of healthcare professionals, customers and other stakeholders in the local community or market, and then create a superior service offering and reputation for that particular community or market that is calculated to encourage prospective customers and referral sources to choose or recommend the facility.

        Increased competition could limit our ability to attract and retain patients, maintain or increase rates or to expand our business. Some of our competitors have greater financial and other resources than we have, may have greater brand recognition and may be more established in their respective communities than we are. Competing companies may also offer newer facilities or different programs or services than we offer, and may therefore attract individuals who are currently residents of our facilities, potential residents of our facilities, or who are otherwise receiving our healthcare services. Other competitors may have lower expenses or accept lower margins than us and, therefore, provide services at lower prices than we offer.

Reimbursement for Specific Services

        Reimbursement for Skilled Nursing Services.    Skilled nursing facility revenue is primarily derived from Medicaid, private pay, managed care and Medicare payors. Our skilled nursing facilities provide Medicaid-covered services to eligible individuals consisting of nursing care, room and board and social services. In addition, states may, at their option, cover other services such as physical, occupational and speech therapies.

        Reimbursement for Rehabilitation Therapy Services.    Rehabilitation therapy revenue is primarily received from private pay and Medicare for services provided at skilled nursing facilities and assisted living facilities. The payments are based on negotiated patient per diem rates or a negotiated fee schedule based on the type of service rendered.

        Reimbursement for Assisted Living Services.    Assisted living facility revenue is primarily derived from private pay residents at rates we establish based upon the services we provide and market conditions in the area of operation. In addition, Medicaid or other state-specific programs in some states where we operate supplement payments for board and care services provided in assisted living facilities.

Government Regulation

        The regulatory environment within the skilled nursing industry continues to intensify in the amount and type of laws and regulations affecting it. In addition to this changing regulatory environment, federal, state and local officials are increasingly focusing their efforts on the enforcement of these laws. In order to operate our facilities we must comply with federal, state and local laws relating to licensure, delivery and adequacy of medical care, distribution of pharmaceuticals, equipment, personnel, operating policies, fire prevention, rate-setting, building codes and environmental protection. Additionally, we must also adhere to anti-kickback laws, physician referral laws, and safety and health standards set by the Occupational Safety and Health Administration ("OSHA"). Changes in the law or new interpretations of existing laws may have an adverse impact on our methods and costs of doing business.

        Skilled nursing facilities are also subject to various regulations and licensing requirements promulgated by state and local health and social service agencies and other regulatory authorities. Requirements vary from state to state and these requirements can affect, among other things, personnel education and training, patient and personnel records, facility services, staffing levels, monitoring of patient wellness, patient furnishings, housekeeping services, dietary requirements, emergency plans and procedures, certification and licensing of staff prior to beginning employment, and patient rights. These laws and regulations could limit our ability to expand into new markets and to expand our services and facilities in existing markets.

        Regulations Regarding Our Facilities.    Governmental and other authorities periodically inspect our facilities to assess our compliance with various standards. The intensified regulatory and enforcement environment continues to impact healthcare providers, as these providers respond to periodic surveys and other inspections by governmental authorities and act on any noncompliance identified in the inspection process. Unannounced surveys or inspections generally occur at least annually, and also following a government agency's receipt of a complaint about a facility. We must pass these inspections to maintain our licensure under state law, to obtain or maintain certification under the Medicare and Medicaid programs, to continue participation in the Veterans Administration program at some facilities, and to comply with our provider contracts with managed care clients at many facilities. From time to time, we, like others in the healthcare industry, may receive notices from federal and state regulatory agencies alleging that we failed to comply with applicable standards. These notices may require us to take corrective action, may impose civil monetary penalties for noncompliance, and may threaten or impose other operating restrictions on facilities that do not properly remedy any continuing noncompliance. If our facilities fail to comply with these directives or otherwise fail to comply substantially with licensure and certification laws, rules and regulations, we could lose our certification as a Medicare or Medicaid provider, or lose our state licenses to operate the facilities.

        Regulations Protecting Against Fraud.    Various complex federal and state laws exist which govern a wide array of referrals, relationships and arrangements, and prohibit fraud by healthcare providers. Governmental agencies are devoting increasing attention and resources to such anti-fraud efforts. The Health Insurance Portability and Accountability Act of 1996 ("HIPAA"), and the BBA expanded the penalties for healthcare fraud. Additionally, in connection with our involvement with federal healthcare reimbursement programs, the government or those acting on its behalf may bring an action under the False Claims Act, alleging that a healthcare provider has defrauded the government. These claimants may seek treble damages for false claims and payment of additional civil monetary penalties. The False Claims Act allows a private individual with knowledge of fraud to bring a claim on behalf of the federal government and earn a percentage of the federal government's recovery. Due to these "whistleblower" incentives, suits have become more frequent.

        Regulations Regarding Financial Arrangements.    We are also subject to federal and state laws that regulate financial arrangement by healthcare providers, such as the federal and state anti-kickback laws, the Stark laws, and various state referral laws.

        The federal anti-kickback laws and similar state laws make it unlawful for any person to pay, receive, offer, or solicit any benefit, directly or indirectly, for the referral or commendation for products or services which are eligible for payment under federal healthcare programs, including Medicare and Medicaid. For the purposes of the anti-kickback law, a "federal healthcare program" includes Medicare and Medicaid programs and any other plan or program that provides health benefits which are funded directly, in whole or in part, by the United States Government.

        The arrangements prohibited under these anti-kickback laws can involve nursing homes, hospitals, physicians and other healthcare providers, plans and suppliers. These laws have been interpreted very broadly to include a number of practices and relationships between healthcare providers and sources of patient referral. The scope of prohibited payments is very broad, including anything of value, whether offered directly or indirectly, in cash or in kind. Federal "safe harbor" regulations describe certain arrangements that will not be deemed to constitute violations of the anti-kickback law. Arrangements that do not comply with all of the strict requirements of a safe harbor are not necessarily illegal, but, due to the broad language of the statute, failure to comply with a safe harbor may increase the potential that a government agency or whistleblower will seek to investigate or challenge the arrangement. The safe harbors are narrow and do not cover a wide range of economic relationships.

        Violations of the federal anti-kickback laws can result in criminal penalties of up to $25,000 and five years imprisonment. Violations of the anti-kickback laws can also result in civil monetary penalties of up to $50,000 and an assessment of up to three times the total amount of remuneration offered, paid, solicited, or received. Violation of the anti-kickback laws may also result in an individual's or organization's exclusion from future participation in Medicare, Medicaid and other state and federal healthcare programs. Exclusion of us or any of our key employees from the Medicare or Medicaid program could have a material adverse impact on our operations and financial condition.

        In addition to these regulations, we may face adverse consequences if we violate the federal Stark laws related to certain Medicare physician referrals. The Stark laws prohibit a physician from referring Medicare patients for certain designated health services where the physician has an ownership interest in or compensation arrangement with the provider of the services, with limited exceptions. Also, any services furnished pursuant to a prohibited referral are not eligible for payment by the Medicare programs, and the provider is prohibited from billing any third party for such services. The Stark laws provide for the imposition of a civil monetary penalty of $15,000 per service and exclusion from Medicare for any person who presents or causes to be presented a bill or claim the person knows or should know is submitted in violation of the Stark laws. Such designated health services include physical therapy services; occupational therapy services; radiology services, including CT, MRI, and ultrasound; durable medical equipment and services; radiation therapy services and supplies; parenteral and enteral nutrients, equipment and supplies; prosthetics, orthotics and prosthetic devices and supplies; home health services; outpatient prescription drugs; inpatient and outpatient hospital services; clinical laboratory services; and, effective January 1, 2007, diagnostic and therapeutic nuclear medical services.

        Regulations Regarding Patient Record Confidentiality.    We are also subject to laws and regulations enacted to protect the confidentiality of patient health information. For example, the U.S. Department of Health and Human Services has issued rules pursuant to HIPAA, which relate to the privacy of certain patient information. These rules govern our use and disclosure of protected health information. We have established policies and procedures to comply with HIPAA privacy requirements at these facilities. We believe that we are in compliance with all current HIPAA laws and regulations.

        Antitrust Laws.    We are also subject to federal and state antitrust laws. Enforcement of the antitrust laws against healthcare providers is common, and antitrust liability may arise in a wide variety of circumstances, including third party contracting, physician relations, joint venture, merger, affiliation and acquisition activities. In some respects, the application of federal and state antitrust laws to healthcare is still evolving, and enforcement activity by federal and state agencies appears to be increasing. At various times, healthcare providers and insurance and managed care organizations may be subject to an investigation by a governmental agency charged with the enforcement of antitrust laws, or may be subject to administrative or judicial action by a federal or state agency or a private party. Violators of the antitrust laws could be subject to criminal and civil enforcement by federal and state agencies, as well as by private litigants.

BUSINESS

Overview

        We are a provider of skilled nursing and rehabilitative care services through the operation of facilities located in California, Arizona, Texas, Washington, Utah and Idaho. As of July 20, 2007, we owned or leased 61 facilities. All of our facilities are skilled nursing facilities, other than three stand-alone assisted living facilities in Arizona and Texas and four campuses that offer both skilled nursing and assisted living services in California, Arizona and Utah. Our facilities, each of which strives to be the facility of choice in the community it serves, provide a broad spectrum of skilled nursing, physical, occupational and speech therapies, and other rehabilitative and healthcare services and, in certain facilities, assisted living services, for both long-term residents and short-stay rehabilitation patients. Our facilities have a collective capacity of over 7,400 skilled nursing, assisted living and independent living beds. As of July 20, 2007 we owned 23 of our facilities and operated an additional 38 facilities under long-term lease arrangements, and had options to purchase 12 of those 38 facilities. For the year ended December 31, 2006 and the three months ended March 31, 2007, our skilled nursing services, including our integrated rehabilitative therapy services, generated approximately 97% of our revenue.

        We have increased our revenue from $102.1 million in 2002 to $358.6 million in 2006. Over the same period, we have increased net income from $3.6 million in 2002 to $22.5 million in 2006. Revenue was $358.6 million for the year ended December 31, 2006, an increase of $57.7 million, or 19%, compared to $300.9 million for the year ended December 31, 2005. Further, we have increased revenue by $14.6 million, or 17.5%, to $98.0 million for the three months ended March 31, 2007 compared to $83.4 million for the three months ended March 31, 2006.

        Our organizational structure is centered upon local leadership. We believe our organizational structure, which empowers leaders and staff at the facility level, is unique within the skilled nursing industry. Each of our facilities is led by highly dedicated individuals who are responsible for key decisions at their facilities. Facility leaders and staff are trained and incentivized to pursue superior clinical outcomes, operating efficiencies and financial performance at their facilities. In addition, our facility leaders are enabled and incentivized to share real-time operating data and otherwise assist their peers in other facilities in order to improve clinical care, maximize patient satisfaction and augment operational efficiencies, providing a level of interdependence and sharing of best practices.

        We believe our success is dependent upon our ability to provide superior care "one-facility-at-a time." We view skilled nursing primarily as a local business, influenced by personal relationships and community reputation. Accordingly, we promote each facility independently within its local community.

        Much of our historical growth can be attributed to our expertise in acquiring underperforming facilities and transforming them into market leaders in clinical quality, staff competency, employee loyalty and financial performance. We plan to continue to grow our revenue and earnings by:

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  continuing to grow our talent base and develop future leaders;

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  increase mix of high acuity patients;

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  focusing on organic growth and internal operating efficiencies;

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  continuing to acquire additional facilities in existing and new markets; and

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  expand and renovate our existing facilities, and potentially begin constructing new facilities.

Company History

        Our company was formed as a Delaware corporation in 1999, with the goal of establishing a new standard of quality care within the skilled nursing industry. The name "Ensign" is synonymous with a "flag" or a "standard," and alludes to our goal of setting the standard by which all others are measured. We believe that through our efforts and leadership, we can foster a new level of patient care and professional competence at our facilities, and set a new industry standard for quality skilled nursing and rehabilitative care services.

        We have an established track record of successful acquisitions. Many of our earliest acquisitions were completed at a time when the skilled nursing industry was undergoing a major restructuring. From 2001 to 2003, we acquired a number of underperforming facilities, as several long-term care providers disposed of troubled facilities from their portfolios. We then applied our core operating expertise to turn these facilities around, both clinically and financially. In 2004 and 2005, we focused on the integration and improvement of our existing operations while limiting our acquisitions to strategically situated properties, acquiring five facilities over that period.

        We organized our facilities into five distinct portfolio companies in 2006, which we believe has enabled us to attract additional qualified leadership talent, and to identify, acquire, and improve facilities at a faster rate. With the introduction of the new portfolio companies and our New Market CEO program in early 2006, our acquisition activity accelerated, allowing us to add 15 facilities since January 1, 2006. (See "—Recent Developments"). The following table summarizes our growth from our formation in 1999 through July 20, 2007:

Cumulative Facility Growth

	As of December 31,								As of July 20, 2007
	1999	2000	2001	2002	2003	2004	2005	2006
Cumulative number of facilities	5	13	19	24	41	43	46	57	61
Cumulative number of skilled nursing, assisted living and independent living beds(1)(2)	710	1,645	2,244	2,919	5,147	5,401	5,780	6,940	7,437

(1)
Includes 660 beds in our 454 assisted living units and 84 independent living units. The cumulative number of skilled nursing, assisted living and independent living beds is calculated using the current number of beds at each facility and may differ from the number of beds at the time of acquisition. We may also temporarily or permanently expand or reduce the number of beds in connection with renovations or expansions of specific facilities.

(2)
All bed counts are licensed beds except independent living beds, and may not reflect the number of beds actually available for patient use.

Our Competitive Strengths

        We believe that we are well positioned to benefit from the ongoing changes within our industry. We believe that our ability to acquire, integrate and improve our facilities is a direct result of the following key competitive strengths:

        Experienced and Dedicated Employees.    We believe that our employees are among the best in the skilled nursing industry. We believe each of our facilities is led by an experienced and caring leadership team, including a dedicated front-line care staff, who participates daily in the clinical and operational improvement of their individual facilities. We have been successful in attracting, training, incentivizing and retaining a core group of outstanding business and clinical leaders to lead our facilities. These leaders operate their facilities as separate local businesses. With broad local control, these talented leaders and their care staffs are able to quickly meet the needs of their patients and residents, employees and local communities, without waiting for permission to act or being bound to a "one-size-fits-all" corporate strategy.

        Unique Incentive Programs.    We believe that our employee compensation programs are unique within the skilled nursing industry. Employee stock options and performance bonuses, based on achieving target clinical quality and financial benchmarks, represent a significant component of total compensation for our facility leaders. We believe that these compensation programs assist us in encouraging our facility leaders and key employees to act with a shared ownership mentality. Furthermore, our facility leaders are incentivized to help local facilities within a defined "cluster," which is a group of geographically-proximate facilities that share clinical best practices, real-time financial data and other resources and information.

        Staff and Leadership Development.    We have a company-wide commitment to ongoing education, training and professional development. Accordingly, our facility leaders participate in regular training. Most attend training sessions at Ensign University, our in-house educational system, generally four or five times each year. Other training opportunities are generally offered on a monthly basis. Training and educational topics include leadership development, our values, updates on Medicaid and Medicare billing requirements, updates on new regulations or legislation, emerging healthcare service alternatives and other relevant clinical, business and industry specific coursework. Additionally, we encourage and provide ongoing education classes for our clinical staff to maintain licensing and increase the breadth of their knowledge and expertise. We believe that our commitment to, and substantial investment in, ongoing education will further strengthen the quality of our facility leaders and staff, and the quality of the care they provide to our patients and residents.

        Innovative Service Center Approach. We do not maintain a corporate headquarters; rather, we operate a Service Center to support the efforts of each facility. Our Service Center is a dedicated service organization that provides centralized information technology, human resources, accounting, payroll, legal, risk management and other key services, so that local facility leaders can focus on delivering top-quality care and efficient business operations. Our Service Center approach allows individual facilities to function with the strength, synergies and economies of scale found in larger organizations, but without what we believe are the disadvantages of a top-down management structure or corporate hierarchy. We believe our Service Center approach is unique within the industry, and allows us to preserve the "one-facility-at-a-time" focus and culture that has contributed to our success.

        Proven Track Record of Successful Acquisitions.    We have established a disciplined acquisition strategy that is focused on selectively acquiring facilities within our target markets. Our acquisition strategy is highly operations driven. Prospective facility leaders are included in the decision making process, and thus compensated as these acquired facilities reach pre-established clinical quality and financial benchmarks, helping to ensure that we only undertake acquisitions that key leaders believe can become clinically sound and contribute to our financial performance.

        Since April 1999, we have acquired 61 facilities with over 7,400 skilled nursing, assisted living and independent living beds, including 660 beds in our 454 assisted living units and 84 independent living units, through both long-term leases and purchases. We believe our experience in acquiring these facilities and our demonstrated success in significantly improving their operations enables us to consider a broad range of acquisition targets. In addition, we believe we have developed expertise in transitioning newly-acquired facilities to our unique organizational culture and operating systems, which enables us to acquire facilities with limited disruption to patients, residents and facility operating staff, while significantly improving quality of care. We also intend to consider the construction of new facilities as we determine that market conditions justify the cost of new construction in some of our markets.

        Reputation for Quality Care.    We believe that we have achieved a reputation for high-quality and cost-effective care and services to our patients and residents within the communities we serve. We believe that our reputation for quality, coupled with the integrated skilled nursing and rehabilitation services that we offer, allows us to attract patients that require more intensive and medically complex care and generally result in higher reimbursement rates than lower acuity patients.

        Community Focused Approach.    We view skilled nursing care primarily as a local, community-based business. Our local leadership-centered management culture enables each facility's nursing and support staff and leaders to meet the unique needs of their residents and local communities. We believe that our commitment to this "one-facility-at-a-time" philosophy helps to ensure that each facility, its residents, their family members and the community will receive the individualized attention they need. By serving our residents, their families, the community and our fellow healthcare professionals, we strive to make each individual facility the facility of choice in its local community.

        We further believe that when choosing a healthcare provider, consumers usually choose a person or people they know and trust, rather than a corporation or business. Therefore, rather than pursuing a traditional organization-wide branding strategy, we actively seek to develop the facility brand at the local level, serving and marketing one-on-one to caregivers, our residents, their families, the community and our fellow healthcare professionals in the local market.

        Attractive Asset Base.    We believe that our facilities are among the best-operated in their respective markets. As of July 20, 2007 we owned 23 of the 61 facilities that we operated, and had options to purchase 12 of the 38 facilities that we operated under long-term lease arrangements. We will consider exercising some or all of these purchase options as they become exercisable, and we expect that we will own a higher percentage of our facilities in the future than we currently own. Assuming that all of our purchase options were currently exercisable and that we exercised all purchase options, we would own approximately 57% of the facilities we currently operate. By owning our facilities, we believe we will have better control over our occupancy costs over time, as well as increased financial and operational flexibility. We continually invest in our facilities, both owned and leased, to keep them physically attractive and clinically sound.

        Investment in Information Technology.    We have acquired and developed proprietary information technology that enables our facility leaders to access, and to share with their peers, both clinical and financial performance data in real time. Armed with relevant and current information, our facility leaders and their management teams are able to share best practices and latest information, adjust to challenges and opportunities on a timely basis, improve quality of care, mitigate risk and improve both clinical outcomes and financial performance. We have also invested in specialized healthcare technology systems to assist our nursing and support staff. We are in the process of installing automated software and touch-screen interface systems in each facility to enable our nursing staff to more efficiently monitor and deliver patient care and record patient information. These systems have improved the quality of our medical and billing records, while improving the productivity of our staff.

Our Growth Strategy

        We believe that the following strategies are primarily responsible for our growth to date, and will continue to drive the growth of our business:

        Grow Talent Base and Develop Future Leaders.    Our primary growth strategy is to expand our talent base and develop future leaders. A key component of our organizational culture is our belief that strong local leadership is a primary key to the success of each facility. While we believe that significant acquisition opportunities exist, we have generally followed a disciplined approach to growth that permits us to acquire a facility only when we believe, among other things, that we will have qualified leadership for that facility. To develop these leaders, we have a rigorous "Administrator-in-Training Program" that attracts proven business leaders from various industries and backgrounds, and provides them the knowledge and hands-on training they need to successfully lead one of our facilities. As of July 20, 2007, 13 prospective administrators were progressing through the various stages of this training program, which is generally much more rigorous, hands-on and intensive than the minimum 1,000 hours of training mandated by the licensing requirements of most states where we do business. Once administrators are licensed and assigned to a facility, they continue to learn and develop in our facility Chief Executive Officer Program, which facilitates the continued development of these talented business leaders into outstanding facility CEOs, through regular peer review, our Ensign University and on-the-job training.

        In addition, our facility Chief Operating Officer Program recruits and trains highly-qualified Directors of Nursing to lead the clinical programs in our facilities. Working together with their facility CEO and/or administrator, other key facility leaders and front-line staff, these experienced nurses manage delivery of care and other clinical personnel and programs to optimize both clinical outcomes and employee and patient satisfaction.

        Increase Mix of High Acuity Patients.    Many skilled nursing facilities are serving an increasingly larger population of patients who require a high level of skilled nursing and rehabilitative care, whom we refer to as high acuity patients, as a result of government and other payors seeking lower-cost alternatives to traditional acute-care hospitals. We generally receive higher reimbursement rates for providing care for these patients. In addition, many of these patients require therapy and other rehabilitative services, which we are able to provide as part of our integrated service offerings. Where therapy services are prescribed by a patient's physician or other healthcare professional, we generally receive additional revenue in connection with the provision of those services. By making these integrated services available to such patients, and maintaining established clinical standards in the delivery of those services, we are able to increase our overall revenues. We believe that we can continue to attract high acuity patients and therapy patients to our facilities by maintaining and enhancing our reputation for quality care, continuing our community focused approach, and strengthening our referral networks.

        Focus on Organic Growth and Internal Operating Efficiencies.    We are able to grow organically through our ability to increase patient occupancy within our existing facilities. Although some of the facilities we have acquired were in good physical and operating condition, the majority have been clinically and financially troubled, with some facilities having had occupancy rates as low as 30% at the time of acquisition. Additionally, we believe that incremental operating margins on the last 20% of our beds are significantly higher than on the first 80%, offering real opportunities to improve financial performance within our existing facilities, as we seek to improve overall occupancy beyond our rates for the three month periods ended March 31, 2006 and 2007 averages of 83% and 78%, respectively.

        We also believe we can generate organic growth by improving operating efficiencies and the quality of care at the patient level. By focusing on staff development, clinical systems and the efficient delivery of quality patient care, we believe we are able to deliver higher quality care at lower costs than many of our competitors.

        We also have achieved significant incremental occupancy and revenue growth by creating or expanding outpatient therapy programs in existing facilities. Physical, occupational and speech therapy services account for a significant portion of revenue in most of our skilled nursing facilities. By expanding therapy programs to provide outpatient services in many markets, we are able to increase revenue while spreading the fixed costs of maintaining these programs over a larger patient base. Outpatient therapy has also proven to be an effective marketing tool, raising the visibility of our facilities in their local communities and enhancing the reputation of our facilities with short-stay rehabilitation patients.

        Add New Facilities and Expand Existing Facilities.    A key element of our growth strategy includes the acquisition of existing facilities from third parties, the expansion of current facilities, and the potential construction of new facilities. In the near term, we plan to consider the construction of new facilities and may take advantage of the fragmented skilled nursing industry by acquiring facilities within select geographic markets. In addition, historically we have targeted facilities that we believed were underperforming, and where we believed we could improve service delivery, occupancy rates and cash flow. With experienced leaders in place at the community level, and demonstrated success in significantly improving operating conditions at acquired facilities, we believe that we are well positioned for continued growth. While the integration of underperforming facilities generally has a negative short-term effect on overall operating margins, these facilities are typically accretive to earnings within 12 to 18 months following acquisition. For the 22 facilities that we acquired from 2003 through 2005, the aggregate net monthly income from operations as a percentage of revenue improved from 4.1% during the first full month of operations to 10.3% during the twelfth month of operations.

Recent Developments

        Reorganization of Operations under Portfolio Companies.    To preserve our entrepreneurial culture and the scalability of our leadership-centered management model, we have recently created several distinct portfolio companies. We believe that this structure will better allow us to maintain organizational and individual development across a large and rapidly-growing organization, while continuing to maintain our "one-facility-at-a-time" focus and to implement the key principles that have produced our success to date. To facilitate this internal reorganization, we formed the following five separate portfolio companies in early 2006;

  •
  The Flagstone Group, Inc., with 15 facilities in Southern California;

  •
  Touchstone Care, Inc., with ten facilities in the Los Angeles area and in Southern California's Inland Empire and Palm Springs markets;

  •
  Northern Pioneer Healthcare, Inc., with nine facilities in Northern California and Washington;

  •
  Keystone Care, Inc., with ten facilities in Texas; and

  •
  Bandera Healthcare, Inc., with 12 facilities in Arizona.

        In addition, in late 2006 we formed a sixth future portfolio company, Milestone Healthcare, Inc., currently with five facilities in Utah and Idaho, as a direct result of the success of our New Market CEO Program, described below.

        Each of our portfolio companies has its own president. These presidents, who are experienced and proven leaders taken from the ranks of our executive officers and facility CEOs, serve as leadership resources within their own portfolio companies, and have the primary responsibility for recruiting qualified talent, finding potential acquisition targets, and identifying other internal and external growth opportunities. We believe this reorganization has already generated positive results, producing a strong recruiting year for us and facilitating 11 acquisitions in 2006 and three acquisitions in the first quarter of 2007. For example, during the first nine months following this reorganization, Keystone Care, Inc. doubled our annualized revenue and number of facilities in Texas, expanding from four facilities to eight. In addition, expansion into new markets through our New Market CEO program, as described below, has already led to the formation of one new future portfolio company and may lead to the formation of additional future portfolio companies in the future. Keystone Care, Inc. currently provides operational support to the New Market CEO facilities.

        New Market CEO Program.    In order to broaden our reach to new markets, and in an effort to provide existing leaders in our company with the entrepreneurial opportunity and challenge of entering a new market and starting a new business, we established the New Market CEO program in 2006. Supported by our Service Center and other resources, a New Market CEO evaluates a target market, develops a comprehensive business plan, and relocates to the target market to find talent and connect with other providers, regulators and the healthcare community in that market, with the goal of ultimately acquiring facilities and establishing an operating platform for future growth.

        Within several months, our first New Market CEO established our company as a provider of skilled nursing, rehabilitative and long-term care services in the Intermountain West. This led to the formation of a new future portfolio company, Milestone Healthcare, Inc., which has responsibility for three skilled nursing facilities and one campus that offers both skilled nursing and assisted living services in Utah and one skilled nursing facility in Idaho. We believe that this program will not only continue to drive growth, but will also provide a valuable training ground for our next generation of leaders, who will have experienced the challenges of growing and operating a new business. Keystone Care, Inc. currently provides operational support to Milestone Healthcare, Inc.

        Recent Acquisitions and Growth.    Since January 1, 2006, we added an aggregate of 15 facilities located in Texas, Washington, Utah, Idaho, Arizona and California that we had not operated previously, 11 of which we purchased and four of which we acquired under long-term lease arrangements. Three of the long-term lease arrangements include purchase options. Thirteen of these acquisitions were skilled nursing facilities, one was an assisted living facility and one was a campus that offers both skilled nursing and assisted living services. These facilities contributed 1,657 beds to our operations, increasing our total capacity by 29%. Our acquisitions in 2006 and 2007 enabled us to enter two new markets, Utah and Idaho. In Texas, we increased our capacity since January 1, 2006 by 684 beds, or approximately 146%, and more than doubled the number of our facilities in that state.

        In 2006, we purchased eight facilities for an aggregate purchase price of $31.1 million, of which $29.0 million was paid in cash, and $2.1 million was financed with the assumption of a loan on one of the facilities. In 2006, we also purchased the underlying assets of three facilities that we were operating under long-term lease arrangements. The aggregate purchase price for these facilities was $11.1 million, which was ultimately financed using our term loan. We also obtained a Certificate of Need from Washington to expand one of our existing facilities in that state by 30 beds, and have commenced construction activities at that facility.

        During the quarter ended March 31, 2007, we acquired three additional skilled nursing facilities for an aggregate purchase price of $9.4 million in cash, which includes two facilities in Texas and one facility in Utah, increasing our total capacity by 402 beds. In July 2007, we entered into an operating lease agreement whereby we assumed the operations of a long-term care facility in Utah that offers both skilled nursing and assisted living services, increasing our total capacity by 95 beds. No amounts were paid to the prior facility operators and we did not acquire any assets or assume any liabilities as part of this transaction. In addition, in July 2007, we purchased the underlying assets of one facility that we were operating under a long-term lease arrangement for $3.3 million.

Properties

        Service Center.    We currently lease 15,920 square feet of office space in Mission Viejo, California for our Service Center pursuant to a lease that expires in 2009. We have two options to extend our lease term at this location for an additional three-year term for each option.

        Facilities.    We currently operate 61 facilities in California, Arizona, Texas, Washington, Utah and Idaho, with the capacity to serve over 7,400 patients and residents. Of the facilities that we operate as of July 20, 2007, we own 23 facilities and lease 38 facilities pursuant to operating leases, 12 of which contain purchase options that provide us with the right to purchase the facility in the future, which we believe will enable us to better control our occupancy costs over time. We currently do not manage any facilities for third parties and do not actively seek to manage facilities for others, except on a short-term basis pending receipt of new operating licenses by our operating subsidiaries.

        The following table provides summary information regarding the number of licensed and independent living beds at our facilities at July 20, 2007:

State	Leased without a purchase option	Leased with a purchase option	Owned	Total licensed and independent living beds(4)
California	1,654	1,026	849	3,529
Arizona	912	130	910	1,952
Texas	470	—	684	1,154
Utah	108	95	228	431
Washington(1)	—	—	283	283
Idaho	—	88	—	88

Total	3,144	1,339	2,954	7,437
Skilled nursing	2,829	1,253	2,695	6,777
Assisted living(2)	231	86	259	576
Independent living(3)	84	—	—	84

(1)
Our facility in Walla Walla recently obtained a Certificate of Need to add 30 more beds, and construction activities are currently underway.

(2)
Represents 454 assisted living units.

(3)
Represents 84 independent living units located within one of our assisted living facilities.

(4)
All bed counts are licensed beds except independent living beds, and may not reflect the number of beds actually available for patient use.

        Skilled Nursing Facilities.    As of July 20, 2007, we provided skilled nursing care at 58 of our facilities located in California, Arizona, Texas, Washington, Utah and Idaho. Each of these facilities is staffed by a team of experienced medical professionals that generally include registered nurses, licensed practical nurses, certified nursing assistants, occupational therapists, physical therapists, and support staff. Our residents are typically admitted to live at our facilities as they recover from strokes, other neurological conditions, cardiovascular and respiratory ailments, joint replacements and other medical conditions. We also provide standard services to each of our skilled nursing patients and residents, including room and board, special nutritional programs, social services, recreational activities and related healthcare and other services. For the year ended December 31, 2006 and the three months ended March 31, 2007, skilled nursing and rehabilitative care services accounted for approximately 97% of our total revenue.

        We currently provide rehabilitation therapy services in all of our skilled nursing facilities. Rehabilitation therapy consists of delivering prescribed physical, occupational and speech therapy services to our patients and residents. We generally staff these facilities with our own employees and believe that this integrated approach is critical to achieving successful patient outcomes. We believe our integrated approach enhances our ability to identify and provide better treatment options to our patients and residents and their physicians, and that hospitals and physicians recognize the value of this approach.

        Three of our other skilled nursing facilities are located on larger continuing care campuses, where other companies operate the assisted living and other campus services. We continue to actively seek quality assisted living providers with whom to associate in operating the skilled nursing component of their continuing care campuses.

        Assisted Living Facilities.    In addition to our core skilled nursing business, we offer assisted living services at seven facilities in California, Arizona, Texas and Utah. Our assisted living facilities provide residential accommodations, activities, meals, security, housekeeping and assistance in the activities of daily living to seniors and others who are independent or who require some support, but do not require the level of care provided in a skilled nursing facility. Three of these assisted living facilities are stand-alone facilities, while four others are located on campuses with our skilled nursing facilities. During the year ended December 31, 2006 and the three months ended March 31, 2007, assisted living services accounted for approximately 3% of our total revenue. As of July 20, 2007, we had 576 licensed assisted living beds in 454 assisted living units. In one of our assisted living facilities, we also have 84 independent living units.

Payor Sources

        Total Revenue by Payor Sources.    We derive revenue primarily from the Medicaid and Medicare programs, private pay patients and managed care payors. Medicaid typically covers patients that require standard room and board services, and provides reimbursement rates that are generally lower than rates earned from other sources. We monitor our quality mix, which is the percentage of non-Medicaid revenue from each of our facilities, to measure the level of more attractive reimbursements that we receive across each of our business units. We intend to continue to focus on enhancing our care offerings to accommodate more high acuity patients.

        The following table sets forth the payor sources of our total revenue for the periods indicated:

	Year Ended December 31,			Three Months Ended March 31,
	2004	2005	2006	2006	2007
	(in thousands)
Payor Sources for All Facilities:
Medicare	$72,301	$96,208	$117,511	$28,311	$30,130
Managed care	25,172	33,484	44,487	10,436	12,705
Private and other payors(1)	35,942	39,831	45,312	10,330	12,502
Medicaid	111,121	131,327	151,264	34,275	42,641

Total revenue	$244,536	$300,850	$358,574	$83,352	$97,978

(1)
Includes revenue from our assisted living facilities.

        Payor Sources as a Percentage of Skilled Nursing Services.    We use both our skilled mix and quality mix as measures of the quality of reimbursements we receive at our skilled nursing facilities over various periods. The following table sets forth our percentage of skilled nursing patient days by payor source:

				Three Months Ended March 31,
Percentage of Skilled Nursing Days:	Year Ended December 31,
	2004	2005	2006	2006	2007
Medicare	12.2%	14.3%	15.0%	15.8%	14.2%
Managed care	7.2	8.1	9.3	9.6	9.5

Skilled mix	19.4	22.4	24.3	25.4	23.7
Private and other payors	14.1	13.6	13.1	13.2	13.0

Quality mix	33.5	36.0	37.4	38.6	36.7
Medicaid	66.5	64.0	62.6	61.4	63.3

Total skilled nursing	100.0%	100.0%	100.0%	100.0%	100.0%

Labor

        The operation of our skilled nursing and assisted living facilities requires a large number of highly skilled healthcare professionals and support staff. At March 31, 2007, we had approximately 5,323 full-time equivalent employees. For the three months ended March 31, 2007, approximately 66% of our total cost of services was payroll related. Periodically, market forces, which vary by region, require that we increase wages in excess of general inflation or in excess of increases in the reimbursement rates we receive. We believe that we staff appropriately, focusing primarily on the acuity level and day-to-day needs of our patients and residents. In most of the states where we operate, our skilled nursing facilities are subject to state mandated minimum staffing ratios, so our ability to reduce costs by decreasing staff, notwithstanding decreases in acuity or need, is limited. We seek to manage our labor costs by improving staff retention, improving operating efficiencies, maintaining competitive wage rates and benefits and reducing reliance on overtime compensation and temporary nursing agency services.

        The healthcare industry as a whole has been experiencing shortages of qualified professional clinical staff. We believe that our ability to attract and retain qualified professional clinical staff stems from our ability to offer attractive wage and benefits packages, a high level of employee training, an empowered culture that provides incentives for individual efforts and a quality work environment.

Customers

        No individual patient accounts for a significant portion of our revenue. We do not expect that the loss of a single patient would have a material adverse effect on our business, results of operations or financial condition. However, some managed care organizations serve as referral and payor sources for multiple patients in specific facilities, and the loss of our relationship with a significant managed care client could have a material adverse effect on the business of one or more of our facilities, and consequently on us.

Employees

        At March 31, 2007, we had approximately 5,323 full-time equivalent employees, of which approximately 59 were general and administrative personnel employed by our Service Center and the remaining employees were employed by our operating subsidiaries. In 2002, approximately 60 employees at one of our facilities voted to accept union representation. We are currently involved in collective bargaining with this union, but have not yet consummated a collective bargaining agreement. With the exception of this facility, to our knowledge the staff at our facilities that have been approached to unionize have rejected union organizing efforts. We consider our relationship with our employees to be good and have never experienced a work stoppage.

Risk Management

        We have developed a risk management program designed to stabilize our insurance and professional liability costs. As one element of this program, where state law permits, we have included an arbitration agreement in our standard admission packet at each of our facilities under which, upon admission, patients and residents are asked to execute an agreement that requires disputes to be arbitrated prior to filing a lawsuit. We believe that this has reduced our liability exposure to the extent that these agreements have been executed. We have also established an incident reporting process that involves monthly follow-up with our facility administrators to monitor the progress of claims and losses. We believe that our emphasis on providing high-quality care and our attention to monitoring quality of care indicators have also helped to reduce our liability exposure.

Insurance

        We maintain insurance for general and professional liability, workers compensation, employment practices liability, employee benefits liability, property, casualty, directors and officers liability, patient trust surety bonds, crime, boiler and machinery, automobile, and commercial property and casualty insurance. In certain locations, we also maintain limited coverage for earthquakes, floods and other differences in condition.

        Our professional and general liability insurance policy has a self-insured retention ("SIR") per claim, plus a one-time corridor deductible. Our SIR is separately insured through our wholly-owned offshore captive insurer, Standardbearer. The reserves and funding of Standardbearer are established and reviewed annually, based upon an independent actuarial analysis of expected liabilities on an undiscounted basis, including incurred but not reported ("IBNR") losses, based upon the available information on the valuation date. The financial statements of Standardbearer are independently audited on an annual basis and have been included in our consolidated financial statements.

        We maintain workers compensation coverage as statutorily required. In Texas, we have elected non-subscriber status for workers compensation claims, and are directly liable for work-related injury claims asserted by our employees. In California, we self-insure the first $1.0 million for each workers compensation claim. Above this $1.0 million per claim self-insurance, we maintain excess coverage through a traditional insurer. Our $1.0 million per claim self-insured retention is insured through our offshore captive insurer, Standardbearer. The reserves and funding of Standardbearer are established annually, based upon independent actuarial analyses, including IBNR losses, based upon the available information on the valuation date. We also carry third-party workers compensation insurance coverage in Arizona, Utah and Idaho, with no deductible. In Washington, we participate in the state-operated workers compensation program.

Environmental Matters

        Our business is subject to a variety of federal, state and local environmental laws and regulations. As a healthcare provider, we face regulatory requirements in areas of air and water quality control, medical and low-level radioactive waste management and disposal, asbestos management, response to mold and lead-based paint in our facilities and employee safety.

        As an owner or operator of our facilities, we also may be required to investigate and remediate hazardous substances that are located on and/or under the property, including any such substances that may have migrated off, or may have been discharged or transported from the property. Part of our operations involves the handling, use, storage, transportation, disposal and discharge of medical, biological, infectious, toxic, flammable and other hazardous materials, wastes, pollutants or contaminants. In addition, we are sometimes unable to determine with certainty whether prior uses of our facilities and properties or surrounding properties may have produced continuing environmental contamination or noncompliance, particularly where the timing or cost of making such determinations is not deemed cost-effective. These activities, as well as the possible presence of such materials in, on and under our properties, may result in damage to individuals, property or the environment; may interrupt operations or increase costs; may result in legal liability, damages, injunctions or fines; may result in investigations, administrative proceedings, penalties or other governmental agency actions; and may not be covered by insurance.

        We believe that we are in material compliance with applicable environmental and occupational health and safety requirements. However, we cannot assure you that we will not encounter environmental liabilities in the future, and such liabilities may result in material adverse consequences to our operations or financial condition.

Legal Proceedings

        We operate in a regulated and litigious industry. As a result, various lawsuits, claims and legal and regulatory proceedings have been instituted or asserted against us. In particular, on June 5, 2006, a complaint was filed against us in the Superior Court of the State of California for the County of Los Angeles, purportedly on behalf of the United States, claiming that we violated the Medicare Secondary Payer Act. In the complaint, the plaintiff alleged that we have inappropriately received and retained reimbursement from Medicare for treatment given to certain unidentified patients and residents of our facilities whose injuries were caused by us as a result of unidentified and unadjudicated incidents of medical malpractice. The plaintiff in this action is seeking damages of twice the amount that we were allegedly obligated to pay or reimburse to Medicare in connection with the treatment in question under the Medicare Secondary Payer Act, plus interest, together with plaintiff's costs and fees, including attorneys' fees. The plaintiff's case was dismissed in our favor by the trial court, and the dismissal is currently on appeal.

        We also have been, and continue to be, subject to claims and lawsuits in the ordinary course of business, including potential claims related to care and treatment provided at our facilities, as well as employment-related claims. Although the results of these claims and lawsuits cannot be predicted with certainty, we believe that the ultimate resolution of these ordinary course claims and lawsuits will not have a material adverse effect on our business, financial condition or results of operations.

MANAGEMENT

Executive Officers and Directors

        The following table provides information with respect to our directors, executive officers and key employees as of June 30, 2007.

Name	Age	Position(s)
Christopher R. Christensen(4)	38	President, Chief Executive Officer and Director of The Ensign Group, Inc. and President, The Flagstone Group, Inc.
Alan J. Norman	56	Chief Financial Officer
Gregory K. Stapley	47	Vice President, General Counsel and Secretary
David M. Sedgwick	32	Vice President of Organizational Development
Cory R. Monette	38	President, Northern Pioneer Healthcare, Inc.
Barry R. Port	33	President, Keystone Care, Inc.
John P. Albrechtsen	30	President, Touchstone Care, Inc.
Michael C. Dalton	31	President, Bandera Healthcare, Inc.
Roy E. Christensen(4)	73	Chairman of the Board
Charles M. Blalack(2)(3)	80	Director
Antoinette T. Hubenette(1)(2)(3)(4)	58	Director
Thomas A. Maloof (1)(2)(3)	55	Director

(1)
Member of the Audit Committee

(2)
Member of the Compensation Committee

(3)
Member of the Nomination and Corporate Governance Committee

(4)
Member of the Quality Assurance and Compliance Committee

        Christopher R. Christensen has served as our President since 1999, and he has served as our Chief Executive Officer since April 2006. He has been temporarily serving as the President of our subsidiary, The Flagstone Group, Inc., since May 2007, which oversees the operations of 15 facilities in Southern California. He has served as a member of our board of directors since 1999, and currently sits on the board of director's quality assurance and compliance committee. He previously served as our Chief Operating Officer from 1999 to April 2006. Prior to joining Ensign, Mr. Christensen served as Chief Operating Officer of Covenant Care, Inc., a California-based provider of long-term care. Mr. Christensen has presided over The Ensign Group's operations and growth since our inception in 1999.

        Alan J. Norman has served as our Chief Financial Officer since May 2003, and previously served as our Vice President of Finance since joining Ensign in 2000. Prior to joining Ensign, he served as the Financial Director and Business Development Manager for Andial Corporation, an international wholesaler and retailer of specialty auto parts. Before that, he spent ten years in the healthcare field, where he was the Corporate Controller for Abbey Healthcare Group, a healthcare company providing equipment and services to the home. He has also served as Chief Financial Officer for a private commercial real estate development company.

        Gregory K. Stapley has served as our Vice President and General Counsel since joining Ensign shortly after our inception in 1999, and subsequently also became our Secretary in January 2006. Mr. Stapley previously served as General Counsel for the Sedgwick Companies, an Orange

County-based manufacturer, wholesaler and retailer with 192 retail outlets across the United States, where he was responsible for all of that company's legal affairs, site acquisitions and developer relations. Prior to that, Mr. Stapley was partner with the Phoenix law firm of Jennings, Strouss & Salmon PLC, where his practice emphasized real estate and business transactions, and federal, state and local government relations.

        David M. Sedgwick has served as our Vice President of Organizational Development since December 2006. Mr. Sedgwick joined Ensign in 2001, and from September 2002 to December 2006, he served as an administrator at several of our operating facilities. As Vice President of Organizational Development, Mr. Sedgwick is responsible for Ensign University, our training and professional growth program, and a key element of our talent-driven management approach. Mr. Sedgwick also oversees human resources and related functions, and is currently leading a number of employee and customer satisfaction and quality initiatives within our organization.

        Cory R. Monette has served as the President of our subsidiary, Northern Pioneer Healthcare, Inc., which oversees the operations of nine skilled nursing facilities in Northern California and Washington, since February 2006. He previously served as our Operations Resource from October 2004 to February 2006. From 2001 to October 2004, he served as an administrator for one of our facilities. Prior to joining Ensign, he served as administrator and senior administrator from 1992 to 2001 with Life Care Centers of America, a provider of skilled nursing services.

        Barry R. Port has served as the President of our subsidiary, Keystone Care, Inc., which oversees the operations of ten facilities in Texas, since March 2006. Mr. Port also currently provides oversight and guidance to our New Market CEO, who is responsible for four facilities in Utah and one facility in Idaho. He previously served as the Executive Director and in other capacities at our Desert Sky Health and Rehabilitation Center skilled nursing and assisted living campus in Glendale, Arizona, from March 2004 to March 2006. Before joining Ensign in March 2004, Mr. Port served as Manager of Corporate Agreements for Sprint Corporation from 2001 to March 2004.

        John P. Albrechtsen has served as the President of our subsidiary, Touchstone Care, Inc., which oversees the operations of ten facilities in Southern California, since January 2006. He previously served as the administrator of one of our facilities from January 2004 to January 2006. Prior to serving as an administrator, he served as an administrator-in-training at one of our facilities from September 2003 to January 2004. He worked for Baldwin Park Unified School District from 2001 to September 2003.

        Michael C. Dalton has served as the President of our subsidiary, Bandera Healthcare, Inc., which oversees the operations of 12 facilities in Arizona, since October 2006. Mr. Dalton joined Ensign in 2001, and served as Executive Director of two of our facilities in Southern California from July 2002 to December 2005. Mr. Dalton is a certified public accountant and worked as an associate and senior associate at KPMG LLP from 1999 to 2001. While at KPMG, his practice areas included providing auditing services for acute hospitals, long-term care facilities and physicians groups.

        Roy E. Christensen has served as our Chairman of the board of directors since 1999 and currently sits on the board of director's quality assurance and compliance committee. He served as our Chief Executive Officer from 1999 to April 2006. He is a 40-year veteran of the long-term care industry, and was founder and Chairman of both Beverly Enterprises, Inc., a healthcare company, and GranCare, Inc. (which was later merged into Mariner Post-Acute Network, Inc.), a healthcare company. In 1994, he founded Covenant Care, Inc., a successful long-term care company, and served as its Chairman and Chief Executive Officer from 1994 to 1997. He was Chairman of GranCare, Inc. from 1988 to 1993, and Chief Executive Officer of GranCare, Inc. from 1988 to 1991. He was a member of President Nixon's Healthcare Advisory Task Force on Medicare and Medicaid, and spent four years as a member of the Secretary of Health, Education and Welfare's Advisory Task Force during the Nixon Administration.

        Charles M. Blalack has served as a Director since 2001. He is currently Chairman of the board of director's compensation committee, and is a member of the board of directors' nomination and corporate governance committee. Mr. Blalack has previously served on the board of directors of several public companies including Advanced Micro Devices, a semiconductor company. He founded and has been working at Blalack & Company, a registered investment advisor, since 1993. Mr. Blalack is a managing member of Ensign Group Investments, L.L.C., a limited liability company, which currently holds 100% of our issued and outstanding Series A preferred stock which, upon the closing of this offering, will be converted into 2,741,180 shares of our common stock. He serves on our board of directors pursuant to a Voting Agreement dated June 6, 2000 between Ensign Group Investments, L.L.C. and our founding stockholders, which will terminate automatically upon the closing of this offering.

        Antoinette T. Hubenette, M.D. has served as a Director since June 2003. She currently serves as Chairperson of the board of directors' quality assurance and compliance committee, and also serves on the board of directors' audit, compensation and nomination and corporate governance committees. Dr. Hubenette is a practicing physician and the former President of Cedars-Sinai Medical Group in Beverly Hills, California. She has been on the staff at Cedars-Sinai Medical Center since 1982, and is also on the staff of Midway Hospital Medical Center, both in the Los Angeles area. She has served as a director of Mercantile National Bank since 1998, and she has served on the board of directors of Cedars-Sinai Medical Care Foundation and GranCare, Inc. (which was later merged into Mariner Post-Acute Network, Inc.). She is a member of numerous medical associations and organizations.

        Thomas A. Maloof has served as a Director since 2000. He currently serves as Chairman of the board of directors' audit committee, and also serves on the board of directors' compensation and nomination and corporate governance committees. He served as Chief Financial Officer of Hospitality Marketing Concepts from 2000 to August 2005, and prior to that he served as President of Alfigen, Inc., a genetic services provider. He is currently serving as a director of PC Mall, Inc., a direct marketing company, and Farmer Brothers Co., a manufacturer and distributor of coffee and spices, both of which are listed on the NASDAQ Global Market.

        Christopher Christensen is the son of Roy Christensen, and the cousin of John Albrechtsen. David Sedgwick is the brother-in-law of Gregory Stapley. John Albrechtsen is the nephew of Roy Christensen and the cousin of Christopher Christensen. Roy Christensen is the father of Christopher Christensen and the uncle of John Albrechtsen.

Board of Directors

        Our board of directors currently consists of five members. We have determined that Messrs. Thomas A. Maloof and Charles M. Blalack and Dr. Antoinette T. Hubenette are independent directors as defined in the NASDAQ Stock Market LLC listing standards. All directors hold office until their successors have been elected and qualified or until their earlier death, resignation or removal. Effective upon the closing of this offering, we will divide the terms of office of the directors into three classes:

  •
  Class I, whose term will expire at the annual meeting of stockholders to be held in 2008;

  •
  Class II, whose term will expire at the annual meeting of stockholders to be held in 2009; and

  •
  Class III, whose term will expire at the annual meeting of stockholders to be held in 2010.

        Upon the closing of this offering, Class I shall consist of Messrs.                         and                         , Class II shall consist of Messrs.                         and                                     , and Class III shall consist of Messrs.                         and                         . At each annual meeting of stockholders after the initial classification, the successors to directors whose terms will then expire will serve from the time of election and qualification until the third annual meeting following election and until their successors are duly elected and qualified. A resolution of the board of directors may change the authorized number of directors, and the affirmative vote of at least 66 2/3% of our outstanding voting stock may amend the provision of our amended and restated bylaws establishing the number of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management of our company.

Board Committees

        Our board of directors has an audit committee, a compensation committee, a nomination and corporate governance committee and a quality assurance and compliance committee. Each committee has a written charter. Upon the effectiveness of the registration statement of which this prospectus forms a part, copies of each charter will be posted on our web site at http://www.ensigngroup.net under the Investor Relations section. The inclusion of our web site address does not include or incorporate by reference any of the information on our web site into this prospectus.

        Compensation Committee.    Our compensation committee currently consists of Messrs. Thomas A. Maloof and Charles M. Blalack and Dr. Antoinette T. Hubenette. Mr. Blalack serves as chairman of the compensation committee. All members of the compensation committee are independent directors, as defined in the NASDAQ Stock Market listing standards. The primary functions of this committee include:

  •
  developing and reviewing policies relating to compensation and benefits;

  •
  determining or recommending to the board of directors the cash and non-cash compensation of our executive officers;

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  evaluating the performance of our executive officers and overseeing management succession planning;

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  administering or making recommendations to the board of directors with respect to the administration of our equity-based and other incentive compensation plans; and

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  overseeing the preparation of the Compensation Disclosure and Analysis and the related Compensation Committee Report for inclusion in our annual proxy statement.

        Audit Committee.    Our audit committee consists of Mr. Thomas A. Maloof and Dr. Antoinette T. Hubenette. Mr. Maloof serves as chairman of the audit committee. Mr. Maloof and Dr. Hubenette are independent directors, as defined in the NASDAQ Stock Market listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. The audit committee will consist of three independent directors within 12 months after the consummation of this offering. Each member of our audit committee can read and has an understanding of fundamental financial statements. Our board of directors has determined that Mr. Maloof qualifies as an "audit committee financial expert" as that term is defined in the rules and regulations established by the Securities and Exchange Commission. This designation is a disclosure requirement of the Securities and Exchange Commission related to Mr. Maloof's experience and understanding with respect to certain accounting and auditing matters. The designation does not impose on Mr. Maloof any duties, obligations or liability that are greater than those generally imposed on him as a member of our audit committee and our board of directors, and his designation as an audit committee financial expert pursuant to this Securities and Exchange Commission requirement does not affect the duties, obligations or liability of any other member of our audit committee or board of directors. The primary functions of this committee include overseeing:

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  the conduct of our financial reporting process and the integrity of our financial statements and other financial information provided by us to the public or any governmental or regulatory body;

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  the functioning of our internal controls;

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  procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

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  the approval of our transactions with related persons;

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  pre-approving permissible non-audit services to be performed by our independent accountants, if any, and the fees to be paid in connection therewith;

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  the engagement, replacement, compensation, qualifications, independence and performance of our independent auditors, and the conduct of the annual independent audit of our financial statements; and

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  the portions of our Code of Ethics and Business Conduct that relate to the integrity of our financial reports.

        Both representatives of our independent registered public accounting firm and internal financial personnel regularly meet privately with the audit committee and have unrestricted access to this committee.

        Nomination and Corporate Governance Committee.    Our nomination and corporate governance committee consists of Messrs. Thomas A. Maloof and Charles M. Blalack and Dr. Antoinette T. Hubenette.                        will serve as the chairman of the nomination and corporate governance committee. All members of the nomination and corporate governance committee are independent directors, as defined in the NASDAQ Stock Market listing standards. The primary functions of this committee include:

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  establishing the minimum qualifications for a director nominee, including the qualities and skills that members of the board of directors are expected to possess;

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  identifying and evaluating individuals qualified to become members of the board of directors, consistent with criteria approved by the board and the nomination and corporate governance committee;

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  selecting, or recommending that the board of directors select, the director nominees for election at the next annual meeting of stockholders, or to fill vacancies on the board of directors occurring between annual meetings of stockholders;

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  management succession planning; and

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  developing, recommending to the board of directors, and assessing corporate governance policies for us.

        Quality Assurance and Compliance Committee.    Our quality assurance and compliance committee is comprised of Messrs. Roy E. Christensen and Christopher R. Christensen and Dr. Antoinette T. Hubenette. Dr. Hubenette currently serves as the chairperson of this committee. The functions of this committee include:

  •
  promulgating, and updating from time to time as appropriate, a written corporate compliance program that substantially conforms to the Office of the Inspector General Program Guidance for Nursing Facilities, including written policies, procedures and standards of conduct, as well as disciplinary guidelines to assist officers and employees charged with direct enforcement responsibility;

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  designating a corporate compliance officer, and functioning as the compliance committee to which such compliance officer reports;

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  ensuring that means exist for the delivery of appropriate compliance training and education to the officers and employees of our several subsidiaries;

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  establishing lines of communication for escalating compliance and quality control issues to the quality assurance and compliance committee and the board of directors;

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  establishing a system for internal monitoring and auditing of compliance and quality control issues; and

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  causing our officers to respond, as appropriate, to compliance and quality control issues and take effective corrective action.

Compensation Committee Interlocks and Insider Participation

        Our compensation committee currently consists of Messrs. Thomas A. Maloof and Charles M. Blalack and Dr. Antoinette T. Hubenette. None of the members of our compensation committee at any time has been one of our officers or employees. None of our executive officers currently serves, or during 2006 has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our board of directors or compensation committee. Mr. Blalack has a relationship with us that is disclosed in "Transactions with Related Persons", which is also described below.

        On June 6, 2000, we entered into an Investor Rights Agreement with the purchaser of our outstanding preferred stock, Ensign Group Investments, L.L.C., and our founders, including Roy E. Christensen, Christopher R. Christensen, Douglas M. Easton, Gregory K. Stapley, J. Richard Toolson, V. Jay Brady and Charles M. Blalack. The preferred stock held by Ensign Group Investments, L.L.C. will convert into 2,741,180 shares of common stock upon the consummation of this offering, whereupon Ensign Group Investments, L.L.C. will be entitled to rights with respect to the registration of its shares under the Securities Act. Ensign Group Investments, L.L.C. is provided certain rights to demand registration of the shares of common stock issuable upon conversion of its preferred stock, and to participate in certain registrations of our common stock that we may decide to do, from time to time. These rights terminate upon the earlier of three years after this offering or such time as all of the shares of registrable securities may be sold under Rule 144 under the Securities Act during any three-month period. One of our directors, Charles M. Blalack, is a manager of Ensign Group Investments, L.L.C. and may be deemed the beneficial owner of our capital stock held by Ensign Group Investments L.L.C. Mr. Blalack serves on our board of directors pursuant to a Voting Agreement, dated June 6, 2000, between Ensign Group Investments, L.L.C. and our founding stockholders, which will terminate automatically upon the closing of this offering. Ensign Group Investments, L.L.C. owns more than 5% of our capital stock.

COMPENSATION DISCUSSION AND ANALYSIS

        We believe that compensation paid to our executive officers should be closely aligned with our performance and the performance of each individual executive officer on both a short-term and a long-term basis, should be based upon the value each executive officer provides to our company, and designed to assist us in attracting and retaining the best possible executive talent, which we believe is critical to our long-term success. Because we believe that compensation should be structured to ensure that a significant portion of compensation earned by executives will be directly related to factors that directly and indirectly influence stockholder value, the "at risk" compensation of our executive officers generally constitutes a large portion of their total compensation potential. In addition, commensurate with our belief that those of our employees who act like owners should be owners, many of our executive officers have a significant level of stock ownership, which we believe aligns the incentives of the executive officers with the priorities of our stockholders. To that end, it is the view of our board of directors and compensation committee that the total compensation program for executive officers should consist of the following:

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  Base salary;

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  Annual and other short-term cash bonuses;

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  Long-term incentive compensation; and

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  Certain other benefits.

        In establishing our executive compensation packages, the compensation committee has historically reviewed compensation packages of executives of companies in the skilled nursing and assisted living industries based on publicly available information. For 2007 and beyond, our compensation committee may engage a compensation consultant to assist it in assessing industry comparability and competitiveness of our executive compensation packages through a more formal benchmarking process, but has not engaged consultants in the past.

  Principal Elements of Executive Compensation

        Base Salary.    We believe it is important to pay our executives salaries within a competitive market range in order to attract and retain highly talented executives. Although historically we have not set executive salaries based upon any particular benchmarks, we may from time to time generally review relevant market data to assist us in our compensation decision process. We recently compared the compensation of some of the public companies in the skilled nursing and assisted living industries to the compensation of our executives. We believe that our executives' compensation is comparable to other executives' compensation in these industries. Each of our executive's base salary is generally determined based upon job responsibilities, individual experience and the value the executive provides to our company. The compensation committee considered each of these factors in determining the compensation each executive would be paid in 2006. The decision, if any, to materially increase or decrease an executive's base salary in subsequent years will likely be based upon these same factors. Our compensation committee makes decisions regarding base salary at the time the executive is hired and makes decisions regarding any changes to base salary on an annual basis.

        Annual Cash Bonuses.    We establish an executive incentive program each year, pursuant to which certain executives may earn annual bonuses based upon our performance. In the first quarter of each year, our compensation committee identifies the plan's participants for the year and establishes an objective formula by which the amount, if any, of the plan's bonus pool will be determined. This formula is based upon annual net income before taxes, and the bonus pool has not historically been subject to a cap. In the first quarter of the subsequent year, our compensation committee subjectively allocates the bonus pool among the individual executives based upon the recommendations of our Chief Executive Officer and the compensation committee's perceptions of each participating executive's contribution to both our clinical and financial performance during the preceding year, and value to the organization going forward. The financial measure that our compensation committee considers is our annual net income before taxes. The clinical measures that our compensation committee considers include our success in achieving positive survey results and the extent of positive patient and resident feedback. Our compensation committee also reviews and considers feedback from other employees regarding the executive's performance. Our compensation committee exercises discretion in the allocation of the bonus pool among the individual executives and has, at times, awarded bonuses that, collectively, were less than the bonus pool resulting from the predetermined formula. For example, for the fiscal year ended 2006, the compensation committee did not establish a cap on the bonus pool, and based upon the predetermined formula the bonus pool was $1.735 million, however, only $1.615 million was actually awarded to plan participants. Bonuses for 2006 performance were allocated to the named executive officers who participated in the executive incentive program as follows: Roy Christensen,

$150,000; Christopher Christensen, $500,000; Alan Norman, $350,000; Gregory Stapley, $600,000; and David Sedgwick, $15,000. Rather than pay the balance of the 2006 bonus pool to plan participants, the compensation committee elected to pay a total of $120,000 from the pool to other employees who made significant contributions to our financial and clinical performance during 2006. Each year, our compensation committee reviews our financial performance goals and may adjust the bonus pool formula at its discretion to better align the amount available for annual executive bonuses with our objectives. Historically, the compensation committee has increased the level of annual net income before taxes that must be achieved in order to create the same bonus pool as the preceding year. In addition, for 2007, the compensation committee has capped the executive bonus pool at $2.2 million. The allocation of this bonus pool to the participating executives remains discretionary based upon the compensation committee's determination of each participating executive's contribution to our annual performance and value to the organization going forward.

        In addition to the annual bonus opportunity described above, in 2005 and 2006 our President and Chief Executive Officer were eligible to earn an additional annual cash bonus equal to one-half of one percent of our net income before taxes. Although our compensation committee had discretion to award these additional bonuses, it has historically awarded such bonuses if the executive's performance was satisfactory. For 2005, our compensation committee awarded such additional bonuses in the amount of $142,500 to each of Roy Christensen and Christopher Christensen, and, for 2006, awarded such additional bonuses in the amount of $183,368 to each of Roy Christensen and Christopher Christensen. We have eliminated this bonus for 2007.

        Long-Term Incentive Compensation.    We believe that long-term performance is achieved through an ownership culture. Accordingly, we encourage long-term performance by our executives and other key personnel throughout the organization through the use of stock-based awards and, to this end, our board of directors has in the past administered our option plans liberally in terms of frequency and number of stock option grants. We have adopted the 2001 Stock Option, Deferred Stock and Restricted Stock Plan, the 2005 Stock Incentive Plan and, effective upon effectiveness of the registration statement relating to this offering, the 2007 Omnibus Incentive Plan. These plans permit the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, and other stock-based awards. Historically, we have generally issued stock options, which may be exercised for shares of restricted stock prior to the vesting of the stock option. Such shares of restricted stock are subject to repurchase by us in the event the employee's employment is terminated for any reason prior to the vesting of such shares.

        Although we do not have formal stock ownership guidelines, in order to preserve the linkage between the interests of executives and other key personnel and those of stockholders, we focus on granting stock options to those executives and others who do not already have a significant level of stock ownership. Although historically we have not granted stock options to Roy Christensen, Christopher Christensen or Gregory Stapley, because each of them already has a significant level of stock ownership, we may decide to do so in the future if we believe it is necessary for incentive and retention purposes. Our executives who have significant levels of stock ownership are not permitted to hedge the economic risk of such ownership. We intend to continue to provide long-term awards through the grant of stock options, which will vest based on continued employment, and we may decide to grant other awards such as stock appreciation rights, restricted stock, restricted stock units, performance awards, and other stock-based awards. Early in our history, we made a very limited number of restricted stock grants, but we have not done so since 2001 and we do not have any policies for allocating compensation to different forms of equity awards. We also do not have any policies for allocating compensation between long-term and currently paid out compensation or between cash and non-cash compensation or among different forms of non-cash compensation. In the future, our decision to allocate compensation to one form over another may be driven by considerations regarding accounting impact.

        Except with respect to grants to our directors, the stock options that we grant generally vest as to 20% of the shares of common stock underlying the option on each anniversary of the grant date. In addition, these stock options generally have a maximum term of ten years. For a further description of the terms of these stock options, see "Compensation Discussion and Analysis—Employee Benefit Plans" below. The grant date of our stock options is generally the date our board of directors meets to approve such stock option grants. Our board of directors historically has approved stock option grants at regularly scheduled meetings. Our board of directors and compensation committee intend to continue this practice of approving the majority of stock-based awards at regularly scheduled meetings on a quarterly basis, unless earlier approval is required for a new-hire inducement grant, regardless of whether or not our board of directors or compensation committee knows material non-public information on such date. The exercise price of our stock options has been the fair market value of our common stock on the date of grant as determined by our board of directors, which historically was based initially upon formulas developed by management and more recently upon third-party valuations. After the closing of the offering described in this prospectus, the fair market value of our common stock will be the closing price of our common stock on the NASDAQ Global Market on the date of grant. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares of common stock underlying the option, including voting rights and the right to receive dividends or dividend equivalents.

        Because of his large equity stake, we have never granted stock options to our President and Chief Executive Officer, Christopher Christensen. Mr. Christensen historically has made recommendations to our board of directors regarding the amount of stock options and other compensation to grant to our other executives based upon his assessment of their performance, and may continue to do so in the future. Our executive officers, however, do not have any role in determining the timing of our stock option grants.

        Although we do not have any formal policy for determining the amount of stock options or the timing of our stock option grants, we have historically granted stock options or restricted stock to high-performing employees (i) in recognition of their individual achievements and contributions to our company, and (ii) in anticipation of their future service and achievements.

        Other Compensation.    Our executives are eligible to receive the same benefits that are available to all employees. In addition, we pay the premiums to provide life insurance equal to each executive's annual salary and the premiums to provide accidental death and dismemberment insurance. For 2006, Christopher Christensen received an automobile allowance of $15,900.

  Principal Elements of Compensation for Presidents of Our Five Portfolio Companies

        Base Salary.    We believe that while it is important for us to compensate the presidents of our portfolio companies competitively, we can encourage faster and more meaningful personal growth in these key leaders and better performance in their separate companies by keeping base salaries relatively low, while offering these executives a more entrepreneurial and professionally motivating experience through significant cash and stock incentives. The level of each president's base salary is generally determined based upon our performance, the president's performance, the respective portfolio company's overall performance, and considerations such as the cost of living in the markets they serve, among other things. Our management exercises discretion in deciding how to reflect these items in setting base salary. Material increases or decreases in a president's base salary are based upon these same factors, with decisions regarding any changes to base salary generally made on an annual basis.

        Short-Term Cash Bonuses.    Presidents of our portfolio companies may earn cash bonuses by meeting target clinical and financial measurements for their respective portfolio companies. They are eligible to earn short-term cash bonuses, the amount of which is established pursuant to a formula based upon their company's net income before taxes. The level of these bonuses increases for each tier of the target milestones, and such bonuses are not subject to a cap. Each year the formula is based upon exceeding the most successful year to date, so it becomes increasingly more difficult for presidents to earn the same bonus each year. The bonuses are determined based upon management's perception of each president's contribution to the achievement of clinical and financial objectives during the preceding year at their portfolio company, and the value to the portfolio company going forward. The financial objective that we consider is the president's contribution to their portfolio company's annual net income before taxes. The clinical measures that management considers include factors such as the president's contribution to achieving positive survey results, and positive patient and resident feedback. Management also reviews and considers feedback from other employees regarding the president's performance. Although these bonuses historically have been earned on a quarterly basis, beginning in 2007 we transitioned to an annual bonus structure for these presidents. Management has also elected to recognize the efforts of outstanding performers in the group with supplemental cash bonuses where merited, and these bonuses are discretionary. For their performance during the 2006 fiscal year, we paid the five presidents of our five principal portfolio companies an aggregate of approximately $0.6 million in cash bonuses.

        Long-Term Incentive Compensation.    Two of the main objectives of placing presidents over separate portfolio companies were to enhance our ownership culture and to preserve and extend the entrepreneurial spirit that we believe has been crucial to our success to date. We encourage long-term performance by our presidents through the use of stock-based awards, and our board of directors has made significant stock option grants to these presidents. Each of these stock options may be exercised for shares of restricted stock prior to the vesting of the stock option. With some exceptions (such as in the event of death or disability), such shares of restricted stock are subject to repurchase by us in the event the president's employment is terminated for any reason prior to the vesting of such shares. Each of these stock options has a maximum term of ten years, and vests as to 20% of the shares of common stock underlying the option grant on each anniversary of the grant date, with an exercise price equal to the fair market value of our common stock as determined on the date of the grant.

        Other Compensation.    Our presidents are eligible to receive the same benefits that are available to all employees. With the exception of a small car allowance currently provided to three of our presidents and the payment of the car lease payments for two of our presidents, we do not have programs for providing perquisites or other personal benefits to presidents other than what is provided to a broad range of employees.

  Principal Elements of Compensation for our Executive Directors

        We structure our executive director compensation program to reward our executive directors for our successful performance and each individual's contribution to that performance. Executive director compensation consists of a base salary, short-term cash bonuses and long-term equity incentive compensation. Generally, our executive directors are not considered executive officers. However, a portion of David Sedgwick's compensation for 2006 was earned by him while serving as an executive director. In addition to serving as the Vice President of Organization Development, he is serving as an executive director during portions of 2007.

        Base Salary.    Executive directors receive base salary for performing all of their leadership duties, which include managing one of our facilities and assisting other facilities in their geographic cluster. The amount of base salary is generally based upon individual experience and past performance as well as general market conditions. Base salary may be increased for executive directors who, among other things, achieve and continue to maintain certain clinical results, leadership performance or expertise.

        Short-Term Cash Bonuses.    Our executive team establishes the target bonus payments for executive directors based on the overall strategic goals of our organization as proposed by management and our board of directors. In addition, we have discretion to modify any bonuses earned as a result of not complying with applicable laws or regulations. Mr. Sedgwick earned his 2006 annual bonus pursuant to a formula based upon his facilities' and his cluster's EBITDAR (earnings before net interest expense, taxes, depreciation, amortization and facility rent—cost of services).

        Other Compensation.    In 2006, we granted Mr. Sedgwick options to purchase 32,500 shares of common stock in order to incentivize him. In addition, Mr. Sedgwick is eligible to receive the same benefits that are available to all employees. For 2006, Mr. Sedgwick also received an automobile allowance of $1,200.

  Principal Elements of Director Compensation

        We do not compensate our directors other than for their service on our board of directors or its committees. Historically, including for fiscal year 2006, we have compensated our board members based upon what we considered to be fair compensation without considering compensation paid by other companies. Compensation for board and committee service is now partially based upon relevant market data that we obtain by reviewing director compensation by public companies in the skilled nursing and assisted living industries. Our board of directors considered this information in determining their compensation for 2007. Since our inception we have made only two stock option grants to our non-employee directors, which vested immediately upon the grant date. Our 2007 Omnibus Incentive Plan, however, contains an automatic option grant program for our directors. Pursuant to the automatic option grant program, non-employee directors will each receive options to purchase 12,000 shares of common stock at the beginning of their three-year terms, with a three-year vesting schedule. Directors elected to fill less than a three-year term will receive a pro rata grant that vests over their term. We do not intend to make any discretionary stock option grants to our directors.

  Accounting and Tax Treatment of Compensation

        Internal Revenue Code Section 162(m) limits the amount that we may deduct for compensation paid to our chief executive officer and to each of our four most highly compensated officers to $1.0 million per person, unless certain exemption requirements are met. Exemptions to this deductibility limit may be made for various forms of performance-based compensation. In the past, annual cash compensation to our executive officers has not exceeded $1.0 million per person, so the compensation has been deductible. In addition to salary and bonus compensation, upon the exercise of stock options that are not treated as incentive stock options, the excess of the current market price over the option price, or option spread, is treated as compensation and accordingly, in any year, such exercise may cause an officer's total compensation to exceed $1.0 million. Under certain regulations, option spread compensation from options that meet certain requirements will not be subject to the $1.0 million cap on deductibility. While the compensation committee cannot predict how the deductibility limit may impact our compensation program in future years, the compensation committee intends to maintain an approach to executive compensation that strongly links pay to performance.

Executive Compensation

        The following table shows information regarding the compensation earned during the fiscal year ended December 31, 2006 by the individuals who served as our Chief Executive Officer during 2006, our Chief Financial Officer and our three other most highly compensated executive officers. The officers listed below will be collectively referred to as the "named executive officers" in this prospectus. We have not entered into any employment agreements with our named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary($)	Bonus(1)($)	Option Awards(2)($)	Non-Equity Incentive Plan Compensation(3)($)	All Other Compensation($)		Total($)
Roy E. Christensen Chairman of the Board(4)	2006	354,935	150,000	—	183,368	325	(5)	688,628
Christopher R. Christensen Chief Executive Officer and President	2006	346,213	500,000	—	183,368	17,587	(6)	1,047,168
Alan J. Norman Chief Financial Officer	2006	216,689	350,000	4,195		1,113	(7)	571,997
Gregory K. Stapley Vice President and General Counsel	2006	296,631	600,000	—		1,525	(8)	898,156
David M. Sedgwick Vice President of Organizational Development	2006	133,805	15,000	18,037	246,365	1,588	(9)	414,795
John P. Albrechtsen President, Touchstone Care, Inc.	2006	164,687		42,785	176,755	11,629	(10)	395,856

(1)
The amounts shown in this column constitute the cash bonuses made to certain named executive officers. Roy Christensen, Christopher Christensen, Alan Norman, Gregory Stapley and David Sedgwick participated in our executive incentive program. These awards are discussed in further detail under the heading "Principal Elements of Executive Compensation" in the Compensation Discussion and Analysis section of this prospectus.

(2)
The amounts shown are the amounts of compensation cost recognized by us in fiscal year 2006 related to options to purchase common stock which were granted in fiscal year 2006, as a result of the adoption of SFAS 123R. These amounts disregard the estimated forfeiture rate which is considered when recognizing the SFAS 123R expense in the consolidated financial statements. For a discussion of valuation and forfeiture assumptions, see Note 12 to our consolidated financial statements.

(3)
John Albrechtsen participated in our bonus program for presidents of our portfolio companies. David Sedgwick participated in our executive director compensation program. In addition, Roy Christensen and Christopher Christensen each received a bonus of $183,368 awarded to our president and chief executive officer based on the attainment of certain pre-established performance criteria established by our compensation committee. These awards are all discussed in further detail under the headings "Principal Elements of Compensation for Presidents of Our Five Portfolio Companies", "Principal Elements of Executive Compensation" and "Principal Elements of Compensation for our Executive Directors" in the Compensation Discussion and Analysis section of this prospectus.

(4)
Roy Christensen was our Chief Executive Officer until April 2006.

(5)
Consists of term life insurance payments of $43, accidental death and dismemberment insurance payments of $7 and a matching contribution to The Ensign Group, Inc. 401(k) retirement plan of $275.

(6)
Consists of term life insurance payments of $42, accidental death and dismemberment insurance payments of $7, a matching contribution to The Ensign Group, Inc. 401(k) retirement plan of $1,638, and a car allowance of $15,900.

(7)
Consists of term life insurance payments of $26, accidental death and dismemberment insurance payments of $4 and a matching contribution to The Ensign Group, Inc. 401(k) retirement plan of $1,083.

(8)
Consists of term life insurance payments of $36, accidental death and dismemberment insurance payments of $6, and a matching contribution to The Ensign Group, Inc. 401(k) retirement program of $1,483.

(9)
Consists of term life insurance payments of $14, accidental death and dismemberment insurance payments of $2, a matching contribution to The Ensign Group, Inc. 401(k) retirement plan of $372 and a car allowance of $1,200.

(10)
Consists of term life insurance payments of $20, accidental death and dismemberment insurance payments of $3, a matching contribution to the Ensign Group, Inc. 401(k) retirement program of $1,523 and a car allowance of $10,083.

Grants of Plan-Based Awards—2006

        The following table sets forth information regarding grants of plan-based awards made to our named executive officers during 2006.

						Estimated Future Payouts Under Equity Incentive Plan Awards
						All Other Option Awards: Number of Securities Underlying Options(#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date						Exercise or Base Price of Option Awards($/Sh)(7)	Grant Date Fair Value of Option Awards($)(1)	Closing Market Price on Grant Date ($/Sh)(8)
		Threshold($)	Target($)		Maximum($)

Roy E. Christensen Chairman of the Board			152,210	(2)
Christopher R. Christensen Chief Executive Officer and President			152,210	(2)
Alan J. Norman Chief Financial Officer	7/26/06					5,000(3)	7.50	48,450	15.09
Gregory K. Stapley Vice President and General Counsel
David M. Sedgwick Vice President of Organizational Development	7/26/06 7/26/06		0	(4)		11,000(5) 21,500(3)	7.50 7.50	106,590 208,335	15.09 15.09
John Albrechtsen President, Touchstone Care, Inc.	7/26/06 7/26/06		0	(6)		43,000(3) 8,000(5)	7.50 7.50	416,670 77,520	15.09 15.09

(1)
The amounts shown are the total fair value of the options awards related to options to purchase common stock which were granted in fiscal year 2006, as a result of the adoption of SFAS 123R. These amounts disregard the estimated forfeiture rate which is considered when recognizing the SFAS123R expense in the consolidated financial statements. For a discussion of valuation and forfeiture assumptions, see Note 12 to our consolidated financial statements.

(2)
For 2006 performance, our President and Chief Executive Officer could earn a bonus equal to one-half of one percent of our net income before taxes. Our compensation committee has discretion as to whether to award such bonus. This bonus plan does not provide for threshold or maximum payouts. The amount reported in the target performance column is derived by inputting our results from fiscal 2005 into the predetermined formula used in 2006 and computing what the payout would be in 2006 if we had the same results in 2006 that we had in 2005. This amount may or may not be indicative of the probable result for 2006. The actual bonus amount earned by our president and chief executive officer in 2006 is shown in the "Summary Compensation Table" above.

(3)
Stock options were granted pursuant to The Ensign Group, Inc. 2005 Stock Incentive Plan. All stock options may be early exercised. Stock options (or the restricted shares issued upon early exercise of the options) vest in equal annual increments (20% per year) on each anniversary of the date of grant. For a further description of this plan, see "Employee Benefit Plans."

(4)
David Sedgwick participated in our executive director compensation program. Our executive directors may earn cash bonuses pursuant to a formula based upon their respective facilities' and clusters' EBITDAR (earnings before net interest expense, taxes, depreciation, amortization and facility rent-cost of services). The bonus program does not provide for threshold or maximum payout amounts. The amount reported in the target performance column is derived by inputting the results of the applicable facility and cluster from fiscal 2005 into the formula used in 2006 and computing what the payment would be in 2006 if such facility and cluster had the same results in 2006 that it had in 2005. This amount may or may not be indicative of the probable result for 2006. The actual bonus amount earned by David Sedgwick in 2006 is shown in the "Summary Compensation Table" above.

(5)
Stock options were granted pursuant to The Ensign Group, Inc. 2001 Stock Option, Deferred Stock and Restricted Stock Plan. All stock options may be early exercised. Stock options (or the restricted shares issued upon early exercise of the options) vest in equal annual increments (20% per year) on each anniversary of the date of grant. For a further description of this plan, see "Employee Benefit Plans."

(6)
John Albrechtsen participates in our bonus program for the presidents of our portfolio companies. Presidents of our portfolio companies may earn cash bonuses for their respective subsidiaries meeting target clinical standards and financial milestones pursuant to a predetermined formula based upon their respective subsidiaries' net income before taxes. This bonus program does not provide for threshold or maximum payout amounts. The amount reported in the target performance column is derived by inputting the results of the applicable subsidiary from fiscal 2005 into the formula used in 2006 and computing what the payout would be in 2006 if such subsidiary had the same results in 2006 that it had in 2005. This amount may or may not be indicative of the probable result for 2006. The actual bonus amount earned by John Albrechtsen in 2006 is shown in the "Summary Compensation Table" above.

(7)
The exercise price for these options to purchase common stock was determined as disclosed under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Stock-Based Compensation."

(8)
The closing market price on the grant date was determined as disclosed under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Stock-Based Compensation."

Outstanding Equity Awards at Fiscal Year-End—2006

        The following table lists the outstanding equity incentive awards held by our named executive officers as of December 31, 2006.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(#)(1)(2)		Number of Securities Underlying Unexercised Options Unexercisable(#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)

Roy E. Christensen Chairman of the Board
Christopher R. Christensen Chief Executive Officer and President
Alan J. Norman Chief Financial Officer	15,000 5,000	(8) (9)			5.75 7.50	10/31/15 07/25/16	8,000 8,000 9,600 9,000	(5) (6) (7) (8)
Gregory K. Stapley Vice President and General Counsel
David M. Sedgwick Vice President of Organizational Development	20,000 11,000 2,500 19,000	(13) (14) (15) (16)			5.75 7.50 7.50 7.50	10/31/15 07/25/16 07/25/16 07/25/16	3,200 6,400 4,800	(10) (11) (12)
John Albrechtsen President, Touchstone Care, Inc.	20,000 43,000 8,000	(19) (20) (21)			5.75 7.50 7.50	10/31/15 07/25/16 07/25/16	2,400 4,800	(17) (18)

(1)
All options held by our named executive officers may be early exercised.

(2)
Options vest in equal annual installments (20% each year) on the anniversary of the date of grant.

(3)
The shares listed below were issued pursuant to the early exercise of stock options to purchase shares of our common stock. These shares are subject to a right of repurchase held by us that lapses over time based upon the vesting schedule of the originally issued stock options.

(4)
The market value of these shares at December 31, 2006 is calculated based on an assumed value per share of our common stock equal to the midpoint of the range set forth on the cover page of this prospectus.

(5)
On September 4, 2002, Mr. Norman was granted a stock option to purchase up to 40,000 shares of common stock. On December 23, 2003, Mr. Norman early exercised this option and purchased all 40,000 shares. To the extent that the stock option had not full vested, such shares became restricted stock, subject to the same vesting schedule as the previously granted stock option, of which 8,000 shares were unvested at fiscal year-end and 32,000 shares were vested at fiscal year end.

(6)
On November 26, 2002, Mr. Norman was granted a stock option to purchase up to 40,000 shares of common stock. On December 23, 2003, Mr. Norman early exercised this option and purchased all 40,000 shares. To the extent that the stock option had not full vested, such shares became restricted stock, subject to the same vesting schedule as the previously granted stock option, of which 8,000 shares were unvested at fiscal year-end and 32,000 shares were vested at fiscal year end.

(7)
On August 20, 2003, Mr. Norman was granted a stock option to purchase up to 24,000 shares of common stock. On March 18, 2004, Mr. Norman early exercised this option and purchased all 24,000 shares. To the extent that the stock option had not full vested, such shares became restricted stock, subject to the same vesting schedule as the previously granted stock option, of which 9,600 shares were unvested at fiscal year-end and 14,400 shares were vested at fiscal year end.

(8)
Represents stock options granted on November 1, 2005 to purchase up to 30,000 shares. On March 30, 2006, Mr. Norman early exercised stock options to purchase 15,000 shares. Such shares became restricted stock, subject to the same vesting schedule as the stock options, of which 9,000 shares were unvested at fiscal year-end and 6,000 shares were vested at fiscal year-end.

(9)
Represents stock options granted on July 26, 2006 to purchase up to 5,000 shares.

(10)
On February 10, 2002, Mr. Sedgwick was granted a stock option to purchase up to 16,000 shares of common stock. On December 31, 2003, Mr. Sedgwick early exercised this option and purchased 8,000 shares, and on June 28, 2004, Mr. Sedgwick early exercised this option and purchased the remaining 8,000 shares. To the extent that the stock option had not fully vested, such shares became restricted stock, subject to the same vesting schedule as the previously granted stock option, of which 3,200 shares were unvested at fiscal year-end and 12,800 shares were vested at fiscal year end.

(11)
On November 19, 2003, Mr. Sedgwick was granted a stock option to purchase up to 16,000 shares of common stock. On June 28, 2004, Mr. Sedgwick early exercised this option and purchased 8,000 shares, and on June 30, 2005, Mr. Sedgwick early exercised this option and purchased the remaining 8,000 shares. To the extent that the stock option had not full vested, such shares became restricted stock, subject to the same vesting schedule as the previously granted stock option, of which 6,400 shares were unvested at fiscal year-end and 9,600 shares were vested at fiscal year end.

(12)
On December 22, 2004, Mr. Sedgwick was granted a stock option to purchase up to 8,000 shares of common stock. On April 25, 2006, Mr. Sedgwick early exercised this option and purchased all 8,000 shares. To the extent that the stock option had not full vested, such shares became restricted stock, subject to the same vesting schedule as the previously granted stock option, of which 4,800 shares were unvested at fiscal year-end and 3,200 shares were vested at fiscal year end.

(13)
Represents stock options granted on November 1, 2005 to purchase up to 20,000 shares.

(14)
Represents stock options granted on July 26, 2006 to purchase up to 11,000 shares.

(15)
Represents stock options granted on July 26, 2006 to purchase up to 2,500 shares.

(16)
Represents stock options granted on July 26, 2006 to purchase up to 19,000 shares.

(17)
On April 30, 2004, Mr. Albrechtsen was granted a stock option to purchase up to 4,000 shares of common stock. On August 15, 2006, Mr. Albrechtsen early exercised this option and purchased all 4,000 shares. To the extent that the stock option had not full vested, such shares became restricted stock, subject to the same vesting schedule as the previously granted stock option, of which 2,400 shares were unvested at fiscal year-end and 1,600 shares were vested at fiscal year end.

(18)
On June 8, 2004, Mr. Albrechtsen was granted a stock option to purchase up to 8,000 shares of common stock. On June 22, 2006, Mr. Albrechtsen early exercised this option and purchased all 8,000 shares. To the extent that the stock option had not full vested, such shares became restricted stock, subject to the same vesting schedule as the previously granted stock option, of which 4,800 shares were unvested at fiscal year-end and 3,200 shares were vested at fiscal year end.

(19)
Represents stock options granted on November 1, 2005 to purchase up to 20,000 shares.

(20)
Represents stock options granted on July 26, 2006 to purchase up to 43,000 shares.

(21)
Represents stock options granted on July 26, 2006 to purchase up to 8,000 shares.

Option Exercises and Stock Vested — 2006

        The following table provides information for our named executive officers about options that were exercised and restricted stock that vested during 2006.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise(#)		Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting(#)		Value Realized on Vesting($)(2)

Roy E. Christensen Chairman of the Board	—
Christopher R. Christensen Chief Executive Officer and President	—
Alan J. Norman Chief Financial Officer	15,000	(3)		26,800	(3)
Gregory K. Stapley Vice President and General Counsel	—
David M. Sedgwick Vice President of Organizational Development	8,000	(4)		8,000	(4)
John Albrechtsen President, Touchstone Care, Inc.	12,000	(5)		2,400	(5)

(1)
The aggregate dollar amount realized upon the exercise of an option represents the difference between the aggregate market value of the shares of our common stock underlying that option on the date of exercise and the aggregate exercise price of the option. We have assumed the per share market value to be the midpoint of price range set forth on the cover of this prospectus.

(2)
The aggregate value realized upon the vesting of the stock award is based upon the aggregate market value of the vested shares of our common stock on the vesting date. We have assumed the per share market value to be the midpoint of the price range set forth on the cover of this prospectus.

(3)
On March 30, 2006, March 18, 2004 and December 23, 2003, Mr. Norman early exercised stock options to purchase 15,000, 24,000 and 80,000 shares, respectively. To the extent that the stock options had not fully vested, such shares became restricted stock, subject to the same vesting schedule as the previously granted stock options, of which 26,800 shares vested during 2006.

(4)
On April 25, 2006, June 30, 2005, June 28, 2004 and December 31, 2003, Mr. Sedgwick early exercised stock options to purchase 8,000, 8,000, 16,000 and 8,000 shares, respectively. To the extent that the stock options had not fully vested, such shares became restricted stock, subject to the same vesting schedule as the previously granted stock options, of which 8,000 shares vested during 2006.

(5)
On August 15, 2006 and June 22, 2006, Mr. Albrechtsen early exercised stock options to purchase 4,000 and 8,000 shares, respectively. To the extent that the stock options had not fully vested, such shares became restricted stock, subject to the same vesting schedule as the previously granted stock options, of which 2,400 shares vested during 2006.

Change-in-Control and Severance Disclosure

        We have not entered into any arrangements providing for payments or benefits in connection with the resignation, severance, retirement or other termination of any of our named executive officers, changes in their compensation or a change in control.

Director Compensation

        The compensation and benefits for service as a member of the board of directors are determined by the compensation committee. Prior to 2007, each non-employee director received $3,000 for each board meeting physically attended and $1,000 for each committee meeting physically attended. Additionally, the chairperson of each of the compensation committee and the quality assurance and compliance committee received an additional $3,000 per year and the chairperson of the audit committee received an additional $4,000 per year.

        Our Chairman of the Board currently receives an annual retainer of $100,000, and each of our non-employee directors currently receives an annual retainer of $30,000, $1,500 for each board meeting and each committee meeting the director physically attends, and $500 for each meeting in which the director participates telephonically. Additionally, the chairperson of each of the compensation committee and the nomination and corporate governance committee receives an additional $5,000 per year and the chairperson of each of the audit committee and the quality assurance and compliance committee receives an additional $12,500 per year.

        In addition, after our 2007 Omnibus Incentive Plan becomes effective, each non-employee director who is elected to a three-year term, will receive an automatic option grant for 12,000 shares of common stock, with a three-year vesting schedule, on the date he or she is appointed, elected or re-elected. Directors elected to fill less than a three-year term will receive a pro rata grant that vests over their term.

        The following table sets forth a summary of the compensation we paid to our non-employee directors in 2006. Directors who are our employees do not receive any additional compensation for their service as directors.

Name	Fees Earned or Paid in Cash($)	Stock Awards(1)($)	Option Awards(1)($)	Non-Equity Incentive Plan Compensation($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)	All Other Compensation($)	Total($)
Antoinette T. Hubenette	$19,000						$19,000
Thomas A. Maloof	14,000						14,000
Charles M. Blalack	15,000						15,000

(1)
On November 1, 2005, each of Antoinette T. Hubenette, Thomas A. Maloof and Charles M. Blalack received a stock option to purchase up to 10,000 shares of common stock, which was fully vested upon the grant. Each of these directors subsequently exercised the stock option and each received 10,000 shares of common stock, which they still hold. In addition, on May 20, 2003, each of Antoinette T. Hubenette, Thomas A. Maloof and Charles M. Blalack received a stock option to purchase up to 20,000 shares of common stock which was fully vested upon the grant. Each of the directors exercised this stock option and received 20,000 shares of common stock, which they each still hold.

Employee Benefit Plans

  The Ensign Group, Inc. 2001 Stock Option, Deferred Stock and Restricted Stock Plan

        Under The Ensign Group, Inc. 2001 Stock Option, Deferred Stock and Restricted Stock Plan (the "2001 Plan"), our officers, employees, directors and consultants may be granted stock options, restricted stock awards and deferred stock awards. Our board of directors has determined not to grant any additional awards under the 2001 Plan after the completion of this offering. However, the 2001 Plan will continue to govern the terms and conditions of the outstanding awards granted under the 2001 Plan. The 2001 Plan is administered by our board of directors.

        A total of 1,980,000 shares of our common stock are authorized for issuance under the 2001 Plan pursuant to the terms of the 2001 Plan. As of December 31, 2006 and March 31, 2007, options to purchase a total of 495,000 and 463,900 shares of our common stock were issued and outstanding at a weighted average exercise price of $5.38 and $5.48 per share, respectively.

        In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, or other change in corporate structure affecting our common stock, an appropriate substitution or adjustment will be made in (i) the aggregate number of shares reserved for issuance under the 2001 Plan, and (ii) the kind, number and option price of shares subject to outstanding stock options or awards granted under the 2001 Plan as may be determined by our compensation committee or our board of directors.

        The 2001 Plan will terminate in 2011 unless terminated earlier by our board of directors. To the extent permitted by law, our board of directors may amend or modify the 2001 Plan at any time. However, no amendment or modification shall adversely affect the rights and obligations with respect to outstanding options unless the holder or holders so affected consent to that amendment or modification. To the extent necessary to comply with applicable law, we will obtain stockholder approval of any amendment to the 2001 Plan.

        Historically, we have granted stock option awards under the 2001 Plan. Option recipients may exercise their options before the options have vested and receive shares of restricted stock, subject to the same vesting schedule as the stock options exercised by the recipient. Subject to the provisions of the 2001 Plan, the restricted stock agreements that govern the terms of restricted stock issued upon exercise of stock options granted pursuant to the 2001 Plan generally provide us with the right to repurchase restricted stock if an employee's employment is terminated. Some of the restricted stock agreements provide for accelerated vesting in full of the restricted stock and termination of our repurchase right upon the consummation of this offering. As a result, upon completion of this offering, approximately                                    shares otherwise subject to our repurchase right will vest in full and no longer be subject to repurchase.

        The stock options granted under the 2001 Plan generally have the following material terms:

  •
  for non-employee directors, options vest and become exercisable immediately, and for all other participants, options vest and become exercisable in five equal annual installments (20% each year) on each anniversary of the date of grant;

  •
  options are nonqualified stock options;

  •
  the exercise price per share of common stock underlying the options is equal to the fair market value of our common stock on the date of grant, as determined by our board of directors;

  •
  options expire ten years after the date of grant; and

  •
  to the extent vested on the date of termination, options are exercisable for three months after termination, except when termination is as a result of death or disability in which case options are exercisable for six months.

  The Ensign Group, Inc. 2005 Stock Incentive Plan

        Under The Ensign Group, Inc. 2005 Stock Incentive Plan (the "2005 Plan"), our officers, employees, directors and consultants may be granted stock options, stock awards (including restricted stock), stock appreciation rights, performance-contingent awards and other equity-based awards. Our board of directors has determined not to grant any additional awards under the 2005 Plan after the completion of this offering. However, the 2005 Plan will continue to govern the terms and conditions of the outstanding awards granted under the 2005 Plan. The 2005 Plan is administered by our board of directors.

        A total of 1,000,000 shares of our treasury stock are authorized for issuance under the 2005 Plan pursuant to the terms of the 2005 Plan. As of December 31, 2006 only 800,000 shares were repurchased and therefore eligible for reissuance to officers, key employees, directors, and consultants of the Company under the 2005 Plan. As of December 31, 2006 and March 31, 2007, options to purchase a total of 749,000 and 700,500 shares of our common stock were issued and outstanding at a weighted average exercise price of $6.68 and $6.69 per share, respectively.

        In the event of a stock split, reverse stock split, stock dividend, recapitalization, combination, reclassification or other distribution of common stock without the receipt of consideration by us, the number of shares of common stock reserved for the grant of stock options, dividend equivalent rights, performance unit awards, phantom shares, stock appreciation rights and stock awards, the number of shares of common stock reserved for issuance upon the exercise or payment, as applicable, of each outstanding stock option, dividend equivalent right, phantom share and stock appreciation right and upon vesting or grant, as applicable, of each stock award; the exercise price of each outstanding stock option and the specified number of shares of common stock to which each outstanding dividend equivalent right, phantom share and stock appreciation right pertains will be proportionately adjusted.

        In the event of a merger, consolidation, reorganization, extraordinary dividend, spin-off, sale of substantially all of our assets, other change in capital structure, tender offer for shares of our common stock, or a change in control, the compensation committee or the board of directors may make such adjustments with respect to awards and take such other actions as it deems necessary or appropriate, including, without limitation, the substitution of new awards, or the adjustment of outstanding awards, the acceleration of awards, the removal of restrictions on outstanding awards, or the termination of outstanding awards in exchange for the cash value determined in good faith by the compensation committee or the board of directors.

        The 2005 Plan will terminate in 2015 unless terminated earlier by our board of directors. To the extent permitted by law, our board of directors may amend or modify the 2005 Plan at any time. However, no amendment or modification shall adversely affect the rights and obligations with respect to outstanding options unless the holder or holders so affected consent to that amendment or modification. To the extent necessary to comply with applicable law, we will obtain stockholder approval of any amendment to the 2005 Plan.

        Historically, we have granted only stock option awards under the 2005 Plan. However, option recipients may exercise their options before the options have vested and receive shares of restricted stock, subject to the same vesting schedule as the stock option exercised by the recipient.

        The stock options granted under the 2005 Plan generally have the following material terms:

  •
  for non-employee directors, options vest and become exercisable immediately, and for all other participants, options vest and become exercisable in five equal annual installments (20% each year) on each anniversary of the date of grant;

  •
  options are nonqualified stock options;

  •
  the exercise price per share of common stock underlying the options is equal to the fair market value of our common stock on the date of grant, as determined by our board of directors;

  •
  options expire ten years after the date of grant; and

  •
  to the extent vested on the date of termination, options are exercisable for three months after termination, except when termination is as a result of death or disability in which case option are exercisable for six months.

  The Ensign Group, Inc. 2007 Omnibus Incentive Plan

        Our 2007 Omnibus Incentive Plan (the "Omnibus Plan") was adopted by our board of directors and approved by our stockholders in                  2007 and will become effective upon effectiveness of the registration statement relating to this offering. The compensation committee of our board of directors (also referred to herein as the "committee") has the authority to administer the Omnibus Plan and, except for option grants made to non-employee directors under the Director Automatic Option Grant Program discussed below, will have full power and authority to determine when and to whom awards will be granted, and the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the Omnibus Plan. Subject to the provisions of the Omnibus Plan, the committee may amend or waive the terms and conditions, or accelerate the exercisability, of an outstanding award. The committee has authority to interpret the Omnibus Plan and establish rules and regulations for the administration of the Omnibus Plan. In addition, our board of directors may generally exercise the powers of the committee at any time. Any employee, officer, consultant, independent contractor or director providing services to us or any of our affiliates, who is selected by the committee, is eligible to receive awards under the Omnibus Plan.

        The aggregate number of shares of common stock that may be issued under all stock-based awards made under the Omnibus Plan will be                                    shares. In addition, the number of shares of common stock reserved under the Omnibus Plan will automatically be increased on the first day of each fiscal year, beginning on January 1, 2008, in an amount equal to the lesser of (i)                                     shares of common stock or (ii)                         % of the number of shares outstanding as of the last day of the immediately preceding fiscal year or (iii) such lesser number as determined by our board of directors. Any shares of common stock that are used by a participant as full or partial payment to us of the purchase price relating to an award, or in connection with the satisfaction of tax obligations relating to an award, shall again be available for granting awards (other than incentive stock options) under the Omnibus Plan. Additionally, any shares of our common stock subject to any award that is terminated or forfeited without delivery of any shares will be available for future awards under the Omnibus Plan. The shares of common stock issuable under the Omnibus Plan may be drawn from shares of authorized but unissued common stock or from shares of common stock that we acquire. No eligible person may be granted any award or awards under the Omnibus Plan, the value of which award or awards is based solely on an increase in the value of shares of common stock after the date of grant of such award or awards, and which is intended to represent "qualified performance based compensation" with the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, for more than                                    shares of our common stock (subject to adjustment in the event of a stock split or similar corporate event), in the aggregate in any taxable year.

        In the event that the committee shall determine that any dividend or other distribution (whether in the form of cash, shares of our common stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of our common stock or other securities, issuance of warrants or other rights to purchase shares of our common stock or other securities or other event identified by the committee as affecting shares of our common stock such that an adjustment is necessary or appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Omnibus Plan, then the committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of shares of common stock (or other securities or other property) that thereafter may be made the subject of awards, (ii) the number and type of shares of common stock (or other securities or other property) subject to outstanding awards, (iii) the purchase price or exercise price with respect to any award and (iv) the share limitations contained in the Omnibus Plan.

        Under our Omnibus Plan, the committee is permitted and authorized to make the following grants to all eligible persons:

  •
  Stock Options.  The committee may grant stock options to officers and other employees intended to qualify as incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and may also grant options to employees, consultants, independent contractors and directors that do not qualify as incentive stock options. The holder of an option will be entitled to purchase a number of shares of our common stock at a specified exercise price during a specified time period, all as determined by the committee. The exercise price of an option may not be less than 100% of the fair market value of our common stock on the date of grant, or in the case of incentive stock options, 110% of the fair market value of our common stock with respect to holders of more than 10% of our common stock. The fair market value of our common stock will be the closing sale price as quoted on the NASDAQ Global Market on the date of grant. The Omnibus Plan permits payment of the exercise price to be made by cash, shares of our common stock, other securities, other awards or other property. The shares subject to each option will generally vest in one or more installments over a specified period of service measured from the grant date.

  •
  Stock Appreciation Rights.  The holder of a SAR is entitled to receive the excess of the fair market value (calculated as of the exercise date or, at the committee's discretion, as of any time during a specified period before or after the exercise date) of a specified number of shares of our common stock over the grant price of the SAR, as determined by the committee, paid solely in shares of common stock. SARs vest and become exercisable in accordance with a vesting schedule established by the committee.

  •
  Restricted Stock and Restricted Stock Units.  The holder of restricted stock will own shares of our common stock subject to restrictions imposed by the committee (including, for example, restrictions on transferability or on the right to vote the restricted shares or to receive any dividends with respect to the shares) for a specified time period determined by the committee. The restrictions, if any, may lapse or be waived separately or collectively, in installments or otherwise, as the committee may determine. The holder of restricted stock units will have the right, subject to any restrictions imposed by the committee, to receive shares of our common stock at some future date determined by the committee.

  •
  Performance Awards.  Performance awards give participants the right to receive payments in cash, stock or property based solely upon the achievement of certain performance goals during a specified performance period. Subject to the terms of the Omnibus Plan, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any performance award granted, the amount of any payment or transfer to be made pursuant to any performance award and any other terms and conditions of any performance award is determined by the committee. No eligible person may be granted performance awards in excess of                                    shares of our common stock (subject to adjustment in the event of a stock split or similar event) in the aggregate in any taxable year.

  •
  Dividend Equivalents.  The committee may grant dividend equivalents under which the participant is entitled to receive payments (in cash, shares of common stock, other securities, other awards or other property as determined in the discretion of the committee) equivalent to the amount of cash dividends paid by us to holders of shares of common stock with respect to a number of shares of common stock determined by the committee.

  •
  Other Stock Awards.  The committee may grant unrestricted shares of our common stock, subject to terms and conditions determined by the committee and the Omnibus Plan limitations.

        The term of awards will not be longer than ten years, or in the case of incentive stock options, longer than five years with respect to holders of more than 10% of our common stock. The committee may permit accelerated vesting of an award upon the occurrence of certain events, including a change in control, regardless of whether the award is assumed, substituted or otherwise continued in effect by the successor corporation. The acceleration of vesting in the event of a change in the ownership or control may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of us.

        Awards under the Omnibus Plan may be subject to performance goals, including revenue, cash flow, gross profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization and net earnings, earnings per share, margins (including one or more of gross, operating and net income margins), returns (including one or more of return on assets, equity, investment, capital and revenue and total stockholder return), stock price, economic value added, working capital, market share, cost reductions, workforce satisfaction and diversity goals, employee retention, customer satisfaction, completion of key projects and strategic plan development and implementation. The goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria.

        Under the Automatic Option Grant Program of the Omnibus Plan, each non-employee director who is elected to a three-year term, whether through election by our stockholders or appointment by the board of directors, will receive an automatic option grant for 12,000 shares of common stock on the date he or she is appointed, elected or re-elected. Each non-employee director who is initially elected to less than a three-year term upon the implementation of our staggered board, will receive a pro-rata option grant depending upon the length of the term for which they are elected on the date he or she is appointed, elected or re-elected. The Automatic Option Grant Program is expressly governed by the provisions of the Omnibus Plan, and neither the board of directors nor the committee has any discretionary authority to administer the Automatic Option Grant Program. Each option granted under the Automatic Option Grant Program will have an exercise price per share equal to 100% of the fair market value of the option shares on the automatic grant date, be immediately exercisable subject to vesting and have a maximum term of ten years measured from the grant date. Each automatic grant will become vested in three equal annual installments on the completion of each year of service measured from the grant date. In the event of a change in control of us, the vesting of all options granted under the Automatic Option Grant Program will accelerate and then terminate.

        Unless earlier discontinued or terminated by the board, the Omnibus Plan will expire in                   2017. No awards may be made after that date. However, unless otherwise expressly provided in an applicable award agreement, any award granted under the Omnibus Plan prior to expiration may extend beyond the end of such period through the award's normal expiration date. Our board of directors may amend, suspend or terminate the Omnibus Plan at any time, provided that our board of directors will get stockholder approval when necessary to not violate the rules of the NASDAQ Global Market, to allow the grant of incentive stock options, to increase the number of shares of common stock authorized under the Omnibus Plan, to grant or reprice options or SARs with an exercise price less than the fair market value of the common stock, or to prevent the grant of options or SARs that would qualify under Section 162(m) of the Internal Revenue Code of 1986, as amended. The committee may not amend an outstanding award in a manner that adversely affects the holder of the award without the holder's consent.

401(k) Plan

        We maintain a tax-qualified retirement plan that provides eligible employees an opportunity to save for retirement on a tax-advantaged basis. Eligible employees, upon meeting certain length-of-service requirements, are able to defer up to 90% of their eligible compensation, subject to applicable annual Internal Revenue Code limits. The 401(k) plan permits us to make matching contributions and profit sharing contributions to eligible participants, although such contributions are not required. Currently, we match up to $0.25 per dollar contributed by the applicable employee up to the first two percent of such employee's compensation. Pre-tax contributions are allocated to each participant's individual account and are then invested in selected investment alternatives according to the participants' directions. Employee contributions are 100% vested at all times; and employer contributions are subject to a four-year pro rata vesting schedule. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on these contributions are not taxable to the employees until distributed from the 401(k) plan and all contributions are deductible by us when made.

Limitation of Liability and Indemnification of Officers and Directors

        Under our amended and restated certificate of incorporation and amended and restated bylaws, we must indemnify, and may advance expenses to, any and all persons whom we have the power to indemnify under section 145 of the Delaware General Corporation Law, including our directors, officers, employees and agents, to the fullest extent permitted by the General Corporation Law of the State of Delaware. In addition, our amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their actions as directors.

        Under our amended and restated bylaws, we are also permitted to enter into indemnification agreements and purchase insurance to the extent permitted by section 145 of the Delaware General Corporation Law. We have procured and intend to maintain a directors and officers liability insurance policy that insures such persons against the costs of defense, settlement or payment of a judgment under certain circumstances. In addition, we intend to enter into indemnification agreements with each of our directors and officers. These agreements, among other things, require us to indemnify each director and officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys' fees, judgments, fines and settlement amounts incurred by the director or officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person's services as a director or officer. At present, we are not aware of any material pending or threatened litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification would be required or permitted. We believe the provisions in our amended and restated certificate of incorporation, our amended and restated bylaws and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

        There is no material pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any material pending or threatened litigation that may result in claims for indemnification by any director or officer.

TRANSACTIONS WITH RELATED PERSONS

        Since January 1, 2004, there has not been, nor is there any proposed transaction in which we were or will be a party or in which we were or will be a participant, involving an amount that exceeded or will exceed $120,000 and in which any director, executive officer, beneficial owner of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the compensation arrangements and other agreements and transactions which are described in "Executive Officer and Director Compensation" and the transactions described below.

Investor Rights Agreement and Voting Agreement

        On June 6, 2000, we entered into an Investor Rights Agreement with the purchaser of our outstanding preferred stock, Ensign Group Investments, L.L.C., and our founders, including Roy E. Christensen, Christopher R. Christensen, Douglas M. Easton, Gregory K. Stapley, J. Richard Toolson, V. Jay Brady and Charles M. Blalack. The preferred stock held by Ensign Group Investments, L.L.C. will convert into 2,741,180 shares of common stock upon the consummation of this offering, whereupon Ensign Group Investments, L.L.C. will be entitled to rights with respect to the registration of its shares under the Securities Act. Ensign Group Investments, L.L.C. is provided certain rights to demand registration of the shares of common stock issuable upon conversion of its preferred stock, and to participate in certain registrations of our common stock that we may decide to do, from time to time. These rights terminate upon the earlier of three years after this offering or such time as all of the shares of registrable securities may be sold under Rule 144 under the Securities Act during any three-month period. One of our directors, Charles M. Blalack, is a manager of Ensign Group Investments, L.L.C. and may be deemed the beneficial owner of our capital stock held by Ensign Group Investments L.L.C. Mr. Blalack serves on our board of directors pursuant to a Voting Agreement, dated June 6, 2000, between Ensign Group Investments, L.L.C. and our founding stockholders, which will terminate automatically upon the closing of this offering. Ensign Group Investments, L.L.C. owns more than 5% of our capital stock.

Family Relationships

        V. Jay Brady is the son-in-law of Roy Christensen and the brother-in-law of Christopher Christensen. Mr. Brady served as President of The Flagstone Group, Inc. from January 2006 to May 2007. He previously served as our Vice President of Executive Development from March 2004 to January 2006, and as Chief Executive Officer and administrator of one of our facilities from 1999 to March 2004. In 2006, we paid Mr. Brady total cash compensation of $383,423, and we granted him options to purchase up to 42,500 shares of our common stock at an exercise price of $7.50 per share under our 2005 Plan. These options expire on July 25, 2016. In 2005, we paid Mr. Brady total cash compensation of $356,531. In 2004, we paid Mr. Brady total cash compensation of $320,528.

        Covey Christensen is the son of Roy Christensen and the brother of Christopher Christensen. Covey Christensen has served as the executive director of one of our facilities since April 2004. He previously served as executive director at another of our facilities from 2002 to 2004. In 2006, we paid Covey Christensen total cash compensation of $287,491, and we granted him options to purchase up to 4,000 shares of our common stock at an exercise price of $7.50 per share under our 2001 Plan. These options expire on July 25, 2016. In 2005, we paid Covey Christensen total cash compensation of $267,201, and we granted him options to purchase up to 8,000 shares of our common stock at an exercise price of $5.75 per share under our 2005 Plan. These options expire on October 31, 2015. In 2004, we paid Covey Christensen total cash compensation of $164,133.

        Tyler Albrechtsen is the brother of John Albrechtsen. Tyler Albrechtsen has served as the executive director of one of our facilities since August 2006. He previously served as administrator-in-training of the same facility from January 2006 to August 2006. In 2006, we paid Tyler Albrechtsen total cash compensation of $100,753, and we granted him options to purchase up to 10,000 shares of our common stock at an exercise price of $7.50 per share, 8,000 of which were under our 2001 Plan, and 2,000 of which were under our 2005 Plan. These options expire on July 25, 2016.

Repurchase of Our Common Stock

        On April 11, 2005, Douglas M. Easton, our former Chief Financial Officer, entered into a letter agreement with Dudley A. Rauch, a former director of our Company and trustee of the Rauch Family Living Trust u/t/d 3/1/99, whereby Mr. Easton agreed to sell the Rauch Family Living Trust 300,000 shares of our common stock held by Mr. Easton for an aggregate purchase price of $1,725,000 and grant a call option on an additional 300,000 shares of our common stock held by Mr. Easton for an option purchase price of $0.50 per share, with an exercise price of $7.00 per share and expiration date of May 1, 2006.

        On April 26, 2005, we purchased a call option on 300,000 shares of our common stock held by Mr. Easton for an option purchase price of $0.50 per share, with an exercise price of $7.00 per share and expiration date of May 1, 2006. We exercised this option and purchased all 300,000 shares pursuant to this option on March 30, 2006, for an aggregate purchase price of $2,100,000.

        Also on April 26, 2005, we repurchased 300,000 shares of our common stock from Mr. Easton under a stock purchase agreement of the same date for an aggregate purchase price of $1,725,000.

        Additionally, on April 29, 2005, we entered into a partial assignment of purchase rights under letter agreement with Mr. Easton and the Rauch Family Living Trust, pursuant to which the Rauch Family Living Trust assigned to us its right to purchase 100,000 shares of our common stock held by Mr. Easton for an aggregate price of $575,000. We purchased all 100,000 of these shares pursuant to this assignment immediately thereafter.

        Also on April 29, 2005, we entered into a partial assignment of option rights under letter agreement with Mr. Easton and the Rauch Family Living Trust, pursuant to which the Rauch Family Living Trust assigned to us its option to purchase 100,000 shares of our common stock held by Mr. Easton for an option purchase price of $0.50 per share, with an exercise price of $7.00 per share and expiration date of May 1, 2006. We exercised this option and purchased all 100,000 shares pursuant to this option on March 30, 2006, for an aggregate purchase price of $700,000.

        All of the stock repurchased by us from Mr. Easton in the foregoing transactions was made available for issuance under the 2005 Plan.

Indemnification Provisions

        We intend to enter into indemnification agreements with each of our directors and officers. These indemnification agreements, and our certificate of incorporation and bylaws, require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Policies and Procedures for Transactions with Related Persons

        The audit committee has approved or ratified all of the transactions described in "Transactions with Related Persons".

        After the effectiveness of the registration statement of which this prospectus forms a part, we expect that our audit committee will review for potential conflict of interest situations, on an ongoing basis, any future proposed transaction, or series of transactions, with related persons, and either approve or disapprove each reviewed transaction or series of related transactions with related persons.

        On                                     , 2007, we adopted a written policy and procedures with respect to related person transactions, which includes specific provisions for the approval of related person transactions. Pursuant to this policy, related person transactions include a transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which we and certain enumerated related persons participate, the amount involved exceeds $120,000 and the related person has a direct or indirect material interest.

        In the event that a related party transaction is identified, such transaction must be reviewed and approved or ratified by our audit committee. If it is impracticable for our audit committee to review such transaction, the transaction will be reviewed by the chair of our audit committee, whereupon the chair of our audit committee will report to the audit committee the approval or disapproval of such transaction.

        In reviewing and approving related person transactions, the audit committee, or its chair, shall consider all information that the audit committee, or its chair, believes to be relevant and important to a review of the transaction. The audit committee or its chair, as the case may be, shall approve only those related person transactions that are determined to be in, or not inconsistent with, our best interests and that of our stockholders, taking into account all available relevant facts and circumstances available to the audit committee or the chair. These facts and circumstances will typically include, but not be limited to, the benefits of the transaction to us; the impact on a director's independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions that would be available to unrelated third parties or to employees generally. No member of the audit committee shall participate in any review, consideration or approval of any related person transaction with respect to which the member or any of his or her immediate family members is the related person.

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table indicates information as of March 31, 2007 regarding the ownership of our common stock by:

  •
  each person who is known by us to beneficially own more than 5% of our shares of common stock;

  •
  each named executive officer;

  •
  each of our directors;

  •
  each of the selling stockholders; and

  •
  all of our directors and executive officers as a group.

        The number of shares beneficially owned and the percentage of shares beneficially owned are based on 16,446,380 shares of common stock outstanding as of March 31, 2007, which assumes the conversion of all of our outstanding preferred stock into 2,741,180 shares of common stock upon the completion of this offering. The percentage of shares beneficially owned after this offering includes shares of common stock being offered but does not include the shares that are subject to the underwriters' over-allotment option. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. Except for outstanding options issued under our equity incentive plans, there are no outstanding rights to purchase shares of our common stock that are exercisable by the persons included in this table. Shares subject to options that are exercisable within 60 days following March 31, 2007 are deemed to be outstanding and beneficially owned by the optionee for the purpose of computing share and percentage ownership of that optionee, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, and as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them. Except as indicated in the footnotes to this table, the business address of each person listed below who is known by us to beneficially own more than 5% of our shares of common stock is 27101 Puerta Real, Suite 450, Mission Viejo, California 92691.

	Beneficially Owned Before the Offering			Beneficially Owned After the Offering
Name and Address of Beneficial Owners	Number of Shares(1)	Percent(1)	Number of Shares Being Offered By Selling Stockholders in this Offering	Number of Shares	Percent
Named Executive Officers and Directors:
Christopher R. Christensen(3)	3,893,000	23.7
Alan J. Norman(4)	329,000	2.0
Gregory K. Stapley(5)	1,189,000	7.2
John P. Albrechtsen(6)	95,500	*
David M. Sedgwick(7)	98,000	*
Roy E. Christensen(8)	3,910,000	23.8
Antoinette T. Hubenette	30,000	*
Thomas A. Maloof	130,000	*
Charles M. Blalack(9)	3,033,180	18.4
All Executive Officers and Directors as a Group (12 persons)(10)	13,050,680	77.7
Other Five Percent Stockholders:
Ensign Group Investments, L.L.C.(11)	2,741,180	16.7

*
Represents less than 1% of the outstanding shares of common stock.

(1)
Includes shares of restricted stock. Restricted stock may not be disposed of until vested and is subject to repurchase by us upon termination of service to us.

(2)
In the event the underwriters exercise their over-allotment option, Messrs.             and                        have agreed to sell to the underwriters up to             shares and            shares, respectively, of our common stock at the initial public offering price per share, less underwriting discounts and commissions.

(3)
Represents 3,889,000 shares held by the Christensen Family Trust dated October 24, 2005, and 4,000 shares held by Mr. Christensen's spouse as custodian for their minor children under the California Uniform Transfers to Minors Act. Mr. Christensen and his spouse share voting and investment power over the Christensen Family Trust, and Mr. Christensen's spouse holds voting and investment power over the shares held for their children.

(4)
Includes stock options to purchase 20,000 shares of common stock that are currently exercisable or exercisable within 60 days after March 31, 2007.

(5)
Represents 1,173,000 shares held by the Stapley Family Trust; and 16,000 shares held by Mr. Stapley's spouse as custodian for their minor children under the California Uniform Transfers to Minors Act. Mr. Stapley and his spouse share voting and investment power over the shares held by the Stapley Family Trust, and Mr. Stapley's spouse holds voting and investment power over the shares held for their children.

(6)
Includes stock options to purchase 71,000 shares of common stock that are currently exercisable or exercisable within 60 days after March 31, 2007.

(7)
Includes stock options to purchase 52,500 shares of common stock that are currently exercisable or exercisable within 60 days after March 31, 2007.

(8)
Represents 3,910,000 shares held by the Christensen Family Trust dated August 17, 1992. Mr. Christensen and his spouse share voting and investment power over the Christensen Family Trust.

(9)
Represents 292,000 shares held by the Blalack Family Trust dated December 1, 1994 and 2,741,180 shares held by Ensign Group Investments, L.L.C. Mr. Blalack and his spouse share voting power and investment power over the Blalack Family Trust. Mr. Blalack is a managing member of Ensign Group Investments, L.L.C., and therefore may be deemed the beneficial owner of the common stock held by Ensign Group Investments, L.L.C. The business address for Mr. Blalack is 130 South San Rafael, Pasadena, CA 91105.

(10)
Includes stock options to purchase 355,500 shares of common stock that are currently exercisable or exercisable within 60 days after March 31, 2007.

(11)
Charles M. Blalack, T. Brook Townsend III and Travis Spitzer are managers of Ensign Group Investments, L.L.C, and therefore may be deemed the beneficial owners of the common stock held by Ensign Group Investments, L.L.C. Mr. Blalack shares voting and investment power with Mr. Townsend and Mr. Spitzer. Mr. Blalack, Mr. Townsend and Mr. Spitzer disclaim beneficial ownership of the common stock held by Ensign Group Investments, L.L.C. except to the extent of their individual pecuniary interest therein and their rights to compensation therefrom as managers. Mr. Townsend is also deemed the beneficial owner of 48,000 shares held by the T. Brook Townsend III 1991 Revocable Intervivos Separate Property Trust and may be deemed the beneficial owner of 8,000 shares held by the Barbara L. Townsend 1991 Revocable Intervivos Separate Property Trust. Mr. Townsend is not a trustee of the Barbara L. Townsend 1991 Revocable Intervivos Separate Property Trust, but is the president of the registered investment advisor that may have discretionary authority to dispose of or to vote the shares held by the Barbara L. Townsend 1991 Revocable Intervivos Separate Property Trust. Mr. Townsend has sole voting and investment power over the shares held by the T. Brook Townsend III 1991 Revocable Intervivos Separate Property Trust. Mr. Blalack is deemed to be the beneficial owner of 292,000 shares held by the Blalack Family Trust dated December 1, 1994. Ensign Group Investments, L.L.C. does not have an interest in the shares beneficially owned by Mr. Townsend and Mr. Blalack. The address for Ensign Group Investments, L.L.C. is 22601 Pacific Coast Highway, Suite 200, Malibu, CA 90265.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Term Loan with General Electric Capital Corporation

        On December 29, 2006, a number of our independent real estate holding subsidiaries jointly entered into the Term Loan, which consists of an approximately $64.7 million multiple-advance term loan, approximately $55.7 million of which had been drawn down at that time. This term loan expires on June 29, 2016, and is currently secured by the real and personal property comprising the ten facilities owned by these subsidiaries.

        The Term Loan has been funded in advances, with each advance bearing interest at a separate rate. The interest rates range from 7.50% per annum for the initial advance to 6.95% for the most recent advance. Subject to certain conditions, we may also receive additional advances that would bear interest at the rate of 2.25% plus the applicable U.S. Treasury rate at the time of advance.

        The proceeds of the advances made under the Term Loan have been used to refinance an existing loan from the Lender on four of the properties, and to acquire the fee interests in two other properties that we were previously leasing with options to purchase. We expect that the balance of the proceeds will be used to finance improvements to some of our existing properties and to acquire additional properties.

        In connection with the Term Loan, we have guaranteed the full and prompt payment and performance of all the obligations of our real estate holding subsidiaries under the loan documents for the Term Loan.

        In the event of our default under the Term Loan, all amounts owed by our subsidiaries, and guaranteed by us, under this loan agreement and any other loan with the Lender, including the Revolver discussed below, would become immediately due and payable. In addition, in the event of our default under the Term Loan, the Lender has the right to take control of our facilities encumbered by the loan to the extent necessary to make such payments and perform such acts required under the loan.

        As of March 31, 2007, our borrowing subsidiaries had $55.4 million outstanding on the Term Loan, with the right to draw an additional $9.0 million upon meeting certain covenants under the loan documents.

Revolving Credit Facility with General Electric Capital Corporation

        On March 25, 2004, we entered into the Revolver, as amended on December 3, 2004, with the Lender, which consisted of a $20.0 million revolving credit facility. The Revolver expired in March 2007 but was extended until August 1, 2007. We are in the process of negotiating with the Lender to replace the Revolver with a larger credit facility collateralized by a pledge of the outstanding equity of the participating operating subsidiaries of our portfolio company subsidiaries, as well as our service center.

        In connection with the Revolver, we and the majority of our subsidiaries granted a first priority security interest to the Lender in, among other things: (1) all accounts, accounts receivable and rights to payment of every kind, contract rights, chattel paper, documents and instruments with respect thereto, and all of our rights, remedies, securities and liens in, to, and in respect of our accounts, (2) all moneys, securities, and other property and the proceeds thereof under the control of the Lender and its affiliates, (3) all right, title and interest in, to and in respect of all goods relating to or resulting in accounts, (4) all deposit accounts into which our accounts are deposited, (5) general intangibles and other property of every kind relating to our accounts, (6) all other general intangibles, including, without limitation, proceeds from insurance policies, intellectual property rights, and goodwill, (7) inventory, machinery, equipment, tools, fixtures, goods, supplies, and all related attachments, accessions and replacements, and (8) proceeds, including insurance proceeds, of all of the foregoing. In the event of our default, the Lender has the right to take possession of the foregoing with or without judicial process.

        The Revolver bears interest at the prime rate of interest as designated as such by Citibank, N.A., or any successor thereto, as the same may fluctuate from time to time, plus a margin of 1%. In connection with the Revolver, we paid a commitment fee of $0.2 million, and, so long as the loan is available to us, we will pay a loan management fee to the Lender equal to 0.08% of the average amount of the outstanding principal balance of the Revolver during the preceding month.

        The proceeds of the loans under the Revolver have been and continue to be used for working capital and other expenses arising in our ordinary course of business.

        As of March 31, 2007, we had $11,000 outstanding under the Revolver and approximately $8.4 million was pledged to secure outstanding letters of credit.

Mortgage Loan with Wells Fargo Bank, N.A.

        Cherry Health Holdings, Inc., one of our real estate holding subsidiaries, is the borrower under a mortgage loan that it assumed in October 2006. The Loan Assumption Agreement was entered into with Wells Fargo Bank, N.A. as Trustee for GMAC Commercial Mortgage Securities, Inc., the original lender. At the time of the Loan Assumption Agreement, the principal balance outstanding under the corresponding promissory note was approximately $2.1 million. The unpaid balance of principal and accrued interest from the mortgage loan is due on September 1, 2008, and is not prepayable until March 2008. The mortgage loan bears interest at the rate of 7.49% per annum.

        The mortgage loan is secured by Cherry Health Holdings Inc.'s interest in the Pacific Care Center facility and the rents, issues and profits thereof, as well as all personal property used in the operation of the facility.

        In connection with the mortgage loan, we have guaranteed the full and prompt payment and performance of all the obligations of Cherry Health Holdings, Inc. under the loan and assumption documents.

Continental Wingate Associates, Inc. Mortgage Loan

        Ensign Southland LLC, a subsidiary of The Ensign Group, Inc., entered into a mortgage loan on January 30, 2001 with Continental Wingate Associates, Inc. The mortgage loan is insured with the U.S. Department of Housing and Development, or HUD, which subjects our Southland facility to HUD oversight and periodic inspections. As of March 31, 2007, the balance outstanding on this mortgage loan was approximately $6.7 million. The unpaid balance of principal and accrued interest from this mortgage loan is due on February 1, 2027. The mortgage loan bears interest at the rate of 7.5% per annum.

        This mortgage loan is secured by the real property comprising the Southland Care Center facility and the rents, issues and profits thereof, as well as all personal property used in the operation of the facility.

DESCRIPTION OF CAPITAL STOCK

        The following description of our securities and provisions of our amended and restated certificate of incorporation and amended and restated bylaws is only a summary. For a more complete understanding of these documents, you should refer to the copies of our amended and restated certificate and amended and restated bylaws which have been filed with the Securities and Exchange Commission as exhibits to our registration statement, of which this prospectus forms a part. The description of common stock and preferred stock reflect changes to our capital structure that will occur upon the closing of this offering in accordance with the terms of the amended and restated certificate of incorporation that will be adopted by us immediately prior to the closing of this offering.

        Upon the closing of this offering, our authorized capital stock will consist of                                shares of common stock, par value $0.001 per share, and                                shares of preferred stock, par value $0.001 per share.

Common Stock

        At March 31, 2007, 13,705,200 shares of common stock were outstanding and held of record by 182 holders. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose. The shares of common stock offered by this prospectus, when issued, will be fully paid and non-assessable and will not be subject to any redemption or sinking fund provisions. The holders of our common stock do not have any preemptive, subscription or conversion rights.

        The holders of our common stock are entitled to receive dividends declared by the board of directors out of legally available funds, subject to the rights of preferred stockholders, if any, and the terms of any existing or future agreements between us and our lenders. In the event of our liquidation, dissolution or winding up, common stockholders are entitled to share ratably in all assets legally available for distribution after payment of all debts and other liabilities, and subject to the prior rights of any holders of outstanding shares of preferred stock, if any.

Preferred Stock

        As of March 31, 2007, there were 685,295 shares of Series A preferred stock held by one stockholder of record. Upon consummation of this offering, each share of Series A preferred stock will convert into four shares of our common stock such that all of the outstanding preferred stock will convert into an aggregate of 2,741,180 shares of our common stock.

        Upon the closing of this offering, the board of directors will be authorized to issue from time to time up to an aggregate of                    shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each of these series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of a series without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the stockholders, could decrease the amount of earnings and assets available for distribution to the holders of our common stock, and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control. We currently have no plans to issue any shares of preferred stock.

        We believe that the ability to issue preferred stock without the expense and delay of a special stockholders' meeting will provide us with increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. This also permits the board of directors to issue preferred stock containing terms which could impede the completion of a takeover attempt, subject to limitations imposed by the securities laws. The board of directors will make any determination to issue these shares based on its judgment as to the best interests of us and our stockholders at the time of issuance. This could discourage an acquisition attempt or other transaction which stockholders might believe to be in their best interests or in which they might receive a premium for their stock over the then market price of the stock.

Anti-Takeover Provisions

        We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years from the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained this status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's outstanding voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us. In addition, provisions of the certificate of incorporation and bylaws that will become effective on or before the closing of this offering may make it more difficult to acquire control of us. These provisions could deprive stockholders of the opportunity to realize a premium on the shares of common stock owned by them and may adversely affect the prevailing market price of our common stock. These provisions are intended to:

  •
  enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board;

  •
  discourage transactions that may involve an actual or threatened change in control of us;

  •
  discourage tactics that may be used in proxy fights;

  •
  encourage persons seeking to acquire control of us to consult first with our board of directors to negotiate the terms of any proposed business combination or offer; and

  •
  reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or that is otherwise unfair to our stockholders.

        Classified Board of Directors; Removal and Filling Vacancies.    Upon the closing of this offering, our certificate of incorporation and bylaws will provide for our board of directors to be divided into three classes of directors serving staggered, three-year terms. The classification of our board of directors has the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of members of the board. Subject to the rights of the holders of any outstanding series of preferred stock, the certificate of incorporation will authorize only the board of directors to fill vacancies, including newly created directorships. Accordingly, this provision could prevent a stockholder from obtaining majority representation on our board of directors by enlarging the board of directors and filling the new directorships with its own nominees. The certificate of incorporation will also provide that directors may be removed by stockholders only for cause and only by the affirmative vote of holders of a majority of the outstanding shares of voting stock.

        Special Stockholder Meetings.    The certificate of incorporation that will become effective on or before the closing of this offering will provide that special meetings of the stockholders for any purpose or purposes, unless required by law, shall be called by the chairman of the board of directors, the chief executive officer or a majority of the board of directors. This limitation on the right of stockholders to call a special meeting could make it more difficult for stockholders to initiate actions that are opposed by the board of directors. These actions could include the removal of an incumbent director or the election of a stockholder nominee as a director. They could also include the implementation of a rule requiring stockholder ratification of specific defensive strategies that have been adopted by the board of directors with respect to unsolicited takeover bids. In addition, the limited ability of the stockholders to call a special meeting of stockholders may make it more difficult to change the existing board and management.

        Amendment of Provisions in the Certificate of Incorporation.    The certificate of incorporation that will become effective on or before the closing of this offering will generally require the affirmative vote of the holders of at least two-thirds of the outstanding voting stock in order to amend any provisions of the certificate of incorporation concerning:

  •
  the removal or appointment of directors;

  •
  the authority of stockholders to act by written consent;

  •
  the required vote to amend the certificate of incorporation;

  •
  calling a special meeting of stockholders;

  •
  procedure and content of stockholder proposals concerning business to be conducted at a meeting of stockholders;

  •
  director nominations by stockholders; and

  •
  the issuance of preferred stock without shareholder approval.

        These voting requirements will make it more difficult for minority stockholders to make changes in the certificate of incorporation that could be designed to facilitate the exercise of control over us.

Options

        As of March 31, 2007, options to purchase a total of 1,164,400 shares of common stock were outstanding, and there were up to 250,400 unissued shares of common stock under our 2001 Stock Option, Deferred Stock and Restricted Stock Plan and our 2005 Stock Incentive Plan that were authorized for issuance. For a more complete discussion of our stock option plans, please see "Compensation Discussion and Analysis—Executive Compensation" and "—Employee Benefit Plans."

Registration Rights

        Upon consummation of this offering, the holders of 2,741,180 shares of our common stock, or their transferees, will be entitled to certain rights with respect to the registration of such shares, or registrable securities, under the Securities Act, as follows:

        Demand Registration Rights.    Commencing after six months after the closing of this offering, the holders of shares representing at least a majority of the registrable securities may request that we register all or at least 30% of their shares of registrable securities, or a lesser percentage with an aggregate offering price greater than $5.0 million, net of underwriter discounts and sales commissions. Upon their request, we must, subject to some restrictions and limitations, use commercially reasonable efforts to cause a registration statement covering the number of shares of registrable securities that are subject to the request to become effective. The holders of registrable securities may only require us to file a maximum of one registration statement in response to their demand registration rights, and we may delay such registration under certain circumstances for up to 120 days no more than once in any 12-month period.

        Piggyback Registration Rights.    Except with respect to this offering, in the event that we propose to register any of our securities under the Securities Act, the holders of registrable securities are entitled to notice of such registration and are entitled to include their registrable securities in such registration, subject to certain marketing and other limitations and exceptions. These registration opportunities are unlimited, but the number of shares that may be registered may be cut back in limited situations by the underwriters.

        Form S-3 Registration Rights.    The holders of shares representing at least 30% of the registrable securities may request that we register their shares if we are eligible to file a registration statement on Form S-3 and if the aggregate price of the shares sought to be offered to the public by the holders of registrable securities is at least $1.0 million, net of any underwriter discounts and sales commissions. The holders of registrable securities may only require us to file three registration statements on Form S-3, and we may delay such registration under certain circumstances for up to 120 days no more than once in any 12-month period.

        We are generally obligated to bear the expenses, other than underwriting discounts and sales commissions, of these registrations. These registration rights terminate upon the earlier of three years after this offering or such time as all of the shares of registrable securities may be sold under Rule 144 under the Securities Act, during any three-month period.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is                                .

NASDAQ Global Market Listing

        We have applied to list our common stock on the NASDAQ Global Market under the symbol "ENSG."

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no public market for our common stock. Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of shares of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

        Upon completion of this offering, we will have                                shares of common stock outstanding, assuming no exercise of any options after March 31, 2007. Of this amount, the                                 shares offered by this prospectus will be available for immediate sale in the public market as of the date of this prospectus. Following the expiration of lock-up agreements with the representatives of the underwriters, which extend for a period of not less than 180 days from the date of execution of the underwriting agreement,                                 additional shares will be available for sale in the public market, subject in some cases to compliance with the volume and other limitations of Rule 144 and Rule 701 of the Securities Act.

Days after the Date of this Prospectus	Approximate Number of Shares Eligible for Future Sale	Comment
Upon effectiveness		Freely tradable shares sold in this offering
90 days		Shares eligible for sale under Rule 144, 144(k) or 701
180 days		Lock-up released; shares eligible for sale under Rules 144, 144(k) or 701
Over 180 days		Restricted securities held for less than one year

        In general, under Rule 144 as currently in effect, a person who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

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  1% of the then outstanding shares of common stock, which will equal approximately                     shares immediately after this offering; or

  •
  the average weekly trading volume during the four calendar weeks preceding the sale, subject to the filing of a Form 144 with respect to the sale.

        A person who is not deemed to have been an affiliate of ours at any time during the 90 days immediately preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years is entitled to sell such shares under Rule 144(k) without regard to the manner of sale, public information, volume limitation or notice provisions of Rule 144. Persons deemed to be affiliates of ours must always sell under the limitations imposed by Rule 144, even after the applicable holding periods have been satisfied.

        Unless they rely upon a different exemption, any employee, director, officer, consultant or advisor who purchased shares of our common stock under a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701 of the Securities Act, which permits nonaffiliates to sell these shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell these shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this prospectus, subject to the 180-day restrictive period under the lock-up agreements.

        As a result of the lock-up agreements described below and the provisions of Rule 144, 144(k) and 701, assuming such shares have been released from any repurchase right we may hold, these shares of restricted securities will be available for sale in the public market as follows:

  •
  beginning 181 days after the date of this prospectus                    shares held by persons who are not our affiliates will have been held long enough to be sold under Rule 701, Rule 144(k) or Rule 144, subject to the limitations described above;

  •
  beginning 181 days after the date of this prospectus                    shares held by our affiliates will have been held long enough to be sold under Rule 701 or Rule 144, subject to volume and other limitations described above; and

  •
  the remaining shares may be sold under Rule 144 or 144(k) once they have been held for the required statutory period.

        We are unable to estimate the number of shares that will be sold under Rules 144, 144(k) and 701, since this will depend on the market price for our common stock, the personal circumstances of the sellers and other factors.

        We, our directors and executive officers, the holders of a majority of our outstanding stock and a majority of our option holders have agreed that, subject to certain exceptions, including those described in "Underwriting", we and they will not sell any common stock without the prior written consent of D.A. Davidson & Co. for a period of 180 days from the date of the execution of the underwriting agreement.

        The 180-day restricted period described in the preceding paragraph will be extended, as described in "Underwriting", if:

  •
  during the last 17 days of the 180-day restricted period we issue an earnings release or we disclose material news or a material event relating to us occurs; or

  •
  prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day restricted period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

        We intend to file a registration statement on Form S-8 under the Securities Act as soon as practicable after the completion of the offering to register shares of common stock subject to outstanding stock options or reserved for issuance under our stock plans. This registration will permit the resale of these shares by nonaffiliates in the public market without restriction under the Securities Act, upon completion of the lock-up period described above. Shares registered under the Form S-8 registration statement held by affiliates of ours will be subject to Rule 144 volume limitations. As of March 31, 2007, there were outstanding options under our stock option plans to purchase 1,164,400 shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $6.20 per share. See "Compensation Discussion and Analysis—Executive Compensation" and "Compensation Discussion and Analysis—Employee Benefit Plans."

        Holders of 2,741,180 shares of common stock have registration rights with respect to their shares. Registration of these securities would enable these shares to be freely tradable without restriction under the Securities Act.

        See also "Risk Factors—The number of shares eligible for sale following this offering may depress the market price of our common stock."

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX
CONSIDERATIONS FOR NON-U.S. HOLDERS

        The following discussion is a summary of the material U.S. federal income tax considerations generally applicable to the purchase, ownership and disposition of our common stock by Non-U.S. Holders. For purposes of this summary, a "non-U.S. holder" is any holder other than a citizen or resident of the United States; a corporation (or other entity treated as a corporation for United States income tax purposes) organized under the laws of the United States, any state or the District of Columbia; an estate, the income of which is subject to U.S. federal income taxation regardless of its source; a trust if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        This summary deals only with our common stock held as capital assets by holders who purchase common stock in this offering. This discussion does not cover all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership or disposition of our common stock by prospective investors in light of their particular circumstances. In particular, this discussion does not address all of the tax considerations that may be relevant to certain types of investors subject to special treatment under U.S. federal income tax laws, such as:

  •
  dealers in securities or currencies;

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  financial institutions;

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  regulated investment companies;

  •
  real estate investment trusts;

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  tax-exempt entities;

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  insurance companies;

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  persons holding common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

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  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

  •
  persons liable for alternative minimum tax;

  •
  U.S. expatriates or former long-term residents of the U.S.;

  •
  entities treated as partnerships for U.S. federal income tax purposes and the beneficial owners of any entity treated as a partnership for U.S. federal income tax purposes; or

  •
  persons that own, or are deemed to own, more than five percent of our company.

        If a partnership or other flow-through entity is a beneficial owner of common stock, the tax treatment of a partner in the partnership or an owner of the entity will depend upon the status of the partner or other owner and the activities of the partnership or other entity. Accordingly, partnerships and flow-through entities that hold our common stock and partners or owners of such partnerships or entities, as applicable, should consult their own tax advisors. Special rules may also apply to you if you are a "controlled foreign corporation" or a "passive foreign investment company," or are otherwise subject to special treatment under the Code. Any such holders should consult their own tax advisors to determine the U.S. federal, state, local and non-U.S. income and other tax consequences that may be relevant to them.

        Furthermore, this summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences materially different from those discussed below. We have not received a ruling from the Internal Revenue Service, or the IRS, with respect to any of the matters discussed herein, and therefore there can be no assurance that the IRS would agree with the conclusions stated herein. This discussion does not address any state, local or non-U.S. tax considerations.

        If you are considering the purchase of our common stock, we urge you to consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of our common stock, as well as any consequences to you arising under state, local and non-U.S. tax laws.

Dividends

        Dividends paid to you (to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes) generally will be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable tax treaty. However, dividends that are effectively connected with a trade or business you conduct within the United States, or, if certain tax treaties apply to you, are attributable to a permanent establishment you maintain in the United States, are not subject to the U.S. federal withholding tax, but instead are subject to U.S. federal income tax on a net income basis at the applicable graduated individual or corporate rates. Special certification and disclosure requirements must be satisfied for effectively connected income to be exempt from withholding. If you are a corporation, any such effectively connected dividends that you receive may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        If you wish to claim the benefit of an applicable treaty rate for dividends paid on our common stock, you must provide the withholding agent with a properly executed IRS Form W-8BEN, claiming an exemption from or reduction in withholding under the applicable income tax treaty. In the case of common stock held by a foreign intermediary (other than a "qualified intermediary"), the intermediary generally must provide an IRS Form W-8IMY and attach thereto an appropriate certification by each beneficial owner for which it is receiving the dividends.

        If you are eligible for a reduced rate of U.S. federal withholding tax pursuant to an applicable income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale, Exchange or Other Taxable Disposition of Common Stock

        You generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale, exchange or other taxable disposition of shares of our common stock except in the following situations:

  •
  If the gain is effectively connected with your conduct of a trade or business in the United States, or, if certain tax treaties apply, is attributable to a permanent establishment you maintain in the United States you will be subject to tax on any gain derived from the sale, exchange or other taxable disposition at applicable graduated U.S. federal income tax rates. In addition, if you are a corporation, you may be subject to the branch profits tax on your effectively connected earnings and profits for the taxable year, which would include such gain, at a rate of 30% or at such lower rate as may be specified by an applicable income tax treaty, subject to adjustments.

  •
  If you are an individual and hold shares of our common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale, exchange or other taxable disposition and certain other conditions are met, you will generally be subject to a flat 30% withholding tax on any gain derived from the sale, exchange or other taxable disposition that may be offset by U.S. source capital losses (even though you are not considered a resident of the United States); or

  •
  If the rules of the Foreign Investment in Real Property Tax Act, or FIRPTA (described below) treat the gain as effectively connected with a U.S. trade or business.

        The FIRPTA rules may apply to a sale, exchange or other disposition of common stock if we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding such disposition and your holding period in the common stock, and (i) you beneficially own, or have owned, more than 5% of the total fair market value of our common stock at any time during the five-year period preceding such disposition, or (ii) our common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

U.S. Federal Estate Tax

        Shares of our common stock held by an individual Non-U.S. Holder at the time of his or her death will be included in such Non-U.S. Holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

        You may be subject to information reporting and backup withholding with respect to any dividends on, and the proceeds from dispositions of, our common stock paid to you, unless you comply with certain reporting procedures (usually satisfied by providing an IRS Form W-8BEN) or otherwise establish an exemption. Additional rules relating to information reporting requirements and backup withholding with respect to the payment of proceeds from the disposition of shares of our common stock will apply as follows:

  •
  If the proceeds are paid to or through the U.S. office of a broker (U.S. or foreign), they generally will be subject to backup withholding and information reporting, unless you certify that you are not a U.S. person under penalties of perjury (usually on an IRS Form W-8BEN) or otherwise establish an exemption;

  •
  If the proceeds are paid to or through a non-U.S. office of a broker that is not a U.S. person and is not a foreign person with certain specified U.S. connections, or a U.S. Related Person, they will not be subject to backup withholding or information reporting; and

  •
  If the proceeds are paid to or through a non-U.S. office of a broker that is a U.S. person or a U.S. Related Person, they generally will be subject to information reporting (but not backup withholding), unless you certify that you are not a U.S. person under penalties of perjury (usually on an IRS Form W-8BEN) or otherwise establish an exemption.

        In addition, the amount of any dividends paid to you and the amount of tax, if any, withheld from such payment generally must be reported annually to you and the IRS. The IRS may make such information available under the provisions of an applicable income tax treaty to the tax authorities in the country in which you reside.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished by you to the IRS. Non-U.S. Holders should consult their own tax advisors regarding the filing of a U.S. tax return for claiming a refund of such backup withholding.

UNDERWRITING

        Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, the underwriters named below, for whom D.A. Davidson & Co. and Stifel, Nicolaus & Company, Incorporated are acting as representatives, have severally agreed to purchase from us the respective number of shares of common stock appearing opposite their names below:

Underwriters	Number of Shares
D.A. Davidson & Co.
Stifel, Nicolaus & Company, Incorporated

Total

        The underwriters have agreed, severally and not jointly, to purchase all of the shares shown in the above table if any of those shares are sold in this offering. If an underwriter defaults in an amount in excess of that described in the underwriting agreement, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated under certain circumstances.

        The shares of common stock are offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by counsel for the underwriters, including confirming the validity of the shares of common stock being offered, and other conditions contained in the underwriting agreement including, among other items, the receipt of legal opinions, officers' certificates and other customary closing documents, the absence of any material adverse changes affecting us or our business and the absence of any objections from the National Association of Securities Dealers, Inc. with respect to the fairness and reasonableness of the underwriting terms.

        The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority in excess of 5% of the total number of shares offered by them.

Commissions and Discounts

        The underwriters have advised us that they propose to offer the shares of our common stock to the public at the public offering price appearing on the cover page of this prospectus and to certain dealers at that price less a concession of not more than $          per share, of which up to $          may be reallowed to other dealers. After the initial offering, the public offering price, concession and reallowance to dealers may be changed.

        The following table shows the public offering price, underwriting discount and commissions, and proceeds, before expenses, to us and to the selling stockholders, both on a per share basis and in total, assuming either no exercise or full exercise by the underwriters of their over-allotment option and assuming, upon exercise in full of the over-allotment option, that the selling stockholders deliver all of the shares needed to satisfy the over-allotment option.

	Per Share		Total
	Without Option	With Option	Without Option	With Option
Public offering price
Underwriting discount and commissions payable by us
Proceeds, before expenses, to us
Underwriting discount and commissions payable by the selling stockholders	—		—
Proceeds, before expenses, to selling stockholders	—		—

        We estimate that the expenses of this offering payable by us, not including underwriting discounts and commissions, will be approximately $                        , which includes legal, accounting and printing costs and various other fees associated with registering and listing our common stock. We have agreed to pay the expenses of the selling stockholders incurred in connection with this offering, other than underwriting discounts and commissions payable in respect of the shares sold by the selling stockholders.

Over-Allotment Option

        The selling stockholders have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to a total of                        additional shares of our common stock at the public offering price per share less the underwriting discounts and commissions per share shown on the cover page of this prospectus. To the extent that the underwriters exercise this option, each underwriter will have a firm commitment, subject to conditions, to purchase approximately the same percentage of the additional shares that the number of shares of common stock to be purchased by that underwriter as shown in the above table represents as a percentage of the total number of shares shown in that table.

Indemnification

        We and the selling stockholders have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of those liabilities.

Lock-Up Agreements

        We, all of our directors and officers, certain of our employees, all of the selling stockholders and certain of our other stockholders, all of whom collectively hold approximately      .      % of the shares of our common stock outstanding as of                        , 2007 have agreed that, without the prior written consent of D.A. Davidson & Co., we and they will not, during the period beginning on and including the date of the execution of the underwriting agreement through and including the date which is 180 days after the date of the execution of the underwriting agreement, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise by us or our affiliates or any person in privity with us or our affiliates), or file (or participate in filing) any registration statement with the Securities and Exchange Commission (other than registration statements or Form S-8) in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position with respect to, any shares of our common stock, or any securities convertible into, or exercisable or exchangeable for, shares of our common stock.

        The lock-up provisions are subject to certain exceptions, including transfers of the stockholder's securities as bona fide gifts, by will or applicable laws of descent or to a trust for the benefit of the stockholder or the stockholder's immediate family or by a trust to its beneficiaries, to the stockholder's affiliates or to any investment fund or other entity controlled or managed by the stockholder, as a distribution to members, partners or stockholders of the stockholder, or to any corporation, partnership, limited liability company or other entity all of the beneficial ownership interests of which are held by the stockholder or the stockholder's immediate family, provided, among other requirements, that the transferee of such securities agrees to be locked-up to the same extent as the stockholder from whom the transferee received the securities. In addition, the lock-up provisions do not apply to shares of common stock proposed to be sold pursuant to the underwriting agreement; transactions relating to shares of common stock acquired in open market transactions after the completion of the offering so long as such transactions that are dispositions for value are not required to be reported or are voluntarily reported under Section 16(a) of the Securities Exchange Act of 1934 during the lock-up period; the establishment of a securities trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934 provided that no transfers occur under such plan during the lock-up period; the issuance by us of common stock, options or other awards under our equity incentive plans (provided the recipient agrees to the lock-up); and the issuance by us of common stock upon the exercise of options or other awards under our equity incentive plans or the conversion of securities outstanding as of the date of this prospectus.

        Moreover, if:

  •
  during the last 17 days of the 180-day restricted period, we issue an earnings release or disclose material news or a material event relating to us occurs; or

  •
  prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day restricted period,

then the restrictions imposed by the preceding paragraph shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release, the disclosure of material news or the occurrence of the material event, as applicable.

        D.A. Davidson & Co., may, in its sole discretion and at any time or from time to time, without notice, release all or any portion of the shares or other securities subject to the lock-up agreements described above. Any determination to release any shares or other securities subject to the lock-up agreements would be based on a number of factors at the time of determination, which may include the market price of the common stock, the liquidity of the trading market for the common stock, general market conditions, the number of shares or other securities proposed to be sold or otherwise transferred and the timing, purpose and terms of the proposed sale or other transfer.

Stabilization

        In order to facilitate this offering of our common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of our common stock. Specifically, the underwriters may sell more shares of common stock than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares of common stock available for purchase by the underwriters under the over-allotment option. The underwriters may close out a covered short sale by exercising the over-allotment option or purchasing common stock in the open market. In determining the source of common stock to close out a covered short sale, the underwriters may consider, among other things, the market price of common stock compared to the price payable under the over-allotment option. The underwriters may also sell shares of common stock in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after the date of pricing of this offering that could adversely affect investors who purchase in this offering.

        As an additional means of facilitating this offering, the underwriters may bid for, and purchase, common stock in the open market to stabilize the price of our common stock. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing common stock in this offering if the syndicate repurchases previously distributed common stock to cover syndicate short positions or to stabilize the price of the common stock.

        The foregoing transactions, if commenced, may raise or maintain the market price of our common stock above independent market levels or prevent or slow down a decline in the market price of our common stock.

        The underwriters have advised us that these transactions, if commenced, may be effected on the NASDAQ Global Market or otherwise. Neither we nor any of the underwriters make any representation that the underwriters will engage in any of the transactions described above and these transactions, if commenced, may be discontinued without notice. Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of the effect that the transactions described above, if commenced, may have on the market price of our common stock.

Offering Price Determination

        Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the shares of our common stock will be determined by negotiations among us and the underwriters. The factors to be considered in determining the initial public offering price include:

  •
  prevailing market conditions;

  •
  our historical performance and capital structure;

  •
  financial and operating information and market valuations with respect to other companies that we and the representatives of the underwriters believe to be comparable to us;

  •
  an overall assessment of our management;

  •
  the present state of our business; and

  •
  our future prospects.

        An active trading market for our common stock may not develop. It is possible that the market price of our common stock after this offering may be less than the initial public offering price. In addition, the estimated initial public offering price range appearing on the cover of this prospectus is subject to change as a result of market conditions or other factors.

Electronic Offer, Sale and Distribution of Shares

        This prospectus in electronic format may be made available online through online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. Other than the electronic prospectus, the information on the websites of the underwriters, other selling group members and their affiliates is not part of this prospectus. The underwriters may agree to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

NASDAQ Global Market Listing

        We have applied to list our common stock on the NASDAQ Global Market under the symbol "ENSG."

LEGAL MATTERS

        The validity of the issuance of the shares of common stock offered by this prospectus will be passed upon for us by Dorsey & Whitney LLP, Irvine, California. Certain legal matters relating to the sale of common stock in this offering will be passed upon for the underwriters by Heller Ehrman LLP, San Diego, California.

EXPERTS

        The consolidated financial statements as of December 31, 2005 and 2006, and for each of the three years in the period ended December 31, 2006, included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion on the consolidated financial statements and financial statement schedule and includes explanatory paragraphs (i) referring to adoption of the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment effective January 1, 2006 and (ii) referring to the restatement of the consolidated balance sheet as of December 31, 2005 and the related consolidated statement of cash flows for the two years then ended as discussed in Note 17), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and our common stock, please see the registration statement and the exhibits and schedules filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The registration statement, including its exhibits and schedules, may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission, located at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference room. The Securities and Exchange Commission also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the website is www.sec.gov.

        Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, will file periodic and current reports, proxy statements and other information with the Securities and Exchange Commission. Such periodic and current reports, proxy statements and other information will be available for inspection and copying at the public reference room and on the Securities and Exchange Commission website referred to above, as well as free of charge on our web site at http://www.ensigngroup.net under the Investor Relations section. The inclusion of our web site address in this prospectus does not include or incorporate by reference any information on our web site into this prospectus.

THE ENSIGN GROUP, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2005 (Restated) and 2006 and March 31, 2007 (Unaudited)	F-3
Consolidated Statements of Income for the Years Ended December 31, 2004, 2005 and 2006 and the Three Months Ended March 31, 2006 and 2007 (Unaudited)	F-4
Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 2004, 2005 and 2006 and for the Three Months Ended March 31, 2007 (Unaudited)	F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 2004 (Restated), 2005 (Restated) and 2006 and the Three Months Ended March 31, 2006 and 2007 (Unaudited)	F-6
Notes to Consolidated Financial Statements	F-8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
The Ensign Group, Inc.
Mission Viejo, California

        We have audited the accompanying consolidated balance sheets of The Ensign Group, Inc. and subsidiaries (the "Company") as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2006. Our audits also included the financial statement schedule listed in the Index at Item 16. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Ensign Group, Inc. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

        As discussed in Note 2 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment in 2006.

        As discussed in Note 17, the accompanying consolidated balance sheet as of December 31, 2005 and the related consolidated statements of cash flows for the two years then ended have been restated.

                      /s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
April 26, 2007

THE ENSIGN GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

			March 31,
	December 31, 2005	December 31, 2006	2007	2007 Pro Forma Stockholders' Equity
	(As Restated— See Note 17)		(unaudited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$11,635	$25,491	$16,409	$16,409
Accounts receivable—less allowance for doubtful accounts of $4,959, $7,543 and $8,126 at December 31, 2005 and 2006 and March 31, 2007, respectively	43,363	45,285	44,447	44,447
Prepaid expenses and other current assets	4,274	4,185	4,938	4,938
Deferred tax asset—current	4,459	8,844	8,174	8,174

Total current assets	63,731	83,805	73,968	73,968
Property and equipment, net	43,644	87,133	97,169	97,169
Insurance subsidiary deposits	4,547	8,530	9,770	9,770
Deferred tax asset	3,673	3,714	5,125	5,125
Restricted and other assets	2,004	2,618	2,780	2,780
Intangible assets, net	1,791	2,659	2,624	2,624
Goodwill	—	2,072	2,883	2,883

Total assets	$119,390	$190,531	$194,319	$194,319

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$11,029	$12,329	$13,105	$13,105
Accrued wages and related liabilities	18,238	24,026	20,952	20,952
Accrued self-insurance liabilities—current	3,729	6,122	6,567	6,567
Other accrued liabilities	11,114	12,106	12,328	12,328
Current maturities of long-term debt	534	941	1,080	1,080

Total current liabilities	44,644	55,524	54,032	54,032
Long-term debt—less current maturities	25,520	63,587	63,190	63,190
Accrued self-insurance liability	11,542	15,384	17,079	17,079
Deferred rent and other long-term liabilities	2,325	2,164	2,670	2,670
Commitments and contingencies (Note 13)
Series A redeemable convertible preferred stock; $0.001 par value; 1,000,000 shares authorized; 685,295 shares issued and outstanding at December 31, 2005 and 2006 and March 31, 2007 respectively; liquidation preference of $2,618, $2,401 and $2,330 at December 31, 2005 and 2006 and March 31, 2007, respectively	2,725	2,725	2,725	—
Stockholders' equity:
Common stock; $0.001 par value; 20,000,000 shares authorized; 13,914,400, 13,693,600 and 13,705,200 shares issued and outstanding at December 31, 2005 and 2006 and March 31, 2007, respectively; 16,434,780 and 16,446,380 pro forma shares issued and outstanding at December 31, 2006 and March 31, 2007 (unaudited)	14	14	14	17
Additional paid-in capital	613	1,250	1,530	4,252
Retained earnings	34,307	54,724	57,863	57,863
Common stock in treasury, at cost, 400,000, 755,000 and 745,000 shares at December 31, 2005 and 2006 and March 31, 2007, respectively	(2,300)	(4,841)	(4,784)	(4,784)

Total stockholders' equity	32,634	51,147	54,623	57,348

Total liabilities and stockholders' equity	$119,390	$190,531	$194,319	$194,319

See notes to consolidated financial statements.

THE ENSIGN GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Year Ended December 31,			Three Months Ended March 31,
	2004	2005	2006	2006	2007
				(unaudited)
Revenue	$244,536	$300,850	$358,574	$83,352	$97,978
Expense:
Cost of services (exclusive of facility rent and depreciation and amortization shown separately below)	199,986	239,379	284,847	65,601	80,847
Facility rent—cost of services	14,773	16,118	16,404	4,055	4,155
General and administrative expense	8,537	10,909	14,210	3,260	3,746
Depreciation and amortization	1,934	2,458	4,221	752	1,532

Total expenses	225,230	268,864	319,682	73,668	90,280
Income from operations	19,306	31,986	38,892	9,684	7,698
Other income (expense):
Interest expense	(1,565)	(2,035)	(2,990)	(578)	(1,169)
Interest income	85	491	772	162	392

Other expense, net	(1,480)	(1,544)	(2,218)	(416)	(777)
Income before provision for income taxes	17,826	30,442	36,674	9,268	6,921
Provision for income taxes	6,723	12,054	14,125	3,661	2,784

Net income	$11,103	$18,388	$22,549	$5,607	$4,137

Net income per share:
Basic	$0.83	$1.35	$1.66	$0.41	$0.30

Diluted	$0.63	$1.05	$1.34	$0.33	$0.24

Weighted average common shares outstanding:
Basic	13,284,902	13,468,060	13,365,682	13,529,822	13,419,764

Diluted	17,519,032	17,505,040	16,823,242	16,929,017	16,904,196

See notes to consolidated financial statements.

THE ENSIGN GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(IN THOUSANDS EXCEPT SHARE DATA)

	Common Stock				Treasury Stock
			Additional Paid-In Capital	Retained Earnings
	Shares	Amount			Shares	Amount	Total
Balance—December 31, 2003	13,594,000	$14	$173	$7,156		$—	$7,343
Issuance of common stock to employees and directors resulting from the exercise of stock options	470,000		220				220
Dividends declared and paid				(835)			(835)
Accretion on Series A preferred stock				(3)			(3)
Net income				11,103			11,103

Balance—December 31, 2004	14,064,000	14	393	17,421		—	17,828
Issuance of common stock to employees and directors resulting from the exercise of stock options	253,400		221				221
Repurchase of common stock	(3,000)		(1)				(1)
Dividends declared and paid				(1,502)			(1,502)
Purchase of treasury stock	(400,000)				400,000	(2,300)	(2,300)
Net income				18,388			18,388

Balance—December 31, 2005	13,914,400	14	613	34,307	400,000	(2,300)	32,634
Issuance of common stock to employees and directors resulting from the exercise of stock options	183,400		195		(45,000)	259	454
Repurchase of common stock	(4,200)		(1)				(1)
Dividends declared				(2,132)			(2,132)
Employee stock award compensation			443				443
Purchase of treasury stock	(400,000)				400,000	(2,800)	(2,800)
Net income				22,549			22,549

Balance—December 31, 2006	13,693,600	14	1,250	54,724	755,000	(4,841)	51,147
Issuance of common stock to employees and directors resulting from the exercise of stock options (unaudited)	14,800		32		(10,000)	57	89
Repurchase of common stock (unaudited)	(3,200)		(1)				(1)
Dividends declared (unaudited)				(658)			(658)
Employee stock award compensation (unaudited)			249				249
Net income (unaudited)				4,137			4,137
FIN 48 transition amount (unaudited)				(340)			(340)

Balance—March 31, 2007 (unaudited)	13,705,200	$14	$1,530	$57,863	745,000	$(4,784)	$54,623

See notes to consolidated financial statements

THE ENSIGN GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

	Year Ended December 31,			Three Months Ended March 31,
	2004	2005	2006	2006	2007
	(As Restated— See Note 17)	(As Restated— See Note 17)		(unaudited)
Cash flows from operating activities:
Net income	$11,103	$18,388	$22,549	$5,607	$4,137
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,934	2,458	4,221	752	1,532
Deferred income taxes	(4,259)	(3,913)	(4,426)	625	(760)
Provision for doubtful accounts	3,415	3,092	4,191	1,267	1,127
Stock compensation	—	—	443	2	249
Loss on disposition of property and equipment	10	6	30	—	14
Change in operating assets and liabilities
Accounts receivable	391	(19,189)	(6,113)	(4,216)	(289)
Prepaid expenses and other current assets	6,047	(970)	89	(768)	(753)
Insurance subsidiary deposits	(354)	(2,865)	(3,983)	(996)	(1,240)
Accounts payable	(8,510)	5,718	1,300	576	776
Accrued wages and related liabilities	3,917	4,402	5,788	(2,389)	(3,074)
Other accrued liabilities	949	6,314	782	3,594	250
Accrued self-insurance	1,751	6,820	6,235	277	2,140
Deferred rent liability	1,408	185	(161)	31	111

Net cash provided by operating activities	17,802	20,446	30,945	4,362	4,220

Cash flows from investing activities
Purchase of property and equipment	(5,085)	(5,685)	(14,086)	(969)	(2,796)
Restricted and other assets	(134)	(303)	(656)	(187)	(242)
Cash payment for acquisitions	(6,014)	(14,884)	(28,967)	(6,547)	(9,436)

Net cash used in investing activities	(11,233)	(20,872)	(43,709)	(7,703)	(12,474)

Cash flows from financing activities
Net payments on revolver loan	(2,250)	—	—	—	—
Proceeds from long-term debt	15,896	1,500	34,782	—	11
Payments on long term debt	(4,906)	(859)	(2,689)	(142)	(270)
Issuance of treasury stock upon exercise of options	—	—	259	—	—
Issuance of common stock upon exercise of options	220	221	195	25	89
Repurchase of common stock	—	(1)	(1)	(2,800)	(1)
Dividends paid	(983)	(1,254)	(1,975)	(500)	(657)
Payments of deferred financing costs	(536)	(1)	(1,151)	—	—
Purchase of treasury stock	—	(2,300)	(2,800)	—	—

Net cash provided by (used in) financing activities	7,441	(2,694)	26,620	(3,417)	(828)

Net increase (decrease) in cash and cash equivalents	14,010	(3,120)	13,856	(6,758)	(9,082)
Cash and cash equivalents beginning of year	745	14,755	11,635	11,635	25,491

Cash and cash equivalents end of year	$14,755	$11,635	$25,491	$4,877	$16,409

	Year Ended December 31,			Three Months Ended March 31,
	2004	2005	2006	2006	2007
				(unaudited)
Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$1,654	$2,037	$2,978	$621	$1,169

Income taxes	$10,395	$14,000	$18,105	$1,650	$2,500

Non-cash investing and financing activities:
Accretion on Series A preferred stock	$3	$—	$—	$—	$—

Transfer of capital reserves from other assets to property and equipment	$137	$35	$43	$—	$—

Conditional asset retirement obligations under FIN 47	$—	$—	$50	$—	$48

Purchase of property and equipment under long-term obligations	$—	$—	$4,278	$—	$—

In conjunction with acquisitions:
Fair value of assets acquired	$6,014	$14,884	$31,065	$6,547	$9,436
Plus: lease acquisition costs	—	—	6	—	—
Less: debt assumed	—	—	(2,104)	—	—

Cash paid	$6,014	$14,884	$28,967	$6,547	$9,436

See notes to consolidated financial statements.

THE ENSIGN GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006

AND THE THREE MONTHS ENDED MARCH 31, 2006 AND 2007 (UNAUDITED)

(DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1. THE COMPANY

        The Ensign Group, Inc., through its subsidiaries (collectively the "Company"), provides skilled nursing and rehabilitative care services through the operation of 60 facilities as of March 31, 2007, located in California, Arizona, Texas, Washington, Utah and Idaho. All of these facilities are skilled nursing facilities, other than three stand-alone assisted living facilities in Arizona and Texas and three campuses that offer both skilled nursing and assisted living services located in California and Arizona. The Company's facilities provide a broad spectrum of skilled nursing and assisted living services, physical, occupational and speech therapies, and other rehabilitative and healthcare services, for both long-term residents and short-stay rehabilitation patients. As of March 31, 2007, the Company owned 22 of its 60 facilities and operated an additional 38 facilities through long-term lease arrangements, and had options to purchase 12 of those 38 facilities. In July 2007, the Company acquired a long-term care facility in Utah that offers both skilled nursing and assisted living services, by assuming the operations of that facility under an operating lease agreement. No amounts were paid to the prior facility operators and the Company did not acquire any assets or assume any liabilities as part of this transaction. This facility added approximately 95 beds to the Company's operations. In addition, in July 2007, under the terms of the original lease agreement, the Company exercised an option to purchase one of its leased facilities for $3.3 million, bringing the total of the Company's owned facilities to 23.

        The Company operates as a holding company. All of the Company's facilities are operated by separate, wholly-owned independent subsidiaries, each of which has its own management, employees and assets. One of the Company's wholly-owned subsidiaries provides centralized accounting, payroll, human resources, information technology, legal, risk management and other centralized services to the other operating subsidiaries through contractual relationships between such subsidiaries.

        The Company also has a wholly-owned captive insurance subsidiary that provides claims-made coverage to the Company for healthcare, professional and general liability as well as certain workers' compensation insurance.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Basis of Presentation—The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The Company is the sole member or shareholder of various consolidated limited liability companies and corporations, each established to operate various acquired skilled nursing and assisted living facilities. All intercompany transactions and balances have been eliminated in consolidation.

        Estimates and Assumptions—The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. The most significant estimates in the Company's consolidated financial statements relate to revenue, allowance for doubtful accounts, intangible assets and goodwill, impairment of long-lived assets, patient liability claims included in accrued self-insurance liabilities, stock-based compensation and income taxes. Actual results could differ from those estimates.

        Unaudited Interim Financial Information—The accompanying unaudited interim consolidated balance sheet as of March 31, 2007, the consolidated statements of income and cash flows for the three months ended March 31, 2006 and 2007, and the consolidated statements of stockholders' equity for the three months ended March 31, 2007 are unaudited. These unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. In the opinion of the Company's management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments necessary for the fair presentation of the Company's statement of financial position as of March 31, 2007 and its results of operations and their cash flows for the three months ended March 31, 2006 and 2007. The results for the three months ended March 31, 2007 are not necessarily indicative of the results to be expected for the year ending December 31, 2007.

        Unaudited Pro Forma Information—The unaudited pro forma consolidated balance sheet information at March 31, 2007 reflects the conversion of all of the Company's outstanding preferred stock into an aggregate of 2,741,180 shares of common stock upon the closing of the Company's initial public offering.

        Revenue and Accounts Receivable—The Company follows the provisions of Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition in Financial Statements" ("SAB 104"), for revenue recognition. Under SAB 104, four conditions must be met before revenue can be recognized: (i) there is persuasive evidence that an arrangement exists; (ii) delivery has occurred or service has been rendered; (iii) the price is fixed or determinable; and (iv) collection is reasonably assured.

        The Company's revenue is derived primarily from providing long-term health care services to residents and is recognized on the date services are provided at amounts billable to individual residents. For residents under reimbursement arrangements with third-party payors, including Medicaid, Medicare and private insurers, revenue is recorded based on contractually agreed-upon amounts on a per patient, daily basis.

        Revenue from the Medicare and Medicaid programs accounted for approximately 75%, 76%, 75%, 75% and 74% of the Company's revenue for the years ended December 31, 2004, 2005 and 2006 and the three months ended March 31, 2006 and 2007 (unaudited), respectively. The Company records revenue from these governmental and managed care programs as services are performed at their expected net realizable amounts under these programs. The Company's revenue from governmental and managed care programs is subject to audit and retroactive adjustment by governmental and third-party agencies. Consistent with healthcare industry accounting practices, any changes to these governmental revenue estimates are recorded in the period the change or adjustment becomes known based on final settlements. The Company records revenue from private pay patients as services are performed.

        Revenue for the years ended December 31, 2004, 2005 and 2006 and the three months ended March 31, 2006 and 2007 (unaudited), respectively, is summarized in the following tables:

	Year Ended December 31,
	2004		2005		2006
	Revenue	% of Revenue	Revenue	% of Revenue	Revenue	% of Revenue
Medicaid	$111,121	45.4%	$131,327	43.7%	$151,264	42.2%
Medicare	72,301	29.6	96,208	32.0	117,511	32.8

Total Medicaid and Medicare	183,422	75.0	227,535	75.7	268,775	75.0
Managed care	25,172	10.3	33,484	11.1	44,487	12.4
Private and other payors	35,942	14.7	39,831	13.2	45,312	12.6

Revenue	$244,536	100.0%	$300,850	100.0%	$358,574	100.0%

	Three Months Ended March 31,
	2006		2007
	(unaudited)
	Revenue	% of Revenue	Revenue	% of Revenue
Medicaid	$34,275	41.1%	$42,641	43.5%
Medicare	28,311	34.0	30,130	30.8

Total Medicaid and Medicare	62,586	75.1	72,771	74.3
Managed care	10,436	12.5	12,705	13.0
Private and other payors	10,330	12.4	12,502	12.7

Revenue	$83,352	100.0%	$97,978	100.0%

        Accounts receivable consist primarily of amounts due from Medicare and Medicaid programs, other government programs, managed care health plans and private payor sources. Estimated provisions for doubtful accounts are recorded to the extent it is probable that a portion or all of a particular account will not be collected.

        In evaluating the collectibility of accounts receivable, the Company considers a number of factors, including the age of the accounts, changes in collection patterns, the composition of patient accounts by payor type and the status of ongoing disputes with third-party payors. The percentages applied to the aged receivable balances are based on the Company's historical experience and time limits, if any, for managed care, Medicare and Medicaid. The Company periodically refines its procedures for estimating the allowance for doubtful accounts based on experience with the estimation process and changes in circumstances.

        Accounts receivable consist of the following:

	December 31,		March 31, 2007
	2005	2006
			(unaudited)
Medicaid	$23,686	$22,534	$20,388
Managed care	10,288	12,972	13,452
Medicare	9,953	11,974	12,759
Private and other payors	4,395	5,348	5,974

	48,322	52,828	52,573
Less allowance for doubtful accounts	(4,959)	(7,543)	(8,126)

Accounts receivable	$43,363	$45,285	$44,447

        Cash and Cash Equivalents—Cash and cash equivalents consist of cash and short-term investments with original maturities of three months or less at time of purchase and therefore approximate fair value. The Company places its cash and short-term investments with high credit quality financial institutions. In addition, the Company's insurance captive maintains cash and cash equivalents and insurance subsidiary deposits. See discussion below.

        Property and Equipment, Net—Property and equipment are initially recorded at their original historical cost. Repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the depreciable assets (ranging from 3 to 30 years). Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the remaining lease term.

        Property and equipment consist of the following:

	December 31,		March 31, 2007
	2005	2006
			(unaudited)
Land	$9,019	$17,265	$19,655
Buildings and improvements	24,438	57,062	63,578
Equipment	7,599	11,818	13,252
Furniture and fixtures	2,827	3,761	4,126
Leasehold improvements	6,255	7,363	8,092

	50,138	97,269	108,703
Less accumulated depreciation	(6,494)	(10,136)	(11,534)

Property and equipment, net	$43,644	$87,133	$97,169

        Insurance Subsidiary Deposits—In order to reflect the nature of the Company's captive insurance subsidiary cash and cash equivalents, insurance subsidiary cash balances that are designated to support long-term insurance subsidiary liabilities have been presented in a long-term classification to reflect its purpose and the liabilities that the cash supports. Insurance subsidiary deposits classified as long-term were $4,547, $8,530 and $9,770 as of December 31, 2005 and 2006 and March 31, 2007 (unaudited), respectively.

        Impairment of Long-Lived Assets—The Company's management reviews the carrying value of long-lived assets that are held and used in the Company's operations for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of these assets is determined based upon expected undiscounted future net cash flows from the operations to which the assets relate, utilizing management's best estimate, appropriate assumptions, and projections at the time. If the carrying value is determined to be unrecoverable from future operating cash flows, the asset is deemed impaired and an impairment loss would be recognized to the extent the carrying value exceeded the estimated fair value of the asset. The Company estimates the fair value of assets based on the estimated future discounted cash flows of the asset. The Company's management has evaluated its long-lived assets and has not identified any impairment as of December 31, 2004, 2005, 2006 or March 31, 2007 (unaudited).

        Intangible Assets and Goodwill—Intangible assets consist primarily of deferred financing costs, lease acquisition costs and trade names. Deferred financing costs are amortized over the term of the related debt, ranging from seven to 26 years. Lease acquisition costs are amortized over the life of the lease of the facility acquired, ranging from ten to 20 years. Trade names are amortized over 30 years.

        Goodwill is accounted for under Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" ("SFAS 141") and represents the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations. In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), goodwill is subject to periodic testing for impairment. In addition, goodwill is tested for impairment if events occur or circumstances change that would reduce the fair value of a reporting unit below its carrying amount. The Company performs its annual test for impairment during the fourth quarter of each year. The Company did not record any impairment charges in 2004, 2005, 2006 or during the three months ended March 31, 2007.

        Restricted and Other Assets—Other assets consist primarily of capital reserves and deposits. Capital reserves are maintained as part of the mortgage agreements of the Company and certain of its landlords with the U.S. Department of Housing and Urban Development. These capital reserves are restricted for capital improvements and repairs to the related facilities.

        Restricted and other assets consist of the following:

	December 31,		March 31, 2007
	2005	2006
			(unaudited)
Deposits with landlords	$829	$1,001	$1,001
Capital improvement reserves with landlords and lenders	1,144	1,562	1,740
Other	31	55	39

	$2,004	$2,618	$2,780

        Deferred Rent—Deferred rent represents rental expense in excess of actual rent payments and is amortized on a straight-line basis over the life of the related lease.

        Self-Insurance—The Company is partially self-insured for general and professional liability up to a base amount per claim (self-insured retention) with an aggregate, one time deductible above this limit. Losses beyond these amounts are insured through third-party policies with coverage limits per occurrence, per location and on an aggregate basis for the Company. For claims made in 2006, the self-insured retention was $350 per claim with a $900 deductible. The third-party coverage above these limits for all years is $1,000 per occurrence, $3,000 per facility with a $6,000 company aggregate. The insurers' maximum aggregate loss limits are above the Company's actuarially determined probable losses; therefore, the Company estimates the likelihood of losses exceeding the insurers' maximum aggregate loss is remote.

        The self-insured retention and deductible limits are self-insured through a wholly-owned insurance captive, the related assets and liability of which are included in the accompanying consolidated financial statements. The Company is subject to certain statutory requirements as it operates a captive insurance subsidiary. These requirements include, but are not limited to, maintaining statutory capital. The Company's policy is to accrue amounts equal to the estimated costs to settle open claims as well as an estimate of the cost of claims that have been incurred but not reported. The Company develops information about the size of the ultimate claims based on historical experience, current industry information and actuarial analysis, and evaluates the estimates for claim loss exposure on an annual basis through 2006 and on a quarterly basis beginning with the first quarter of 2007. Accrued general liability and professional malpractice liabilities recorded on an undiscounted basis in the accompanying consolidated balance sheets were $12,023, $16,013 and $17,367 as of December 31, 2005 and 2006 and March 31, 2007 (unaudited), respectively.

        The Company is self-insured for workers' compensation liability in California, and in Texas, we have elected non-subscriber status for workers' compensation claims. The Company has third party guaranteed cost coverage in the other states in which the Company operates. In California and Texas, the Company accrues amounts equal to the estimated costs to settle open claims, as well as an estimate of the cost of claims that have been incurred but not reported. The Company uses actuarial valuations to estimate the liability based on historical experience and industry information. Accrued workers'

compensation liabilities are recorded on an undiscounted basis in the accompanying consolidated balance sheets and were $3,248, $4,504 and $5,312 as of December 31, 2005 and 2006 and March 31, 2007 (unaudited), respectively.

        During 2003 and 2004, the Company was insured for workers' compensation liability in California and Arizona by a third-party carrier under a policy where the retrospective premium is adjusted annually based on incurred developed losses and allocated expenses. Based on a comparison of the computed retrospective premium to the actual payments funded, amounts will be due to the insurer or insured. The funded accrual in excess of the estimated liabilities are included in prepaid expenses and other current assets in the accompanying consolidated balance sheets and were $1,699, $930 and $930 as of December 31, 2005 and 2006 and March 31, 2007 (unaudited), respectively.

        Effective May 1, 2006, the Company began to provide self-insured medical (including prescription drugs) and dental healthcare benefits to the majority of its employees. Prior to this, the Company had multiple third-party HMO and PPO plans, of which certain HMO plans are still active. The Company is not aware of any run-off claim liabilities from the prior plans. The Company is fully liable for all financial and legal aspects of these benefit plans. To protect itself against loss exposure with this policy, the Company has purchased individual stop-loss insurance coverage that insures individual claims that exceed $100 on a per claim basis or a maximum of $6,000 on the PPO plan and unlimited on the HMO plan. The Company has also purchased aggregate stop-loss coverage that reimburses the plan up to $5,000 once paid claims exceed $7,225. The aforementioned coverage only applies to claims paid during the plan year. The Company's accrued liability under these plans recorded on an undiscounted basis in the accompanying consolidated balance sheet is $989 and $967 at December 31, 2006 and March 31, 2007 (unaudited), respectively.

        The Company believes that adequate provision has been made in the consolidated financial statements for liabilities that may arise out of patient care, workers' compensation, healthcare benefits and related services provided to date. The amount of the Company's reserves is determined based on an estimation process that uses information obtained from both company-specific and industry data. This estimation process requires the Company to continuously monitor and evaluate the life cycle of the claims. Using data obtained from this monitoring and the Company's assumptions about emerging trends, the Company, with the assistance of an independent actuary, develops information about the size of ultimate claims based on the Company's historical experience and other available industry information. The most significant assumptions used in the estimation process include determining the trend in costs, the expected cost of claims incurred but not reported and the expected costs to settle or pay damage awards with respect to unpaid claims. It is possible, however, that the actual liabilities may exceed the Company's estimate of loss. In addition to the actuarial estimate of retained losses, the provision for insurance includes accruals for insurance premium and related costs for the coverage period and the estimate of any experience-based adjustments to premiums.

        The self-insured liabilities are based upon estimates, and while management believes that the estimates of loss are adequate, the ultimate liability may be in excess of or less than the recorded amounts. Due to the inherent volatility of actuarially determined loss estimates, it is reasonably possible that the Company could experience changes in estimated losses that could be material to net income. If the Company's actual liability did exceed its estimate of loss, its future earnings and financial condition would be adversely affected.

        Long-Term Debt—The carrying value of the Company's long-term debt is considered to approximate the fair value of such debt for all periods presented based upon the interest rates that the Company believes it can currently obtain for similar debt.

        Income Taxes—Income taxes are accounted for in accordance with SFAS No. 109 "Accounting for Income Taxes" ("SFAS 109"). Under this method, deferred tax assets and liabilities are established for temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at tax rates expected to be in effect when such temporary differences are expected to reverse. The temporary differences are primarily attributable to compensation accruals, straight line rent adjustments and reserves for doubtful accounts and insurance liabilities. The Company assesses the likelihood that the deferred tax assets will be recovered from future taxable income and, if recovery is not more likely than not, the Company establishes a valuation allowance to reduce the deferred tax assets to the amounts expected to be realized.

        The net deferred tax assets as of December 31, 2005 and 2006 and March 31, 2007 (unaudited) were $8,132, $12,558 and $13,299, respectively. The Company expects to fully utilize these deferred tax assets; however, their ultimate realization is dependent upon the amount of future taxable income during the periods in which the temporary differences become deductible.

        Comprehensive Income—For the years ended December 31, 2004, 2005 and 2006 and the three months ended March 31, 2006 and 2007 (unaudited), there were no differences between comprehensive income and net income. Therefore, statements of comprehensive income have not been presented.

        Stock-Based Compensation—As of January 1, 2006, the Company adopted SFAS No. 123(R), "Share-Based Payment" ("SFAS 123(R)"), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options based on estimated fair values, ratably over the requisite service period of the award. Net income will be reduced as a result of the recognition of the fair value of all stock options issued on and subsequent to January 1, 2006, the amount of which is contingent upon the number of future options granted and other variables. Prior to the adoption of SFAS 123(R), the Company accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") as allowed under SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123").

        The Company adopted SFAS 123(R) using the prospective transition method. The Company's consolidated financial statements as of and for the periods ended December 31, 2006 and March 31, 2006 and 2007 (unaudited) reflect the impact of SFAS 123(R). In accordance with the prospective transition method, the Company's consolidated financial statements for periods prior to January 1, 2006 have not been restated to reflect, and do not include, the impact of SFAS 123(R).

        Generally, no compensation expense was recognized by the Company in its financial statements in connection with the awarding of stock option grants to employees provided that, as of the grant date, all terms associated with the award were fixed and the fair value of its stock, as of the grant date, was equal to or less than the amount an employee must pay to acquire the stock. The Company would have recognized compensation expense in situations where the fair value of its common stock on the grant date was greater than the amount an employee must pay to acquire the stock. Existing options at January 1, 2006 will continue to be accounted for in accordance with APB 25 unless such options are modified, repurchased or canceled after the effective date.

        Acquisition Policy—The Company periodically enters into agreements to acquire assets and/or businesses. The considerations involved in each of these agreements may include cash, financing and/or long-term lease arrangements for real properties. The Company evaluates each transaction to determine whether the acquired interests are assets or businesses using the framework provided by Emerging Issues Task Force ("EITF") Issue No. 98-3, "Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business" ("EITF 98-3"). EITF 98-3 defines a business as a self-sustaining integrated set of activities and assets conducted and managed for the purpose of providing a return to investors. A business consists of (a) input, (b) processes applied to those inputs, and (c) resulting outputs that are used to generate revenues. In order for an acquired set of activities and assets to be a business, it must contain all of the inputs and processes necessary for it to continue to conduct normal operations after the acquired entity is separated from the seller, including the ability to sustain a revenue stream by providing its outputs to customers. An acquired set of activities and assets fail the definition of a business if it excludes one or more of the above items such that it is not possible to continue normal operations and sustain a revenue stream by providing its products and/or services to customers.

        Operating Leases—The Company accounts for operating leases in accordance with SFAS No. 13, "Accounting for Leases", and Financial Accounting Standards Board ("FASB") Technical Bulletin 85-3, "Accounting for Operating Leases with Scheduled Rent Increases". Accordingly, rent expense under operating leases for the Company's facilities and administrative office is recognized on a straight-line basis over the original term of each lease, inclusive of predetermined rent escalations or modifications.

        Net Income Per Common Share—Basic net income per share is computed by dividing net income attributable to common shares by the weighted average number of outstanding common shares for the period. The computation of diluted earnings per share ("EPS") is similar to the computation of basic EPS except that the denominator is increased to include contingently returnable shares and the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. In addition, in computing the dilutive effect of convertible securities, the numerator is adjusted to add back (a) any convertible preferred dividends and (b) the after-tax amount of interest, if any, recognized in the period associated with any convertible debt.

        A reconciliation of the numerator and denominator used in the calculation of basic net income per common share follows:

	Year Ended December 31,			Three Months Ended March 31,
	2004	2005	2006	2006	2007
				(unaudited)
Numerator:
Net income	$11,103	$18,388	$22,549	$5,607	$4,137
Preferred stock accretion	(3)	—	—	—	—
Preferred stock dividends	(137)	(247)	(356)	(82)	(110)

Net income available to common stockholders for basic net income per share	$10,963	$18,141	$22,193	$5,525	$4,027

Denominator:
Weighted average shares outstanding for basic net income per share(1)	13,284,902	13,468,060	13,365,682	13,529,822	13,419,764

Basic net income per common share	$0.83	$1.35	$1.66	$0.41	$0.30

(1)
Basic share amounts are shown net of contingently returnable shares, which total 677,600, 432,000, and 302,200 and 465,800 and 284,800 shares at December 31, 2004, 2005 and 2006 and March 31, 2006 and 2007 (unaudited), respectively.

        A reconciliation of the numerator and denominator used in the calculation of diluted net income per common share follows:

	Year Ended December 31,			Three Months Ended March 31,
	2004	2005	2006	2006	2007
				(unaudited)
Numerator:
Net income	$11,103	$18,388	$22,549	$5,607	$4,137

Denominator:
Weighted average common shares outstanding	13,284,902	13,468,060	13,365,682	13,529,822	13,419,764
Plus: incremental shares from assumed conversions(1)	4,234,130	4,036,980	3,457,560	3,399,195	3,484,432

Adjusted weighted average common shares outstanding	17,519,032	17,505,040	16,823,242	16,929,017	16,904,196

Diluted net income per common share	$0.63	$1.05	$1.34	$0.33	$0.24

(1)
Fully diluted share amounts include contingently returnable shares, which total 677,600, 432,000, 302,200 and 465,800 and 284,800 shares at December 31, 2004, 2005 and 2006 and March 31, 2006 and 2007 (unaudited), respectively.

        Pro Forma Net Income Per Common Share—Pro forma basic and diluted net income per common share give effect to the conversion of the Company's preferred stock into common stock upon the closing of the Company's initial public offering, as if the conversion occurred on January 1, 2006.

        A reconciliation of the numerator and denominator used in the calculation of pro forma basic and diluted net income per common share follows:

	Year Ended December 31,	Three Months Ended March 31,
	2006	2007
		(unaudited)
Pro forma basic net income per common share
Numerator:
Net income	$22,549	$4,137

Denominator:
Weighted average common shares outstanding used in pro forma basic net income per common share	13,365,682	13,419,764
Effect of preferred stock	2,741,180	2,741,180

Adjusted weighted average common shares	16,106,862	16,160,944

Pro forma basic net income per common share	$1.40	$0.26

Pro forma diluted net income per common share
Numerator:
Net income	$22,549	$4,137

Denominator:
Weighted average common shares outstanding used in pro forma basic net income per common share	16,106,862	16,160,944
Plus: incremental shares from assumed conversions	716,380	743,252

Adjusted weighted average common shares outstanding used in pro forma diluted net income per common share	16,823,242	16,904,196

Pro forma diluted net income per common share	$1.34	$0.24

        Recent Accounting Pronouncements—In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS 157"), which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. SFAS 157 applies to other accounting pronouncements that require or permit fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. The Company is currently evaluating the requirements of SFAS 157 and does not believe that the adoption of SFAS 157 will have a material effect on the consolidated financial statements.

        In February 2007, the FASB issued SFAS No. 159 "The Fair Value Option For Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115" ("SFAS 159"). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact, if any, that SFAS 159 will have on its consolidated financial statements.

        Adoption of New Accounting Pronouncement—In June 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109" ("FIN 48"), and is effective for fiscal years beginning after December 15, 2006. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in financial statements in accordance with SFAS 109 by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition. The Company adopted FIN 48 at the beginning of fiscal year 2007. See Note 7 for a description of the impact of this adoption on the Company's consolidated financial position and results of operations.

3. ACQUISITIONS

        The Company's acquisition policy is to purchase and lease facilities to complement the Company's existing portfolio of long-term care facilities. The operations of all the Company's facilities are included in the accompanying consolidated financial statements subsequent to the date of acquisition. Acquisitions are typically paid in cash and are accounted for using the purchase method of accounting in accordance with SFAS 141. Where the Company enters into facility operating lease agreements, the Company typically does not pay any amounts to the prior facility operator nor does the Company acquire any assets or assume any liabilities as part of the transaction. Some operating leases include options to purchase the facilities. As a result, from time to time, the Company will acquire facilities that the Company has been operating on a lease basis.

        During the three months ended March 31, 2007 (unaudited), the Company acquired three facilities. The aggregate purchase price for the three acquisitions was approximately $9,431 which was paid entirely in cash. The facilities acquired during the three months ended March 31, 2007 are as follows:

  •
  In February 2007, the Company purchased a skilled nursing facility in Salt Lake City, Utah, adding an additional 120 licensed beds(1).

(1)
All bed counts are licensed beds except independent living beds, and may not reflect the number of beds actually available for patient use.

•
In March 2007, the Company purchased a skilled nursing facility in Lewisville, Texas adding an additional 120 licensed beds.(1)

•
In March 2007, the Company purchased a skilled nursing facility in Mesquite, Texas adding an additional 162 licensed beds.(1)

        Goodwill recognized in these transactions amounted to $806, which is expected to be fully deductible for tax purposes. The Company recognized $17 in other intangible assets.

        During the year ended December 31, 2006, the Company acquired eleven facilities. The aggregate purchase price for eight of the eleven acquisitions was approximately $31,065, of which $28,961 was paid in cash, and $2,104 was an assumption of a loan for one of the facilities. The other three facilities were acquired pursuant to long-term lease arrangements between the Company and the real property owners of the facilities at prevailing fair market lease rates. In these lease transactions, the Company assumed ownership of the skilled nursing and assisted living operating businesses at these facilities for no monetary consideration. Ten of the acquisitions were skilled nursing facilities and one was an assisted living facility. The facilities acquired in 2006 are as follows:

  •
  In March 2006, the Company purchased a skilled nursing facility in San Diego, California, adding an additional 120 beds.(1)

  •
  In May 2006, the Company purchased a skilled nursing facility in Livingston, Texas, adding an additional 120 beds.(1)

  •
  In June 2006, the Company purchased a skilled nursing facility in Lynnwood, Washington adding an additional 95 beds.(1)

  •
  In July 2006, the Company entered into an operating lease and assumed the operations of a skilled nursing facility in Ogden, Utah, adding an additional 108 beds.(1) No additional consideration was paid to the property owner and the Company did not purchase any assets or assume any liabilities as part of this transaction. The Company paid $212 for assets owned by the previous operator, which included costs associated with the transaction.

  •
  In August 2006, the Company purchased a skilled nursing facility in Hoquiam, Washington adding an additional 109 beds.(1)

  •
  In September 2006, the Company purchased an assisted living facility in Rosenburg, Texas, adding an additional 44 beds.(1)

  •
  In September 2006, the Company purchased a skilled nursing facility in Richmond, Texas, adding an additional 118 beds.(1)

  •
  In September 2006, the Company purchased a skilled nursing facility in Salt Lake City, Utah, adding an additional 108 beds.(1)

  •
  In October 2006, the Company entered into an operating lease and assumed the operations of a skilled nursing facility in Pocatello, Idaho adding an additional 88 beds.(1) No additional consideration was paid, and the Company did not purchase any assets or assume any liabilities as part of this transaction.

  •
  In November 2006, the Company entered into an operating lease and assumed the operations of a skilled nursing facility in Scottsdale, Arizona, adding an additional 130 beds.(1) No additional consideration was paid and the Company did not purchase any assets or assume any liabilities as part of this transaction.

  •
  In December 2006, the Company purchased a skilled nursing facility in Carrollton, Texas, adding an additional 120 beds.(1)

(1)
All bed counts are licensed beds except independent living beds, and may not reflect the number of beds actually available for patient use.

        Goodwill recognized in these transactions amounted to $2,072, which is expected to be fully deductible for tax purposes. The Company recognized $180 in other intangible assets. During the three months ended March 31, 2007, the Company recognized an additional $5 of goodwill related to fiscal year 2006 acquisitions due to the finalization of the purchase price allocations.

        During the year ended December 31, 2005 the Company acquired three skilled nursing facilities. The aggregate purchase price for two of these facilities was approximately $14,884. The third facility was acquired pursuant to a long-term lease arrangement between the Company and the real property owners of the facility at prevailing fair market lease rates. The facilities acquired in 2005 are as follows:

  •
  In May 2005, the Company entered into an operating lease agreement whereby it assumed the operations of a skilled nursing facility in Rosemead, California, adding an additional 59 beds.(1) No additional consideration was paid and the Company did not purchase any assets or assume any liabilities as part of this transaction.

  •
  In August 2005, the Company purchased a skilled nursing facility in Upland, California, adding an additional 206 beds.(1)

  •
  In August 2005, the Company purchased a skilled nursing facility in Camarillo, California adding an additional 114 beds.(1)

        No goodwill was recognized in relation to these transactions. The Company recognized $733 in other intangible assets.

        The purchase prices in the above transactions were allocated to real property, equipment, intangible assets and goodwill based on the following valuation techniques:

  •
  The fair value of land, buildings and improvements and equipment, furniture and fixtures (or tangible assets) was determined utilizing a cost approach. In the cost approach, the subject property is valued based upon the fair value of the land, as if vacant, by comparing recent sales or asking prices for similar land, to which the depreciated replacement cost of the building and improvements and equipment is added. The replacement cost of the building and improvements and equipment is adjusted for accrued depreciation resulting from physical deterioration, functional obsolescence and external or economic obsolescence.

  •
  The customer base was valued under an income capitalization approach using an excess earnings method. Excess earnings are the earnings remaining after deducting the market rates of return on the estimated values of contributory assets including debt-free net working capital, tangible and intangible assets. The excess earnings are thereby calculated and discounted to a present value. The primary components of this method consist of the determination of excess earnings and an appropriate rate of return. To arrive at the excess earnings attributable to an intangible asset, earnings after taxes derived from that asset are projected. Thereafter, the returns on contributory debt-free net working capital, tangible and intangible assets are deducted from the earnings projections. After deducting returns on these contributory assets, the remaining earnings are attributable to the customer base. These remaining, or excess, earnings are then discounted to a present value utilizing an appropriate discount rate for the asset.

  •
  Goodwill is calculated as the value that remains after subtracting the net asset value and the value of identifiable tangible and intangible assets and liabilities for the respective purchase.

        The table below presents the allocation of the purchase price for the facilities acquired as noted above:

	December 31,		March 31, 2007
	2005	2006
			(unaudited)
Land	$6,295	$5,782	$2,390
Building and improvements	7,039	21,863	5,675
Equipment, furniture, and fixtures	817	1,168	543
Goodwill	—	2,072	811
Tradename and customer base intangible	733	180	17

	$14,884	$31,065	$9,436

        Additionally, in 2006, the Company purchased the underlying assets of three facilities that it was operating under long-term lease arrangements. These facilities were purchased for $11,107, which ultimately was financed using the Company's term loan. Cash outflows of approximately $6,800 related to these purchases are included in the purchase of property and equipment under cash flows from investing activities in the consolidated statements of cash flows.

        The March 31, 2007 valuations are subject to revision as the allocation of the value of property, equipment and identifiable intangible assets, were based on initial information and final allocations were not complete.

4. ACQUISITIONS—UNAUDITED PRO FORMA FINANCIAL INFORMATION

        The Company has established an acquisition strategy that is focused on identifying acquisitions within its target markets that offer the greatest opportunity for investment return at attractive prices. The facilities acquired by the Company are frequently underperforming financially and can have regulatory and clinical challenges to overcome. Financial information, especially with underperforming facilities, is often inadequate, inaccurate or unavailable. As a result, the Company has developed an acquisition assessment program that is based on existing and potential resident mix, the local available market, referral sources and operating expectations based on the Company's experience with its existing facilities. Following an acquisition, the Company implements a well-developed integration program to provide a plan for transition and generation of profits from facilities that have a history of significant operating losses. Consequently, the Company believes that prior operating results are not meaningful and may be misleading as the information is not representative of the Company's current operating results or indicative of the integration potential of its newly acquired facilities.

4. ACQUISITIONS—UNAUDITED PRO FORMA FINANCIAL INFORMATION (continued)

        The following table represents pro forma results of consolidated operations as if the acquisitions discussed above in Note 3 had occurred at the beginning of each fiscal year, after giving effect to certain adjustments. The 2005 financial results in the table below include the impact of both 2005 and 2006 acquisitions.

	December 31,
	2005	2006
	(unaudited)	(unaudited)
Revenue	$355,321	$381,806
Net income before extraordinary items	$18,314	$21,865
Net income	$18,314	$21,865
Basic net income per common share	$1.34	$1.61
Diluted net income per common share	$1.05	$1.30

        The foregoing pro forma information is not indicative of what the results of operations would have been if the acquisitions had actually occurred at the beginning of the periods presented, and is not intended as a projection of future results or trends. Our pro forma assumptions are as follows:

  •
  Revenue was based on actual revenue from the prior operator or from regulatory filings where available (two of the three 2005 acquisitions and seven of the eleven 2006 acquisitions). If actual revenue was not available, revenue was estimated based on available partial operating results of the prior operator of the facility, or if no information was available, estimates were derived from the Company's revenue for that particular facility. Prior year revenue for the 2006 acquisitions was estimated based upon the Company's 2006 same facility growth rate of 7% and projecting back to 2005.

  •
  Operating costs are based upon the application of the Company's specific operating statistics for the period in which the Company operated that facility, interest expense is based upon the purchase price and average cost of debt borrowed during each respective year and depreciation is calculated using the actual allocated purchase price.

The three facilities acquired during the three months ended March 31, 2007 were not material acquisitions to the Company, individually, or in the aggregate. These acquisitions have been included in the March 31, 2007 consolidated balance sheet of the Company and the operating results have been included in the consolidated statement of income of the Company since the date the Company gained effective control.

5. INTANGIBLE ASSETS—Net

		December 31,
		2005			2006
Intangible Assets	Weighted Average Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Debt issuance costs	9.3	$772	$(496)	$276	$1,744	$(504)	$1,240
Lease acquisition costs	15.5	1,141	(359)	782	1,063	(398)	665
Customer base	0.3	—	—	—	180	(136)	44
Tradename	30.0	733	—	733	733	(23)	710

Total		$2,646	$(855)	$1,791	$3,720	$(1,061)	$2,659

	March 31, 2007 (unaudited)
Intangible Assets	Weighted Average Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net
Debt issuance costs	9.3	$1,802	$(551)	$1,251
Lease acquisition costs	15.5	1,071	(415)	656
Customer base	0.3	197	(182)	15
Tradename	30.0	733	(31)	702

Total		$3,803	$(1,179)	$2,624

        Amortization expense was $292, $359, and $470, $63 and $130 for the years ended December 31, 2004, 2005 and 2006 and the three months ended March 31, 2006 and 2007 (unaudited), respectively. Amortization expense for each of the periods ending December 31 is as follows:

Year	Amount
2007	$290
2008	233
2009	210
2010	210
2011	210
Thereafter	1,506

$2,659

6. OTHER ACCRUED LIABILITIES

        Other accrued liabilities consist of the following:

	December 31,		March 31, 2007
	2005	2006
			(unaudited)
Quality assurance fee	$3,532	$1,863	$1,901
Resident refunds payable	1,576	1,736	1,450
Deferred resident revenue	1,424	1,370	1,708
Cash held in trust for residents	813	1,070	1,087
Claim settlement	—	1,000	—
Dividends payable	500	657	658
Income taxes payable	1,455	1,885	2,845
Property taxes	395	638	367
Other	1,419	1,887	2,312

Other accrued liabilities	$11,114	$12,106	$12,328

        Quality assurance fee represents amounts payable to the State of California in respect of a mandated fee based on resident days. Resident refunds payable includes amounts due to residents for overpayments and duplicate payments. Deferred resident revenue occurs when the Company receives payments in advance of services provided. Cash held in trust for residents reflects monies received from, or on behalf of, residents. Maintaining a trust account for residents is a regulatory requirement and, while the trust assets offset the liability, the Company assumes a fiduciary responsibility for these funds. The cash balance related to this liability is included in other current assets in the accompanying consolidated balance sheets.

7. INCOME TAXES

        The provision for income taxes for the years ended December 31, 2004, 2005 and 2006 and the three months ended March 31, 2006 and 2007 (unaudited) is summarized as follows:

	December 31,			March 31,
	2004	2005	2006	2006	2007
				(unaudited)
Current:
Federal	$9,210	$13,328	$15,960	$2,447	$2,814
State	1,772	2,639	2,592	589	706

	10,982	15,967	18,552	3,036	3,520

Deferred:
Federal	(3,287)	(3,395)	(3,565)	580	(515)
State	(972)	(518)	(862)	45	(260)

	(4,259)	(3,913)	(4,427)	625	(775)

Interest income, gross of related tax effects	—	—	—	—	(18)
Interest expense, gross of related tax effects	—	—	—	—	57

Total	$6,723	$12,054	$14,125	$3,661	$2,784

        A reconciliation of the federal statutory rate to the effective tax rate for the years ended December 31, 2004, 2005 and 2006 and for the three months ended March 31, 2006 and 2007, respectively, is comprised as follows:

	December 31,			March 31,
	2004	2005	2006	2006	2007
				(unaudited)
Income tax expense at statutory rate	35.0%	35.0%	35.0%	35.0%	35.0%
State income taxes—net of federal benefit	3.0%	4.5%	3.1%	4.4%	4.2%
Non-deductible expenses	0.1%	0.1%	0.1%	0.1%	0.5%
Net interest	—%	—%	—%	—%	0.3%
Other adjustments	(0.4%)	—	0.3%	—	0.2%

Total income tax provision	37.7%	39.6%	38.5%	39.5%	40.2%

        The Company's deferred tax assets and liabilities as of December 31, 2005 and 2006 and March 31, 2007 (unaudited) are summarized as follows:

	December 31,		March 31, 2007
	2005	2006
			(unaudited)
Deferred tax assets (liabilities):
Accrued expenses	$7,259	$9,563	$10,890
Allowance for doubtful accounts	2,122	3,228	3,477
State taxes	371	235	(655)
Tax credits	281	622	637

Total deferred tax assets	10,033	13,648	14,349
Depreciation and amortization	(294)	(413)	(413)
Prepaid expenses	(1,607)	(677)	(637)

Total deferred tax liabilities	(1,901)	(1,090)	(1,050)

Net deferred tax assets	$8,132	$12,558	$13,299

        The Company adopted FIN 48 effective January 1, 2007 and, as of the date of adoption, had a total amount of unrecognized tax benefits of $217. This total consists of $487 of accrued interest and unrecognized tax benefits for permanent differences (as defined by SFAS No. 109) net of $270 of unrecognized tax detriments from temporary differences (as defined by SFAS No. 109) which resulted in additional deferred tax liability. As of January 1, 2007, the Company recorded $340 as an adjustment, net of the associated tax impact, to opening retained earnings as a result of the adoption of FIN 48. This amount if recognized would affect the Company's effective tax rate. The Company's net FIN 48 tax liability as of January 1, 2007 was $87.

        The Company has historically classified interest and/or penalties on income tax liabilities or refunds as additional income tax expense or income and will continue to do so after the adoption of FIN 48. As of January 1, 2007, the total amount of accrued interest and penalties, net of associated tax benefit, in the Company's statement of financial position was $152. The Company accrued an additional amount of interest and penalties equal to $23 in the first quarter of 2007.

        The Company had state enterprise zone credit carryforwards as of December 31, 2005 and 2006 and March 31, 2007 (unaudited), of $281, $622, and $637, respectively, which relate to state limitations on the application of employment related tax credits. These state enterprise zone credits are expected to carryforward indefinitely and may be used to offset future state income tax.

        As of January 1, 2007, the Company was under examination by the Internal Revenue Service ("IRS") for the 2004 and 2005 income tax years and by a major state tax jurisdiction for the 2003 and 2004 income tax years. The Company settled with the IRS on all outstanding requests during the first quarter 2007 and communicated the outcome of the IRS examination to the examining state jurisdiction. The settlement of these items reduced unrecognized tax detriments (increasing total unrecognized tax benefits by approximately $200).

        The Federal statute of limitations on the Company's 2003 income tax year will close in the third quarter of 2007. The Company does not believe this closure will significantly impact unrecognized tax benefits or detriments of any uncertain tax position.

8. CREDIT FACILITY

        The Company has an Amended and Restated Loan and Security Agreement (the "Revolver") with General Electric Capital Corporation (the "Lender") under which the Company may borrow up to the lesser of $20,000 or 85% of qualified accounts receivable, as defined. Revolver borrowings bear interest at an annual rate of prime plus 1%. The Revolver contains typical representations and covenants for a loan of this type. A violation of any of these covenants could result in a default under the Revolver, which would result in all amounts owed by the Company, including possibly amounts due under the Third Amended and Restated Loan Agreement (the "Term Loan") with the Lender discussed in Note 9, to become immediately due and payable upon receipt of notice. The Company was in compliance with all covenants as of March 31, 2007. At December 31, 2005 and 2006 and March 31, 2007 (unaudited), there was $0, $0, and $11 outstanding, respectively, under the Revolver and $8,449 was pledged to secure outstanding letters of credit in the same periods. The Revolver expired in March 2007 but has been extended until August 1, 2007. The Company is in the process of negotiating with the Lender to replace the Revolver with a larger credit facility collateralized by a pledge of the outstanding equity of the participating operating subsidiaries of the Company's portfolio company subsidiaries, as well as its service center.

9. LONG-TERM DEBT

        Long-term debt consists of the following:

	December 31,		March 31, 2007
	2005	2006
			(unaudited)
Term Loan with the Lender, multiple-advance term loan, principal and interest payable monthly; interest is fixed at time of draw at 10-year Treasury Note rate plus 2.25% (rates in effect at December 31, 2006 range from 6.95% to 7.50%), balance due June 2016, collateralized by a deed of trust on real property and assignment of rents.	$—	$55,653	$55,448
Term loan with financial institution, principal and interest payable monthly at 30-day LIBOR plus 4.5% (8.89% at December 31, 2005), balance due March 2007, collateralized by a deed of trust on real property and assignment of rents.	16,968	—	—
Mortgage note, principal, and interest of $54,378 payable monthly and continuing through February 2027, interest at fixed rate of 7.5%, collateralized by deed of trust on real property, assignment of rents, and security agreement	6,913	6,774	6,726
Mortgage note, principal, and interest of $18,449 payable monthly and continuing through September 2008, interest at fixed rate of 7.49%, collateralized by deed of trust on real property	—	2,094	2,078
Mortgage note, principal, and interest of $22,049 payable monthly and continuing through February 2010, interest at fixed rate of 10%, collateralized by deed of trust on real properties	1,871	—	—
Promissory note due to seller, principal, and interest of $3,125 payable monthly, interest at fixed rate of 7%, balance due March 2010, collateralized by deed of trust on real property	291	—	—
Notes payable, principal and interest payable monthly at fixed rate of 11.475%, balance due January 2008, collateralized by equipment	11	—	—
Notes payable, principal and interest payable monthly at fixed rate of 6.9%, balance due November 2008, collateralized by equipment	—	7	7
Revolver with the Lender; revolving credit facility, interest is variable at an annual rate of prime plus 1%, expires on August 1, 2007	—	—	11

	26,054	64,528	64,270
Less current maturities	(534)	(941)	(1,080)

	$25,520	$63,587	$63,190

        Under the Term Loan, the Company is subject to standard reporting requirements and other typical covenants for a loan of this type. Effective October 1, 2006 and continuing each calendar quarter thereafter, the Company is subject to restrictive financial covenants, including average occupancy, Debt Service (as defined in the agreement) and Project Yield (as defined in the agreement). As of December 31, 2006 and March 31, 2007 (unaudited), the Company was in compliance with all loan covenants.

        The carrying value of the Company's long-term debt is considered to approximate the fair value of such debt for all periods presented based upon the interest rates that the Company believes it can currently obtain for similar debt.

        Future principal payments on long-term debt as of December 31, 2006 are as follows:

Year Ending December 31	Amount
2007	$941
2008	3,022
2009	1,076
2010	1,157
2011	1,246
Thereafter	57,086

$64,528

10. PREFERRED STOCK

        Series A Preferred Stock—The Company issued shares of Series A preferred stock in 2000 in conjunction with the cancellation of $2,330 of debt at a purchase price of $3.40 per share.

        Dividend Rights—The holders of Series A preferred stock are entitled to receive dividends in preference to the common stockholders at a per-share amount for each share of Series A preferred stock (on an "as-if-converted" basis) at least equal to the aggregate amount of cash dividends declared and accumulated (or paid) for each share of common stock into which each such share of Series A preferred stock could then be converted, when and if declared by the Board of Directors. No dividends may be paid on the common stock until accumulated dividends, if any, have been paid as to each outstanding share of Series A preferred stock. See Note 11 for a description of dividends declared and paid.

        Liquidation/Winding Up Rights—In the event of any liquidation, dissolution, or winding up of the Company, each holder of the Series A preferred stock shall be entitled to receive, in preference to the common stockholders, $3.40 per share, plus declared, but unpaid dividends. Such per-share amount shall be appropriately adjusted to reflect certain events, including any stock dividends, stock splits, or recapitalizations effected after the date of issuance of any shares of Series A preferred stock. Additionally, upon any liquidation, dissolution or winding up of the Company or redemption of the Series A preferred stock, the holders of Series A preferred stock shall be entitled to receive, in addition to any previously declared and accumulated dividends, an amount (the "Premium") equal to (i) the greater of (a) cash in the amount of $0.204 per annum per share of Series A preferred stock (adjusted to reflect stock dividends, stock splits, recapitalizations, or similar transactions) or (b) a per-share amount for each share of Series A preferred stock (on an as-if-converted basis) equal to the aggregate amount of cash dividends declared for each share of common stock into which each such share could then be converted, less (ii) the actual amount of any dividends paid (or declared and accumulated) on the Series A preferred stock prior to the liquidation, dissolution, or winding up, if any. After such preferential distribution has taken place, the Series A preferred stockholders shall participate in the distribution of the remaining assets of the Company with the common stockholders, on an as-if-converted, pro rata basis.

        Participating Voting Rights—The holder of Series A preferred stock has voting rights similar to common stockholders on an as-if-converted basis.

        Conversion Rights—Series A preferred stock shares are convertible on a four-for-one basis, at the holder's option, into shares of common stock, with the conversion rate determined by dividing $3.40 by the then current Series A conversion price ($0.85 per share as of December 31, 2006 and March 31, 2007 (unaudited)), which is subject to adjustment in certain circumstances at conversion. Conversion is automatic in certain circumstances, including a public offering of the Company's common stock meeting certain specified criteria.

        Redemption Rights—The holder of the Series A preferred stock did not exercise its redemption option, which expired 90 days after the Company delivered its audited financial statements for fiscal 2003. The redemption option required the Company to redeem all (but not less than all) of such holder's Series A preferred stock for the conversion price then in effect of the redeeming holder's shares of Series A preferred stock, plus accumulated but unpaid declared dividends, plus any Premium due thereon, if exercised. Additionally, if, by December 31, 2010, the Company has not completed a public offering, as defined, the holder of Series A preferred stock shall have the option, for a 90-day period (beginning on the date that the Company delivers its audited financial statements for fiscal 2010), to require the Company to redeem all (but not less than all) of such holder's Series A preferred stock for the conversion price then in effect of the redeeming holder's shares of Series A preferred stock, plus (i) accumulated but unpaid declared dividends, plus (ii) an amount equal to the greater of (a) cash in the amount of $1.43 per share for each of such redeeming holder's shares of Series A preferred stock (adjusted to reflect stock dividends, stock splits, recapitalizations, or similar transactions) or (b) a per-share amount for each of such redeeming holder's shares of Series A preferred stock (on an as-if-converted basis) equal to the aggregate amount of cash dividends declared for each share of common stock into which each share of Series A preferred stock being redeemed could then be converted, less (iii) the actual amount of any dividends paid prior to the redemption.

        Accretion of the preferred stock discount for issuance costs and premiums is shown as an increase in Series A preferred stock and a reduction in retained earnings in the consolidated financial statements.

11. STOCKHOLDERS' EQUITY

        The Company effected a stock split on September 30, 2005, pursuant to which each share of common stock then outstanding was converted into two shares of common stock. All common shares and per-share amounts have been restated for all periods presented to reflect the stock split.

        The Company's policy is to pay declared dividends in the month following the month of declaration. The Company does not have a formal policy with respect to if or when to declare dividends or the amounts of dividends, but it currently intends to continue to pay regular quarterly dividends to the holders of its common stock. The payment of dividends is subject to the discretion of the board of directors and will depend on many factors, including results of operations, financial condition and capital requirements, earnings, general business conditions, legal restrictions on the payment of dividends and other factors the board of directors deems relevant. The Revolver restricts the Company's ability to pay dividends to stockholders if it is in default under this agreement. At December 31, 2005 and 2006 and March 31, 2006 and 2007 (unaudited), declared but unpaid preferred and common stock dividends totaled approximately $500, $657, $490 and $658, respectively, which were included in other accrued liabilities.

        Dividends declared for the years ended December 31, 2004, 2005 and 2006 and the three months ended March 31, 2006 and 2007 (unaudited), respectively, were as follows:

	Year Ended December 31,			Three Months Ended March 31,
	2004	2005	2006	2006	2007
				(unaudited)
Preferred stock	$137	$247	$356	$82	$110
Common stock	698	1,255	1,776	408	548

	$835	$1,502	$2,132	$490	$658

12. OPTIONS AND WARRANTS

        As of January 1, 2006, the Company adopted SFAS 123(R), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options based on estimated fair values, ratably over the requisite service period of the award. SFAS 123(R) supersedes the Company's previous accounting under APB 25. Prior to the adoption of SFAS 123(R), the Company accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with APB 25 as allowed under SFAS 123. Generally, no compensation expense was recognized by the Company in its financial statements in connection with the awarding of stock option grants to employees provided that, as of the grant date, all terms associated with the award were fixed and the fair value of its stock, as of the grant date, was equal to or less than the amount an employee must pay to acquire the stock. The Company had recognized compensation expense in situations where the fair value of the common stock on the grant date was greater than the amount an employee must pay to acquire the stock.

        The Company adopted SFAS 123(R) using the prospective transition method, which requires the application of the accounting standard as of January 1, 2006, the first day of the Company's fiscal year ended December 31, 2006. The Company's consolidated financial statements as of and for the periods ended December 31, 2006 and March 31, 2006 and 2007 (unaudited) reflect the impact of SFAS 123(R). In accordance with the prospective transition method, the Company's consolidated financial statements for periods prior to January 1, 2006 have not been restated to reflect, and do not include, the impact of SFAS 123(R).

        Stock-based compensation expense recognized under SFAS 123(R) consists of share-based payment awards made to employees and directors including employee stock options based on estimated fair values. Stock-based compensation expense recognized in the Company's consolidated statement of income for the year ended December 31, 2006 and the three months ended March 31, 2006 and 2007 (unaudited) does not include compensation expense for share-based payment awards granted prior to, but not yet vested as of January 1, 2006, in accordance with the provisions of SFAS 123 but does include compensation expense for the share-based payment awards granted on or subsequent to January 1, 2006 based on the grant date fair value estimated in accordance with the adoption provisions of SFAS 123(R). As stock-based compensation expense recognized in the Company's consolidated statement of income for the year ended December 31, 2006 and the three months ended March 31, 2006 and 2007 (unaudited) is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

        The Company has two option plans, both of which have been approved by the stockholders. Options may be exercised for unvested shares of common stock, which have full stockholder rights including voting, dividend and liquidation rights. The Company retains the right to repurchase any or all unvested shares at the exercise price paid per share any or all unvested shares should the optionee cease to remain in service while holding such unvested shares.

        2001 Stock Option Plan—The 2001 Stock Option, Deferred Stock, and Restricted Stock Plan authorizes the sale of up to 1,980,000 shares of common stock to officers, employees, directors, and consultants of the Company. Granted non-employee director options vest and become exercisable immediately. All other granted options and restricted stock vest over five years at 20% per year on the anniversary of the grant date. Options expire ten years from the date of grant. The exercise price of the stock is determined by the Board of Directors, but shall not be less than 100% of the fair value on the date of grant. Options granted and shares issued upon early exercise of such options prior to 2006 will vest in full upon the consummation of the Company's initial public offering. At December 31, 2006 and March 31, 2007 (unaudited), there were 256,800 and 205,900, respectively, un-issued shares of common stock available for issuance under this plan, including shares that have been forfeited and are available for reissue.

        2005 Option Incentive Plan—The 2005 Option Incentive Plan, Deferred Stock, and Restricted Stock Plan authorizes the sale of up to 1,000,000 shares of treasury stock of which only 800,000 shares were repurchased and therefore eligible for reissuance as of December 31, 2006 and March 31, 2007 (unaudited), to officers, key employees, directors, and consultants of the Company. Granted non-employee director options vest and become exercisable immediately. All other granted options vest over five years at 20% per year on the anniversary of the grant date. Options expire ten years from the date of grant. At December 31, 2006 and March 31, 2007 (unaudited), there were 6,000 and 44,500, respectively, un-issued shares of common stock available for issuance under this plan, including shares that have been forfeited and are available for reissue.

        The Company uses the Black-Scholes option-pricing model to recognize the value of stock-based compensation expense for all share-based payment awards. Determining the appropriate fair-value model and calculating the fair value of stock-based awards at the grant date requires considerable judgment, including estimating stock price volatility, expected option life and forfeiture rates. The Company develops estimates based on historical data and market information, which can change significantly over time. The Black-Scholes model required the Company to make several key judgments including:

  •
  The expected option term reflects the application of the simplified method set out in SAB No. 107 "Share-Based Payment", which was issued in March 2005. Accordingly, the Company has utilized the average of the contractual term of the options and the weighted average vesting period for all options to calculate the expected option term.

  •
  Estimated volatility also reflects the application of SAB No. 107 interpretive guidance and, accordingly, incorporates historical volatility of similar public entities until sufficient information regarding the volatility of the Company's share price becomes available.

  •
  The dividend yield is based on the Company's historical pattern of dividends as well as expected dividend patterns.

  •
  The risk-free rate is based on the implied yield of U.S. Treasury notes as of the grant date with a remaining term approximately equal to the expected term.

  •
  Estimated forfeiture rate of approximately 8% per year is based on its historical forfeiture activity of unvested stock options.

        The Company used the following assumptions for stock options granted during the year ended December 31, 2006:

Plan	Options Granted	Weighted Average Risk-Free Rate	Expected Life	Weighted Average Volatility	Weighted Average Dividend Yield
2001	286,000	4.9%	6.5 years	46%	1.19%
2005	400,000	5.0%	6.5 years	45%	1.06%

Total	686,000

        For the year ended December 31, 2006, the following represent the Company's weighted average exercise price, grant date intrinsic value and fair value displayed by grant date:

Plan	Grant Date	Options Granted	Weighted Average Exercise Price		Weighted Average Grant Date Intrinsic Value		Weighted Average Fair Value of Options		Weighted Average Fair Value of Common Stock
2001	1/17/2006 7/26/2006	22,500 263,500	$ $	7.05 7.50	$ $	0.00 7.59	$ $	2.51 9.69	$ $	7.05 15.09
2005	7/26/2006	400,000		$7.50		$7.59		$9.69		$15.09

12. OPTIONS AND WARRANTS (continued)

        No options were granted during the three month period ended March 31, 2007.

        As of December 31, 2004, 2005 and 2006, the Company valued its common stock using a combination of weighted income and market valuation approaches. The income approach was based on discounted cash flows. The market approach employed both a guideline company method and merger and acquisition method.

        The weighted income approach was given heavier consideration in determining final valuations, consistent with the Company's opinion that this method produced the best indicator of the value of its stock. The assumptions and methodologies used in performing the income approach's discounted cash flow analysis included, among other things:

  •
  Debt-free cash flows were projected for five years, which was deemed to be the appropriate valuation period;

  •
  Earnings before interest, depreciation and amortization, less working capital investment, were used to estimate terminal value;

  •
  The appropriate discount rate to be applied to the net free cash flows and terminal value for purposes of these valuations was based upon the Company's perception of the rate of return expected for a similar investment with similar risks; and

  •
  Discounts for lack of control and lack of marketability were also taken when appropriate.

        Among other things, the market approach valuations also took into account the following:

  •
  Trends and comparable valuations with respect to the guideline companies; and

  •
  Mergers and acquisitions within the guideline company group were reviewed, and values were derived based on observed market multiples, as adjusted for differences in size, profitability, facility age, geographic location and other factors.

        As noted above, in addition to the annual year-end weighted valuations, starting in 2004 the Company determined fair market value as outlined below contemporaneously with the granting of stock options. These valuations considered:

  •
  The Company's recent operating performance; and

  •
  A net income multiple derived from the annual weighted valuation analysis based on the factors outlined above.

        On July 27, 2006, in a manner generally consistent with historical valuation and grant practices, the Company granted options to purchase approximately 663,500 shares of common stock to employees. The exercise price was based on a contemporaneous fair value calculation performed as discussed above. Subsequently, a weighted valuation (also as discussed above) was performed, which produced a fair value less than the exercise price. Then, in March 2007, an additional retrospective weighted valuation was performed. Unlike the previous valuations, the March 2007 weighted valuation took into consideration the possibility of the Company entering the public marketplace in 2007. This re-measurement resulted in the adjusted fair value exceeding the exercise price. As a result of the finalized valuations and the adoption of SFAS 123(R), the Company recorded aggregate compensation expense of approximately $443 and $249 during the year ended December 31, 2006 and the three-months ended March 31, 2007 (unaudited), respectively.

        The following table represents the employee stock option activity during the years ended December 31, 2004, 2005 and 2006 and the three months ended March 31, 2007 (unaudited):

	Number of Shares Outstanding	Weighted Average Exercise Price	Number of Shares Vested	Weighted Average Exercise Price
December 31, 2003	976,000	$0.47	136,400	$0.25
Granted	270,000	$2.20
Forfeitures	(128,000)	$0.50
Exercised	(470,000)	$0.47

December 31, 2004	648,000	$1.19	98,000	$0.47
Granted	465,000	$5.67
Forfeitures	(71,400)	$1.20
Exercised	(253,800)	$0.87

December 31, 2005	787,800	$3.94	131,760	$2.21
Granted	686,000	$7.48
Forfeitures	(46,400)	$2.41
Exercised	(183,400)	$2.48

December 31, 2006	1,244,000	$6.17	148,400	$3.82
Granted	—	—
Forfeitures	(64,800)	$5.53
Exercised	(14,800)	$6.05

March 31, 2007 (unaudited)	1,164,400	$6.20	132,300	$3.85

        The following summary information reflects stock options outstanding, vesting and related details as of March 31, 2007 (unaudited):

	Stock Outstanding				Stock Vested
Year of Grant	Number Outstanding	Exercise Price	Black- Scholes Fair Value	Remaining Contractual Life (Years)	Number Vested and Exercisable	Exercise Price
2003	50,000	$0.67-0.81	$38,095	7	26,800	$0.67-0.81
2004	92,400	$1.96-2.46	213,002	7	34,000	$1.96-2.46
2005	375,800	$4.99-5.75	2,132,210	8	67,600	$4.99-5.75
2006	646,200	$7.05-7.50	6,132,438	9	3,900	$7.05

Total	1,164,400	$6.20	$8,515,745	8	132,300	$3.85

        During the year ended December 31, 2006 and the three months ended March 31, 2006 and 2007 (unaudited), the Company recognized $443, $2 and $249, respectively, in compensation expense, all of which was classified as general and administrative expense. The Company expects to recognize $169, $1 and $98, respectively, in tax benefits when the options vest and are exercised. As of December 31, 2006 and March 31, 2006 and 2007 (unaudited), the total fair value of shares vested was approximately $567, $269 and $492, respectively.

        In future periods, the Company expects to recognize approximately $4,356 in stock-based compensation expense over the next 3.9 weighted average years for unvested options that were outstanding as of March 31, 2007.

        There were 1,032,100 unvested and outstanding options at March 31, 2007, of which 820,478 are expected to vest. The weighted average contractual life for options vested at March 31, 2007 was 7 years.

        The aggregate intrinsic value of options outstanding, expected to vest, vested and exercised as of December 31, 2006 was approximately $13,659, $9,107, $1,978 and $2,691, respectively. The aggregate intrinsic value of options outstanding, expected to vest, vested and exercised as of March 31, 2007 (unaudited) was approximately $14,227, $9,808, $1,927 and $3,187. The intrinsic value is calculated as the difference between the market value and the exercise price of the options.

        Stock Warrants—At December 31, 2004, the Company had warrants to purchase 512,000 shares of common stock outstanding and exercisable at an exercise price of $0.0025 per share, relating to an extension of the term loan during 1999. The aggregate estimated fair value of such warrants of $1 was recorded as interest expense on the date of grant. The fair value of such warrants was estimated at the grant date using the Black-Scholes option-pricing model, assuming a risk-free interest rate of 5.40%, volatility of 80%, dividend yield of zero and contractual life of 72 months. The Company had no warrants outstanding and exercisable at December 31, 2005 and 2006 and March 31, 2006 and 2007 (unaudited).

13. COMMITMENTS AND CONTINGENCIES

        Leases—The Company leases certain facilities and its administrative offices under non-cancelable operating leases, most of which have initial lease terms ranging from 5 to 20 years. The Company also leases certain of its equipment under non-cancelable operating leases with initial terms ranging from three to five years. Most of these leases contain renewal options, certain of which involve rent increases. Total rent expense, inclusive of straight-line rent adjustments, was $15,056, $16,406, $16,701, and $4,129 and $4,229 for the years ended December 31, 2004, 2005 and 2006 and the three months ended March 31, 2006 and 2007 (unaudited), respectively.

        Future minimum annual lease payments under noncancelable leases in effect as December 31, 2006, are as follows:

Year Ending December 31,	Amounts
2007	$17,102
2008	17,424
2009	17,095
2010	15,624
2011	15,418
Thereafter	91,104

$173,767

        Nine of the Company's facilities are operated under master lease arrangements with cross-default provisions and the breach of a single facility lease would subject multiple facilities to the same risk. Under a master lease, the Company may lease a large number of geographically dispersed properties through an indivisible lease. Failure to comply with Medicare or Medicaid provider requirements is a default under several of the Company's master lease and debt financing instruments. In addition, other potential defaults related to an individual facility may cause a default of an entire master lease portfolio and could trigger cross-default provisions in the Company's outstanding debt arrangements and other leases. With an indivisible lease, it is difficult to restructure the composition of the portfolio or economic terms of the lease without the consent of the landlord. In addition, a number of the Company's individual facility leases are held by the same or related landlords, and these leases typically also involve cross-default provisions that could cause a default at one facility to trigger a technical default with respect to others, potentially subjecting the Company to the various remedies available to the landlords under each of the leases. In addition, our equity interests in three of our operating companies, which operate three facilities held under a master lease arrangement with one of our landlords, have been pledged to the landlord as additional security for our obligations under the master lease arrangement.

        Regulatory Matters—Laws and regulations governing Medicare and Medicaid programs are complex and subject to interpretation. Compliance with such laws and regulations can be subject to future governmental review and interpretation, as well as significant regulatory action including fines, penalties, and exclusion from certain governmental programs. The Company believes that it is in compliance with all applicable laws and regulations.

        A portion of the Company's revenue is derived from Medicaid and Medicare, for which reimbursement rates are subject to regulatory changes and government funding restrictions. Although the Company is not aware of any significant future rate changes, significant changes to the reimbursement rates could have a material effect on the Company's operations.

        Cost-Containment Measures—Both government and private pay sources have instituted cost-containment measures designed to limit payments made to providers of health care services, and there can be no assurance that future measures designed to limit payments made to providers will not adversely affect the Company.

        Indemnities—From time to time, the Company enters into certain types of contracts that contingently require the Company to indemnify parties against third-party claims. These contracts primarily include (i) certain real estate leases, under which the Company may be required to indemnify property owners or prior facility operators for post-transfer environmental or other liabilities and other claims arising from the Company's use of the applicable premises, (ii) operations transfer agreements, in which the Company agrees to indemnify past operators of facilities the Company acquires against certain liabilities arising from the transfer of the operation and/or the operation thereof after the transfer, (iii) certain lending agreements, under which the Company may be required to indemnify the lender against various claims and liabilities, (iv) agreements with certain lenders under which the Company may be required to indemnify such lenders against various claims and liabilities, and (v) certain agreements with the Company's officers, directors, and employees, under which the Company may be required to indemnify such persons for liabilities arising out of their employment relationships. The terms of such obligations vary by contract and, in most instances, a specific or maximum dollar amount is not explicitly stated therein. Generally, amounts under these contracts cannot be reasonably estimated until a specific claim is asserted. Consequently, because no claims have been asserted, no liabilities have been recorded for these obligations on the Company's balance sheets for any of the periods presented.

        Litigation—The skilled nursing business involves a significant risk of liability given the age and health of the Company's patients and residents and the services the Company provides. The Company and others in the industry are subject to an increasing number of claims and lawsuits, including professional liability claims, alleging that services have resulted in personal injury, elder abuse, wrongful death or other related claims. The defense of these lawsuits may result in significant legal costs, regardless of the outcome, and can result in large settlement amounts or damage awards.

        The Company maintains liability insurance policies in amounts and with the coverage and deductibles it believes are adequate based on the nature and risks of its business, historical experience, industry standards and the availability of coverage in the insurance market.

        In recent years, there has been an increase in the number of class action suits filed against long-term and rehabilitative care companies. A class action suit was previously filed against the

Company alleging, among other things, violations of applicable California Health and Safety Code provisions and a violation of the California Consumer Legal Remedies Act at certain of its facilities. The Company has received court approval for its settlement and the obligation to pay has been capped, not to exceed $3,000. As of December 31, 2006 the Company's best estimate of the ultimate liability it believes it will likely be subject to after all payments to class claimants and related estimated legal expenses was approximately $1,000. This amount was recorded in accrued other liabilities in the accompanying consolidated financial statements as of December 31, 2006. In April 2007, the Company settled this class action suit. The ultimate amount of legal expenses and claims was approximately $1,100 which was paid or accrued as of March 31, 2007.

        In addition to the class action, professional liability and other types of lawsuits and claims described above, the Company is also subject to potential lawsuits under the Federal False Claims Act and comparable state laws alleging submission of fraudulent claims for services to any healthcare program (such as Medicare) or payor. A violation may provide the basis for exclusion from federally-funded healthcare programs. Such exclusions could have a correlative negative impact the Company's financial performance. Some states, including California, Arizona and Texas, have enacted similar whistleblower and false claims laws and regulations. In addition, the Deficit Reduction Act of 2005 created incentives for states to enact anti-fraud legislation modeled on the Federal False Claims Act. As such, the Company could face increased scrutiny, potential liability and legal expenses and costs based on claims under state false claims acts in markets in which it does business.

        On June 5, 2006, a complaint was filed against the Company in the Superior Court of the State of California for the County of Los Angeles, purportedly on behalf of the United States, claiming that the Company violated the Medicare Secondary Payer Act. In the complaint, the plaintiff alleged that the Company has inappropriately received and retained reimbursement from Medicare for treatment given to certain unidentified patients and residents of its facilities whose injuries were caused by the Company as a result of unidentified and unadjudicated incidents of medical malpractice. The plaintiff in this action is seeking damages of twice the amount that the Company was allegedly obligated to pay or reimburse to Medicare in connection with the treatment in question under the Medicare Secondary Payer Act, plus interest, together with plaintiff's costs and fees, including attorneys' fees. The plaintiff's case was dismissed in the Company's favor by the trial court, and the dismissal is currently on appeal.

        The Company has been, and continues to be, subject to claims and legal actions that arise in the ordinary course of business including potential claims related to care and treatment provided at its facilities, as well as employment related claims. The Company does not believe that the ultimate resolution of these actions will have a material adverse effect on the Company's financial business, financial condition or, results of operations. A significant increase in the number of these claims or an increase in amounts owing under successful claims could materially adversely affect the Company's business, financial condition, results of operations and cash flows.

        Other Matters—In March 2007, the Company and certain of its officers received a series of notices from the Company's bank indicating that the United States Attorney for the Central District of California issued a subpoena to our bank and then rescinded that subpoena. This rescinded subpoena originally requested documents from the Company's bank related to financial transactions involving the Company, ten of its operating subsidiaries, an outside investor group, and certain of its current and former officers. Subsequently, in June 2007, the U.S. Attorney sent a letter to one of the Company's current employees requesting a meeting. The letter indicated that the U.S. Attorney and the U.S. Department of Health and Human Services Office of Inspector General were conducting an investigation of claims submitted to the Medicare program for rehabilitation services provided at the Company's facilities. Although both the Company and the employee offered to cooperate, the U.S. Attorney later withdrew its meeting request. The Company has not been formally charged with any wrongdoing, served with any related subpoenas or requests, or been directly notified of any concerns or related investigations by the U.S. Attorney or any government agency. While the Company believes that the assertion of criminal charges, civil claims, administrative sanctions or whistleblower actions would be unwarranted, the U.S. Attorney's office has declined to discuss or provide the Company with any further information with respect to this matter and the Company cannot predict the outcome of any investigation or any possible related proceedings. To the extent the U.S. Attorney's office elects to pursue this matter, or if the investigation has been instigated by a qui tam relator who elects to pursue the matter, the Company's operations and financial condition could be adversely affected and the Company's stock price could decline.

        In November 2006, the Company became aware of an allegation of possible reimbursement irregularities at one or more of its facilities. That same month, the Company retained outside counsel and initiated an internal investigation into these matters. This investigation is currently ongoing and no conclusion regarding the allegation has yet been reached. The Company does not know what might be the ultimate outcome or findings of this investigation at this time. If the Company's internal investigation results in negative findings, the Company's business, financial condition and results of operations could be materially and adversely affected and our stock price could decline.

        Based on the uncertainty of these matters, coupled with the lack of sufficient data to appropriately estimate a reasonable contingent financial impact, no loss accrual was established for these matters as of December 31, 2006 or March 31, 2007. The Company plans to continue to monitor these matters and account for any subsequent changes in the loss contingency.

Concentrations—

        Credit Risk—The Company has significant accounts receivable balances, the collectibility of which is dependent on the availability of funds from certain governmental programs, primarily Medicare and Medicaid. These receivables represent the only significant concentration of credit risk for the Company. The Company does not believe there are significant credit risks associated with these governmental programs. The Company believes that an adequate allowance has been recorded for the possibility of these receivables proving uncollectible, and continually monitors and adjusts these allowances as necessary. The Company's receivables from Medicare and Medicaid payor programs accounted for approximately 63%, 70%, 65% and 63% of its total accounts receivable as of December 31, 2004, 2005 and 2006 and March 31, 2007 (unaudited), respectively. Revenue from reimbursements under the Medicare and Medicaid programs accounted for approximately 75%, 76%, 75% and 75%, and 74% of the Company's total revenue for the years ended December 31, 2004, 2005, and 2006 and the three months ended March 31, 2006 and 2007 (unaudited), respectively.

        Cash in Excess of FDIC Limits—The Company currently has bank deposits with a financial institution that exceed FDIC insurance limits. FDIC insurance provides protection for bank deposits up to $100.

14. DEFINED CONTRIBUTION PLAN

        The Company has a 401(k) defined contribution plan (the "401(k) Plan"), whereby eligible employees may contribute up to 15% of their annual basic earnings. Additionally, the 401(k) Plan provides for discretionary matching contributions (as defined) by the Company. The Company contributed, $148, $196, $231 and $57 and $63 to the 401(k) Plan during the years ended December 31, 2004, 2005 and 2006 and the three months ended March 31, 2006 and 2007 (unaudited), respectively. Beginning in 2007, the Company's plan allowed eligible employees to contribute up to 90% of their eligible compensation, subject to applicable annual Internal Revenue Code limits.

15. BUSINESS SEGMENTS

        The Company has a single reporting segment—long-term care services, which includes the operation of skilled nursing and assisted living facilities, and related ancillary services at the facilities. The Company's single reporting segment is made up of several individual operating segments grouped together principally based on their geographical locations within the United States. Each of the geographically grouped operating segments represents a division of the Company and is managed by a segment manager who reports to the chief operating decision maker. Each of the operating segments provide long-term care services and possess economic characteristics that are similar resulting in similar long-term financial performance. Based on the similar economic characteristics of each of the operating segments, management believes the Company meets the criteria for aggregating its operations into a single reporting segment.

16. SUBSEQUENT EVENTS

        On July 3, 2007, under the terms of the original lease agreement, the Company exercised an option to purchase one of its leased skilled nursing facilities in Glendora, California for an aggregate purchase price of $3,300, which was paid in cash. Changing this leased facility into an owned facility resulted in no net change in the number of beds.

        On July 16, 2007, the Company entered into an operating lease agreement whereby it assumed the operations of a long-term care facility in Draper, Utah that offers both skilled nursing and assisted living services. No amounts were paid to the prior facility operators and the Company did not acquire any assets or assume any liabilities as part of this transaction. This facility adds approximately 95 beds to the Company's operations.

17. RESTATED 2005 CONSOLIDATED FINANCIAL STATEMENTS

        Subsequent to December 31, 2005, the Company determined that its previously issued consolidated balance sheet as of December 31, 2005 should be restated to appropriately classify the Company's self-insurance accrual between short-term and long-term liabilities. Previously the Company had classified the entire liability as current. The Company also adjusted the corresponding components of its deferred taxes between the short and long-term asset and liability classifications accordingly. Additionally, in order to reflect the nature of the related captive insurance subsidiary cash and cash equivalents, the Company restated its insurance subsidiary cash between the short-term and long-term classifications to more appropriately reflect the cash as restricted for payment of such obligations from a regulatory standpoint. As a result, the Company has restated the accompanying consolidated balance sheet as of December 31, 2005 and related amounts in the consolidated statements of cash flows for the years ended December 31, 2004 and 2005 from amounts previously reported. The impact to the balance sheet is to decrease the current portion of accrued self-insurance liabilities with a corresponding increase in the long-term portion of accrued self-insurance liabilities of $11,542 and reduce cash and cash equivalents with a corresponding increase to a long-term insurance subsidiary deposit account of $4,547, as of December 31, 2005. As a result of the liability reclassification, the current deferred tax asset was reduced by $3,686, with a corresponding increase to the long-term deferred tax assets as of December 31, 2005. There was no impact on the consolidated statements of income.

        The following table shows the effect of the restatement to the consolidated balance sheet as of December 31, 2005:

Consolidated Balance Sheet

	December 31, 2005
	As Previously Reported	As Restated
Assets:
Cash and cash equivalents	$16,182	$11,635
Deferred tax asset—current	8,145	4,459
Total current assets	71,964	63,731
Insurance subsidiary deposits	—	4,547
Deferred tax asset	—	3,673
Total assets	$119,403	$119,390
Liabilities and stockholders' equity:
Accrued self-insurance liabilities—current	$15,271	$3,729
Total current liabilities	56,186	44,644
Accrued self-insurance liabilities	—	11,542
Deferred tax liability	13	—
Total liabilities and stockholders' equity	$119,403	$119,390

        The following table shows the effect of the restatement to the consolidated statements of cash flow for the years ended December 31, 2004 and 2005:

Consolidated Statements of Cash Flows

	December 31, 2004		December 31, 2005
	As Previously Reported	As Restated	As Previously Reported	As Restated
Cash flows from operating activities:
Change in operating assets and liabilities:
Insurance subsidiary deposits	$—	$(354)	$—	$(2,865)
Other accrued liabilities	2,700	949	13,134	6,314
Accrued self-insurance liabilities—current	—	1,751	—	6,820
Net cash provided by operating activities	18,156	17,802	23,311	20,446
Net increase (decrease) in cash and cash equivalents	14,364	14,010	(255)	(3,120)
Cash and cash equivalents beginning of year	2,073	745	16,437	14,755

Cash and cash equivalents end of year	$16,437	$14,755	$16,182	$11,635

        Until                                     , 2007, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Shares

Common Stock

PRICE $                    PER SHARE

D.A. DAVIDSON & CO.	STIFEL NICOLAUS

PROSPECTUS

                                     , 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee, the NASD filing fee and the NASDAQ Global Market listing fee.

Item	Amount to be Paid
SEC registration fee	$2,917
NASD filing fee	$10,000
NASDAQ Global Market listing fee	*
Blue sky fees and expenses	*
Printing and engraving expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Transfer Agent and Registrar fees	*
Miscellaneous	*

Total	$ *

*
To be provided by amendment

Item 14. Indemnification of Directors and Officers

        Under Section 145 of the Delaware General Corporation Law, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Our bylaws (Exhibit 3.4 to this registration statement), which will be adopted by us immediately prior to the closing of this offering, provide that we will indemnify our directors and officers to the fullest extent permitted by law and require us to advance litigation expenses upon our receipt of an undertaking by the director or officer to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification. Our bylaws, which will be adopted by us immediately prior to the closing of this offering, further provide that rights conferred under such bylaws do not exclude any other right such persons may have or acquire under any bylaw, agreement, vote of stockholders or disinterested directors, insurance policy or otherwise.

        Our certificate of incorporation (Exhibit 3.2 to this registration statement), which will be adopted by us immediately prior to the closing of this offering, provides that we shall indemnify our directors and officers if such persons acted (i) in good faith, (ii) in a manner reasonably believed to be in or not opposed to our best interests, and (iii) with respect to any criminal action or proceeding, with reasonable cause to believe such conduct was lawful. Our certificate of incorporation will also provide that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to us and our stockholders. This provision in our certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The certificate of incorporation further provides that we are authorized to indemnify our directors and officers to the fullest extent permitted by law through the bylaws, agreement, vote of stockholders or disinterested directors, or otherwise. We intend to obtain a separate directors and officers liability insurance in connection with this offering.

        We have entered into agreements to indemnify our directors and certain of our officers in addition to the indemnification provided for in the certificate of incorporation and bylaws. These agreements will, among other things, indemnify our directors and some of our officers for certain expenses (including attorneys fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our right, on account of services by that person as a director or officer or as a director or officer of any of our subsidiaries, or as a director or officer of any other company or enterprise that the person provides services to at our request.

        The underwriting agreement (Exhibit 1.1 to this registration statement) provides for indemnification by the underwriters of us and our officers and directors, and by us of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with this offering.

Item 15. Recent Sales of Unregistered Securities

        Since January 1, 2004, we have issued the following securities that were not registered under the Securities Act of 1933, as amended:

        From January 1, 2004 to March 31, 2007, we granted options to purchase an aggregate of 1,421,000 shares (as adjusted for stock splits) of common stock to our employees and directors under our 2001 Stock Option, Deferred Stock and Restricted Stock Plan and 2005 Stock Incentive Plan at exercise prices ranging from $1.96 to $7.50 per share (as adjusted for stock splits). From January 1, 2004 to March 31, 2007, 922,000 shares (as adjusted for stock splits) of common stock have been purchased pursuant to exercises of stock options for an aggregate purchase price of $984,887, and 313,300 shares have been cancelled and returned to the stock option plan pool. As of March 31, 2007, options to purchase 1,164,400 shares (as adjusted for stock splits) were outstanding.

        The stock option grants and common stock issuances under our equity incentive plans were made in reliance upon the exemption provided by Rule 701 promulgated under the Securities Act or Section 4(2) of the Securities Act. Appropriate legends are affixed to the stock certificates issued in such transactions.

Item 16. Exhibits and Financial Statement Schedules

  (a)
  Exhibits

        The following Exhibits are attached hereto and incorporated herein by reference.

Exhibit No.	Description
1.1*	Form of Underwriting Agreement
3.1**	Fourth Amended and Restated Certificate of Incorporation of The Ensign Group, Inc.
3.1(a)*	Certificate of Amendment to Certificate of Incorporation, as amended, to be filed prior to completion of the offering to effect a -for- stock split
3.2*	Form of Fifth Amended and Restated Certificate of Incorporation of The Ensign Group, Inc., to be in effect upon completion of the offering to which this registration statement relates
3.3**	Bylaws of The Ensign Group, Inc.
3.4*	Form of Amended and Restated Bylaws of The Ensign Group, Inc. to be in effect upon completion of the offering to which this registration statement relates
4.1*	Specimen common stock certificate
4.2**	Investor Rights Agreement, dated June 6, 2000, by and among The Ensign Group, Inc. and certain stockholders of The Ensign Group, Inc.
5.1*	Opinion of Dorsey & Whitney LLP
10.1+
The Ensign Group, Inc. 2001 Stock Option, Deferred Stock and Restricted Stock Plan, form of Stock Option Grant Notice for Executive Officers and Directors, stock option agreement and form of restricted stock agreement for Executive Officers and Directors
10.2+
The Ensign Group, Inc. 2005 Stock Incentive Plan, form of Nonqualified Stock Option Award for Executive Officers and Directors, and form of restricted stock agreement for Executive Officers and Directors
10.3+*	The Ensign Group, Inc. 2007 Omnibus Incentive Plan
10.4+*	Form of 2007 Omnibus Incentive Plan Stock Option Agreement
10.5+*	Form of 2007 Omnibus Incentive Plan Restricted Stock Agreement
10.6+*	Form of Indemnification Agreement entered into between The Ensign Group, Inc. and its directors and officers
10.7**
Third Amended and Restated Loan Agreement, dated as of December 29, 2006, by and among certain subsidiaries of The Ensign Group, Inc. as Borrowers, and General Electric Capital Corporation as Agent and Lender
10.8
Consolidated, Amended and Restated Promissory Note, dated as of December 29, 2006, in the original principal amount of $64,692,111.67, by and among certain subsidiaries of The Ensign Group, Inc. in favor of General Electric Capital Corporation, Inc.

10.9
Third Amended and Restated Guaranty of Payment and Performance, dated as of December 29, 2006, by The Ensign Group, Inc. as Guarantor and General Electric Capital Corporation as Agent and Lender, under which Guarantor guarantees the payment and performance of the obligations of certain of Guarantor's subsidiaries under the Third Amended and Restated Loan Agreement
10.10
Form of Amended and Restated Deed of Trust, Assignment of Rents, Security Agreement and Fixture Financing Statement, dated as of June 30, 2006 (filed against Desert Terrace Nursing Center, Desert Sky Nursing Home, Highland Manor Health and Rehabilitation Center and North Mountain Medical and Rehabilitation Center), by and among Terrace Holdings AZ LLC, Sky Holdings AZ LLC, Ensign Highland LLC and Valley Health Holdings LLC as Grantors, Chicago Title Insurance Company as Trustee, and General Electric Capital Corporation as Beneficiary and Schedule of Material Differences therein
10.11
Deed of Trust, Assignment of Rents, Security Agreement and Fixture Financing Statement, dated as of June 30, 2006 (filed against Park Manor), by and among Plaza Health Holdings LLC as Grantor, Chicago Title Insurance Company as Trustee, and General Electric Capital Corporation as Beneficiary
10.12
Deed of Trust, Assignment of Rents, Security Agreement and Fixture Financing Statement, dated as of June 30, 2006 (filed against Catalina Care and Rehabilitation Center), by and among Rillito Holdings LLC as Grantor, Chicago Title Insurance Company as Trustee, and General Electric Capital Corporation as Beneficiary
10.13
Deed of Trust, Assignment of Rents, Security Agreement and Fixture Financing Statement, dated as of October 16, 2006 (filed against Park View Gardens at Montgomery), by and among Mountainview Communitycare LLC as Grantor, Chicago Title Insurance Company as Trustee, and General Electric Capital Corporation as Beneficiary
10.14
Deed of Trust, Assignment of Rents, Security Agreement and Fixture Financing Statement, dated as of October 16, 2006 (filed against Sabino Canyon Rehabilitation and Care Center), by and among Meadowbrook Health Associates LLC as Grantor, Chicago Title Insurance Company as Trustee and General Electric Capital Corporation as Beneficiary
10.15
Form of Deed of Trust, Assignment of Rents, Security Agreement and Fixture Financing Statement, dated as of December 29, 2006 (filed against Upland Care and Rehabilitation Center and Camarillo Care Center), by and among Cedar Avenue Holdings LLC and Granada Investments LLC as Grantors, Chicago Title Insurance Company as Trustee and General Electric Capital Corporation as Beneficiary and Schedule of Material Differences therein

10.16
Form of First Amendment to (Amended and Restated) Deed of Trust, Assignment of Rents, Security Agreement and Fixture Financing Statement, dated as of December 29, 2006 (filed against Desert Terrace Nursing Center, Desert Sky Nursing Home, Highland Manor Health and Rehabilitation Center, North Mountain Medical and Rehabilitation Center, Catalina Care and Rehabilitation Center, Park Manor, Park View Gardens at Montgomery, Sabino Canyon Rehabilitation and Care Center), by and among Terrace Holdings AZ LLC, Sky Holdings AZ LLC, Ensign Highland LLC, Valley Health Holdings LLC, Rillito Holdings LLC, Plaza Health Holdings LLC, Mountainview Communitycare LLC and Meadowbrook Health Associates LLC as Grantors, Chicago Title Insurance Company as Trustee, and General Electric Capital Corporation as Beneficiary and Schedule of Material Differences therein
10.17**
Amended and Restated Loan and Security Agreement, dated as of March 25, 2004, by and among The Ensign Group, Inc. and certain of its subsidiaries as Borrower, and General Electric Capital Corporation as Agent and Lender, previously filed as Exhibit 10.19 to our Form S-1 on May 14, 2007
10.18**
Amendment No. 1, dated as of December 3, 2004, to the Amended and Restated Loan and Security Agreement, by and among The Ensign Group, Inc. and certain of its subsidiaries as Borrower, and General Electric Capital Corporation as Lender, previously filed as Exhibit 10.20 to our Form S-1 on May 14, 2007
10.19
Second Amended and Restated Revolving Credit Note, dated as of December 3, 2004, in the original principal amount of $20,000,000, by The Ensign Group, Inc. and certain of its subsidiaries in favor of General Electric Capital Corporation
10.20**
Amendment No. 2, dated as of March 25, 2007, to the Amended and Restated Loan and Security Agreement, by and among The Ensign Group, Inc. and certain of its subsidiaries as Borrower, and General Electric Capital Corporation as Lender, previously filed as Exhibit 10.22 to our Form S-1 on May 14, 2007
10.21
Amendment No. 3, dated as of June 22, 2007, to the Amended and Restated Loan and Security Agreement, by and among The Ensign Group, Inc. and certain of its subsidiaries as Borrower and General Electric Capital Corporation as Lender
10.22
Exceptions to Nonrecourse Guaranty, dated as of October 2006, by The Ensign Group, Inc. as Guarantor and Wells Fargo Bank, N.A. as Trustee for GMAC Commercial Mortgage Securities, Inc., under which Guarantor guarantees full and prompt payment of all amounts due and owing by Cherry Health Holdings, Inc. under the Promissory Note
10.23**
Pacific Care Center Loan Agreement, dated as of August 6, 1998, by and between G&L Hoquiam, LLC as Borrower and GMAC Commercial Mortgage Corporation as Lender (later assumed by Cherry Health Holdings, Inc. as Borrower and Wells Fargo Bank, N.A. as Lender)

10.24
Deed of Trust and Security Agreement, dated as of August 6, 1998, by and among G&L Hoquiam, LLC as Grantor, Ticor Title Insurance Company as Trustee and GMAC Commercial Mortgage Corporation as Beneficiary
10.25	Promissory Note, dated as of August 6, 1998, in the original principal amount of $2,475,000, by G&L Hoquiam, LLC in favor of GMAC Commercial Mortgage Corporation
10.26**
Loan Assumption Agreement, by and among G&L Hoquiam, LLC as Prior Owner; G&L Realty Partnership, L.P. as Prior Guarantor; Cherry Health Holdings, Inc. as Borrower; and Wells Fargo Bank, N.A., the Trustee for GMAC Commercial Mortgage Securities, Inc., as Lender
10.27	Deed of Trust with Assignment of Rents, dated as of January 30, 2001, by and among Ensign Southland LLC as Trustor, Brian E. Callahan as Trustee and Continental Wingate Associates, Inc. as Beneficiary
10.28**	Deed of Trust Note, dated as of January 30, 2001, in the original principal amount of $7,455,100, by Ensign Southland, LLC in favor of Continental Wingate Associates, Inc.
10.29**	Security Agreement, dated as of January 30, 2001, by and between Ensign Southland, LLC and Continental Wingate Associates, Inc.
10.30**	Master Lease Agreement, dated July 3, 2003, between Adipiscor LLC as Lessee and LTC Partners VI, L.P., Coronado Corporation and Park Villa Corporation collectively as Lessor
10.31**
Lease Guaranty, dated July 3, 2003, between The Ensign Group, Inc. as Guarantor and LTC Partners VI, L.P., Coronado Corporation and Park Villa Corporation collectively as Lessor, under which Guarantor guarantees the payment and performance of Adipiscor LLC's obligations under the Master Lease Agreement
10.32**
Master Lease Agreement, dated September 30, 2003, between Permunitum LLC as Lessee, Vista Woods Health Associates LLC, City Heights Health Associates LLC, and Claremont Foothills Health Associates LLC as Sublessees, and OHI Asset (CA), LLC as Lessor
10.33**
Lease Guaranty, dated September 30, 2003, between The Ensign Group, Inc. as Guarantor and OHI Asset (CA), LLC as Lessor, under which Guarantor guarantees the payment and performance of Permunitum LLC's obligations under the Master Lease Agreement
10.34**
Lease Guaranty, dated September 30, 2003, between Vista Woods Health Associates LLC, City Heights Health Associates LLC and Claremont Foothills Health Associates LLC as Guarantors and OHI Asset (CA), LLC as Lessor, under which Guarantors guarantee the payment and performance of Permunitum LLC's obligations under the Master Lease Agreement
10.35**
Master Lease Agreement, dated January 31, 2003, between Moenium Holdings LLC as Lessee and Healthcare Property Investors, Inc., d/b/a in the State of Arizona as HC Properties, Inc., and Healthcare Investors III collectively as Lessor

10.36**
Lease Guaranty, between The Ensign Group, Inc. as Guarantor and Healthcare Property Investors, Inc. as Owner, under which Guarantor guarantees the payment and performance of Moenium Holdings LLC's obligations under the Master Lease Agreement
10.37**
First Amendment to Master Lease Agreement, dated May 27, 2003, between Moenium Holdings LLC as Lessee and Healthcare Property Investors, Inc., d/b/a in the State of Arizona as HC Properties, Inc., and Healthcare Investors III collectively as Lessor
10.38**
Second Amendment to Master Lease Agreement, dated October 31. 2004, between Moenium Holdings LLC as Lessee and Healthcare Property Investors, Inc., d/b/a in the State of Arizona as HC Properties, Inc., and Healthcare Investors III collectively as Lessor
10.39**	Lease Agreement, by and between Mission Ridge Associates, LLC and Ensign Facility Services, Inc.
10.40**	First Amendment to Lease Agreement, dated as of January 15, 2004, by and between Mission Ridge Associates, LLC and Ensign Facility Services, Inc.
10.41**	Form of Independent Consulting and Centralized Services Agreement between Ensign Facility Services, Inc. and certain of its subsidiaries
21.1	Subsidiaries of The Ensign Group, Inc., as amended
23.1	Consent of Deloitte & Touche LLP
23.2*	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)
24.1**	Power of Attorney (included on signature pages hereto)

*
To be filed by amendment.

**
Previously filed.

+
Indicates management contract or compensatory plan.

  (b)
  Financial Statement Schedules

The Ensign Group, Inc. and Subsidiaries
Schedule II
Valuation and Qualifying Accounts
(In thousands)

	Balance at Beginning of Year	Additions Charged to Costs and Expenses	Deductions	Balance at End of Year
Year Ended December 31, 2004
Allowance for doubtful accounts	$(1,737)	$(3,415)	$939	$(4,213)
Year Ended December 31, 2005
Allowance for doubtful accounts	$(4,213)	$(3,092)	$2,346	$(4,959)
Year Ended December 31, 2006
Allowance for doubtful accounts	$(4,959)	$(4,191)	$1,607	$(7,543)
Three Months Ended March 31, 2007 (unaudited)
Allowance for doubtful accounts	$(7,543)	$(1,127)	$544	$(8,126)

        All other schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

Item 17. Undertakings

        The undersigned hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

        (1)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mission Viejo, State of California, on July 25, 2007.

THE ENSIGN GROUP, INC.
By:	/s/ CHRISTOPHER R. CHRISTENSEN
Christopher R. Christensen Chief Executive Officer and President

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ CHRISTOPHER R. CHRISTENSEN Christopher R. Christensen	Chief Executive Officer and President (principal executive officer)	July 25, 2007

/s/ ALAN J. NORMAN Alan J. Norman	Chief Financial Officer (principal financial and accounting officer)	July 25, 2007

* Roy E. Christensen	Chairman of the Board	July 25, 2007

* Antoinette T. Hubenette	Director	July 25, 2007

* Thomas A. Maloof	Director	July 25, 2007

* Charles M. Blalack	Director	July 25, 2007
*By:	/s/ CHRISTOPHER R. CHRISTENSEN Christopher R. Christensen Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
1.1*	Form of Underwriting Agreement
3.1**	Fourth Amended and Restated Certificate of Incorporation of The Ensign Group, Inc.
3.1(a)*	Certificate of Amendment to Certificate of Incorporation, as amended, to be filed prior to completion of the offering to effect a -for- stock split
3.2*	Form of Fifth Amended and Restated Certificate of Incorporation of The Ensign Group, Inc., to be in effect upon completion of the offering to which this registration statement relates
3.3**	Bylaws of The Ensign Group, Inc.
3.4*	Form of Amended and Restated Bylaws of The Ensign Group, Inc. to be in effect upon completion of the offering to which this registration statement relates
4.1*	Specimen common stock certificate
4.2**	Investor Rights Agreement, dated June 6, 2000, by and among The Ensign Group, Inc. and certain stockholders of The Ensign Group, Inc.
5.1*	Opinion of Dorsey & Whitney LLP
10.1+	The Ensign Group, Inc. 2001 Stock Option, Deferred Stock and Restricted Stock Plan, form of Stock Option Grant Notice for Executive Officers and Directors, stock option agreement and form of restricted stock agreement for Executive Officers and Directors
10.2+	The Ensign Group, Inc. 2005 Stock Incentive Plan, form of Nonqualified Stock Option Award for Executive Officers and Directors, and form of restricted stock agreement for Executive Officers and Directors
10.3+*	The Ensign Group, Inc. 2007 Omnibus Incentive Plan
10.4+*	Form of 2007 Omnibus Incentive Plan Stock Option Agreement
10.5+*	Form of 2007 Omnibus Incentive Plan Restricted Stock Agreement
10.6+*	Form of Indemnification Agreement entered into between The Ensign Group, Inc. and its directors and officers
10.7**	Third Amended and Restated Loan Agreement, dated as of December 29, 2006, by and among certain subsidiaries of The Ensign Group, Inc. as Borrowers, and General Electric Capital Corporation as Agent and Lender
10.8	Consolidated, Amended and Restated Promissory Note, dated as of December 29, 2006, in the original principal amount of $64,692,111.67, by and among certain subsidiaries of The Ensign Group, Inc. in favor of General Electric Capital Corporation, Inc.
10.9	Third Amended and Restated Guaranty of Payment and Performance, dated as of December 29, 2006, by The Ensign Group, Inc. as Guarantor and General Electric Capital Corporation as Agent and Lender, under which Guarantor guarantees the payment and performance of the obligations of certain of Guarantor's subsidiaries under the Third Amended and Restated Loan Agreement

10.10	Form of Amended and Restated Deed of Trust, Assignment of Rents, Security Agreement and Fixture Financing Statement, dated as of June 30, 2006 (filed against Desert Terrace Nursing Center, Desert Sky Nursing Home, Highland Manor Health and Rehabilitation Center and North Mountain Medical and Rehabilitation Center), by and among Terrace Holdings AZ LLC, Sky Holdings AZ LLC, Ensign Highland LLC and Valley Health Holdings LLC as Grantors, Chicago Title Insurance Company as Trustee, and General Electric Capital Corporation as Beneficiary and Schedule of Material Differences therein
10.11	Deed of Trust, Assignment of Rents, Security Agreement and Fixture Financing Statement, dated as of June 30, 2006 (filed against Park Manor), by and among Plaza Health Holdings LLC as Grantor, Chicago Title Insurance Company as Trustee, and General Electric Capital Corporation as Beneficiary
10.12	Deed of Trust, Assignment of Rents, Security Agreement and Fixture Financing Statement, dated as of June 30, 2006 (filed against Catalina Care and Rehabilitation Center), by and among Rillito Holdings LLC as Grantor, Chicago Title Insurance Company as Trustee, and General Electric Capital Corporation as Beneficiary
10.13	Deed of Trust, Assignment of Rents, Security Agreement and Fixture Financing Statement, dated as of October 16, 2006 (filed against Park View Gardens at Montgomery), by and among Mountainview Communitycare LLC as Grantor, Chicago Title Insurance Company as Trustee, and General Electric Capital Corporation as Beneficiary
10.14	Deed of Trust, Assignment of Rents, Security Agreement and Fixture Financing Statement, dated as of October 16, 2006 (filed against Sabino Canyon Rehabilitation and Care Center), by and among Meadowbrook Health Associates LLC as Grantor, Chicago Title Insurance Company as Trustee and General Electric Capital Corporation as Beneficiary
10.15	Form of Deed of Trust, Assignment of Rents, Security Agreement and Fixture Financing Statement, dated as of December 29, 2006 (filed against Upland Care and Rehabilitation Center and Camarillo Care Center), by and among Cedar Avenue Holdings LLC and Granada Investments LLC as Grantors, Chicago Title Insurance Company as Trustee and General Electric Capital Corporation as Beneficiary and Schedule of Material Differences therein
10.16	Form of First Amendment to (Amended and Restated) Deed of Trust, Assignment of Rents, Security Agreement and Fixture Financing Statement, dated as of December 29, 2006 (filed against Desert Terrace Nursing Center, Desert Sky Nursing Home, Highland Manor Health and Rehabilitation Center, North Mountain Medical and Rehabilitation Center, Catalina Care and Rehabilitation Center, Park Manor, Park View Gardens at Montgomery, Sabino Canyon Rehabilitation and Care Center), by and among Terrace Holdings AZ LLC, Sky Holdings AZ LLC, Ensign Highland LLC, Valley Health Holdings LLC, Rillito Holdings LLC, Plaza Health Holdings LLC, Mountainview Communitycare LLC and Meadowbrook Health Associates LLC as Grantors, Chicago Title Insurance Company as Trustee, and General Electric Capital Corporation as Beneficiary and Schedule of Material Differences therein

10.17**	Amended and Restated Loan and Security Agreement, dated as of March 25, 2004, by and among The Ensign Group, Inc. and certain of its subsidiaries as Borrower, and General Electric Capital Corporation as Agent and Lender, previously filed as Exhibit 10.19 to our Form S-1 on May 14, 2007
10.18**	Amendment No. 1, dated as of December 3, 2004, to the Amended and Restated Loan and Security Agreement, by and among The Ensign Group, Inc. and certain of its subsidiaries as Borrower, and General Electric Capital Corporation as Lender, previously filed as Exhibit 10.20 to our Form S-1 on May 14, 2007
10.19	Second Amended and Restated Revolving Credit Note, dated as of December 3, 2004, in the original principal amount of $20,000,000, by The Ensign Group, Inc. and certain of its subsidiaries in favor of General Electric Capital Corporation
10.20**	Amendment No. 2, dated as of March 25, 2007, to the Amended and Restated Loan and Security Agreement, by and among The Ensign Group, Inc. and certain of its subsidiaries as Borrower, and General Electric Capital Corporation as Lender, previously filed as Exhibit 10.22 to our Form S-1 on May 14, 2007
10.21	Amendment No. 3, dated as of June 22, 2007, to the Amended and Restated Loan and Security Agreement, by and among The Ensign Group, Inc. and certain of its subsidiaries as Borrower and General Electric Capital Corporation as Lender
10.22	Exceptions to Nonrecourse Guaranty, dated as of October 2006, by The Ensign Group, Inc. as Guarantor and Wells Fargo Bank, N.A. as Trustee for GMAC Commercial Mortgage Securities, Inc., under which Guarantor guarantees full and prompt payment of all amounts due and owing by Cherry Health Holdings, Inc. under the Promissory Note
10.23**	Pacific Care Center Loan Agreement, dated as of August 6, 1998, by and between G&L Hoquiam, LLC as Borrower and GMAC Commercial Mortgage Corporation as Lender (later assumed by Cherry Health Holdings, Inc. as Borrower and Wells Fargo Bank, N.A. as Lender)
10.24	Deed of Trust and Security Agreement, dated as of August 6, 1998, by and among G&L Hoquiam, LLC as Grantor, Ticor Title Insurance Company as Trustee and GMAC Commercial Mortgage Corporation as Beneficiary
10.25	Promissory Note, dated as of August 6, 1998, in the original principal amount of $2,475,000, by G&L Hoquiam, LLC in favor of GMAC Commercial Mortgage Corporation
10.26**	Loan Assumption Agreement, by and among G&L Hoquiam, LLC as Prior Owner; G&L Realty Partnership, L.P. as Prior Guarantor; Cherry Health Holdings, Inc. as Borrower; and Wells Fargo Bank, N.A., the Trustee for GMAC Commercial Mortgage Securities, Inc., as Lender
10.27	Deed of Trust with Assignment of Rents, dated as of January 30, 2001, by and among Ensign Southland LLC as Trustor, Brian E. Callahan as Trustee and Continental Wingate Associates, Inc. as Beneficiary
10.28**	Deed of Trust Note, dated as of January 30, 2001, in the original principal amount of $7,455,100, by Ensign Southland, LLC in favor of Continental Wingate Associates, Inc.
10.29**	Security Agreement, dated as of January 30, 2001, by and between Ensign Southland, LLC and Continental Wingate Associates, Inc.

10.30**	Master Lease Agreement, dated July 3, 2003, between Adipiscor LLC as Lessee and LTC Partners VI, L.P., Coronado Corporation and Park Villa Corporation collectively as Lessor
10.31**	Lease Guaranty, dated July 3, 2003, between The Ensign Group, Inc. as Guarantor and LTC Partners VI, L.P., Coronado Corporation and Park Villa Corporation collectively as Lessor, under which Guarantor guarantees the payment and performance of Adipiscor LLC's obligations under the Master Lease Agreement
10.32**	Master Lease Agreement, dated September 30, 2003, between Permunitum LLC as Lessee, Vista Woods Health Associates LLC, City Heights Health Associates LLC, and Claremont Foothills Health Associates LLC as Sublessees, and OHI Asset (CA), LLC as Lessor
10.33**	Lease Guaranty, dated September 30, 2003, between The Ensign Group, Inc. as Guarantor and OHI Asset (CA), LLC as Lessor, under which Guarantor guarantees the payment and performance of Permunitum LLC's obligations under the Master Lease Agreement
10.34**	Lease Guaranty, dated September 30, 2003, between Vista Woods Health Associates LLC, City Heights Health Associates LLC and Claremont Foothills Health Associates LLC as Guarantors and OHI Asset (CA), LLC as Lessor, under which Guarantors guarantee the payment and performance of Permunitum LLC's obligations under the Master Lease Agreement
10.35**	Master Lease Agreement, dated January 31, 2003, between Moenium Holdings LLC as Lessee and Healthcare Property Investors, Inc., d/b/a in the State of Arizona as HC Properties, Inc., and Healthcare Investors III collectively as Lessor
10.36**	Lease Guaranty, between The Ensign Group, Inc. as Guarantor and Healthcare Property Investors, Inc. as Owner, under which Guarantor guarantees the payment and performance of Moenium Holdings LLC's obligations under the Master Lease Agreement
10.37**	First Amendment to Master Lease Agreement, dated May 27, 2003, between Moenium Holdings LLC as Lessee and Healthcare Property Investors, Inc., d/b/a in the State of Arizona as HC Properties, Inc., and Healthcare Investors III collectively as Lessor
10.38**	Second Amendment to Master Lease Agreement, dated October 31. 2004, between Moenium Holdings LLC as Lessee and Healthcare Property Investors, Inc., d/b/a in the State of Arizona as HC Properties, Inc., and Healthcare Investors III collectively as Lessor
10.39**	Lease Agreement, by and between Mission Ridge Associates, LLC and Ensign Facility Services, Inc.
10.40**	First Amendment to Lease Agreement, dated as of January 15, 2004, by and between Mission Ridge Associates, LLC and Ensign Facility Services, Inc.
10.41**	Form of Independent Consulting and Centralized Services Agreement between Ensign Facility Services, Inc. and certain of its subsidiaries
21.1	Subsidiaries of The Ensign Group, Inc., as amended
23.1	Consent of Deloitte & Touche LLP
23.2*	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)

24.1**	Power of Attorney (included on signature pages hereto)

*
To be filed by amendment.

**
Previously filed.

+
Indicates management contract or compensatory plan.

QuickLinks

Subject to completion, dated July 26, 2007
Shares
Common Stock
TABLE OF CONTENTS
PROSPECTUS SUMMARY
The Ensign Group, Inc.
The Offering
Summary Consolidated Financial Data
RISK FACTORS
Risks Related to Our Industry
Risks Related to Our Business
Risks Related to This Offering and Ownership of our Common Stock
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
INDUSTRY
United States Ownership Distribution for Nursing Facilities
U.S. Nursing Home Care Revenue by Payor Source, 2005
BUSINESS
Cumulative Facility Growth
MANAGEMENT
COMPENSATION DISCUSSION AND ANALYSIS
Summary Compensation Table
Grants of Plan-Based Awards—2006
Outstanding Equity Awards at Fiscal Year-End—2006
Option Exercises and Stock Vested — 2006
TRANSACTIONS WITH RELATED PERSONS
PRINCIPAL AND SELLING STOCKHOLDERS
DESCRIPTION OF CERTAIN INDEBTEDNESS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
THE ENSIGN GROUP, INC. INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
THE ENSIGN GROUP, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
THE ENSIGN GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
THE ENSIGN GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (IN THOUSANDS EXCEPT SHARE DATA)
THE ENSIGN GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (IN THOUSANDS)
THE ENSIGN GROUP, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006 AND THE THREE MONTHS ENDED MARCH 31, 2006 AND 2007 (UNAUDITED) (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX